Filed Pursuant to Rule 424(b)(2)
Registration No. 333-128857

This prospectus supplement is related to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. The selling stockholder may not sell these securities until this prospectus supplement is delivered in final form. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED OCTOBER 28, 2005

4,300,000 Shares

Common Stock

This prospectus supplement relates to an aggregate of up to 4,300,000 shares of our common stock by the selling stockholder, i-STT Investments (Bermuda) Ltd., an indirect, wholly-owned subsidiary of STT Communications Ltd. We understand that i-STT Investments (Bermuda) Ltd. expects to enter into a prepaid forward purchase agreement with Credit Suisse First Boston Capital LLC, an affiliate of Credit Suisse First Boston LLC. Pursuant to that forward purchase agreement, i-STT Investments (Bermuda) Ltd. expects to sell between              and 4,300,000 shares of our common stock (or to deliver the cash value thereof) on or about             , 2008, based on the average of the volume weighted average price per share of our common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding that date. In connection with that forward purchase agreement, we understand that Credit Suisse First Boston (USA), Inc. expects to issue and sell, in a registered offering, a series of debt securities (    % Shared Appreciation Income Linked Securities due                  2008, which we refer to as the “SAILS”) that will be mandatorily exchangeable into shares of our common stock (or the cash value thereof) based on the same formula as in the forward purchase agreement described above and on the same date on which the shares are to be delivered under that forward purchase agreement. As of September 30, 2005, STT Communications Ltd was our single largest stockholder and beneficially owned approximately 37% of our common stock.

The SAILS are being sold in an offering described in a separate prospectus supplement and accompanying prospectus of Credit Suisse First Boston (USA), Inc. This prospectus supplement and the accompanying prospectus relate only to shares of our common stock that may be delivered as described above. We take no responsibility for any information included in or omitted from the prospectus supplement and accompanying prospectus for the SAILS. That prospectus supplement and the accompanying prospectus of Credit Suisse First Boston (USA), Inc. do not constitute a part of and are not incorporated by reference into this prospectus supplement and the accompanying prospectus. All net proceeds from the sale of our common stock will go to the selling stockholder pursuant to this prospectus supplement.

In a concurrent offering, i-STT Investments Pte. Ltd. is offering 5,150,000 shares of our common stock (plus up to 739,549 additional shares that are subject to an over-allotment option) through the underwriters named in the prospectus supplement relating to that offering, which we refer to herein as the concurrent offering. See “Prospectus Supplement Summary—The Concurrent Offering” on page S-4 of this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “EQIX.” On October 27, 2005, the closing sale price of our common stock on The Nasdaq National Market was $38.34 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is                     , 2005.

Credit Suisse First Boston

Citigroup	Goldman, Sachs & Co.

PROSPECTUS SUPPLEMENT

PROSPECTUS

Plan of Distribution	16
Legal Matters	17
Experts	17
Where You Can Find More Information	17
Incorporation by Reference	17

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the prospectus dated October 28, 2005, which is a part of the Registration Statement (Registration No. 333-128857) and which relates to the offering of our common stock by the selling stockholder.

This document has two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Unless the context otherwise indicates, references in this prospectus supplement to “prospectus” refer to this entire document, including the prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information.”

You should rely only on the information contained, incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give any information or to make any representation not contained, incorporated or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus in connection with the offering of our common stock by the selling stockholder in this offering. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any date after the respective dates of this prospectus supplement and the accompanying prospectus, even though this prospectus supplement and the accompanying prospectus are delivered or the shares are offered or sold on a later date.

Neither this prospectus supplement nor the accompanying prospectus is an offer to sell any security other than our common stock, and they are not soliciting an offer to buy any security other than our common stock. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell the common stock to any person, and they are not soliciting an offer from any person to buy the common stock, in any jurisdiction where the offer or sale to that person is not permitted.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Equinix” refer to Equinix, Inc., a Delaware corporation and its consolidated subsidiaries.

In addition, as used in this prospectus supplement, the term:

•	“selling stockholder” or “i-STT Investments (Bermuda)” refers to i-STT Investments (Bermuda) Ltd., a Bermuda corporation, a direct, wholly owned subsidiary of i-STT Investments Pte. Ltd.; and

•	“STT Communications” refers to STT Communications Ltd, a Singapore corporation, the sole, direct stockholder of i-STT Investments Pte. Ltd., and the sole, indirect stockholder of i-STT Investments (Bermuda) Ltd.

PROSPECTUS SUPPLEMENT SUMMARY

The following should be read together with the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This section contains a general summary of the information contained in this prospectus supplement. It may not include all of the information that is important to you. You should read the entire prospectus supplement, the accompanying prospectus and the documents identified in the accompanying prospectus under the caption “Where You Can Find More Information.”

Equinix, Inc.

Equinix provides network neutral colocation, interconnection and managed services to enterprises, content companies, systems integrators and the world’s largest network providers. Through our Internet Business Exchange hubs, or IBX hubs, in eleven markets in the U.S. and Asia-Pacific, customers can directly interconnect with each other for critical traffic exchange requirements. Direct interconnection to our aggregation of networks, which serve more than 90% of the world’s Internet routes, allows our customers to increase performance while significantly reducing costs. Based on our network neutral model and the quality of our IBX hubs, we believe we have established a critical mass of customers. This critical mass and the resulting “network effect” combined with a strong financial position continue to drive new customer growth and bookings. As a result of our largely fixed cost model, any growth in revenue would likely drive incremental margins and increased operating cash flow.

Our network neutral business model is a key differentiator for us in the market. Because we do not operate a network, we are able to offer our customers direct interconnection to the largest aggregation of bandwidth providers and Internet service providers. The world’s top tier Internet service providers, numerous access networks, second tier providers and international carriers, such as AOL, AT&T, British Telecom, Cable & Wireless, Comcast, Level 3, MCI, NTT, SingTel and Qwest are all currently located at our IBX hubs. Access to such a wide variety of networks has attracted 9 of the top 10 Internet properties and numerous other enterprise and government customers, including Amazon.com, Electronic Arts, Fox Sports, Fujitsu, Gannett, The Gap, Goldman Sachs, Google, IBM, MSN, NASA, Solo Cup, Sony, Washington Mutual, and Yahoo!.

Our services are comprised of three types: Colocation, Interconnection, and Managed IT Infrastructure services.

•	Colocation services include cabinets, power, operations space and storage space for our customers’ colocation needs.

•	Interconnection services provide scalable and reliable connectivity that allows our customers to exchange traffic directly with the service provider of their choice.

•	Managed IT infrastructure services allow our customers to leverage our significant telecommunications expertise, maximize the benefits of our IBX hubs and optimize their infrastructure and resources.

The market for these services has historically been served by large telecommunications carriers who have bundled their telecommunications services and managed services with their colocation offerings. A number of these telecommunications carriers have recently eliminated or reduced their colocation footprint to focus on their core businesses. Additionally, many of the competitive providers have failed to scale their businesses and have been forced to exit the market. This reduction in supply in the industry has stabilized pricing and increased the demand for our centers because we have gained many of those customers displaced from these companies as access to their networks is also available in our IBX hubs. Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and service offerings.

Our Strategy

Our objective is to become the premier Internet exchange hub for content providers, enterprises and government customers to locate their network infrastructure and exchange traffic with the world’s largest network providers. Key components of our strategy include the following:

Continue to Build upon our Critical Mass of Network Providers and Content Companies, and Grow our Position within Enterprise and Government. We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the Internet. This critical mass is a key selling point since content companies want to connect with a diverse set of networks to provide the best connectivity to their end-customers, and network companies want to sell bandwidth to content customers and interconnect with other networks in the most efficient manner available. Currently, we service over 200 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes. We have a growing mass of key players in the enterprise sector, such as The Gap, Gannett, Goldman Sachs, IBM, SOLO Cup, Sony, Washington Mutual, XM Radio and others. Similarly, we have experienced increasing success in attracting customers from the government sector within defense and security, such as NASA. We expect these sectors to be a key growth driver in 2006 and beyond.

Leverage the Network Effect. As network providers, content providers, enterprise and government customers locate in our IBX hubs, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange thus lowering our customers’ overall cost while increasing their flexibility.

Promote our IBX Hubs as the Highest Performance Points on the Internet. Data center reliability is one of the most important attributes when customers are choosing a data center provider. Our premier IBX hubs are next-generation data centers and offer customers advanced security, reliability and redundancy. Our security design includes five levels of biometrics security to access customer cages. Our power infrastructure includes N+1 redundancy for all systems and has delivered 99.999% uptime over the period January 1, 2002 through September 30, 2005. Our support staff, trained to aid customers with operational support, are available 24 hours a day, 365 days a year.

Provide New Products and Services within our IBX Hubs. We plan to continue to offer additional products and services that are most valuable to our customers as they manage their Internet and network businesses and, specifically, as they attempt to effectively utilize multiple networks.

Ensure Continuous Growth for our Customers. We plan to expand in key markets based on customer demand to ensure a smooth growth path for our customers. For example, we have acquired six new IBX centers in our key markets over the last two years, increasing our customer cabinet capacity by 50%. Our strategy is to continue to grow in our existing markets and possibly expand to additional markets. We expect to execute this expansion strategy in a cost-effective and prudent manner through a combination of acquiring existing centers through lease or purchase, or building new centers based on key criteria in each market.

Recent Developments

In October 2005, we entered into a purchase and sale agreement to sell our Los Angeles IBX data center for $38.7 million and to lease it back from the purchaser pursuant to a long-term lease. We refer to this transaction as the Los Angeles IBX sale-leaseback transaction. The Los Angeles IBX sale-leaseback transaction is subject to certain closing contingencies. Although there can be no assurance that these contingencies will be met, it is expected that these conditions will be removed on November 1, 2005 and the Los Angeles IBX sale-leaseback transaction will close before the end of 2005.

In October 2005, we purchased an office/warehouse complex known as the Beaumeade Business Park located in Ashburn, Virginia, which we refer to as the Ashburn campus. We purchased the entire 32.6-acre Ashburn campus containing six buildings with approximately 462,000 rentable square feet that is approximately 95% leased. We refer to this transaction as the Ashburn IBX property acquisition. We currently occupy approximately 269,000 square feet within three of the buildings. Payments due under the Ashburn IBX property acquisition total $53.0 million plus closing costs, which we paid for in full in October 2005. We will continue to operate our existing data centers within the Ashburn campus. We intend to sell those buildings that will not be used for our current operations or expansion plans. In addition, we have entered into a non-binding letter of intent to finance the Ashburn campus with a $60.0 million, 8% mortgage to be amortized over 20 years. We refer to this transaction as the Ashburn campus financing. The Ashburn campus financing is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, we currently expect the Ashburn campus financing to close before the end of 2005.

In October 2005, we announced that we have entered into a non-binding letter of intent for the early termination of our 39 acre San Jose ground lease whereby we will pay $40.0 million over the next four years, commencing January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020. We refer to this transaction as the San Jose ground lease termination. As a result of the San Jose ground lease termination, we expect to incur a significant restructuring charge in the fourth quarter of 2005. The San Jose ground lease termination is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, we currently expect the San Jose ground lease termination to close before the end of 2005.

In October 2005, we elected to draw down a portion of the $50.0 million Silicon Valley Bank revolving credit line. We elected to borrow $30.0 million at a one-month LIBOR interest rate, inclusive of the applicable margin, of 5.72% per annum, which we refer to as the $30.0 million drawdown. The $30.0 million drawdown was used to fund a portion of the purchase of the Ashburn IBX property acquisition. On November 17, 2005, we may elect to either repay all or a portion of the $30.0 million drawdown, or convert the $30.0 million drawdown into a new borrowing at either the then applicable one, three or six month LIBOR rate plus an applicable margin or at the prime rate. Borrowings under the $50.0 million Silicon Valley Bank revolving credit line may be borrowed, repaid and reborrowed at a later date up to the final maturity date of the $50.0 million Silicon Valley Bank revolving credit line, which is Sept 16, 2008. As of October 28, 2005, in addition to the $30.0 million drawdown described above, we had utilized $5.2 million of the credit line through the issuance of letters of credit, and, as a result, we had $14.8 million remaining available for borrowing under the $50.0 million Silicon Valley Bank revolving credit line.

The Concurrent Offering

In the concurrent offering, i-STT Investments Pte. Ltd. is offering 5,150,000 shares of our common stock (plus up to 739,549 additional shares that are subject to an over-allotment option) through the underwriters named in the prospectus supplement relating to that offering.

Company Information

Our principal executive offices are located at 301 Velocity Way, Fifth Floor, Foster City, CA 94404 and our telephone number is (650) 513-7000. Our website is located at www.equinix.com. Information contained on or accessible through our website is not part of this prospectus supplement.

THE OFFERING

We understand that Credit Suisse First Boston (USA), Inc. expects to issue and sell, in a registered offering, $         million aggregate principal amount of its         % Shared Appreciation Income Linked Securities due                     2008, which we refer to as the “SAILS.” The SAILS are a series of debt securities that will be mandatorily exchanged at maturity, which is scheduled to be                     , 2008, for between              and 4,300,000 shares of our common stock (or the cash value thereof) based on the average of the volume weighted price per share of our common stock on each of the 20 trading days immediately prior to the second trading day preceding such maturity date. The closing of the sale of our common stock offered hereby is not contingent upon the closing of the offering of the SAILS.

In connection with the offering described in the preceding paragraph, the selling stockholder has advised us that it expects to enter into a forward purchase agreement with Credit Suisse First Boston Capital LLC. Pursuant to that forward purchase agreement, i-STT Investments (Bermuda) has agreed to deliver, subject to its right to cash settle such forward purchase agreement, an aggregate of between              and 4,300,000 shares of our common stock, determined based on the same formula as in the SAILS and on the same dates on which Credit Suisse First Boston (USA), Inc. is required to deliver shares of our common stock to the holders of the SAILS. Under that forward purchase agreement, Credit Suisse First Boston Capital LLC will, on the closing date of the offering of the SAILS, pay i-STT Investments (Bermuda) a negotiated price for the shares of our common stock underlying the forward purchase agreement. i-STT Investments (Bermuda) expects to enter into a collateral agreement under which it will pledge to the collateral agent, to secure its obligations under the forward purchase agreement, the maximum number of shares it may be required to deliver thereunder, subject to certain adjustments. Until i-STT Investments (Bermuda) delivers shares of our common stock upon settlement of the forward purchase agreement, it will continue to beneficially own and vote the shares it expects to pledge under the collateral agreement. If i-STT Investments (Bermuda) elects to settle its obligations under the forward purchase agreement in cash instead of delivering shares of our common stock, it will continue to own those shares. i-STT Investments (Bermuda) will also continue to own any shares of our common stock that it has pledged but is not ultimately required to deliver under the forward purchase agreement due to the application of the formula therein.

Neither we nor i-STT Investments (Bermuda) will have any obligation to deliver additional shares of our common stock pursuant to the forward purchase agreement, or any obligation to deliver shares of our common stock to any holder of the SAILS.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and their related notes, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located elsewhere in this prospectus supplement. The summary consolidated statement of operations data for the years ended December 31, 2000 to 2004 are derived from our audited consolidated financial statements and their related notes. The summary consolidated statement of operations data for the nine months ended September 30, 2005 and 2004 and the balance sheet data as of September 30, 2005 are derived from our unaudited condensed interim consolidated financial statements and their related notes. In the opinion of management, all financial information derived from such unaudited interim financial statements reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. Historical results are not necessarily indicative of future performance and results for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for the full year. The pro forma as adjusted column for the summary consolidated balance sheet dated as of September 30, 2005 gives effect to the conversion of the following instruments held by i-STT Investments Pte. Ltd. that are convertible into common stock as if they had converted on September 30, 2005: (i) 1,868,667 shares of common stock issuable upon conversion of outstanding shares of series A preferred stock; (ii) 237,309 shares of common stock issuable upon conversion of $2,058,000 of outstanding convertible secured notes (presented net of discount as $1,962,000 below) plus $120,000 of accrued but unpaid interest through September 30, 2005 (there are also $12,000 of unamortized debt issuance costs as of September 30, 2005 associated with these convertible secured notes) and (iii) 965,674 shares of common stock issuable upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A-1 preferred stock issuable thereunder into shares of common stock (this warrant has an exercise price of $0.01 per share, which would result in cash proceeds to Equinix of approximately $10,000 upon exercise). We estimate that approximately $30,000 in additional interest will accrue with respect to the convertible secured notes assuming the conversion takes place on November 7, 2005, which would result in 3,269 additional shares of common stock being issued. This additional accrued interest is not reflected in the “Pro Forma As Adjusted” column.

	Years ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$13,016	$63,414	$77,188	$117,942	$163,671	$118,682	$159,259

Costs and operating expenses:
Cost of revenues	43,401	94,889	104,073	128,121	136,950	102,245	116,639
Sales and marketing	20,139	16,935	15,247	19,483	18,604	13,498	14,793
General and administrative	56,585	58,286	30,659	34,293	32,494	24,544	33,594
Restructuring charges	—	48,565	28,885	—	17,685	—	—

Total costs and operating expenses	120,125	218,675	178,864	181,897	205,733	140,287	165,026

Loss from operations	(107,109)	(155,261)	(101,676)	(63,955)	(42,062)	(21,605)	(5,767)
Interest income	16,430	10,656	998	296	1,291	819	2,644
Interest expense	(29,111)	(43,810)	(35,098)	(20,512)	(11,496)	(8,765)	(6,332)
Gain (loss) on debt extinguishment and conversion	—	—	114,158	—	(16,211)	(16,211)	—
Income taxes	—	—	—	—	(153)	(200)	(553)

Net loss	$(119,790)	$(188,415)	$(21,618)	$(84,171)	$(68,631)	$(45,962)	$(10,008)

Net loss per share:
Basic and diluted	$(111.23)	$(76.62)	$(7.23)	$(8.76)	$(3.87)	$(2.65)	$(0.43)

Weighted average shares	1,077	2,459	2,990	9,604	17,719	17,370	23,335

Pro forma net loss per share (unaudited) (1):
Basic and diluted					$(2.82)		$(0.38)

Weighted average shares					24,300		26,263

	As of September 30, 2005
	Actual	Pro Forma as Adjusted (2)
	(dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$108,290	$108,300
Accounts receivable, net	16,199	16,199
Property and equipment, net	371,005	371,005
Total assets	533,380	533,378
Debt facility and capital lease obligation, less current portion	48,748	48,748
Convertible secured notes	1,962	—
Convertible subordinated debentures	86,250	86,250
Total stockholders’ equity	315,076	317,156

(1)	Pro forma net loss per share reflects the conversion of the following instruments held by i-STT Investments Pte. Ltd. that are convertible into common stock as if they had been converted on January 1, 2004: (i) 1,868,667 shares of common stock upon conversion of outstanding shares of series A preferred stock, (ii) 3,746,167 shares of common stock issuable upon conversion of $33,598,000 of the selling stockholder’s convertible secured notes plus $784,000 of accrued but unpaid interest that were outstanding as of December 31, 2003 (because the selling stockholder converted 95% of its outstanding convertible secured notes and associated interest during the quarter ended March 31, 2005, for purposes of the pro forma net loss per share amount for the nine months ended September 30, 2005, only 93,117 shares were added to the weighted average shares outstanding for that period) and (iii) 965,674 shares of common stock issuable upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A-1 preferred stock issuable thereunder into shares of common stock.
(2)	The pro forma as adjusted column does not reflect any of the recent developments discussed elsewhere in this prospectus supplement including: (i) the Los Angeles sale-leaseback transaction, (ii) the Ashburn IBX property acquisition and the Ashburn campus financing, (iii) the San Jose ground lease termination and (iv) the $30.0 million drawdown from our $50.0 million Silicon Valley Bank revolving credit line.

RISK FACTORS

In addition to the other information contained in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference therein, respectively, the following risk factors should be considered carefully in evaluating our business, us and the sale of shares of our common stock contemplated hereby.

Risks Related to Our Business

We have incurred substantial losses in the past and may continue to incur additional losses in the future.

Although we have generated cash from operations since the quarter ended September 30, 2003, for the years ended December 31, 2004 and 2003, we incurred net losses of $68.6 million and $84.2 million, respectively. For the nine months ended September 30, 2005, we incurred a net loss of $10.0 million. In light of new rules regarding the expensing of stock-based compensation, we do not expect to become net income positive for the foreseeable future. In addition, if we acquire or build-out additional IBX centers, we will have additional depreciation and amortization expenses that will negatively impact our ability to achieve and sustain profitability. Even without giving effect to the expensing of stock-based compensation, there can be no guarantee that we will become profitable, and we may continue to incur additional losses. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	financing or other expenses related to the acquisition, purchase or construction of additional IBX centers;

•	mandatory expensing of employee stock-based compensation, including restricted shares;

•	demand for space, power and services at our IBX centers;

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	costs associated with the write-off of unimproved or underutilized property;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future centers to become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	the timing and magnitude of operating expenses, including taxes, capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets; and

•	the cost and availability of adequate public utilities, including power.

Any of the foregoing factors, or other factors discussed elsewhere in this prospectus supplement or the documents incorporated herein by reference, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that we may never generate net income on a quarterly or annual basis. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

Our inability to use our tax net operating losses will cause us to pay taxes at an earlier date and in greater amounts which may harm our operating results.

We believe that our ability to use our pre-2003 tax net operating losses, or NOLs, in any taxable year is subject to limitation under Section 382 of the United States Internal Revenue Code of 1986, as amended, (the “Code”) as a result of the significant change in the ownership of our stock that resulted from our combination with i-STT Pte. Ltd. and Pihana Pacific, Inc. in 2002, which we call the combination. We expect that a significant portion of our NOLs accrued prior to December 31, 2002 will expire unused as a result of this limitation. In addition to the limitations on NOL carryforward utilization described above, we believe that Section 382 of the Code will also significantly limit our ability to use the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, to the extent that such depreciation, amortization and losses reflect unrealized depreciation that was inherent in such assets as of the date of the combination. These limitations will cause us to pay taxes at an earlier date and in greater amounts than would occur absent such limitations.

We believe that the sale of all or substantially all of the securities held by STT Communications in this offering and the concurrent offering would also trigger a new limitation under the Code. As a result of our market capitalization, however, such a limitation is not expected to have a material impact on our ability to use the NOLs generated up to the date of such a sale.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Although we received an unqualified opinion regarding the effectiveness of our internal controls over financial reporting as of December 31, 2004, in the course of our ongoing evaluation of our internal controls over financing reporting, we have identified certain areas which we would like to improve and are in the process of evaluating and designing enhanced processes and controls to address these areas identified during our evaluation, none of which we believe constitutes or will constitute a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve.

It may be difficult to design and implement effective financial controls for combined operations, and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined.

Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls.

If we cannot effectively manage international operations, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2004 and 2003, we recognized 13% and 15%, respectively, of our revenues outside North America. For the nine months ended September 30, 2005, we recognized 13% of our revenues outside North America. We anticipate that, for the foreseeable future, a significant part of our revenues will be derived from sources outside North America.

To date, the neutrality of our IBX centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX centers, in Singapore in particular, the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in that market.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs have been denominated in U.S. dollars; however, the majority of revenues and costs in our international operations have been denominated in Singapore dollars, Japanese yen and Australia and Hong Kong dollars. Although we have and may continue to undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products more expensive in local currencies. Our international operations are generally subject to a number of additional risks, including:

•	costs of customizing IBX centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with evolving governmental regulation with which we have little experience.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties, including construction of new IBX centers. We will be required to commit substantial operational and financial resources to these IBX centers, generally 12-18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers and we may not have built such requirements into our new IBX centers. Any of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

We may make acquisitions, which pose integration and other risks that could harm our business.

We have recently acquired several new IBX centers, and we may seek to acquire additional IBX centers, real estate for development of new IBX centers, complementary businesses, products, services or technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of our common stock to pay for the acquired businesses, products, services or technologies, which will dilute our stockholders’ ownership interest and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired businesses or achieve the level of quality in such businesses to which our customers are accustomed;

•	the possibility that additional capital expenditures may be required;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired businesses;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX center;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX center;

•	the possibility of preexisting undisclosed liabilities regarding the property or IBX center, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage; and

•	the possibility that the concentration of our IBX centers in the Silicon Valley may increase our exposure to seismic activity and that these facilities may be located on or near the fault zones for which we may not have adequate levels of earthquake insurance.

We cannot assure you that the price for any future acquisitions will be similar to prior IBX acquisitions. In fact, we expect acquisition costs, including capital expenditures required to build or render new IBX centers operational, to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

The increased use of high power density equipment may limit our ability to fully utilize our IBX centers.

Customers are increasing their use of high density electrical power equipment, such as blade servers, in our IBX centers which has significantly increased the demand for power on a per cabinet basis. Because most of our centers were built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our IBX data centers, our ability to fully utilize our IBX centers may be limited in these facilities.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

Our IBX centers are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages such as those that occurred in California during 2001 and in the Northeast in 2003 or natural disasters such as the tornados in the U.S. East Coast in 2004, and limitations, especially internationally, on availability of adequate power resources. Power outages could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and power supplies, however, we may not be able to limit our exposure entirely even with these protections in place, as was the case with power outages we experienced in our Chicago and Washington, D.C. metro area IBX centers in 2005. In addition, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of electric power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

Increases in property taxes could adversely affect our business, financial condition and results of operations.

Our IBX centers are subject to state and local real property taxes. The state and local real property taxes on our IBX centers may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our business, financial condition and operating results could be adversely affected.

We may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us in the combination agreement.

We agreed to a covenant in the combination agreement (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that at all times from and after the closing of the combination, none of our capital stock issued to STT Communications would constitute “United States real property interests” within the meaning of Section 897(c) of the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the U.S., and (c) any other assets held by us which are used or held for use in our trade or business. Currently, the fair market value of our “United States real property interests” is significantly below the 50% threshold. However, in order to assure compliance with the FIRPTA covenant, we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, we may take proactive steps to avoid our capital stock being deemed “United States real property interest,” including, but not limited to, (a) a sale-leaseback transaction with respect to some or all of our real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (this reorganization would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange). We will take these actions only if such actions are commercially reasonable for us and our stockholders. We have entered into an agreement with STT Communications and its affiliate pursuant to which, and effective only upon the closing of any offering of our common stock under this prospectus supplement, we will no longer be bound by the FIRPTA covenant as of September 30, 2009.

If regulated materials are discovered at facilities leased or owned by us, we may be required to remove or clean-up such materials, the cost of which could be substantial.

We are subject to various environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of these locations, hazardous substances or regulated materials are known to be present in soil or groundwater and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from such property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial. In addition, noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

Our non-U.S. customers include numerous related parties of the selling stockholder.

We continue to have contractual and other business relationships and may engage in material transactions with affiliates of STT Communications. Circumstances may arise in which the interests of STT

Communications’ affiliates may conflict with the interests of our other stockholders. In addition, entities affiliated with STT Communications make investments in various companies. They have invested in the past, and may invest in the future, in entities that compete with us. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any conflicts of interest will be resolved in our favor.

We depend on a number of third parties to provide Internet connectivity to our IBX centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their facilities to our IBX centers. Carriers will likely evaluate the revenue opportunity of an IBX center based on the assumption that the environment will be highly competitive. We cannot assure you that any carrier will elect to offer its services within our IBX centers or that once a carrier has decided to provide Internet connectivity to our IBX centers that it will continue to do so for any period of time. Further, many carriers are experiencing business difficulties or announcing consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our IBX centers which could have an adverse effect on our operating results.

Our new IBX centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our IBX centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX expansion centers. This could affect our ability to attract new customers to these IBX centers or retain existing customers.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ IBX infrastructure and their equipment located in our IBX centers. We continue to acquire IBX centers not built by us. If these IBX centers and their infrastructure assets are not in the condition we believe them to be in, we may be required to incur substantial additional costs to repair or upgrade the facilities. The services we provide in each of our IBX centers are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX centers could result in difficulty maintaining service level commitments to these customers. For example, for the nine months ended September 30, 2005, we recorded $607,000 in service level credits to various customers associated with two separate power outages that affected our Chicago and Washington, D.C. metro area IBX centers. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the U.S., Asia and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

A portion of the managed services business we acquired in the combination involves the processing and storage of confidential customer information. Inappropriate use of those services could jeopardize the security of customers’ confidential information causing losses of data or financially impacting us or our customers and subjecting us to the risk of lawsuits. Efforts to alleviate problems caused by computer viruses or other inappropriate uses or security breaches may lead to interruptions, delays or cessation of our managed services.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our operating results.

In order to provide resale services such as bandwidth, managed services and other network management services, we contract with third party service providers. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance and operating results.

IBM accounts for a significant portion of our revenues, and the loss of IBM as a customer could significantly harm our business, financial condition and results of operations.

For the nine months ended September 30, 2005 and 2004, IBM accounted for 11% and 13%, respectively, of our revenues. We expect that IBM will continue to account for a significant portion of our revenue for the foreseeable future. Although the term of our IBM contract runs through 2009, IBM currently has the right to reduce its commitment to us pursuant to the terms and requirements of its customer agreement. If we lose IBM as a customer or if it significantly reduces the level of its commitment, our business, financial condition and results of operations could be adversely affected.

We may not be able to compete successfully against current and future competitors.

Our IBX centers and other products and services must be able to differentiate themselves from those of other providers of space and services for telecommunications companies, web hosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Similarly, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas in which we have IBX centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX centers. If these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be materially adversely affected.

We may also face competition from persons seeking to replicate our IBX concept by building new centers or converting existing centers that some of our competitors are in the process of divesting. We may experience competition from our landlords in this regard. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords may enjoy a cost effective advantage in providing services similar to those provided by our IBXs, and this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to replace, limit or compete with their existing systems by becoming a customer. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our IBX centers.

Because we depend on the retention of key employees, failure to maintain stock option incentives may be disruptive to our business.

Our success in retaining key employees and discouraging them from moving to a competitor is an important factor in our ability to remain competitive. As is common in our industry, our employees are typically compensated through grants of stock options in addition to their regular salaries. We occasionally grant new stock options to employees as an incentive to remain with the company. To the extent we are unable to adequately maintain these stock option incentives due to stock option expensing or otherwise, and should employees decide to leave the company, this may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX centers will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the IBX center’s operating reliability and security and our ability to effectively market our services. In addition, some of our customers are, and are likely to continue to be, Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX centers. This may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Our products and services have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

A customer’s decision to license cabinet space in one of our IBX centers and to purchase additional services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX centers until they are confident that the IBX center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue. Delays due to the length of our sales cycle may materially adversely affect our business, financial condition and results of operations.

We are subject to securities class action litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative shareholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. In July 2003, a special litigation committee of our board of directors agreed to participate in a settlement with the plaintiffs. The settlement agreement, as amended, is subject to court approval and sufficient participation by defendants in similar actions. If the proposed settlement, as amended, is not approved by the court or a sufficient number of defendants do not participate in the settlement, the defense of this litigation may continue and therefore increase our expenses and divert management’s attention and resources. An adverse outcome in this litigation could seriously harm our business and results of operations. In addition, we may, in the future, be subject to other securities class action or similar litigation.

Risks Related to Our Industry

If the use of the Internet and electronic business does not grow, our revenues may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure, especially in Asia-Pacific. As a result, we cannot be certain that a viable market for our IBX centers will materialize. If the market for our IBX centers grows more slowly than we currently anticipate, our revenues may not grow and our operating results could suffer.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which we operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services, and taxation, apply to the Internet and to related services such as ours. We have limited experience with such international regulatory issues and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers. The compliance with, adoption or modification of, laws or regulations relating to the Internet, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operation.

Industry consolidation may have a negative impact on our business model.

The telecommunications industry is currently undergoing consolidation. As customers combine businesses, they may require less colocation space, and there may be fewer networks available to choose from. Given the competitive and evolving nature of this industry, further consolidation of our customers and/or our competitors may present a risk to our network neutral business model and have a negative impact on our revenues. In addition, increased utilization levels industry-wide could lead to a reduced amount of attractive expansion opportunities available to us.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions internationally. These effects may, in turn, increase our costs due to the need to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX centers. We may not have adequate property and liability insurance to cover catastrophic events or attacks.

Risks Related to the Offering

If the market price of our stock continues to be highly volatile, the value of an investment in our common stock may decline.

Since January 1, 2005, our common stock has traded between $31.39 and $46.39 per share. The market price of the shares of our common stock has been and may continue to be highly volatile. Actual sales, or the market’s perception with respect to possible sales, of a substantial number of shares of our common stock within a narrow period of time could cause our stock price to fall. Announcements by us or others may also have a significant impact on the market price of our common stock. These announcements may include:

•	our operating results;

•	new issuances of equity, debt or convertible debt;

•	developments in our relationships with corporate customers;

•	announcements by our customers or competitors;

•	announcements with respect to the intentions of STT Communications, our principal stockholder, with respect to its holdings of our common stock;

•	changes in regulatory policy or interpretation;

•	changes in the ratings of our stock by securities analysts;

•	purchase or development of real estate and/or additional IBX centers;

•	announcements with respect to the operational performance of our IBX centers;

•	market conditions for telecommunications stocks in general; and

•	general economic and market conditions.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging telecommunications companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

A significant number of shares of our capital stock have been issued during 2002, 2003, 2004 and 2005 and may be sold in the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

We issued a large number of shares of our capital stock to the former Pihana stockholders, STT Communications, and holders of our senior notes in connection with the combination, financing and senior note exchange, to Crosslink Capital, Inc. and its affiliates (collectively, “Crosslink”) in connection with Crosslink’s purchase of our Series A-2 Convertible Secured Notes, and to the public and STT Communications in connection with our follow-on equity offering in late 2003. The shares of common stock issued in the senior note exchange are currently freely tradable. The shares of common stock issued in connection with the combination have been registered for resale as of June 30, 2003, the shares of common stock issued upon exercise of the warrants issued in connection with the Crosslink financing have been registered for resale as of September 22, 2003 and the shares of common stock issued upon conversion of the convertible secured notes issued in the Crosslink financing have been registered for resale as of July 30, 2004. The shares sold to the public and STT Communications in connection with our follow-on equity offering in November 2003 are freely tradable by the public, subject, in the case of STT Communications, to compliance with Rule 144 resale restrictions applicable to affiliates. In February 2004, we issued $86,250,000 in aggregate principal amount of 2.5% Convertible Subordinated Debentures due 2024. These debentures are convertible into 2,183,548 shares of our common stock. Holders of these debentures may convert their debentures into shares of our common stock during any calendar quarter if the sale price of our common stock is greater than or equal to 120% of the conversion price per share of our common stock for 20 out of any 30 consecutive trading days or if the trading price of our debentures falls below specified prices. In January 2005, 95% of STT Communications’ outstanding convertible secured notes and associated interest were converted into shares of our non-voting series A-1 preferred stock. In February 2005, STT Communications elected to convert all of the shares of series A-1 preferred stock into 4.1 million shares of our common stock. Sales or distributions of all or a significant portion of these shares of our common stock could reduce the market price of our common stock.

An offering of these shares and the related transactions may affect the market for our common stock for some period of time.

The shares being offered pursuant to this prospectus supplement and in the concurrent offering represent a substantial portion of our outstanding common stock and will substantially increase the number of publicly traded shares of our common stock. No prediction can be made about the effect, if any, of this offering on the market price for our common stock. Sales or distributions of substantial amounts of our common stock, or the perception that such sales or distributions may occur, could adversely affect prevailing market prices for our common stock.

STT Communications holds a substantial portion of our stock and has significant influence over matters requiring stockholder consent.

Although STT Communications intends to sell substantially all of its holdings of our common stock in this offering and the concurrent offering, it will continue to beneficially own and vote the shares of our common stock (i) pledged to secure the forward purchase agreement, which will represent approximately 16% of our outstanding shares of common stock, (ii) not sold in this offering or the concurrent offering or (iii) not delivered in connection with the settlement of the forward purchase agreement related to this offering. STT Communications is not prohibited from buying shares of our common stock in public or private transactions. As a result, STT Communications will continue to be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any such statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in “Risk Factors” and “Liquidity and Capital Resources” located elsewhere in this prospectus supplement. All forward-looking statements in this document are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements. You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before making an investment decision.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholder.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant. Our ability to pay cash dividends is limited under our line of credit with Silicon Valley Bank, such that, without the prior written consent of Silicon Valley Bank, the aggregate amount of any cash dividends may not exceed 25% of our assets.

COMMON STOCK PRICE RANGE

Our common stock is quoted on The Nasdaq National Market under the symbol of “EQIX.” Our common stock began trading in August 2000. The following table sets forth on a per share basis the high and low closing sale prices for our common stock as reported on The Nasdaq National Market during the periods indicated below.

	Price Range of Common Stock
Period	High	Low
2003
First Quarter	$7.70	$2.95
Second Quarter	10.40	2.90
Third Quarter	23.37	8.03
Fourth Quarter	28.25	17.04
2004
First Quarter	$36.87	$26.49
Second Quarter	35.84	27.86
Third Quarter	33.52	26.59
Fourth Quarter	43.10	31.44
2005
First Quarter	$46.27	$40.67
Second Quarter	44.11	31.61
Third Quarter	45.09	38.28
Fourth Quarter (through October 27, 2005)	41.74	35.31

The closing sale price of our common stock on The Nasdaq National Market on October 27, 2005, was $38.34 per share. As of September 30, 2005, there were 442 registered holders of our common stock.

CAPITALIZATION

The following unaudited table sets forth our capitalization as of September 30, 2005 on both:

•	an actual basis; and

•	a pro forma as adjusted basis to reflect the conversion into common stock of various instruments held by i-STT Investments Pte. Ltd. as if they had been converted on September 30, 2005, including (i) 1,868,667 shares of common stock issuable upon conversion of outstanding shares of series A preferred stock; (ii) 237,309 shares of common stock issuable upon conversion of $2,058,000 of outstanding convertible secured notes (presented net of discount as $1,962,000 below) plus $120,000 of accrued but unpaid interest through September 30, 2005 (there are also $12,000 of unamortized debt issuance costs as of September 30, 2005 associated with these convertible secured notes) and (iii) 965,674 shares of common stock issuable upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A-1 preferred stock issuable thereunder into shares of common stock (this warrant has an exercise price of $0.01 per share, which would result in cash proceeds to Equinix of approximately $10,000 upon exercise). We estimate that approximately $30,000 in additional interest will accrue with respect to the convertible secured notes assuming the conversion takes place on November 7, 2005, which would result in 3,269 additional shares of common stock being issued. This additional accrued interest is not reflected in the “Pro Forma As Adjusted” column.

Please read the capitalization table provided below together with the sections of this prospectus supplement entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus supplement.

	As of September 30, 2005
	Actual	Pro Forma As Adjusted(1)
	(dollars in thousands, except per share data)

Cash, cash equivalents and short-term and long-term investments	$108,290	$108,300

Current portion of debt facility and capital lease obligation	$955	$955

Long-term debt, net of current portion:
Debt facility and capital lease obligation	$48,748	$48,748
Convertible secured notes (2)	1,962	—
Convertible subordinated debentures (3)	86,250	86,250

Total long-term debt	136,960	134,998

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized actual and pro forma as adjusted; 1,868,667 shares issued and outstanding actual; zero shares issued and outstanding pro forma as adjusted (4)	2	—
Common stock, $0.001 par value per share; 300,000,000 shares authorized actual and pro forma as adjusted; 24,188,739 shares issued and outstanding actual; and 27,260,389 shares issued and outstanding pro forma as adjusted (5)(6)	24	27
Additional paid-in capital	836,108	838,187
Deferred stock-based compensation	(7,458)	(7,458)
Accumulated other comprehensive income	843	843
Accumulated deficit	(514,443)	(514,443)

Total stockholders’ equity	315,076	317,156

Total capitalization (excludes current portion of long-term debt)	$452,036	$452,154

(1)	The pro forma as adjusted column does not reflect any of the recent developments discussed elsewhere in this prospectus supplement including: (i) the Los Angeles sale-leaseback transaction, (ii) the Ashburn IBX property acquisition and the Ashburn campus financing, (iii) the San Jose ground lease termination and (iv) the $30.0 million drawdown from our $50.0 million Silicon Valley Bank revolving credit line.

(2)	Convertible secured notes are convertible into 224,229 shares of common and preferred stock as of September 30, 2005 (237,309 shares including accrued and unpaid interest through September 30, 2005).

(3)	Convertible subordinated debentures are convertible into 2,183,548 shares of common stock as of September 30, 2005.

(4)	Excludes 965,674 shares of preferred stock issuable upon the exercise of an outstanding warrant held by i-STT Investments Pte. Ltd. on an actual basis as of September 30, 2005. All shares of preferred stock are convertible into shares of common stock on a one for one basis.

(5)	Excludes on an actual basis as of September 30, 2005, 4,482,973 shares of common stock issuable upon the exercise of outstanding options and unvested restricted stock, 152,359 shares of common stock issuable upon the exercise of outstanding common stock warrants, 2,183,548 shares reserved for the conversion of the convertible subordinated debentures, 224,229 shares reserved for the conversion of convertible secured notes (237,309 shares including accrued and unpaid interest through September 30, 2005) and 2,834,341 shares reserved for the conversion of issued and outstanding preferred stock and a preferred stock warrant.

(6)	Excludes on a pro forma as adjusted basis as of September 30, 2005, 4,482,973 shares of common stock issuable upon the exercise of outstanding options and unvested restricted stock, 152,359 shares of common stock issuable upon the exercise of outstanding common stock warrants and 2,183,548 shares reserved for the conversion of the convertible subordinated debentures.

SELECTED CONSOLIDATED FINANCIAL DATA

The following statement of operations data for the years ended December 31, 2000 to 2004 are derived from our audited consolidated financial statements and the related notes to the financial statements. The statement of operations data for the nine months ended September 30, 2004 and 2005 and balance sheet as of September 30, 2005 are derived from our unaudited condensed interim consolidated financial statements, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for this period. Our historical results are not necessarily indicative of the results to be expected for the full year or future periods and results for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for the full year. The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” located elsewhere in this prospectus supplement.

	Years ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$13,016	$63,414	$77,188	$117,942	$163,671	$118,682	$159,259

Costs and operating expenses:
Cost of revenues	43,401	94,889	104,073	128,121	136,950	102,245	116,639
Sales and marketing	20,139	16,935	15,247	19,483	18,604	13,498	14,793
General and administrative	56,585	58,286	30,659	34,293	32,494	24,544	33,594
Restructuring charges	—	48,565	28,885	—	17,685	—	—

Total costs and operating expenses	120,125	218,675	178,864	181,897	205,733	140,287	165,026

Loss from operations	(107,109)	(155,261)	(101,676)	(63,955)	(42,062)	(21,605)	(5,767)
Interest income	16,430	10,656	998	296	1,291	819	2,644
Interest expense	(29,111)	(43,810)	(35,098)	(20,512)	(11,496)	(8,765)	(6,332)
Gain (loss) on debt extinguishment and conversion	—	—	114,158	—	(16,211)	(16,211)	—
Income taxes	—	—	—	—	(153)	(200)	(553)

Net loss	$(119,790)	$(188,415)	$(21,618)	$(84,171)	$(68,631)	$(45,962)	$(10,008)

Net loss per share:
Basic and diluted	$(111.23)	$(76.62)	$(7.23)	$(8.76)	$(3.87)	$(2.65)	$(0.43)

Weighted average shares	1,077	2,459	2,990	9,604	17,719	17,370	23,335

Pro forma net loss per share (unaudited) (1):
Basic and diluted					$(2.82)		$(0.38)

Weighted average shares					24,300		26,263

(1)	Pro forma net loss per share reflects the conversion of the following instruments held by i-STT Investments Pte. Ltd. that are convertible into common stock as if they had been converted on January 1, 2004: (i) 1,868,667 shares of common stock upon conversion of outstanding shares of series A preferred stock, (ii) 3,746,167 shares of common stock issuable upon conversion of $33,598,000 of the selling stockholder’s convertible secured notes plus $784,000 of accrued but unpaid interest that were outstanding as of December 31, 2003 (because the selling stockholder converted 95% of its outstanding convertible secured notes and associated interest during the quarter ended March 31, 2005, for purposes of the pro forma net loss per share amount for the nine months ended September 30, 2005, only 93,117 shares were added to the weighted average shares outstanding for that period) and (iii) 965,674 shares of common stock issuable upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A-1 preferred stock issuable thereunder into shares of common stock.

	As of December 31,					As of September 30, 2005
	2000	2001	2002	2003	2004
	(dollars in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term and long-term investments	$207,210	$87,721	$41,216	$72,971	$108,092	$108,290
Accounts receivable, net	4,925	6,909	9,152	10,178	11,919	16,199
Restricted cash and short-term investments	36,855	28,044	4,407	1,835	84	82
Property and equipment, net	315,380	325,226	390,048	343,554	343,361	371,005
Construction in progress	94,894	103,691	—	—	—	—
Total assets	683,485	575,054	492,003	464,532	501,798	533,380
Debt facilities and capital lease obligations, less current portion	6,506	6,344	3,633	723	34,529	48,748
Credit facility, less current portion	—	105,000	89,529	22,281	—	—
Senior notes	185,908	187,882	28,908	29,220	—	—
Convertible secured notes	—	—	25,354	31,683	35,824	1,962
Convertible subordinated debentures	—	—	—	—	86,250	86,250
Total stockholders’ equity	375,116	203,521	284,194	320,077	273,706	315,076

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in this discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in “Risk Factors” and “Liquidity and Capital Resources” located elsewhere in this prospectus supplement. All forward-looking statements in this document are based on information available to us as of the date hereof and we assume no obligation to update any such forward-looking statements.

Overview

Equinix provides network neutral colocation, interconnection and managed services to enterprises, content companies and systems integrators and the world’s largest network providers. Through our IBX centers in eleven markets in the U.S. and Asia-Pacific, customers can directly interconnect with each other for critical traffic exchange requirements. As of September 30, 2005, we had announced IBX centers totaling an aggregate of approximately 1.7 million gross square feet in the Chicago, Dallas, Honolulu, Los Angeles, New York, Silicon Valley and Washington, D.C. areas in the United States and Hong Kong, Singapore, Sydney and Tokyo in the Asia-Pacific region.

Direct interconnection to our aggregation of networks, which serve more than 90% of the world’s Internet routes, allows our customers to increase performance while significantly reducing costs. Based on our network neutral model and the quality of our IBX centers, we believe we have established a critical mass of customers. As more customers locate in our IBX centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection. These partners, in turn, pull in their business partners, creating a “network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange thus lowering overall cost and increasing flexibility. Our focused business model is based on our critical mass of customers and the resulting network effect. This critical mass and the resulting “network effect”, combined with our strong financial position, continue to drive new customer growth and bookings.

Historically, our market has been served by large telecommunications carriers who have bundled their telecommunication products and services with their colocation offerings. A number of these telecommunications carriers have recently eliminated or reduced their colocation footprint to focus on their core businesses. In 2003, one major telecommunications company, Sprint, announced its plans to exit the colocation and hosting market in order to focus on its service offerings, while another telecommunications company, Cable & Wireless Plc, sold its U.S. assets to another telecommunications company, Savvis Communications Corp, in a bankruptcy auction. In 2005, other providers, such as Abovenet and Verio, have selectively sold off their colocation centers. Each of these colocation providers owns and operates a network. We do not own or operate a network, yet have greater than 200 networks operating out of our IBX centers. As a result, we are able to offer our customers a substantial choice of networks given our network neutrality thereby allowing our customers to choose from numerous network service providers. We believe this is a distinct and sustainable competitive advantage, especially when the telecommunications industry is experiencing many business challenges and changes as evidenced by the numerous bankruptcies and consolidations within this industry during the past several years. Furthermore, this industry consolidation has constrained the supply of suitable data center space and has had a stabilizing effect on industry pricing.

Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and service offerings, such as our acquisition of the Sprint property in Santa Clara in December 2003, our 2004 expansions in the Washington, D.C. and Silicon Valley metro area markets and our 2005 expansions in the Silicon Valley, Chicago and Los Angeles metro area markets. However, we will continue to be very selective with any similar opportunity. As was the case with these recent expansions in the Washington, D.C., Silicon Valley, Chicago and Los Angeles area markets, the criteria will be dependent on demand from new and existing customers, quality of the design, power capacity, access to networks, capacity availability in current market location, amount of incremental investment required by us in the targeted property, lead-time to breakeven and in-place customers. Like our recent expansions, the right combination of these factors may be attractive for us. Dependent on the particular deal, these acquisitions may require upfront cash payments and additional capital expenditures or may be funded through long-term financing arrangements in order to bring these centers up to Equinix standard. Property expansion may be in the form of a purchase of real property, as was the case with our recent Los Angeles IBX acquisition, or a long-term leasing arrangement.

In addition to our successful strategy of acquiring previously or partially built-out centers, we will also consider the possibility of new construction in selective markets where the inventory for high quality data centers is limited. Decisions to build will consider factors such as customer demand, market pricing and the financial returns associated with the construction. Future purchases or construction would likely be completed with partners or potential customers to minimize the outlay of cash.

Recent Developments

During the nine months ended September 30, 2005, the following significant events occurred:

•	In January 2005, we converted $38.0 million, or 95%, of the outstanding convertible secured notes and unpaid interest, held by STT Communications, into 4.1 million shares of our preferred stock, which was subsequently converted into 4.1 million shares of our common stock in February 2005. We refer to this transaction as the “STT convertible secured notes conversion.”

•	In February 2005, the Compensation Committee of the Board of Directors approved the issuance of 320,500 shares of restricted shares of common stock to executive officers. On the date of grant of the restricted shares in February 2005, we recorded a $14.4 million deferred stock-based compensation charge.

•	In June 2005, we entered into a 15 year lease for a 120,000 square foot data center in the Silicon Valley area. We refer to this transaction as the Sunnyvale IBX acquisition. Payments under this lease total $45.3 million.

•	In July 2005, we entered into (i) a 10 year sublease of a 107,000 square foot data center in the Chicago metro area and (ii) an asset purchase agreement to purchase the IBX plant and machinery assets located within this new IBX center from Verio. We refer to this transaction as the Chicago IBX acquisition. Payments due to Verio under the sublease and the asset purchase total $25.2 million.

•	In September 2005, we purchased a 107,000 square foot data center in the Los Angeles metro area for $34.7 million, which is comprised of the building, building improvements and land. We refer to this transaction as the Los Angeles IBX acquisition. In October 2005, we entered into a purchase and sale agreement to sell the Los Angeles IBX data center for $38.7 million and to lease it back from the purchaser pursuant to a long-term lease. We refer to this transaction as the Los Angeles IBX sale-leaseback transaction. The Los Angeles IBX sale-leaseback transaction is subject to certain closing contingencies. Although there can be no assurance that these contingencies will be met, it is expected that these conditions will be removed on November 1, 2005 and the Los Angeles IBX sale-leaseback transaction will close before the end of 2005.

•	In September 2005, we entered into a $50.0 million revolving line of credit agreement with Silicon Valley Bank, replacing the previously outstanding $25.0 million line of credit arrangement with the same bank. The new $50.0 million Silicon Valley Bank revolving credit line has a three-year commitment, which enables us to borrow, repay and re-borrow the full amount, up to September 15, 2008. We refer to this transaction as the $50.0 million Silicon Valley Bank revolving credit line.

In October 2005, we purchased an office/warehouse complex known as the Beaumeade Business Park located in Ashburn, Virginia, which we refer to as the Ashburn campus. We purchased the entire 32.6-acre Ashburn campus containing six buildings with approximately 462,000 rentable square feet that is approximately 95% leased. We refer to this transaction as the Ashburn IBX property acquisition. We currently occupy approximately 269,000 square feet within three of the buildings. Payments due under the Ashburn IBX property acquisition total $53.0 million plus closing costs, which the Company paid for in full in October 2005. We will continue to operate our existing data centers within the Ashburn campus. We intend to sell those buildings that will not be used for our current operations or expansion plans. In addition, we have entered into a non-binding letter of intent to finance the Ashburn campus with a $60.0 million, 8% mortgage to be amortized over 20 years. We refer to this transaction as the Ashburn campus financing. The Ashburn campus financing is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, we currently expect the Ashburn campus financing to close before the end of 2005.

In October 2005, we elected to draw down a portion of the $50.0 million Silicon Valley Bank revolving credit line. We elected to borrow $30.0 million at a one-month LIBOR interest rate, inclusive of the applicable margin, of 5.72% per annum, which we refer to as the $30.0 million drawdown. The $30.0 million drawdown was used to fund a portion of the purchase of the Ashburn IBX property acquisition. On November 17, 2005 we may elect to either repay all or a portion of the $30.0 million drawdown, or convert the $30.0 million drawdown into a new borrowing at either the then applicable one, three or six month LIBOR rate plus an applicable margin or at the prime rate. Borrowings under the $50.0 million Silicon Valley Bank revolving credit line may be borrowed, repaid and reborrowed at a later date up to the final maturity date of the $50.0 million Silicon Valley Bank revolving credit line, which is Sept 16, 2008. As of October 28, 2005, in addition to the $30.0 million drawdown described above, we had utilized $5.2 million of the credit line through the issuance of letters of credit, and, as a result, we had $14.8 million remaining available for borrowing under the $50.0 million Silicon Valley Bank revolving credit line.

In October 2005, we announced that we have entered into a non-binding letter of intent for the early termination of our 39 acre San Jose ground lease whereby we will pay $40.0 million over the next four years, commencing January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020. We refer to this transaction as the San Jose ground lease termination. As a result of the San Jose ground lease termination, we expect to incur a significant restructuring charge in the fourth quarter of 2005. The San Jose ground lease termination is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, the Company currently expects the San Jose ground lease termination to close before the end of 2005.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

•	Revenue recognition and allowance for doubtful accounts;

•	Accounting for income taxes;

•	Estimated and contingent liabilities;

•	Accounting for property and equipment;

•	Impairment of long-lived assets, including goodwill;

•	Accounting for leases and IBX acquisitions;

•	Accounting for restructuring charges; and

•	Accounting for stock-based compensation.

Revenue Recognition and Allowance for Doubtful Accounts. We derive more than 90% of our revenues from recurring revenue streams, consisting primarily of (1) colocation services, such as from the licensing of cabinet space and power; (2) interconnection services, such as cross connects and Gigabit Ethernet ports to connect customers within our facilities and (3) managed infrastructure services, such as Equinix Direct, bandwidth and other e-business services such as mail service and managed platform solutions. The remainder of our revenues are from non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services, contract settlements and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years. Fees for the provision of e-business services are recognized progressively as the services are rendered in accordance with the contract terms, except where the future costs cannot be estimated reliably, in which case fees are recognized upon the completion of services. Non-recurring installation fees, although generally paid in a lump sum upon installation, are deferred and recognized ratably over the term of the related contract or expected customer relationship. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process as long as they meet the criteria for separate recognition under EITF Abstract No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue from bandwidth and equipment is recognized on a gross basis in accordance with EITF Abstract No. 99-19, “Recording Revenue as a Principal versus Net as an Agent”, primarily because we act as the principal in the transaction, take title to products and services and bear inventory and credit risk. To the extent we do not meet the criteria for gross basis accounting for bandwidth and equipment revenue, we record the revenue on a net basis. Revenue from contract settlements is recognized on a cash basis when collectible and no remaining performance obligations exist to the extent that the revenue has not previously been recognized.

We occasionally guarantee certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, we reduce revenue for any credits given to the customer as a result. We generally have the ability to determine such service level credits prior to the associated revenue being recognized, and historically, these credits have not been significant; however, during the nine months ended September 30, 2005, we recorded a total of $607,000 in service level credits to various customers primarily in connection with two separate power outages that affected our Chicago and Washington, D.C. metro area IBX centers.

Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. It is customary business practice to obtain a signed master sales agreement and sales order prior to recognizing revenue in an arrangement. We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We generally do not request collateral from our customers, although in certain cases we obtain a security interest in a customer’s equipment placed in our IBX centers or obtain a deposit. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, we also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments for those customers that we had expected to collect the revenues. If the financial condition of our customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of our reserves. A specific bad debt reserve of up to the full amount of a particular invoice value is provided for certain problematic customer balances. A general reserve is established for all other accounts based on the age of the invoices. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Our customer base has historically been composed of businesses throughout the U.S. Commencing in the 2003 fiscal year our revenues included revenues from our newly-acquired Asia-Pacific operations. For the year ended December 31, 2003 our revenues were split approximately 85% in the U.S. and 15% in Asia-Pacific. For the year ended December 31, 2004 our revenues were split approximately 87% in the U.S. and 13% in Asia- Pacific. For the nine months ended September 30, 2004, our revenues were split approximately 87% in the U.S. and 13% in Asia-Pacific. For the nine months ended September 30, 2005, our revenues were split approximately 87% in the U.S. and 13% in Asia-Pacific. We perform ongoing credit evaluations of our customers. As of September 30, 2005, one customer, IBM, accounted for 11% of revenues for the nine months then ended and 12% of accounts receivable. As of September 30, 2004, this same customer accounted for 13% of revenues for the prior nine month period and 12% of accounts receivable. As of December 31, 2004, this same customer accounted for 13% of annual revenues and 12% of accounts receivable. As of December 31, 2003, this same customer accounted for 15% of annual revenues and 11% of accounts receivable. As of December 31, 2002, this same customer accounted for 20% of annual revenues and 15% of accounts receivable. No other single customer accounted for greater than 10% of accounts receivable or annual revenues for the periods presented.

Accounting for Income Taxes. Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future. The assessment of whether or not a valuation allowance is required often requires significant judgment including the forecast of future taxable income and the evaluation of tax planning strategies in each of the jurisdictions in which we operate. We also account for any income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.”

We currently have provided for a full valuation allowance against our net deferred tax assets. We have considered the positive and negative evidences affecting the assessment of a full valuation allowance. Based on the available objective evidence, management does not believe it is more likely than not that the net deferred tax assets will be realizable in the future. Should we determine that we would be able to realize our deferred tax assets in the foreseeable future, a reversed adjustment to the valuation allowance would benefit net income in the period such determination is made.

In preparing the consolidated financial statement, we are required to estimate our income taxes in each of the jurisdictions in which we operate. The determination of income taxes also involves estimating the impact of additional taxes resulting from tax examinations and uncertainties in the application of complex tax laws and regulations. Accruals for tax contingencies require management to estimate the actual outcome of any such audits and the impact of uncertainties. Actual results could vary from these estimates.

Estimated and Contingent Liabilities. Management estimates exposure on certain liabilities and contingent liabilities, such as property taxes and litigation, based on the best information available at the time of determination. With respect to real and personal property taxes, management records what it can reasonably estimate based on prior payment history, current landlord estimates or estimates based on current or changing fixed asset values in each specific municipality, as applicable. However, there are circumstances beyond our control whereby the underlying value of the property or basis for which the tax is calculated on said property may change, such as a landlord selling the underlying property of one of our IBX center leases or a municipality changing the assessment value in a jurisdiction and, as a result, our property tax obligations may vary from period to period. Based upon the most current facts and circumstances, we make the necessary property tax accruals for each of our reporting periods. However, revisions in our estimates of the potential or actual liability could materially impact our results of operation and financial position.

For litigation claims, when management can reasonably estimate the range of loss and when an unfavorable outcome is probable, a contingent liability is recorded. For current legal proceedings, management believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company’s financial position, results of operations and cash flows. Furthermore, because of the uncertainties as to the outcome of these proceedings and since no range of loss can be estimated at this time, management has determined that no accrual is needed. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operation and financial position.

Accounting for Property and Equipment. Property and equipment are stated at original cost, or in the case of IBX centers that we acquire, at fair value at the time of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX equipment and seven to twelve years for IBX equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement.

Should management determine that the actual useful lives of our property and equipment placed into service is less than originally anticipated, or if any of our property and equipment was deemed to have incurred an impairment, additional depreciation, or an impairment charge would be required, which would decrease net income in the period such determination was made. Conversely, should management determine that the actual useful lives of its property and equipment placed into service was greater than originally anticipated, less depreciation may be required, which would increase net income in the period such determination was made.

Impairment of Long-Lived Assets, Including Goodwill. We account for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standard, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or in the case of goodwill, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” We evaluate the carrying value of our long-lived assets, consisting primarily of our IBX centers and goodwill, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable or at least on an annual basis during the fourth quarter for goodwill. Such events or circumstances include, but are not limited to, a prolonged industry downturn, a significant decline in our market value or significant reductions in projected future cash flows. We currently operate in one reportable segment; however our goodwill is attributed solely to our Singapore reporting unit.

Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including profit margins, long-term forecasts of the amounts and timing of overall market growth and our percentage of that market, groupings of assets, discount rates and terminal growth rates. In addition, significant estimates and assumptions are required in the determination of the fair value of our tangible long-lived assets, including replacement cost, economic obsolescence, and the value that could be realized in orderly liquidation. Changes in these estimates could have a material adverse effect on the assessment of our long-lived assets, thereby requiring us to write down the assets. Our net long-lived assets as of September 30, 2005, included property and equipment of $371.0 million and goodwill and other identifiable intangible assets of $21.5 million. Our net long-lived assets as of December 31, 2004 and December 31, 2003, included property and equipment of $343.4 million and $343.6 million, respectively, and goodwill and other identifiable intangible assets of $22.3 million and $23.5 million, respectively.

Accounting for Leases and IBX acquisitions. We currently have 15 operational IBX centers in the U.S. and Asia-Pacific and 3 that are not yet operational. Our strategy had been to enter into long-term leases for our IBX centers rather than to purchase and own these properties; however, commencing with our recent purchases of the properties in the Los Angeles and Washington, D.C. metro areas, we have altered this strategy by purchasing rather than leasing these properties. While we ultimately entered into a sale-leaseback arrangement with respect to the recently acquired Los Angeles IBX property, we may decide to purchase, rather than lease, other property in the future as well. The majority of our IBX centers are accounted for as operating leases; however, in April 2004, we entered into a long-term lease for a 95,000 square foot data center in the Washington, D.C. metro area, which we refer to as our new Washington, D.C. metro area IBX. This lease, which includes the leasing of all of the IBX plant and machinery equipment located in the building, is a capital lease. We account for leases in accordance with SFAS No. 13, “Accounting for Leases.” Although we do not have title to any of the leased assets contained in our new Washington, D.C. metro area IBX, this lease qualified for capital lease treatment as a result of the present value of the minimum lease payments equaling or exceeding 90% of the fair value of the leased property. Our analysis of this lease required significant judgment and estimates in order to assess the fair value of the leased property and determine our incremental borrowing rate given no implicit rate was defined within the lease to allow us to calculate the present value of the minimum lease payments. In addition, as this lease contained land, building and equipment elements, we had to separate the individual elements and analyze each element separately, which is the same type of analysis we have to do in a purchase transaction such as our recent purchase of property in the Los Angeles metro area, since we are acquiring land, building and equipment elements.

While our first seven IBX centers were designed and built by us, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs we would incur in building out new space, we have altered our business strategy to acquire partially or fully built-out data centers rather than build out our own data centers in order to meet our IBX expansion needs. Each individual IBX expansion transaction, either in the form of a long-term lease or the purchase of real property, is unique. For example, with respect to the Santa Clara IBX acquisition in December 2003, rather than enter into a long-term lease for both the building and data center plant and equipment like the Washington, D.C. metro area IBX transaction mentioned above, we leased only the building in Santa Clara and purchased the data center property and equipment located in the building. Yet, the building lease had payment terms which were at a premium to prevailing market rates for similar properties at the time of signing the lease. As a result, we recorded an unfavorable lease liability, which is being amortized into rent expense over the term of the lease. Also, given that the Santa Clara data center was an operating data center, unlike the vacant Washington, D.C. metro area data center, we were required to negotiate with various customers located in the data center and enter into new contracts with these customers. In addition, we hired a number of the employees that were already working in this data center. As a result, we recorded several intangible assets.

In summary, each individual data center expansion will require a significant amount of judgment and management estimates in order to properly address the accounting treatment.

Accounting for Restructuring Charges. We have recorded restructuring charges in three of the past five years as we modified our business strategy in light of changing economic circumstances. Most recently, in December 2004, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs we would incur in building out new space, we made the decision to exit leases for excess space adjacent to one of our New York metro area IBXs, as well as space on the floor above our original Los Angeles IBX. As a result of our decision to exit these spaces, we recorded a restructuring charge totaling $17.7 million, which represents the present value of our estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms, as well as the write-off of all remaining property and equipment attributed to the excess space on the floor above our Los Angeles IBX. We entered into a two-year sublease agreement for the excess space in the New York metro area and are currently evaluating opportunities related to our excess space in Los Angeles. In addition, as a result of the San Jose ground lease termination, we expect to incur a significant restructuring charge in the fourth quarter of 2005.

We account for such activities in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Under the provisions of SFAS No. 146, we had to estimate the future cash payments required to exit these two leases, net of any estimated sub-rental income and expense, through the remainder of these lease terms and then determine the present value of such future cash flows to record the appropriate restructuring charge. In future periods, we will record accretion expense to accrete our accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of these leases. This restructuring activity required a significant amount of judgment and management estimates in order to determine a reasonable scenario of future net cash flows required to exit these leases, as well as to determine the appropriate discount rate to calculate the present value of the future net cash flows. Should the actual lease exit costs differ from our estimates, we may be required to adjust our restructuring charges associated with these two leases, which would impact net income in the period such determination was made. In addition, in the future, circumstances may change which would require us to record additional restructuring charges, which would require similar levels of judgment and management estimates in order to determine the appropriate restructuring charge to record.

Accounting for Stock-Based Compensation. We account for stock-based compensation plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS No. 123, we use the intrinsic value-based method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our employee stock-based compensation plans. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of our shares and the exercise price of the option. Unearned deferred compensation resulting from employee option grants is amortized on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” We have also adopted the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of SFAS No. 123.”

Primarily as a result of employee stock options being granted at exercise prices below fair market value prior to our initial public offering (IPO) in August 2000, we recorded a deferred stock-based compensation charge on our balance sheet of $54.5 million in 2000, which was amortized over the four-year vesting life of these individual stock options net of the reversal of any previously recorded accelerated stock-based compensation expense due to the forfeitures of those stock options prior to vesting. The amortization of the deferred stock-based compensation related to these pre-IPO stock options ended in August 2004. Subsequent to our IPO, since we generally only grant stock options at fair value on the date of grant, we currently do not have any significant deferred stock-based compensation remaining to be amortized. In addition, in February 2005, the Compensation Committee of the Board of Directors approved the issuance of 320,500 shares of restricted shares of common stock to executive officers. These restricted shares are subject to four-year vesting, and will only vest if the stock appreciates to certain pre-determined levels. These restricted shares are a compensatory plan under the provisions of APB Opinion No. 25 and are accounted for as variable awards. As a result, compensation cost will be adjusted for changes in the market price of our common stock until the restricted shares become vested. On the date of grant of the restricted shares in February 2005, we recorded a $14.4 million deferred stock-based compensation charge. For the nine months ended September 30, 2005, we recognized a reduction in deferred stock-based compensation of $976,000 as a result of a declining stock price and recorded $6.0 million of stock-based compensation expense related to these restricted shares for the nine months ended September 30, 2005. As of September 30, 2005, there was a total of $7.4 million of deferred stock-based compensation remaining to be amortized related to these restricted shares. We expect stock-based compensation expense related to these restricted shares to impact our results of operations through 2008. As of September 30, 2005, deferred stock-based compensation on our balance sheet totaled $7.5 million, and for the nine months ended September 30, 2005 and 2004, we recognized stock-based compensation expense of $6.3 million and $1.0 million respectively. As of December 31, 2004, deferred stock-based compensation on our balance sheet totaled $260,000, and for the years ended December 31, 2004, 2003 and 2002, we recognized stock-based compensation expense of $1.5 million, $2.9 million and $6.9 million, respectively. Had we recognized stock-based compensation under the fair value provisions of SFAS No. 123, we would have recognized stock-based compensation expense of $27.8 million and $16.2 million for the nine months ended September 30, 2005 and 2004, respectively, using the Black-Scholes option-pricing model with assumptions appropriate to these periods. Had we recognized stock- based compensation under the fair value provisions of SFAS No. 123, we would have recognized stock-based compensation expense of $20.8 million , $10.2 million and $12.9 million for the years ended December 31, 2004,

2003 and 2002, respectively, using the Black-Scholes option-pricing model with assumptions appropriate to these periods. For further detailed information on how we calculated these pro forma stock-based compensation charges, see Note 1 of our “Notes to Consolidated Financial Statements” in our financial statements found elsewhere in this prospectus supplement.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation, such as employee stock purchase plans and restricted stock awards. In addition, SFAS No. 123(R) supercedes Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Under the provisions of SFAS No. 123(R), stock-based compensation awards must meet certain criteria in order for the award to qualify for equity classification. An award that does not meet those criteria will be classified as a liability and be remeasured each period. SFAS No. 123(R) retains the requirements on accounting for the income tax effects of stock-based compensation contained in SFAS No. 123; however, it changes how excess tax benefits will be presented in the statement of cash flows. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), which offers guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123(R) while enhancing the information that investors receive. Key topics of SAB No. 107 include discussion on the valuation models available to preparers and guidance on key assumptions used in these valuation models, such as expected volatility and expected term, as well as guidance on accounting for the income tax effects of SFAS No. 123(R) and disclosure considerations, among other topics. SFAS No. 123(R) and SAB No. 107 were effective for reporting periods beginning after June 15, 2005; however in April 2005, the SEC approved a new rule that SFAS No. 123(R) and SAB No. 107 are now effective for public companies for annual, rather than interim, periods beginning after June 15, 2005. We are currently considering the financial accounting, income tax and internal control implications of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107. The adoption of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107 are expected to have a significant impact on our financial position and results of operations.

Results of Operations

Nine Months Ended September 30, 2005 and 2004

Revenues. Our revenues for the nine months ended September 30, 2005 and 2004 were split between the following revenue classifications (dollars in thousands):

	Nine months ended September 30,
	2005	%	2004	%
Recurring revenues	$149,623	94%	$111,811	94%

Non-recurring revenues:
Installation and professional services	8,777	5	5,982	5
Other	859	1	889	1

	9,636	6	6,871	6

Total revenues	$159,259	100%	$118,682	100%

Our revenues for the nine months ended September 30, 2005 and 2004 were geographically comprised of the following (dollars in thousands):

	Nine months ended September 30,
	2005	%	2004	%
U.S. revenues	$137,927	87%	$102,893	87%
Asia-Pacific revenues	21,332	13	15,789	13

Total revenues	$159,259	100%	$118,682	100%

We recognized revenues of $159.3 million for the nine months ended September 30, 2005 as compared to revenues of $118.7 million for the nine months ended September 30, 2004, a 34% increase. We segment our business geographically between the U.S. and Asia-Pacific as further discussed below.

Our business is based on a recurring revenue model comprised of colocation, interconnection and managed infrastructure services. We consider these services recurring as our customers are billed on a fixed and recurring basis each month for the duration of their contract, which is generally one to three years in length. Our recurring revenues are a significant component of our total revenues comprising greater than 90% of our total revenues for the nine months ended September 30, 2005 and 2004. Historically, approximately half of our then existing customers order new services in any given quarter representing greater than half of the new orders each quarter. To review our revenue recognition policies for our recurring revenue streams, refer to “Critical Accounting Policies and Estimates” above.

Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services that we perform. These services are considered to be non-recurring as they are billed typically once and only upon completion of the installation or professional services work performed. The non-recurring revenues are typically billed on the first invoice distributed to the customer. As a percent of total revenues, we expect non-recurring revenues to represent less than 10% of total revenues for the foreseeable future. Other non-recurring revenues are comprised primarily of customer settlements, which represent fees paid to us by customers who wish to terminate their contracts with us prior to their expiration. To review our revenue recognition policies for our recurring revenue streams, refer to “Critical Accounting Policies and Estimates” above.

In addition to reviewing recurring versus non-recurring revenues, we look at two other primary metrics when we analyze our revenues: 1) customer count and 2) weighted-average percentage utilization. Our customer count increased to 1,093 as of September 30, 2005 versus 896 as of September 30, 2004, an increase of 22%. Our weighted-average utilization rate represents the percentage of our cabinet space billing versus total cabinet space available. Our weighted-average utilization rate grew to 51% as of September 30, 2005 from 43% as of September 30, 2004; however, excluding the impact of our recent expansions in the Washington, D.C. and Silicon Valley area markets, our weighted-average utilization rate would have been 55% as of September 30, 2005. Although we have substantial capacity for growth, our utilization rates vary from market to market among our IBX centers in the eleven markets across the U.S. and Asia-Pacific. We continue to monitor the available capacity in each of our selected markets. To the extent we have limited capacity available in a given market, it may limit our ability for growth in that market. In addition, power and cooling requirements for some customers are growing on a per unit basis. As a result, customers are consuming an increasing amount of power per cabinet. Although we generally do not control the amount of draw our customers take from installed circuits, we have negotiated power consumption limitations with certain of our high power demand customers. We could face power limitations in our centers even though we may have additional physical capacity available within a specific IBX center. This could have a negative impact on the available utilization capacity of a given center, which could have a negative impact on our ability to grow revenues, affecting our financial performance, operating results and cash flows. Therefore, consistent with our recent expansions in the Washington, D.C., Silicon Valley, Chicago and Los Angeles metro area markets, we will continue to closely manage available space and power capacity in each of our operating markets and expect to continue to make strategic and selective expansions to our global footprint when and where appropriate.

U.S. Revenues. We recognized U.S. revenues of $137.9 million for the nine months ended September 30, 2005 as compared to $102.9 million for the nine months ended September 30, 2004. U.S. revenues consisted of recurring revenues of $129.8 million and $97.3 million, respectively, for the nine months ended September 30, 2005 and 2004, a 33% increase. U.S. recurring revenues consist primarily of colocation and interconnection services plus a nominal amount of managed infrastructure services. U.S. recurring revenues for the nine months ended September 30, 2005 included $4.7 million of revenue generated from the recently acquired Washington, D.C. area and Silicon Valley area IBX centers, which opened for business in the fourth quarter of 2004 and first quarter of 2005, respectively. Excluding revenues from these recently acquired U.S. IBX centers, the period over period growth in recurring revenues was primarily the result of an increase in orders from both our existing customers and new customer growth acquired during the period as reflected in the growth in our customer count and weighted-average utilization rate as discussed above. We expect our U.S. recurring revenues to continue to remain our most significant source of revenue for the foreseeable future.

In addition, U.S. revenues consisted of non-recurring revenues of $8.1 million and $5.6 million, respectively, for the nine months ended September 30, 2005 and 2004. Non-recurring revenues are primarily related to the recognized portion of deferred installation, professional services and settlement fees associated with certain contract terminations. Included in U.S. non-recurring revenues are settlement fees of $817,000 and $609,000, respectively, for the nine months ended September 30, 2005 and 2004. Offsetting some of this non-recurring revenue for the three months ended September 30, 2005, were service level credits that we recorded totaling $607,000 that were issued or will be issued to certain of our customers related to two separate power outages in our Chicago and Washington, D.C. metro area IBX centers. There were no significant service level credits recorded in the nine months ended September 30, 2004. Excluding settlements and service level credits, U.S. non-recurring revenues, consisting of the recognized portion of deferred installation and professional services, increased 59% period over period, primarily due to strong existing and new customer growth during the year, as well as the completion of certain custom projects for the U.S. government during the quarter ended March 31, 2005.

Asia-Pacific Revenues. We recognized Asia-Pacific revenues of $21.3 million for the nine months ended September 30, 2005 as compared to $15.8 million for the nine months ended September 30, 2004, a 35% increase. Asia-Pacific revenues consisted of recurring revenues of $19.8 million and $14.5 million, respectively, for the nine months ended September 30, 2005 and 2004, consisting primarily of colocation and managed infrastructure services. In addition, Asia-Pacific revenues consisted of non-recurring revenues of $1.5 million and $1.3 million, respectively, for the nine months ended September 30, 2005 and 2004. Asia-Pacific non-recurring revenues included $42,000 and $280,000, respectively, of contract settlement revenue for the nine months ended September 30, 2005 and 2004. There were no settlement fees recognized for the nine months ended September 30, 2005. Asia-Pacific revenues are generated from Hong Kong, Singapore, Sydney and Tokyo, with Singapore representing approximately 46% and 53%, respectively, of the regional revenues for the nine months ended September 30, 2005 and 2004. Our Asia-Pacific colocation revenues are similar to the revenues that we generate from our U.S. IBX centers; however, our Singapore IBX center has additional managed infrastructure service revenue, such as mail service and managed platform solutions, which we do not currently offer in any other IBX center location. The growth in our Asia-Pacific revenues is primarily the result of an increase in the customer base in this region during the past year, particularly in Hong Kong, Sydney and Tokyo.

Cost of Revenues. Cost of revenues were $116.6 million for the nine months ended September 30, 2005 as compared to $102.2 million for the nine months ended September 30, 2004, a 14% increase. The largest cost components of our cost of revenues are depreciation, rental payments related to our leased IBX centers, utility costs including electricity and bandwidth, IBX employees’ salaries and benefits, supplies and equipment and security services. A substantial majority of our cost of revenues are fixed in nature and do not vary significantly from period to period. However, there are certain costs, which are considered variable in nature, including utilities and supplies, that are directly related to growth of services in our existing and new customer base. We expect the cost of our utilities, specifically electricity, will increase in the future on a per unit or fixed basis in addition to on a customer growth or variable basis. In addition, the cost of electricity is generally higher in the summer months compared to other times of the year.

U.S. Cost of Revenues. U.S. cost of revenues were $101.5 million for the nine months ended September 30, 2005 as compared to $88.6 million for the nine months ended September 30, 2004. U.S. cost of revenues for the nine months ended September 30, 2005 included (i) $42.2 million of depreciation expense and (ii) $1.0 million of accretion expense comprised of our asset retirement obligation for our various leaseholds and the two leases for which we took a restructuring charge in the fourth quarter of 2004, as we are now accreting the related liability to exit these two leases to an amount equal to the total estimated future cash payments needed. U.S. cost of revenues for the nine months ended September 30, 2004 included (i) $37.5 million of depreciation expense, (ii) $35,000 of stock-based compensation expense, (iii) $258,000 of accretion expense associated with our asset retirement obligation for our various leaseholds and (iv) $121,000 of amortization expense associated with an intangible asset associated with our Santa Clara IBX center that became fully amortized in December 2004. Our U.S. cost of revenues for the nine months ended September 30, 2005 also included $4.6 million of other operating costs associated with the recently acquired Washington, D.C. and Silicon Valley metro area IBX centers, which opened for business in the fourth quarter of 2004 and first quarter of 2005, respectively, and our other recently acquired Silicon Valley IBX center and our recently purchased Los Angeles metro area IBX center, both of which won’t be available to customers until 2006. Excluding depreciation, stock-based compensation, accretion expense, amortization expense and the costs associated with operating these new IBX centers, U.S. cost of revenues increased period over period to $53.7 million for the nine months ended September 30, 2005 from $50.7 million for the nine months ended September 30, 2004, a 6% increase. This increase is primarily the result of increasing utility costs in line with increasing customer installations and revenues attributed to customer growth. We continue to anticipate that our cost of revenues will increase in the foreseeable future to the extent that the occupancy levels in our U.S. IBX centers increase and as the costs attributed to newly-acquired IBX centers in the Silicon Valley, Chicago and Los Angeles metro areas commence operations more fully in the fourth quarter of 2005. However, a portion of our expected increase in U.S. cost of revenues will be partially offset by a reduction in rent expense as a result of our October 2005 purchase of the Ashburn campus where our Washington, D.C. metro area IBX center is located. We expect that this savings in rent expense will be approximately $530,000 per quarter, commencing partially in the fourth quarter of 2005, although this decrease in rent expense will be somewhat mitigated by an increased level of depreciation for this property. In addition, U.S. cost of revenues would also decrease as a result of our San Jose ground lease termination, which is expected to close before the end of 2005.

Asia-Pacific Cost of Revenues. Asia-Pacific cost of revenues were $15.1 million for the nine months ended September 30, 2005 as compared to $13.6 million for the nine months ended September 30, 2004. Asia-Pacific cost of revenues for the nine months ended September 30, 2005 included $2.9 million of depreciation expense and $195,000 of non-cash rent expense associated with the value attributed to warrants issued in May 2004 to our landlord in connection with a lease amendment for our Hong Kong IBX center. Asia-Pacific cost of revenues for the nine months ended September 30, 2004 included $2.7 million of depreciation expense and $129,000 of non-cash rent expense. Excluding depreciation and non-cash rent expense, Asia-Pacific cost of revenues increased period over period to $12.0 million for the nine months ended September 30, 2005 from $10.8 million for the nine months ended September 30, 2004, a 12% increase. This increase is primarily the result of increasing utility and bandwidth costs in line with increasing customer installations and revenues attributed to this customer growth. Our Asia-Pacific cost of revenues are generated in Hong Kong, Singapore, Sydney and Tokyo. There are several managed infrastructure service revenue streams unique to our Singapore IBX center, such as mail service and managed platform solutions, that are more labor intensive than our service offerings in the United States. As a result, our Singapore IBX center has a greater number of employees than any of our other IBX centers, and therefore, a greater labor cost relative to our other IBX centers in the United States or other Asia-Pacific locations. We anticipate that our Asia-Pacific cost of revenues will experience moderate growth in the foreseeable future consistent with our anticipated growth in revenues.

Sales and Marketing. Sales and marketing expenses increased to $14.8 million for the nine months ended September 30, 2005 from $13.5 million for the nine months ended September 30, 2004.

U.S. Sales and Marketing Expenses. U.S. sales and marketing expenses increased to $12.6 million for the nine months ended September 30, 2005 from $9.9 million for the nine months ended September 30, 2004. Included in U.S. sales and marketing expenses for the nine months ended September 30, 2005 were $1.1 million of stock-based compensation expense and $45,000 of amortization expense associated with an intangible asset in connection with our Santa Clara IBX center. Included in U.S. sales and marketing expenses for the nine months ended September 30, 2004 was $51,000 of stock-based compensation expense and $44,000 of amortization expense associated with an intangible asset in connection with our Santa Clara IBX center. The increase in the stock-based compensation expense period over period is a result of the non-cash charge attributed to restricted stock awards granted to our sales and marketing executive officers in the first quarter of 2005. Excluding stock-based compensation and amortization expense, U.S. sales and marketing expenses increased to $11.4 million for the nine months ended September 30, 2005 as compared to $9.8 million for the nine months ended September 30, 2004, a 16% increase. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. This increase is primarily due to approximately $1.7 million of higher compensation costs, including increases in sales compensation related to strong new customer bookings throughout 2005, general salary increases and bonuses for our marketing staff and non-commissioned sales staff, as well as some moderate headcount growth (67 U.S. sales and marketing employees as of September 30, 2005 versus 65 as of September 30, 2004). Going forward, we expect to see U.S. sales and marketing spending increase nominally in absolute dollars as we continue to grow our business.

Asia-Pacific Sales and Marketing Expenses. Asia-Pacific sales and marketing expenses decreased to $2.2 million for the nine months ended September 30, 2005 as compared to $3.6 million for the nine months ended September 30, 2004. Included in Asia-Pacific sales and marketing expenses for the nine months ended September 30, 2004 were $1.4 million of amortization expense associated with several intangible assets associated with our Singapore operations, which became fully amortized in December 2004. Excluding amortization expense, Asia-Pacific sales and marketing expenses remained flat at $2.2 million during both the nine months ended September 30, 2005 and 2004. While there was an increase of approximately $130,000 in higher compensation costs during this period, primarily due to some moderate headcount growth (27 Asia-Pacific sales and marketing employees as of September 30, 2005 versus 24 as of September 30, 2004), this growth was offset by overall reductions in other discretionary spending in this area. Our Asia-Pacific sales and marketing expenses consist of the same type of costs that we incur in our U.S. operations, namely compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. Our Asia-Pacific sales and marketing expenses are generated in Hong Kong, Singapore, Sydney and Tokyo. We expect that our Asia-Pacific sales and marketing expenses will experience some moderate growth in the foreseeable future.

General and Administrative. General and administrative expenses increased to $33.6 million for the nine months ended September 30, 2005 from $24.5 million for the nine months ended September 30, 2004.

U.S. General and Administrative Expenses. U.S. general and administrative expenses increased to $27.7 million for the nine months ended September 30, 2005 as compared to $19.6 million for the nine months ended September 30, 2004. Included in U.S. general and administrative expenses for the nine months ended September 30, 2005 were $5.1 million of stock-based compensation expense and $1.2 million of depreciation expense. Included in U.S. general and administrative expenses for the nine months ended September 30, 2004 were $933,000 of stock-based compensation expense and $1.4 million of depreciation expense. The increase in the stock-based compensation expense period over period is a result of the non-cash charge attributed to restricted stock awards granted to our executive officers in the first quarter of 2005. Excluding stock-based compensation expense and depreciation expense, U.S. general and administrative expenses increased to $21.4 million for the nine months ended September 30, 2005, as compared to $17.2 million for the prior period, a 24% increase. This increase is primarily due to approximately $3.8 million of higher compensation costs, including general salary increases, bonuses, headcount growth (150 U.S. general and administrative employees as of September 30, 2005 versus 117 as of September 30, 2004) and $597,000 related to an accrued severance charge, as well as an increase in professional fees, primarily in connection with our overall expansion and growth efforts. General and administrative expenses, excluding stock-based compensation and depreciation, consist primarily of salaries and related expenses, accounting, legal and other professional service fees and other general corporate expenses such as our corporate headquarter office lease. Going forward, we expect U.S. general and administrative spending to increase moderately in absolute dollars as we continue to scale our operations to support our growth.

Asia-Pacific General and Administrative Expenses. Asia-Pacific general and administrative expenses increased to $5.9 million for the nine months ended September 30, 2005 as compared to $4.9 million for the nine months ended September 30, 2004. Included in Asia-Pacific general and administrative expenses were $223,000 and $285,000, respectively, of depreciation expense for the nine months ended September 30, 2005 and 2004. Excluding depreciation, Asia-Pacific general and administrative expenses increased to $5.6 million for the nine months ended September 30, 2005, as compared to $4.6 million for the prior period, a 21% increase. This increase is primarily due to approximately $820,000 of higher compensation costs, including general salary increases and bonuses, as well as some headcount growth (86 Asia-Pacific general and administrative employees as of September 30, 2005 versus 69 as of September 30, 2004). Our Asia-Pacific general and administrative expenses consist of the same type of costs that we incur in our U.S. operations, namely salaries and related expenses, accounting, legal and other professional service fees and other general corporate expenses. Our Asia-Pacific general and administrative expenses are generated in Hong Kong, Singapore, Sydney and Tokyo. Our Asia-Pacific headquarter office is located in Singapore. Most of the corporate overhead support functions, similar to what we have in the U.S., also reside in our Singapore office in order to support our Asia-Pacific operations. In addition, we have separate office locations in Tokyo and Hong Kong. We expect that our Asia-Pacific general and administrative expenses will experience some moderate growth in the foreseeable future.

Interest Income. Interest income increased to $2.6 million from $819,000 for the nine months ended September 30, 2005 and 2004, respectively. Interest income increased due to higher average cash, cash equivalent and short-term and long-term investment balances held in interest-bearing accounts during these periods, as well as higher yields on those balances due to increased interest rates.

Interest Expense. Interest expense decreased to $6.3 million from $8.8 million for the nine months ended September 30, 2005 and 2004, respectively. During the quarter ended March 31, 2004, with the proceeds from the convertible debenture offering, we paid off the remaining credit facility and two other smaller debt facilities, as well as redeemed the remaining 13% senior notes that were outstanding. Furthermore, in March 2004, the $10.0 million 10% convertible secured notes issued in connection with the Crosslink financing were converted to 2.5 million shares of our common stock. As a result of the repayments, redemption and conversion of our older debt facilities, which have been replaced with our $86.3 million 2.5% convertible subordinated debentures, our interest expense commencing with the second quarter of 2004 has been significantly reduced. In addition, during the quarter ended March 31, 2005, we converted 95% of the outstanding 14% convertible secured notes and unpaid interest held by STT Communications into 4.1 million shares of our preferred stock, which was subsequently converted into 4.1 million shares of our common stock in February 2005. All of these decreases in interest expense are partially offset by interest expense associated with the capital lease we recorded in connection with the Washington, D.C. metro area IBX center during the fourth quarter of 2004 and the debt facility we recorded in connection with the Silicon Valley metro area IBX center equipment and fiber during the first quarter of 2005, which both bear interest at 8.50%. In addition, interest expense will continue to increase, commencing in the fourth quarter of 2005, as a result of the capital lease for equipment we will record in connection with our Sunnyvale IBX acquisition in October 2005 and the debt facility for equipment we will record in connection with our Chicago IBX acquisition in November 2005, which both bear interest at 7.50%, as well as the $30.0 million drawdown from our $50.0 million Silicon Valley Bank revolving credit line during October 2005, which bears interest at an initial rate of 5.72%. Furthermore, as a result of the Los Angeles IBX sale-leaseback and the Ashburn IBX property financing transactions, both of which we expect to close before the end of 2005, interest expense will further increase.

Loss on Debt Extinguishment and Conversion. In February 2004, with the proceeds from the convertible debenture offering, we paid off the remaining credit facility and two other debt facilities, as well as redeemed the remaining 13% senior notes that were outstanding at a premium of 106.5% through March 2004. In addition, in March 2004, the 10% $10.0 million convertible secured notes issued in connection with the Crosslink financing, and which had a beneficial conversion feature, were converted to 2.5 million shares of our common stock. As a result of these various repayments, redemption and conversion of our older debt facilities, we recorded a loss on debt extinguishment and conversion of $16.2 million, comprised primarily of the write-off of the various debt issuance costs and discounts associated with these various debt facilities totaling $13.7 million, as well as the premium paid to the holders of our 13% senior notes required to redeem these early and other cash transaction costs totaling $2.5 million. There was no loss recorded in connection with the STT convertible secured notes conversion during the nine months ended September 30, 2005 as the STT convertible secured notes did not have a beneficial conversion feature at the time of issuance on December 31, 2002.

Income Taxes. A full valuation allowance is recorded against our deferred tax assets as management cannot conclude, based on available objective evidence, when it is more likely than not that the net value of its deferred tax assets will be realized. However, for the nine months ended September 30, 2005 and 2004, we recorded $553,000 and $200,000, respectively, of income tax expense, primarily representing income taxes related to alternative minimum tax. We have not incurred any significant income tax expense since inception and we do not expect to incur any significant income tax expense during 2005 and 2006 other than alternative minimum tax.

Years Ended December 31, 2004 and 2003

Revenues. Our revenues for the years ended December 31, 2004 and 2003 were split between the following revenue classifications (dollars in thousands):

	Year ended December 31,
	2004	%	2003	%
Recurring revenues	$154,432	94%	$109,957	93%

Non-recurring revenues:
Installation and professional services	8,350	5	6,221	5
Other	889	1	1,764	2

	9,239	6	7,985	7

Total revenues	$163,671	100%	$117,942	100%

Our revenues for the years ended December 31, 2004 and 2003 were geographically comprised of the following (dollars in thousands):

	Year ended December 31,
	2004	%	2003	%
U.S. revenues	$141,598	87%	$99,669	85%
Asia-Pacific revenues	22,073	13	18,273	15

Total revenues	$163,671	100%	$117,942	100%

We recognized revenues of $163.7 million for the year ended December 31, 2004 as compared to revenues of $117.9 million for the year ended December 31, 2003, a 39% increase. We segment our business geographically between the U.S. and Asia-Pacific as further discussed below.

Our business is based on a recurring revenue model comprised of colocation, interconnection and managed infrastructure services. We consider these services recurring as once a customer has been installed in one of our IBX centers they are billed on a fixed and recurring basis each month for the duration of their contract, which is generally one to three years in length. Our recurring revenues are a significant component of our total revenues comprising 94% of our total revenues for the year ended December 31, 2004 as compared to 93% in the prior year. Historically, greater than half of our customers order new services each quarter and greater than half of our new orders come from our already installed customer base each quarter.

Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services that we perform. These services are considered to be non-recurring as they are billed typically once and only upon completion of the installation or professional services work performed. The non-recurring revenues are typically billed on the first invoice distributed to the customer. Installation and professional services revenues increased 34% period over period, primarily due to strong existing and new customer growth during the year. As a percent of total revenues, we expect non-recurring revenues to represent approximately 5% of total revenues in each period. Other non-recurring revenues are comprised primarily of customer settlements, which represent fees paid to us by customers who wish to terminate their contracts with us prior to the expiration of their contract.

In addition to reviewing recurring versus non-recurring revenues, we look at two other primary metrics when we analyze our revenues: 1) customer count and 2) weighted-average percentage utilization. Our customer count increased to 950 as of December 31, 2004 versus 712 as of December 31, 2003, an increase of 33%. Our weighted-average utilization rate represents the percentage of our cabinet space billing versus total cabinet space available. Our weighted-average utilization rate grew to 45% as of December 31, 2004 from 35% as of December 31, 2003. Although we have substantial capacity for growth, our utilization rates vary from market to market among our 15 worldwide IBX centers. We continue to monitor the available capacity in each of our selected markets. To the extent we have limited capacity available in a given market, it may limit our ability for growth in that market. Therefore, consistent with our lease of Sprint’s Santa Clara property in December 2003 and our expansion into the Washington, D.C. metro area market in April 2004 and further expansion into the Silicon Valley market in December 2004, we continually review available space in our other operating markets.

U.S. Revenues. We recognized U.S. revenues of $141.6 million for the year ended December 31, 2004 as compared to $99.7 million for the year ended December 31, 2003. U.S. revenues consisted of recurring revenues of $134.3 million and $93.6 million, respectively, for the year ended December 31, 2004 and 2003, a 43% increase. U.S. recurring revenues consist primarily of colocation and interconnection services plus a nominal amount of managed infrastructure services. U.S. recurring revenues for the year ended December 31, 2004 included revenue generated from the recently acquired Santa Clara IBX center. Excluding revenue from this acquired U.S. IBX hub, the period over period growth in recurring revenues was primarily the result of an increase in orders from both our existing customers and new customer growth acquired during the period as reflected in the growth in our customer count and weighted-average utilization rate as discussed above. As noted above, historically, greater than half of our new orders come from our already installed customer base each period.

In addition, U.S. revenues consisted of non-recurring revenues of $7.3 million and $6.1 million, respectively, for the year ended December 31, 2004 and 2003. Non-recurring revenues are primarily related to the recognized portion of deferred installation and professional services. Also included in U.S. non-recurring revenues are settlement fees of $609,000 and $1.2 million, respectively, for the year ended December 31, 2004 and 2003 associated with certain contract terminations. The $609,000 in settlement fees for the year ended December 31, 2004 primarily represented a bankruptcy court-mandated payment from Excite@Home. The $1.2 million in settlement fees for the year ended December 31, 2003 primarily represented bankruptcy court-mandated payments from both Worldcom and Excite@Home.

Asia-Pacific Revenues. We recognized Asia-Pacific revenues of $22.1 million for the year ended December 31, 2004 as compared to $18.2 million for the year ended December 31, 2003. Asia-Pacific revenues consisted of recurring revenues of $20.2 million and $16.3 million, respectively, for the year ended December 31, 2004 and 2003, consisting primarily of colocation and managed infrastructure services. In addition, Asia-Pacific revenues consisted of non-recurring revenues of $1.9 million for both years ended December 31, 2004 and 2003. Asia-Pacific non-recurring revenues included $280,000 and $584,000, respectively, of contract settlement revenue for the year ended December 31, 2004 and 2003. Asia-Pacific revenues are generated from Hong Kong, Singapore, Sydney and Tokyo with Singapore representing approximately 52% and 77%, respectively, of the regional revenues for the year ended December 31, 2004 and 2003. Our Asia-Pacific colocation revenues are similar to the revenues that we generate from our U.S. IBX centers; however, our Singapore IBX center has additional managed infrastructure service revenue, such as mail service and managed platform solutions, which we do not currently offer in any other

IBX center location. The growth in our Asia-Pacific revenues is primarily the result of an increase in the customer base in this region during the past year, particularly in Tokyo and Sydney; however, this revenue growth was partially offset by a decrease in low-margin bandwidth revenue in Singapore of approximately $3.1 million.

Cost of Revenues. Cost of revenues were $136.9 million for the year ended December 31, 2004 as compared to $128.1 million for the year ended December 31, 2003, a 7% increase. The largest cost components of our cost of revenues are depreciation, rental payments related to our leased IBX centers, utility costs including electricity and bandwidth, IBX employees’ salaries and benefits, supplies and equipment and security services. A substantial majority of our cost of revenues are fixed in nature and do not vary significantly from period to period. However, there are certain costs, which are considered variable in nature, including utilities and supplies, that are directly related to growth of services for our existing and new customer base. Given a large component of our cost of revenues are fixed in nature, we anticipate any growth in revenues will have a significant incremental flow-through to gross profit; however, power and cooling requirements are growing on a per server basis. As a result, customers are consuming an increasing amount of power per cabinet. This, combined with the fact that we do not currently control the amount of draw our customers take from installed circuits, means that our utility costs are expected to increase in the future, and we may not be successful in raising power revenues to a sufficient level to offset such expected increases in utility costs.

U.S. Cost of Revenues. U.S. cost of revenues were $118.3 million for the year ended December 31, 2004 as compared to $107.5 million for the year ended December 31, 2003. U.S. cost of revenues included $50.1 million of depreciation expense, $35,000 of stock-based compensation expense, $355,000 of accretion expense associated with our asset retirement obligations relating to our various leaseholds and $147,000 of amortization expense associated with an intangible asset related to our Santa Clara IBX center for the year ended December 31, 2004. U.S. cost of revenues included $49.9 million of depreciation expense, $59,000 of stock-based compensation expense, $562,000 of accretion expense associated with our asset retirement obligations relating to our various leaseholds and $13,000 of amortization expense associated with an intangible asset related to our Santa Clara IBX center for the year ended December 31, 2003. Excluding depreciation, stock-based compensation, accretion expense and amortization expense, U.S. cost of revenues increased period over period to $67.7 million for the year ended December 31, 2004 from $56.9 million for the year ended December 31, 2003, a 19% increase. This increase is primarily the result of the operating costs associated with the Santa Clara IBX center acquired on December 1, 2003, as well as increasing utility costs in our IBX centers, excluding the newly-acquired Santa Clara IBX, of $4.1 million in line with increasing customer installations and revenues attributed to this customer growth and $1.2 million of higher compensation costs in our IBX centers, excluding the newly-acquired Santa Clara IBX, including general salary increases and bonuses for our IBX staff.

Asia-Pacific Cost of Revenues. Asia-Pacific cost of revenues were $18.6 million for the year ended December 31, 2004 as compared to $20.6 million for the year ended December 31, 2003. Asia-Pacific cost of revenues included $3.7 million of depreciation expense and $194,000 of non-cash rent expense associated with the value attributed to warrants issued to our landlord in connection with a lease amendment for our Hong Kong IBX center for the year ended December 31, 2004. Asia-Pacific cost of revenues included $4.4 million of depreciation expense for the year ended December 31, 2003. Excluding depreciation and non-cash rent expense, Asia-Pacific cost of revenues decreased period over period to $14.7 million for the year ended December 31, 2004 from $16.2 million for the year ended December 31, 2003, a 9% decrease. This decrease is primarily the result of (i) a decrease in bandwidth costs in Singapore associated with a corresponding decrease in low-margin bandwidth revenue in this location of approximately $2.4 million, (ii) a decrease in operating costs in Singapore as a result of the asset sale of one of our two IBX centers in Singapore that occurred during the fourth quarter of 2003 of $804,000 and (iii) the renegotiation and reduction of our Hong Kong and Tokyo lease costs, resulting in rent savings of approximately $538,000. These decreases are partially offset by some cost increases in line with increasing customer installations and revenues attributed to our customer growth in this region, including increasing utility costs in our Asia-Pacific IBX centers of $649,000. Our Asia-Pacific costs of revenues are generated in Hong Kong, Singapore, Sydney and Tokyo. There are several managed IT infrastructure service revenue streams unique to our Singapore IBX hub, such as mail service and managed platform solutions, that are more labor intensive than our service offerings in the

United States. As a result, our Singapore IBX center has a greater number of employees than any of our other IBX centers, and therefore, a greater labor cost relative to our other IBX centers in the United States or other Asia-Pacific locations.

Sales and Marketing. Sales and marketing expenses decreased to $18.6 million for the year ended December 31, 2004 from $19.4 million for the year ended December 31, 2003.

U.S. Sales and Marketing Expenses. U.S. sales and marketing expenses increased to $13.8 million for the year ended December 31, 2004 from $12.5 million for the year ended December 31, 2003. Included in U.S. sales and marketing expenses were $119,000 and $299,000, respectively, of stock-based compensation expense and amortization expense associated with an intangible asset in connection with our Santa Clara IBX center for the years ended December 31, 2004 and 2003. Excluding stock-based compensation and amortization expense, U.S. sales and marketing expenses increased to $13.7 million for the year ended December 31, 2004 as compared to $12.2 million for the year ended December 31, 2003, a 12% increase. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. This increase is primarily due to increased compensation costs of $1.1 million, primarily as a result of growth in our revenue bookings and an increase in the number of sales and marketing headcount.

Asia-Pacific Sales and Marketing Expenses. Asia-Pacific sales and marketing expenses decreased to $4.8 million for the year ended December 31, 2004 as compared to $6.9 million for the year ended December 31, 2003. Included in Asia-Pacific sales and marketing expenses were $1.8 million and $2.1 million, respectively, of amortization expense associated with several intangible assets associated with our Singapore operations for the years ended December 31, 2004 and 2003. Excluding amortization expense, Asia-Pacific sales and marketing expenses decreased to $3.0 million during the year ended December 31, 2004 down from $4.8 million in the prior year, primarily as a result of headcount and overall compensation cost reductions in the Singapore region last year of approximately 14% and a decrease in overall discretionary spending due in large part to synergistic savings as a result of the combination that closed on December 31, 2002. Our Asia-Pacific sales and marketing expenses consist of the same type of costs that we incur in our U.S. operations, namely compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. Our Asia-Pacific sales and marketing expenses are generated in Hong Kong, Singapore, Sydney and Tokyo.

General and Administrative. General and administrative expenses decreased to $32.5 million for the year ended December 31, 2004 from $34.3 million for the year ended December 31, 2003.

U.S. General and Administrative Expenses. U.S. general and administrative expenses decreased to $25.9 million for the year ended December 31, 2004 as compared to $28.3 million for the year ended December 31, 2003. Included in U.S. general and administrative expenses for the year ended December 31, 2004, were $1.8 million and $1.4 million of depreciation expense and stock-based compensation expense, respectively. Included in U.S. general and administrative expenses for the year ended December 31, 2003, were $5.3 million and $2.6 million of depreciation expense and stock-based compensation expense, respectively. Depreciation and stock-based compensation expense decreased period over period as certain headquarter-based assets became fully depreciated during the year, and certain stock-based compensation costs became fully amortized. Excluding depreciation and stock-based compensation expense, U.S. general and administrative expenses increased to $22.7 million for the year ended December 31, 2004, as compared to $20.4 million for the prior year, an 11% increase. This increase is primarily due to higher professional service fees and other legal-related costs and expenses of $1.8 million, including $733,000 of external costs attributed to our Sarbanes-Oxley compliance initiatives. We continue to incur additional costs related to our Sarbanes-Oxley compliance initiative and this initiative will continue to impose additional costs on Equinix as a public company, both in the form of outside professional service fees for auditors and other advisors, and internal costs related to various devoted teams throughout the organization. We also have higher overall compensation costs of $1.9 million related to annual salary merit increases and corporate bonus programs, as well as an increase in the number of new hires over the past year. In addition, during 2004, we incurred a net charge of $190,000 related to the liquidation of certain legacy subsidiaries in Europe and we do not expect this cost to recur (we initially recorded a charge of $512,000 in the third quarter, which was offset by a reduction in the charge of $322,000 in the fourth quarter as a result of a favorable settlement reached in December 2004). These increases in costs are partially offset by some savings related to the shutdown of the Pihana corporate office in Honolulu that was completed in June 2003, and the relocation of the corporate headquarter office from Mountain View to Foster City in March 2003 totaling $1.9 million. General and administrative expenses, excluding depreciation and stock-based compensation, consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses such as our corporate headquarter office lease.

Asia-Pacific General and Administrative Expenses. Asia-Pacific general and administrative expenses increased to $6.6 million for the year ended December 31, 2004 as compared to $6.0 million for the year ended December 31, 2003. Included in Asia-Pacific general and administrative expenses were $366,000 and $497,000, respectively, of depreciation expense for the year ended December 31, 2004 and 2003. Excluding depreciation, Asia-Pacific general and administrative expenses increased to $6.2 million for the year ended December 31, 2004, as compared to $5.5 million for the prior year, a 13% increase. This increase is primarily related to an increase in professional service fees of $141,000 related to our Sarbanes-Oxley compliance initiative in Singapore and higher compensation costs of $450,000 as a result of annual merit increases and corporate bonus programs. Our Asia-Pacific general and administrative expenses consist of the same type of costs that we incur in our U.S. operations, namely salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. Our Asia-Pacific general and administrative expenses are generated in Hong Kong, Singapore, Sydney and Tokyo. Our Asia-Pacific headquarter office is located in Singapore. Most of the corporate overhead support functions that we have in the U.S. also reside in our Singapore office in order to support our Asia-Pacific operations. In addition, we have separate office locations in Hong Kong and Tokyo.

Restructuring Charges. During the year ended December 31, 2004, we recorded restructuring charges of $17.7 million. In light of the availability of fully built-out data centers in select markets at costs significantly below those costs we would incur in building out new space, we made the decision in December 2004 to exit leases for excess space adjacent to one of our New York metro area IBXs, as well as space on the floor above our original Los Angeles IBX. The restructuring charges consisted of (i) a $13.9 million charge representing the present value of our estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms; and (ii) a write-off of property and equipment of $3.8 million, representing the write-off of all remaining property and equipment attributed to the excess space on the floor above our Los Angeles IBX. We entered into a two-year sublease agreement for the excess space in the New York metro area and are currently evaluating opportunities related to our excess space in Los Angeles. We expect that as a result of these restructuring charges, we will realize annual savings in cost of revenues commencing in 2005 of approximately $1.8 million. As of December 31, 2004, we had total accrued restructuring charges of $14.8 million recorded as liabilities on our balance sheet related to these excess lease spaces. For further detailed information on our restructuring charges, see Note 17 of our “Notes to Consolidated Financial Statements” in our financial statements found elsewhere in this prospectus supplement. We did not incur any restructuring charges during the year ended December 31, 2003.

Interest Income. Interest income increased to $1.3 million from $296,000 for the years ended December 31, 2004 and 2003, respectively. Interest income increased due to higher average cash, cash equivalent and short-term and long-term investment balances held in interest-bearing accounts during these periods, as well as to increased yields on those balances.

Interest Expense. Interest expense decreased to $11.5 million from $20.5 million for the years ended December 31, 2004 and 2003, respectively. The decrease in interest expense was primarily attributable to the reduction in the principal balance outstanding on our credit facility during 2003 and 2004. These interest expense savings were partially offset by additional non-cash interest expense associated with the $10.0 million 10% convertible secured notes issued on June 5, 2003 as a result of the Crosslink financing. However, during the quarter ended March 31, 2004, with the proceeds from the convertible debenture offering, we fully paid off the remaining credit facility and two other debt facilities, as well as fully redeemed the remaining 13% senior notes that were outstanding. In addition, in March 2004, the $10.0 million 10% convertible secured notes issued in connection with the Crosslink financing were converted to 2.5 million shares of our common stock. As a result of these various repayments, redemption and conversion of our older debt facilities, which have been replaced with our $86.3 million 2.5% convertible subordinated debentures, our interest expense commencing with the second quarter of 2004 was significantly reduced.

Loss on Debt Extinguishment and Conversion. In February 2004, with the proceeds from the convertible debenture offering, we fully paid off the remaining credit facility and two other debt facilities, as well as fully redeemed the remaining 13% senior notes that were outstanding at a premium of 106.5% through March 2004. In addition, in March 2004, the 10% $10.0 million convertible secured notes issued in connection with the Crosslink financing, which contained a beneficial conversion feature, were converted to 2.5 million shares of our common stock. As a result of these various repayments, redemption and conversion of our older debt facilities, we recorded a loss on debt extinguishment and conversion of $16.2 million, comprised primarily of the write-off of the various debt issuance costs and discounts associated with these various debt facilities totaling $13.7 million, as well as the premium paid to the holders of our 13% senior notes required to redeem these early and other cash transaction costs totaling $2.5 million. There was no such debt extinguishment or conversion activity during the year ended December 31, 2003.

Income Taxes. A full valuation allowance is recorded against our deferred tax assets as management cannot conclude, based on available objective evidence, when it is more likely than not that the gross value of its deferred tax assets will be realized. However, for the year ended December 31, 2004, we recorded $153,000 of income tax expense, primarily representing income taxes related to our international subsidiaries.

Years Ended December 31, 2003 and 2002

Revenues. Our revenues for the year ended December 31, 2003 and 2002 were split between the following revenue classifications (dollars in thousands):

	Year ended December 31,
	2003	%	2002	%
Recurring revenues	$109,957	93%	$65,319	85%

Non-recurring revenues:
Installation and professional services	6,221	5	4,056	5
Other	1,764	2	7,813	10

	7,985	7	11,869	15

Total revenues	$117,942	100%	$77,188	100%

Our revenues for the year ended December 31, 2003 and 2002 were geographically comprised of the following (dollars in thousands):

	Year ended December 31,
	2003	%	2002	%
U.S. revenues	$99,669	85%	$77,188	100%
Asia-Pacific revenues	18,273	15	—	0

Total revenues	$117,942	100%	$77,188	100%

We recognized revenues of $117.9 million for the year ended December 31, 2003, as compared to revenues of $77.2 million for the year ended December 31, 2002, a 53% increase. Included in revenues for the year ended December 31, 2003, are the results of the two companies that we acquired on December 31, 2002, i-STT Pte. Ltd. and Pihana, totaling $23.4 million. We segment our business geographically between the U.S. and Asia-Pacific as further discussed below.

Our business is based on a recurring revenue model comprised of colocation, interconnection and managed infrastructure services. We consider these services as recurring as once a customer has been installed in one of our IBX centers they are billed on a fixed and recurring basis each month for the duration of their contract, which is generally one to three years in length. Our recurring revenues are a significant component of our total revenues comprising 93% of our total revenues for the year ended December 31, 2003, an increase from the 85% level in the prior year. To review our revenue recognition policies for our recurring revenue streams, refer to “Critical Accounting Policies and Estimates” above.

Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and, professional services that we perform. These services are considered to be non-recurring as they are billed typically once and only upon completion of the installation or professional services work performed. The non-recurring revenues are typically billed on the first invoice distributed to the customer. Installation and professional services revenues increased 53% year over year, primarily due to strong existing and new customer growth during the year. Other non-recurring revenues include equipment resales and customer settlements. This non-recurring revenue line decreased significantly from the prior year as (i) we are no longer pursuing equipment resales due a change in product strategy and (ii) the number of customer right-sizings and settlements decreased substantially during 2003.

In addition to reviewing recurring versus non-recurring revenues, we look at two other primary metrics when we analyze our revenues: 1) customer count and 2) percentage utilization. Our customer count increased to 712 as of December 31, 2003 versus 568 as of December 31, 2002, an increase of 25%. Our utilization rate represents the percentage of our cabinet space billing versus total cabinet space available. Our utilization rate as of December 31, 2003 was 37% versus 29% as of December 31, 2002, an increase of 28%, including our Asia-Pacific operations for both periods. Although we have substantial capacity for growth, our utilization rates vary from market to market among our 15 worldwide IBX centers. To the extent we have limited capacity available in a given market, it may limit our ability for growth in that market. Therefore, consistent with our acquisition of the Sprint’s Santa Clara property in December 2003, we will continue to review our available space in our other operating markets.

U.S. Revenues. We recognized U.S. revenues of $99.7 million for the year ended December 31, 2003 as compared to $77.2 million for the year ended December 31, 2002. U.S. revenues consisted of recurring revenues of $93.6 million and $65.3 million, respectively, for the year ended December 31, 2003 and 2002, a 43% increase. U.S. recurring revenues consist primarily of colocation and interconnection services plus a nominal amount of managed infrastructure services. U.S. recurring revenues for the year ended December 31, 2003 includes $5.1 million of revenues generated from the two U.S. IBX centers acquired from Pihana on December 31, 2002 located in Los Angeles and Honolulu. Excluding revenues from these acquired U.S. IBX centers, the period over period growth in recurring revenues of 60% was primarily the result of an increase in orders from both our existing customers and new customer growth acquired during the year as reflected in the growth in our customer count and utilization rate as discussed above. In addition, consistent with the growth in our customer base, our interconnection revenues have grown as our customers continue to expand their interconnection activity with each other. As of December 31, 2003, U.S. interconnection revenue represented 21% of total U.S. recurring revenue as compared to 9% in the prior year.

In addition, U.S. revenues consisted of non-recurring revenues of $6.1 million and $11.9 million, respectively, for the year ended December 31, 2003 and 2002. Non-recurring revenues are primarily related to the recognized portion of deferred installation, professional services, settlement fees associated with certain contract terminations and equipment resales. The period over period decrease in U.S. non-recurring revenues was primarily the result of $2.9 million of equipment resale revenue and $4.9 million in settlement fees from customers to terminate their contract recognized during the year ended December 31, 2002. There were no equipment resale transactions during the year ended December 31, 2003; however, we received $1.2 million of settlement fees during the year ended December 31, 2003, primarily as a result of bankruptcy related payments from both Worldcom and Excite@home.

Asia-Pacific Revenues. As a result of the combination that closed on December 31, 2002, which resulted in the acquisition of four Asia-Pacific IBX centers, we recognized $18.2 million of revenues in Asia-Pacific during the year ended December 31, 2003. Prior to the combination we generated no revenues from outside of the United States. Asia-Pacific revenues consisted of recurring revenues of $16.3 million, primarily from colocation and managed infrastructure services, and non-recurring revenues of $1.9 million for the year ended December 31, 2003, which includes settlement fees of $584,000, primarily from one customer that terminated its contract. Asia-Pacific revenues are generated from Singapore, Tokyo, Hong Kong and Sydney with Singapore representing approximately 77% of the regional revenues. Our Asia-Pacific revenues are similar to the revenues that we generate from our U.S. IBX centers; however, our Singapore IBX center has additional managed infrastructure service revenue, such as mail service and managed platform solutions, which we do not currently offer in any other IBX center location.

Cost of Revenues. Cost of revenues were $128.1 million for the year ended December 31, 2003 versus $104.1 million for the year ended December 31, 2002, a 23% increase. Included in cost of revenues for the year ended December 31, 2003 are the results of the two companies that we acquired on December 31, 2002, i-STT Pte. Ltd. and Pihana, a cumulative total of $24.7 million. The largest cost components of our cost of revenues are depreciation, rental payments related to our leased IBX centers, utility costs including bandwidth, IBX employees’ salaries and benefits, consumable supplies and equipment and security services. A substantial majority of our cost of revenues are fixed in nature and do not vary significantly from period to period. However, there are certain costs, which are considered variable in nature including utilities and consumable supplies that are directly related to growth of services in our existing and new customer base.

U.S. Cost of Revenues. U.S. cost of revenues were $107.5 million for the year ended December 31, 2003 as compared to $104.1 million for the year ended December 31, 2002, a 3.2% increase. U.S. cost of revenues included $49.9 million and $47.8 million, respectively, of depreciation expense and $59,000 and $266,000, respectively, of stock-based compensation expense for the year ended December 31, 2003 and 2002. During the year ended December 31, 2003, we also recorded $562,000 of accretion expense associated with our asset retirement obligation relating to our various leaseholds, which consist primarily of our IBX center operating leases, as required under FASB No. 143 that was adopted in 2003. Furthermore, U.S. cost of revenues included the costs associated with the $2.9 million of equipment resale revenue that we recorded for the year ended December 31, 2002, which was approximately $2.8 million. We recorded no equipment resale revenue for the year ended December 31, 2003. Included in the U.S. cost of revenues for the year ended December 31, 2003, were the operating costs associated with (i) the Los Angeles and Honolulu IBX centers acquired from Pihana in the combination on December 31, 2002, which totaled $4.1 million ($3.5 million excluding depreciation) and (ii) the Santa Clara IBX center acquired on December 1, 2003, which totaled $597,000. Excluding depreciation, stock-based compensation, accretion expense, the costs of equipment resales and the costs of operating the acquired U.S. IBX centers, U.S. cash cost of revenues decreased period over period to $52.8 million for the year ended December 31, 2003 from $53.1 million for the year ended December 31, 2002, a 1% decrease. This decrease is primarily the result of reduced costs associated with the San Jose ground lease of $3.6 million as a result of the option that we exercised in September 2002 to return approximately one-half of the land commencing in October 2002 (refer to ‘Restructuring Charges” below); however, this decrease is partially offset by an increase in operating costs associated with certain of our IBX centers as a result of (a) higher property taxes for certain IBX centers and (b) increasing utility costs in line with increasing customer installations and revenues attributed to this customer growth.

Asia-Pacific Cost of Revenues. As a result of the combination that closed on December 31, 2002, which resulted in the acquisition of four Asia-Pacific IBX centers, we incurred an additional $20.6 million in cost of revenues from our Asia-Pacific IBX center operations during the year ended December 31, 2003. Included in this number is $4.4 million of depreciation expense. Excluding depreciation expense, our acquired cost of revenues totaled $16.2 million for Asia-Pacific. Our Asia-Pacific cost of revenues consist of the same type of costs that we incur in our U.S. IBX center operations, namely rental payments for our leased IBX centers, utility costs, site employees’ salaries and benefits, consumable supplies and equipment and security services. Our Asia-Pacific costs of revenues are generated in Singapore, Tokyo, Hong Kong and Sydney. There are several managed IT infrastructure service revenue streams unique to our Singapore IBX hub, such as mail service and managed platform solutions, that are more labor intensive than our service offerings in the United States. As a result, our Singapore IBX center has a greater number of employees than any of our other IBX centers, and therefore, a greater labor cost relative to our other IBX centers in the United States or other Asia-Pacific locations.

Sales and Marketing. Sales and marketing expenses increased to $19.5 million for the year ended December 31, 2003 from $15.2 million for the year ended December 31, 2002. Included in sales and marketing expenses for the year ended December 31, 2003, are the results of the two companies that we acquired on December 31, 2002, i-STT Pte. Ltd. and Pihana, totaling $6.9 million.

U.S. Sales and Marketing Expenses. U.S. sales and marketing expenses decreased to $12.5 million for the year ended December 31, 2003 as compared to $15.2 million for the year ended December 31, 2002. Included in U.S. sales and marketing expenses were $294,000 and $952,000, respectively, of stock-based compensation expense for the year ended December 31, 2003 and 2002. During the year ended December 31, 2002, we recorded $2.3 million in bad debt expense. The amount of bad debt expense that we recorded in the prior period, which was significantly larger than what we typically incur, was primarily the result of write-offs or full reserves of aged receivables associated with several customers, including Teleglobe, which had filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code last year. Excluding stock-based compensation and bad debt expense, U.S. sales and marketing expenses increased to $12.4 million from $12.0 million, respectively, for the year ended December 31, 2003 and 2002, a 3% increase. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. Excluding stock-based compensation and bad debt expense, the nominal increase in sales and marketing expenses year over year is primarily related to the incremental sales and marketing efforts associated with the two U.S. IBX centers acquired in the combination as of December 31, 2002 in Los Angeles and Honolulu, as well as an overall increase in sales compensation due to increased revenues.

Asia-Pacific Sales and Marketing Expenses. As a result of the combination that closed on December 31, 2002, we incurred an additional $6.9 million of sales and marketing expenses, comprised of $4.8 million in cash sales and marketing expenses from our Asia-Pacific operations during the year ended December 31, 2003, and $2.1 million of amortization expense. Our Asia-Pacific sales and marketing expenses consist of the same type of costs that we incur in our U.S. operations, namely compensation and related costs for sales and marketing personnel, sales commissions, marketing programs, public relations, promotional materials and travel. Our Asia- Pacific sales and marketing expenses are generated in Singapore, Tokyo, Hong Kong and Sydney. We expect that our Asia-Pacific sales and marketing expenses will remain relatively flat in the foreseeable future. As a result of the combination that closed on December 31, 2002, we acquired several intangible assets that we amortize, namely the use of a trade-name and certain customer contracts in Singapore valued at approximately $300,000 and $3.6 million, respectively. The trade-name intangible asset was being amortized over one year ending December 31, 2003 and the customer contract intangible asset is being amortized over two years, ending December 31, 2004. As a result, we incurred a total of $2.1 million of amortization expense during the year ended December 31, 2003.

General and Administrative. General and administrative expenses increased to $34.3 million for the year ended December 31, 2003 from $30.7 million for the year ended December 31, 2002. Included in general and administrative expenses for the year ended December 31, 2003, are the results of the two companies that we acquired on December 31, 2002, i-STT Pte. Ltd. and Pihana, totaling $7.5 million.

U.S. General and Administrative Expenses. U.S. general and administrative expenses decreased to $28.3 million for the year ended December 31, 2003 as compared to $30.7 million for the year ended December 31, 2002. Included in U.S. general and administrative expenses were $5.3 million and $6.2 million, respectively, of depreciation expense and $2.6 million and $5.7 million, respectively, of stock-based compensation expense for the year ended December 31, 2003 and 2002. In addition, U.S. general and administrative expenses for the year ended December 31, 2003, included $1.5 million of costs associated with a corporate headquarter office acquired from Pihana on December 31, 2002 located in Honolulu. This office was closed as of June 30, 2003. Excluding depreciation, stock-based compensation expense and the costs of the acquired Honolulu office, U.S. general and administrative expenses remained relatively flat at $18.9 million for the year ended December 31, 2003, as compared to $18.8 million for the year ended December 31, 2002. General and administrative expenses, excluding depreciation and stock-based compensation, consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses such as our corporate headquarter office lease.

Asia-Pacific General and Administrative Expenses. As a result of the combination that closed on December 31, 2002, we incurred an additional $6.0 million in general and administrative expenses from our newly-acquired Asia-Pacific operations. Our Asia-Pacific general and administrative expenses, which included $497,000 of depreciation expense, consist of the same type of costs that we incur in our U.S. operations, namely salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. Our Asia-Pacific general and administrative expenses are generated in Singapore, Tokyo, Hong Kong and Sydney. Our Asia-Pacific headquarter office is located in Singapore. Most of the corporate overhead support functions that we have in the U.S. also reside in our Singapore office in order to support our Asia-Pacific operations. In addition, we have separate corporate office locations in Tokyo and Hong Kong.

Restructuring Charges. We did not incur any restructuring charges during the year ended December 31, 2003. During the year ended December 31, 2002, we recorded restructuring charges of $28.9 million. The restructuring charges consisted of (a) a $5.0 million option fee paid in May 2002 related to the amendment of our approximately 80 acre ground lease in San Jose, California from which we subsequently elected to exercise the option to permanently exclude 40 acres commencing October 1, 2002; (b) a partial write-off of two letters of credit totaling $19.0 million associated with the exercise in September 2002 of our option to permanently terminate approximately one-half of our lease obligations under the San Jose ground lease (c) a write-off of property and equipment of $2.6 million, primarily leasehold improvements and some equipment, located in two unnecessary U.S. IBX expansion and headquarter office space operating leaseholds we had decided to exit and that do not currently provide any ongoing benefit and (d) write-offs or accruals of certain U.S. or European exit costs and severance charges.

Interest Income. Interest income decreased to $296,000 from $998,000 for the year ended December 31, 2003 and 2002, respectively. Interest income decreased due to lower average cash, cash equivalent and short-term investment balances held in interest-bearing accounts and lower interest rates received on those invested balances.

Interest Expense. Interest expense decreased to $20.5 million from $35.1 million for the year ended December 31, 2003 and 2002, respectively. The significant decrease in interest expense was primarily attributable to the retirement of $169.5 million of our 13% senior notes during 2002. In addition, we reduced the interest expense attributed to our credit facility as a result of a reduction in the principal balance outstanding and a reduction in the interest rates. However, these interest expense savings were partially offset by the approximately $7.3 million of non-cash interest expense associated with the $30.0 million 14% convertible secured note issued on December 31, 2002 as a result of the financing, and the $10.0 million 10% convertible secured notes issued on June 5, 2003 as a result of the Crosslink financing. We recorded a substantial debt discount equal to the $10.0 million of principal in connection with the Crosslink financing, primarily as a result of the beneficial conversion feature associated with these convertible secured notes, which is being amortized to interest expense over the term of the Crosslink financing. This was a primary contributor to our increased non-cash interest expense from the prior period.

Gain on Debt Extinguishment. During the year ended December 31, 2002, we retired approximately $169.5 million of senior notes in exchange for approximately 2.4 million shares of common stock and $17.7 million of cash. As a result, we recognized a $114.2 million net gain on debt extinguishment during 2002, after deducting transaction costs, interest waived and allocation of unamortized debt issuance costs and debt discount. Although we made payments on our various debt facilities during 2003, we extinguished no senior notes or other debt during the year ended December 31, 2003.

Income Taxes. A full valuation allowance is recorded against our deferred tax assets as management cannot conclude, based on available objective evidence, when it is more likely than not that the gross value of its deferred tax assets will be realized.

Liquidity and Capital Resources

Since inception, we have financed our operations and capital requirements primarily through the issuance of various debt and equity instruments, for aggregate gross proceeds of $1.1 billion. As of September 30, 2005, our total indebtedness was comprised of (i) non-convertible debt totaling approximately $79.5 million from our Washington D.C. metro area IBX capital lease, San Jose IBX equipment and fiber debt facility, Sunnyvale IBX equipment capital lease and Chicago IBX equipment debt facility and (ii) convertible debt totaling $88.3 million from our convertible secured notes and convertible subordinated debentures as outlined below. In addition, in October 2005, we drew down $30.0 million from the $50.0 million Silicon Valley Bank revolving credit line, which is non-convertible debt, as outlined below.

As of September 30, 2005, our principal source of liquidity was our $108.3 million of cash, cash equivalents and short-term and long-term investments. We believe that this cash, coupled with our anticipated cash flows generated from operations, will be sufficient to meet our capital expenditure, debt service and corporate overhead requirements to meet our currently identified business objectives. In addition, as of the date of filing of this prospectus supplement, we had $14.8 million of additional liquidity available to us under our $50.0 million Silicon Valley Bank revolving credit line in the event we need additional cash to pursue attractive strategic opportunities that may become available in the future.

While we had generated negative operating cash flow in each annual period since inception through 2003, commencing with the quarter ended September 30, 2003 we started to generate positive operating cash flow. Since then, we have generated cash flow from our operations during 2004 and the first nine months of 2005 and expect this trend to continue throughout the remainder of 2005 and 2006 and to be in an amount sufficient to meet our cash requirements to fund our capital expenditures, debt service and corporate overhead requirements (excluding the purchase, sale and maturities of our short-term and long-term investments). However, given our limited operating history, we may not achieve our desired levels of profitability in the future. See “Risk Factors.”

Uses of Cash

Net cash provided by our operating activities was $49.0 million and $26.3 million for the nine months ended September 30, 2005 and 2004, respectively. Net cash provided by our operating activities was $36.9 million for the year ended December 31, 2004. Net cash used in our operating activities was $17.3 million and $27.5 million for the years ended December 31, 2003 and 2002, respectively. Since the quarter ending September 30, 2003, we have been generating cash from our operations. In prior periods, we used cash primarily to fund our net loss, including cash interest payments on our senior notes and credit facility, although the majority of the operating cash flows used during the years ended December 31, 2003 and 2002 related to the liquidation of accrued obligations, such as accrued restructuring activities, including merger and financing costs during 2003. We continue to experience strong collections of our accounts receivables. As described above, we expect that we will continue to generate cash from our operating activities throughout 2005 and 2006.

Net cash used in our investing activities was $39.0 million and $33.9 million, respectively, for the nine months ended September 30, 2005 and 2004. Net cash used in investing activities for both periods was primarily the result of the net purchases of our short-term and long-term investments, as well as capital expenditures required to bring our recently acquired IBX centers in the Silicon Valley and Washington, D.C. metro areas to Equinix standards and to support our growing customer base. In addition, for the nine months ended September 30, 2005, we purchased a new IBX center in Los Angeles for $34.7 million in a transaction we refer to as the Los Angeles IBX acquisition which we paid for in cash in September 2005. Net cash used in investing activities was $56.9 million, $49.2 million and $7.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash used in investing activities during the year ended December 31, 2004 was primarily for the net purchase of short-term and long-term investments, as well as to fund capital expenditures to bring our recently acquired IBX centers in the Silicon Valley and Washington, D.C. metro areas to Equinix standards and to support our growing customer base. Net cash used in investing activities during the year ended December 31, 2003 was primarily the result of the purchase of short-term investments and some nominal amount of capital expenditures, partially offset by the release of restricted cash to fund a cash interest payment on our senior notes in January 2003. Net cash used in investing activities during the year ended December 31, 2002 was primarily attributable to the liquidation of accrued construction costs for the New York metro area IBX center, which opened during the first quarter of 2002, partially offset by the sale of short-term investments. For 2005 and 2006, we anticipate that our cash used in investing activities, excluding the purchases, sales and maturities of short-term and long-term investments, will primarily be for our capital expenditures as well as any additional purchases of real estate, such as our recent purchase of the Ashburn campus in the Washington, D.C. metro area in October 2005 for $53.0 million, plus closing costs, as well as the costs to bring these recently-acquired IBX centers to our standards. Regarding the Los Angeles IBX acquisition, in October 2005, we entered into a purchase and sale agreement to sell the Los Angeles IBX for $38.7 million and to lease it back from the purchaser pursuant to a long-term lease, which we expect to close before the end of 2005. Regarding the Ashburn IBX property acquisition, we intend to sell those buildings within the Ashburn campus that will not be used for our current operations or expansion plans.

Net cash provided by financing activities was $6.7 million and $15.9 million for the nine months ended September 30, 2005 and 2004, respectively. Net cash provided by financing activities for the nine months ended September 30, 2005, was primarily the result of proceeds from the exercises of warrants and employee stock options and purchases from our employee stock purchase plans, offset primarily by principal payments for our debt facility and capital lease obligation. Net cash provided by financing activities for the nine months ended September 30, 2004, was primarily the result of the $86.3 million in gross proceeds from our convertible debenture offering, offset by $74.0 million in payments on our credit facility, senior notes and other debt facilities and capital lease obligations, as well as debt extinguishment costs associated with paying down these facilities. Net cash generated by financing activities was $19.2 million, $52.3 million and $16.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. Net cash generated by financing activities for the year ended December 31, 2004, was primarily the result of the $86.3 million in gross proceeds from our convertible debenture offering, offset by $70.8 million in payments on our credit facility, senior notes and other debt facilities and capital lease obligations, as well as debt extinguishment costs associated with paying down these facilities and $7.3 million in proceeds from our various employee stock plans. Net cash provided by financing activities during the year ended December 31, 2003 was primarily the result of the $104.4 million in net proceeds of our follow-on equity offering and $10.0 million in proceeds from the Crosslink financing, partially offset by $57.2 million in payments on our credit facility and $6.1 million in payments on our various other debt facilities and capital lease obligations. Net cash generated by financing activities during the year ended December 31, 2002 was primarily attributable to the cash acquired in the acquisitions of i-STT Pte. Ltd. and Pihana and proceeds from our $30.0 million convertible secured notes, offset by payments of $17.7 million used to retire approximately $169.5 million of our senior notes and the costs associated with the exchange of the senior notes and repayments under our credit facility of $13.5 million. In October 2005, we drew down $30.0 million of the $50.0 million Silicon Valley Bank revolving credit line. In addition, regarding the October 2005 purchase of the Ashburn campus, we subsequently entered into a non-binding letter of intent to finance the Ashburn campus with a $60 million, 8% mortgage to be amortized over 20 years, which we currently expect to close before the end of 2005.

Debt Obligations – Non-Convertible Debt

As of September 30, 2005, our non-convertible debt totaled $79.5 million and was comprised of our (i) Washington D.C. metro area IBX capital lease, (ii) San Jose IBX equipment and fiber debt facility, (iii) Sunnyvale IBX equipment capital lease and (iv) Chicago IBX equipment debt facility. In addition, in October 2005, we drew down $30.0 million of the $50.0 million Silicon Valley Bank revolving credit line. Furthermore, as of October 28, 2005, in addition to the $30.0 million drawdown described above, we had utilized $5.2 million of the credit line through the issuance of letters of credit, and, as a result, we had $14.8 million of additional liquidity available to us under the $50.0 million Silicon Valley Bank revolving credit line.

Washington D.C. Metro Area IBX Capital Lease. In April 2004, we entered into a long-term lease for a 95,000 square foot data center in the Washington, D.C. metro area. The center is adjacent to our existing Washington D.C. metro area IBX center. This lease, which includes the leasing of all of the IBX plant and machinery equipment located in the building, is a capital lease. We took possession of this property during the fourth quarter of 2004, and as a result, recorded property and equipment assets, as well as a capital lease obligation, totaling $35.3 million. Payments under this lease, which commenced in November 2004, will be made monthly through 2019 at an effective interest rate of 8.50% per annum. As of September 30, 2005, principal of $34.7 million remained outstanding under this lease.

San Jose IBX Equipment and Fiber Debt Facility. In December 2004, we entered into a long-term lease for a 103,000 square foot data center in San Jose, and at the same time entered into separate agreements to purchase the equipment located within this new IBX center and to interconnect all three of our Silicon Valley area IBX centers to each other through redundant dark fiber links. Under U.S. generally accepted accounting principles, these three separate agreements are considered to be a single arrangement. Furthermore, while the building component of this transaction is classified as a long-term operating lease, the equipment and fiber portions of the transaction are classified as financed assets under a debt facility. We took possession of this property during the first quarter of 2005, and as a result, recorded property and equipment and prepaid fiber assets, as well as debt, totaling $18.7 million. Payments under this debt facility will be made monthly through May 2020 at an effective interest rate of 8.50% per annum. As of September 30, 2005, principal of $15.0 million remained outstanding under this debt facility.

Sunnyvale IBX Equipment Capital Lease. In June 2005, we entered into a long-term lease for a 120,000 square foot data center in Sunnyvale, California. This lease includes the leasing of all of the IBX plant and machinery equipment located within the building. As a result, we assessed the fair value of both the building and equipment elements of this lease and then assigned the relative fair value to each element. We determined that the building component of the lease is a long-term operating lease and the equipment portion of the lease is a capital lease. We will take possession of this property in October 2005, and as a result, will record IBX equipment assets, as well as a capital lease obligation liability, totaling approximately $20.1 million at that time. Payments under the capital lease portion of this lease will be made monthly, commencing October 2005 through September 2020, at an effective interest rate of approximately 7.50% per annum. Principal of approximately $20.1 million will be recorded on our balance sheet in October 2005. Our proposed accounting treatment of this lease is based on our preliminary assessment. Our final accounting treatment for this lease will be completed in the fourth quarter of 2005.

Chicago IBX Equipment Debt Facility. In July 2005, we entered into a long-term lease for a 107,000 square foot data center in Chicago, and at the same time entered into a separate agreement to purchase the equipment located within this IBX center. Under U.S. generally accepted accounting principles, these two separate agreements are considered to be a single arrangement. Furthermore, while the building component of this transaction is classified as a long-term operating lease, the equipment portion of the transaction is classified as financed assets under a debt facility. We will take possession of this property and take title to the equipment assets in November 2005, and as a result, will record IBX equipment assets, as well as debt, totaling approximately $9.7 million at that time. Payments under this debt facility will be made monthly, commencing November 2005 through August 2015, at an effective interest rate of approximately 7.50% per annum. Principal of approximately $9.7 million will be recorded on our balance sheet in November 2005. Our proposed accounting treatment of this lease is based on our preliminary assessment. Our final accounting treatment for this lease will be completed in the fourth quarter of 2005.

$50.0 Million Silicon Valley Bank Revolving Credit Line. In December 2004, we entered into a $25.0 million line of credit arrangement with Silicon Valley Bank that matured in December 2006. This facility was a $25.0 million revolving line of credit which, at our election, up to $10.0 million could have been converted into a 24-month term loan, repayable in eight quarterly installments. We referred to this transaction as the Silicon Valley Bank credit line. Borrowings under the Silicon Valley Bank credit line bore interest at floating interest rates, plus applicable margins, based either on the prime rate or LIBOR. The Silicon Valley Bank credit line also featured sublimits, which allowed us to issue letters of credit, enter into foreign exchange forward contracts and make advances for cash management services. Our utilization under any of these sublimits would have the effect of reducing the amount available for borrowing under the Silicon Valley Bank credit line during the period that such sublimits remain utilized and outstanding. The Silicon Valley Bank credit line was collateralized by substantially all of our domestic assets and contained numerous covenants, including financial covenants, such as maintaining minimum cash balance levels and meeting minimum quarterly revenue targets. This line of credit remained undrawn since inception. In September 2005, we amended the Silicon Valley Bank credit line by entering into a $50.0 million revolving line of credit agreement with Silicon Valley Bank, replacing the previously outstanding $25.0 million line of credit arrangement with the same bank. The new $50.0 million Silicon Valley Bank revolving credit line has a three-year commitment, which enables us to borrow, repay and re-borrow the full amount, up to September 15, 2008. We refer to this transaction as the $50.0 million Silicon Valley Bank revolving credit line. Borrowings under the $50.0 million Silicon Valley Bank revolving credit line bear interest at floating interest rates, plus applicable margins, based either on the prime rate or LIBOR. As of September 30, 2005, the $50.0 million Silicon Valley Bank revolving credit line had an interest rate of 5.61% per annum. The $50.0 million Silicon Valley Bank revolving credit line also features sublimits, which allow us to issue letters of credit, enter into foreign exchange forward contracts and make advances for cash management services. Our utilization under any of these sublimits would have the effect of reducing the amount available for borrowing under the $50.0 million Silicon Valley Bank revolving credit line during the period that such sublimits remain utilized and outstanding. As of September 30, 2005, we had utilized $5.2 million under the letters of credit sublimit with the issuance of four letters of credit and, as a result, reduced the amount of borrowings available to us from $50.0 million to $44.8 million. The $50.0 million Silicon Valley Bank revolving credit line is collateralized by substantially all of our domestic assets and contains several financial covenants which require compliance with maximum leverage ratios, working capital ratios and a minimum EBITDA target, which we were in compliance with as of October 28, 2005.

In October 2005, we drew down a portion of the $50.0 million Silicon Valley Bank revolving credit line. We elected to borrow $30.0 million at a one-month LIBOR interest rate, inclusive of the applicable margin, of 5.72% per annum, which we refer to as the $30.0 million drawdown. The $30.0 million drawdown was used to fund a portion of the purchase of the Ashburn IBX property acquisition. Upon the one-month maturity date of the $30.0 million drawdown, we may elect to either repay all or a portion of the $30.0 million drawdown, or convert the $30.0 million drawdown into a new borrowing at either the then applicable one, three or six month LIBOR rate plus an applicable margin or at the prime rate. Borrowings under the $50.0 million Silicon Valley Bank revolving credit line may be borrowed, repaid and reborrowed at a later date up to the final maturity date of the $50.0 million Silicon Valley Bank revolving credit line, which is Sept 16, 2008. As of October 28, 2005, in addition to the $30.0 million drawdown described above, we had utilized $5.2 million of the credit line through the issuance of letters of credit, and, as a result, we had $14.8 million remaining available for borrowing under the $50.0 million Silicon Valley Bank revolving credit line.

Debt Obligations – Convertible Debt

Convertible Secured Notes. In December 2002, in conjunction with the combination, STT Communications made a $30.0 million strategic investment in us in the form of a 14% convertible secured note due November 2007.

The interest on the convertible secured note is payable in kind in the form of additional convertible secured notes, which we refer to as “PIK notes.” During 2003 and through December 31, 2004, we had issued $8.5 million in PIK notes. The convertible secured note and PIK notes issued to STT Communications are convertible into our preferred and common stock at a price of $9.18 per underlying share, and are convertible anytime at the option of STT Communications. Upon certain conditions, including if the closing price of our common stock exceeds $32.12 per share for thirty consecutive trading days, we had the option of converting the convertible secured notes beginning in 2005. In January 2005, we exercised this right and converted 95% of the outstanding convertible secured notes and unpaid interest, held by STT Communications, into 4.1 million shares of our preferred stock, which was subsequently converted into 4.1 million shares of our common stock in February 2005. We refer to this transaction as the “STT convertible secured notes conversion.” The remaining 5% of the convertible secured notes outstanding, totaling $1.9 million, will be eligible for conversion by Equinix in early 2006 into approximately 250,000 shares (including anticipated interest expense through early 2006), provided that the closing price of our common stock again exceeds $32.12 per share for thirty consecutive trading days.

As of September 30, 2005, a total of $2.1 million of convertible secured notes were outstanding, including PIK notes, which is presented, net of unamortized discount, on our balance sheet at $2.0 million. All interest expense associated with our convertible secured notes, including the amortization of the unamortized discount and our unamortized debt issuance costs, represent non-cash interest expense in our statements of operation and cash flow as no cash is expended for this interest.

Convertible Subordinated Debentures. During February 2004, we sold $86.3 million in aggregate principal amount of 2.5% convertible subordinated debentures due 2024 to qualified institutional buyers. We used the net proceeds from this offering primarily to repay all amounts outstanding under our credit facility and two of our other debt facilities, as well as fully redeemed our remaining 13% senior notes. The interest on the convertible subordinated debentures is payable semi-annually every February and August, which commenced August 2004. Unlike our convertible secured notes, the interest on our convertible subordinated debentures is payable in cash. Our convertible subordinated debentures are convertible into 2.2 million shares of our common stock.

Holders of the convertible subordinated debentures may require us to purchase all or a portion of their debentures on February 15, 2009, February 15, 2014 and February 15, 2019, in each case at a price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest. In addition, holders of the convertible subordinated debentures may convert their debentures into shares of our common stock upon certain defined circumstances, including during any calendar quarter if the closing price of our common stock is greater than or equal to 120% of $39.50 per share of our common stock, or approximately $47.40 per share, for twenty consecutive trading days during the period of thirty consecutive trading days ending on the last day of the previous calendar quarter. We may redeem all or a portion of the debentures at any time after February 15, 2009 at a redemption price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest.

Accrued Restructuring Charge

During the quarter ended December 31, 2004, we recorded a restructuring charge of $17.7 million. In light of the availability of fully built-out data centers in select markets at costs significantly below those costs we would incur in building out new space, we made the decision in December 2004 to exit leases for excess space adjacent to one of our New York metro area IBXs, as well as space on the floor above our original Los Angeles IBX. The restructuring charge consisted of (i) a $13.9 million charge representing the present value of our estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms; and (ii) a write-off of property and equipment of $3.8 million, representing the write-off of all remaining property and equipment attributed to the excess space on the floor above our Los Angeles IBX. We entered into a two-year sublease agreement for the excess space in the New York metro area and are currently evaluating opportunities related to our excess space in Los Angeles. In future periods, we will record accretion expense to accrete our accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of these leases. We expect that as a result of these restructuring charges, we will realize annual savings commencing in 2005 of approximately $1.8 million. As of December 31, 2004, we had an accrued restructuring charge of $14.8 million recorded as a liability on our balance sheet related to these excess lease spaces. During the nine months ended September 30, 2005, we recorded $661,000 of accretion expense related to these excess lease spaces and incurred net cash payments of $1.4 million resulting in an accrued restructuring charge liability on our balance sheet of $14.0 million as of September 30, 2005. We are contractually committed to these two excess space leases through 2015.

Debt Maturities and Leases and Other Contractual Commitments

We lease our IBX centers and certain equipment under non-cancelable lease agreements expiring through 2020. The following represents our debt maturities and leases and other contractual commitments as of September 30, 2005 (in thousands):

	Convertible secured notes	Convertible subordinated debentures	Debt facility and capital lease (1)	Operating leases covered under accrued restructuring charges	Other leases (2)	Other purchase commitments	Total
2005 (three months)	$—	$—	$1,276	$838	$11,234	$1,126	$14,474
2006	—	—	5,181	2,766	38,392	—	46,339
2007	2,058	—	5,332	3,216	34,564	—	45,170
2008	—	—	5,488	3,262	33,554	—	42,304
2009	—	86,250	5,648	3,309	33,453	—	128,660
2010 and thereafter	—	—	66,643	19,964	210,034	—	296,641

	2,058	86,250	89,568	33,355	361,231	1,126	573,588
Less amount representing interest	—	—	(39,865)	—	—	—	(39,865)
Less amount representing estimated subrental income and expense	—	—	—	(15,610)	—	—	(15,610)
Less amount representing accretion	—	—	—	(3,782)	—	—	(3,782)

	$2,058	$86,250	$49,703	$13,963	$361,231	$1,126	$514,331

(1)	Includes our Washington D.C. metro area IBX capital lease and San Jose IBX equipment and fiber debt facility.

(2)	Represents off-balance sheet arrangements, which are comprised of numerous operating leases and our Sunnyvale IBX equipment capital lease and our Chicago IBX equipment debt facility, which will be recorded on our balance sheet in October 2005 and November 2005, respectively, concurrent with when we take possession of these properties and the equipment located within these new IBX centers.

In October 2005, we purchased an office/warehouse complex known as the Beaumeade Business Park located in Ashburn, Virginia, which we refer to as the Ashburn campus. We purchased the entire 32.6-acre Ashburn campus containing six buildings with approximately 462,000 rentable square feet that is approximately 95% leased. We refer to this transaction as the Ashburn IBX property acquisition. We currently occupy approximately 269,000 square feet within three of the buildings. Payments due under the Ashburn IBX property acquisition total $53.0 million plus closing costs, which we paid for in full with cash in October 2005. We will continue to operate our existing data centers within the Ashburn campus. We intend to sell those buildings that will not be used for our current operations or expansion plans. In addition, we have entered into a non-binding letter of intent to finance the Ashburn campus with a $60.0 million, 8% mortgage to be amortized over 20 years. We refer to this transaction as the Ashburn campus financing. The Ashburn campus financing is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, we currently expect the Ashburn campus financing to close before the end of 2005. This subsequent event commitment is not reflected in the table above.

In October 2005, we drew down a portion of the $50.0 million Silicon Valley Bank revolving credit line. We elected to borrow $30.0 million at a one-month LIBOR interest rate, inclusive of the applicable margin, of 5.72% per annum, which we refer to as the $30.0 million drawdown. The $30.0 million drawdown was used to fund a portion of the purchase of the Ashburn IBX property acquisition. Upon the one-month maturity date of the $30.0 million drawdown, we may elect to either repay all or a portion of the $30.0 million drawdown, or convert the $30.0 million drawdown into a new borrowing at either the then applicable one, three or six month LIBOR rate plus an applicable margin or at the prime rate. Borrowings under the $50.0 million Silicon Valley Bank revolving credit line may be borrowed, repaid and reborrowed at a later date up to the final maturity date of the $50.0 million Silicon Valley Bank revolving credit line, which is Sept 16, 2008. As of the date of filing of prospectus supplement, we had $14.8 million remaining available for borrowing under the $50.0 million Silicon Valley Bank revolving credit line. This subsequent event commitment is not reflected in the table above.

In October 2005, we announced that we had entered into a non-binding letter of intent for the early termination of our 39 acre San Jose ground lease whereby we will pay $40.0 million over the next four years, commencing January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020. We refer to this transaction as the San Jose ground lease termination. As a result of the San Jose ground lease termination, we expect to incur a significant restructuring charge in the fourth quarter of 2005. This transaction is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, we currently expect the transaction to close before the end of the year. This subsequent event change in commitment is not reflected in the table above.

In connection with four of our IBX operating leases, we have entered into four irrevocable letters of credit with Silicon Valley Bank. These letters of credit were provided in lieu of cash deposits under the letters of credit sublimit provision in connection with the $50.0 million Silicon Valley Bank revolving credit line. The letters of credit total $5.2 million, are collateralized by the $50.0 million Silicon Valley Bank revolving credit line and automatically renew in successive one-year periods until the final lease expiration dates. If the landlords for any of these four IBX operating leases decide to draw down on these letters of credit, we will be required to fund these letters of credit either through cash collateral or borrowings under the $50.0 million Silicon Valley Bank revolving credit line. This contingent commitment is not reflected in the table above.

As a result of our recent IBX expansions in the Washington D.C., Silicon Valley, Chicago and Los Angeles metro areas, we anticipate that we will incur capital expenditures in excess of what we would otherwise spend had we not acquired these new IBXs. Although we are not contractually obligated to do so, we expect to incur additional capital expenditures in these four markets during the fourth quarter of 2005 and first half of 2006 of approximately $50.0 to $55.0 million in order to bring these new IBXs up to Equinix standards, of which approximately $15.0 to $17.0 million would be incurred during the fourth quarter of 2005. This non-contractual capital expenditure spending is not reflected in the table above. However, as of September 30, 2005, we were contractually committed to purchase $1.1 million of IBX plant and machinery equipment for our new Chicago IBX center, which the Company expects to receive in early November 2005. This $1.1 million other purchase commitment is reflected in the table above.

Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and service offerings, such as our acquisition of the Sprint property in Santa Clara in December 2003, our 2004 expansions in the Washington, D.C. and Silicon Valley metro area markets and our 2005 expansions in the Silicon Valley, Chicago and Los Angeles metro area markets. However, we will continue to be very selective with any similar opportunity. As was the case with these recent expansions in the Washington, D.C., Silicon Valley, Chicago and Los Angeles metro area markets, the criteria will be dependent on demand from new and existing customers, quality of the design, power capacity, access to networks, capacity availability in current market location, amount of incremental investment required by us in the targeted property, lead-time to breakeven and our ability to attract the customers already being served, if any, at the acquired IBX center. Like our recent expansions, the right combination of these factors may be attractive for us. Dependent on the particular deal, these acquisitions may require upfront cash payments and additional capital expenditures or may be funded through long-term financing arrangements in order to bring these centers up to Equinix standards. Property expansion may be in the form of a purchase of real property, as was the case with our recent Los Angeles IBX acquisition, or a long-term leasing arrangement.

In addition to our successful strategy of acquiring previously or partially built-out centers, we will also consider the possibility of new construction in selective markets where the inventory for high quality data centers is limited. Decisions to build will consider factors such as customer demand, market pricing and anticipated financial returns associated with the construction. Future purchases or construction may be completed with partners or potential customers to minimize the outlay of cash.

As of September 30, 2005, our principal source of liquidity was our $108.3 million of cash, cash equivalents and short-term and long-term investments. We believe that this cash, coupled with our anticipated cash flows generated from operations, will be sufficient to meet our capital expenditure, debt service and corporate overhead requirements to meet our currently identified business objectives. In addition, as of the date of October 28, 2005, in addition to the $30.0 million drawdown described earlier, we had utilized $5.2 million of the credit line through the issuance of letters of credit, and, as a result, we had $14.8 million of additional liquidity available to us under our $50.0 million Silicon Valley Bank revolving credit line in the event we need additional cash to pursue attractive strategic opportunities that may become available in the future.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation, such as employee stock purchase plans and restricted stock awards. In addition, SFAS No. 123(R) supercedes Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Under the provisions of SFAS No. 123(R), stock-based compensation awards must meet certain criteria in order for the award to qualify for equity classification. An award that does not meet those criteria will be classified as a liability and be remeasured each period. SFAS No. 123(R) retains the requirements on accounting for the income tax effects of stock-based compensation contained in SFAS No. 123; however, it changes how excess tax benefits will be presented in the statement of cash flows. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), which offers guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123(R) while enhancing the information that investors receive. Key topics of SAB No. 107 include discussion on the valuation models available to preparers and guidance on key assumptions used in these valuation models, such as expected volatility and expected term, as well as guidance on accounting for the income tax effects of SFAS No. 123(R) and disclosure considerations, among other topics. SFAS No. 123(R) and SAB No. 107 were effective for reporting periods beginning after June 15, 2005; however in April 2005, the SEC approved a new rule that SFAS No. 123(R) and SAB No. 107 are now effective for public companies for annual, rather than interim, periods beginning after June 15, 2005. We are currently considering the financial accounting, income tax and internal control implications of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107. The adoption of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107 are expected to have a significant impact on our financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets contained in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. As the provisions of SFAS No. 153 are to be applied prospectively, the adoption of SFAS No. 153 will not have an impact on our historical financial statements; however, we will assess the impact of the adoption of this pronouncement on any future nonmonetary transactions that we enter into, if any.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143” (“FIN No. 47”). FIN No. 47 clarifies that the term, conditional retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 further clarifies that the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement and provides guidance on how an entity might reasonably estimate the fair value of such a conditional asset retirement obligation. FIN No. 47 is effective for fiscal years ending after December 15, 2005. We are currently in the process of evaluating the impact that the adoption of FIN No. 47 will have on our financial position, results of operations and cash flows.

In June 2005, the FASB approved EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (“EITF 05-6”). EITF 05-6 addresses the amortization period for leasehold improvements acquired in a business combination and leasehold improvements that are placed in service significantly after and not contemplated at the beginning of a lease term. EITF 05-6 states that (i) leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition and (ii) leasehold improvements that are placed into service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 is effective for leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of EITF 05-6 has not had a significant impact on our financial position and results of operations.

In September 2005, the FASB approved EITF Issue 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues” (“EITF 05-7”). EITF 05-7 addresses that the change in the fair value of an embedded conversion option upon modification should be included in the analysis under EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” to determine whether a modification or extinguishment has occurred and that changes to the fair value of a conversion option affects the interest expense on the associated debt instrument following a modification. Therefore, the change in fair value of the conversion option should be recognized upon the modification as a discount or premium associated with the debt, and an increase or decrease in additional paid-in capital. EITF 05-7 is effective for all debt modifications in annual or interim periods beginning after December 15, 2005. We are currently in the process of evaluating the impact that the adoption of EITF 05-7 will have on our financial position and results of operations.

In September 2005, the FASB approved EITF Issue 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF 05-8”). EITF 05-8 addresses that (i) the recognition of a beneficial conversion feature creates a difference between the book basis and tax basis (“basis difference”) of a convertible debt instrument, (ii) that basis difference is a temporary difference for which a deferred tax liability should be recorded and (iii) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109. EITF 05-8 is effective for financial statements for periods beginning after December 15, 2005, and must be adopted through retrospective application to all periods presented. As a result, EITF 05-8 applies to debt instruments that were converted or extinguished in prior periods as well as to those currently outstanding. We are currently in the process of evaluating the impact that the adoption of EITF 05-8 will have on our financial position, results of operations and cash flows.

In October 2005, the FASB issued FASB Staff Position No. SFAS 13-1 (“FSP SFAS 13-1”), which addresses the accounting for rental costs associated with building and ground operating leases that are incurred during a construction period. The FASB decided that such rental costs incurred during a construction period shall be recognized as rental expense. A lessee should cease capitalizing rental costs as of the effective date of FSP SFAS 13-1. The guidance in FSP SFAS 13-1 shall be applied to the first reporting period beginning after December 15, 2005. Early adoption is permitted for financial statements or interim financial statements that have not yet been issued. A lessee shall cease capitalizing rental costs as of the effective date of FSP SFAS 13-1 for operating lease arrangements entered into prior to the effective date of FSP SFAS 13-1. The adoption of FSP SFAS 13-1 will not have a significant impact on our financial position, results of operations or cash flows as we already expense such rental costs related to building and ground operating leases incurred during the pre-construction and construction periods.

CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2005.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein on page S-F-2 of this prospectus supplement.

BUSINESS

Overview

Equinix provides network neutral colocation, interconnection and managed services to enterprises, content companies, systems integrators and the world’s largest network providers. Through our Internet Business Exchange hubs, or IBX hubs, in eleven markets in the U.S. and Asia-Pacific, customers can directly interconnect with each other for critical traffic exchange requirements. Direct interconnection to our aggregation of networks, which serve more than 90% of the world’s Internet routes, allows our customers to increase performance while significantly reducing costs. Based on our network neutral model and the quality of our IBX hubs, we believe we have established a critical mass of customers. This critical mass and the resulting “network effect” combined with a strong financial position continue to drive new customer growth and bookings. As a result of our largely fixed cost model, any growth in revenue would likely drive incremental margins and increased operating cash flow.

Our network neutral business model is a key differentiator for us in the market. Because we do not operate a network, we are able to offer our customers direct interconnection to the largest aggregation of bandwidth providers and Internet service providers. The world’s top tier Internet service providers, numerous access networks, second tier providers and international carriers such as AOL, AT&T, British Telecom, Cable & Wireless, Comcast, Level 3, MCI, NTT, SingTel and Qwest are all currently located at our IBX hubs. Access to such a wide variety of networks has attracted 9 of the top 10 Internet properties and numerous other enterprise and government customers, including Amazon.com, Electronic Arts, Fox Sports, Fujitsu, Gannett, The Gap, Goldman Sachs, Google, IBM, MSN, NASA, Solo Cup, Sony, Washington Mutual, and Yahoo!.

Our services are comprised of three types: Colocation, Interconnection, and Managed IT Infrastructure services.

•	Colocation services include cabinets, power, operations space and storage space for our customers’ colocation needs.

•	Interconnection services provide scalable and reliable connectivity that allow our customers to exchange traffic directly with the service provider of their choice.

•	Managed IT infrastructure services allow our customers to leverage our significant telecommunications expertise, maximize the benefits of our IBX hubs and optimize their infrastructure and resources.

The market for our services has historically been served by large telecommunications carriers who have bundled their telecommunications services and managed services with their colocation offerings. A number of these telecommunications carriers have recently eliminated or reduced their colocation footprint to focus on their core businesses. Additionally, many of the competitive providers have failed to scale their businesses and have been forced to exit the market. This reduction in supply in the industry has stabilized pricing and increased the demand for our centers because we have gained many of those customers displaced from these companies as access to their networks is also available in our IBX hubs. Strategically, we will continue to look at attractive opportunities to grow our market share and selectively improve our footprint and service offerings.

Industry Background

The Internet is a collection of numerous independent networks interconnected with each other to form a network of networks. Users on different networks are able to communicate with each other through interconnection between these networks. For example, when a user of the Internet sends an email to another user, assuming that each person uses a different network provider, the email must pass from one network to the other in order to get to the final destination.

In order to accommodate the rapid growth of Internet traffic, an organized approach for network interconnection was needed. The exchange of traffic between these networks became known as peering. Peering is when networks trade traffic at relatively equal amounts and set up agreements to trade traffic at no charge to the other party. At first, government and non-profit organizations established places where these networks could exchange traffic, or peer, with each other—these points were known as network access points, or NAPs. Over time, many NAPs became a natural extension of carrier services and were run by such companies as MFS (now a part of MCI), Sprint, Ameritech and Pacific Bell (both now known as SBC).

Ultimately, these NAPs were unable to scale with the growth of the Internet and the lack of “neutrality” by the carrier owners of these NAPs created a conflict of interest with the participants. This created a market need for network neutral interconnection points that could accommodate the rapidly growing need to increase performance for enterprise and consumer users of the Internet, especially with the rise of important content providers such as Microsoft, Yahoo!, AOL and others. In addition, the providers, as well as a growing number of enterprises required a more secure, reliable solution for direct connection to a variety of telecommunications networks as the importance of their Internet operations continued to grow.

To accommodate Internet traffic growth, the largest of these networks left the NAPs and began trading traffic by placing private circuits between each other. Peering which once occurred at the NAP locations were moved to these private circuits. Over the years, these circuits became expensive to expand and could not be built fast enough to accommodate the growth in traffic. This led to a need by the large carriers to find a more efficient way to trade traffic or peer. Customers have chosen Equinix for peering because they are now able to reach all of the networks with which they peer with in one location, with simple direct connections. Their ability to peer across the room, instead of across a metro area has increased the scalability of their operations while decreasing cost by upwards of 70%.

Our IBX centers are the next-generation interconnection points. They are designed to handle the scalability issues that exist between both large and small networks, as well as the interconnection between companies who have become critical to the Internet. We have been successful in uniting the major companies that make up the Internet infrastructure including AT&T, Level 3, MCI, Qwest, SAVVIS and Sprint. These companies, which constitute the world’s top Internet service providers, together with most of the major broadband networks, including AOL, Comcast, Cox Communications and MSN, second tier backbones such as Global Crossing, Verio and WilTel, top international telecommunications carriers, including Bell Canada, British Telecom, Deutsche Telecom, France Telecom, Japan Telecom, KDDI, SingTel, StarHub, Telia and Telstra, and a number of fiber, sonet, Ethernet and competitive local exchange companies, including Looking Glass Networks and OnFiber Communications, and incumbent local exchange companies, including BellSouth, SBC and Verizon, are our customers and use us to interconnect with each other and their customers. Additionally, we provide an important industry leadership role in the area of exchange points and are consistently looked to as an industry expert and key influencer in this subject matter.

Content providers and enterprises can now control their own network performance by economically reaching the various service providers they wish to work with by establishing direct connections for this connectivity. For our customers, this represents significant cost savings and increased flexibility to move among providers.

Our Solution

Our IBX centers provide the environment and services to meet the networking and IT operations challenges facing enterprises, networks and Internet businesses today. As a result, we are able to provide the following key benefits to our customers:

Quality. Our IBX centers provide customers with a secure, high quality solution for their colocation needs. Enterprise and content companies have demanding requirements for data center uptime, security, power backup and other important attributes. We have designed our IBX centers and processes to exceed the requirements for the most important financial institutions, government agencies and key enterprise brands such as Amazon.com,

The Gap, Goldman Sachs, Macromedia, Solo Cup, Sony and Ticketmaster. We have a track record of 99.999% uptime and are continually testing and refining processes to ensure that we will continue to provide high levels of stability and quality.

Performance. Because we provide direct access to the providers that serve more than 90% of the world’s Internet routes and users, customers can quickly, efficiently, cost-effectively and reliably exchange traffic with their network services providers for higher performance operations. The ability to connect directly to the more than 200 networks enables high-quality direct interconnection. With the mass of networks present, global enterprises are increasingly looking at ways to provide network diversity and increase performance of their operations, and are utilizing our IBX centers to ensure their IT infrastructures are operating at the interconnection hub of the Internet. By using multiple networks, customers are able to build redundancy into their operations in the event that one of their network service providers has a service interruption or restructuring in their business. The network service providers and geographic diversity we offer provides customers with the flexibility to enable the highest performing Internet operations.

Improved Economics. Our services such as Equinix GigE Exchange and Equinix Internet Core Exchange facilitate peering and dramatically reduce costs for critical transit, peering and traffic exchange operations by eliminating the costs of private peering or local loops. Networks such as Cox Communications, China Telecom, Japan Telcom and SBC and content providers such as Electronic Arts, Google, MSN and Yahoo! can save between 20% and 70% of bandwidth costs through the traffic exchange services we offer. In addition, content companies and enterprises can save significant bandwidth costs because the number of networks housed within Equinix competing for the traffic of these companies results in lower prices while providing increased performance.

Access to International Markets. We offer our network, content and enterprise customers a one-stop solution for their outsourced IT infrastructure needs in the U.S. and Asia-Pacific. This is especially important for U.S. enterprises who want to expand into Asia-Pacific, where the myriad of complexities for doing business in each country remains challenging. We offer a consistent standard of quality, a single contract and a single point of support for all our locations throughout the U.S. and Asia-Pacific.

Our Strategy

Our objective is to become the premier hub for critical Internet properties, enterprises, content providers and government agencies to locate their Internet operations in order to gain maximum benefits from the choice of networks and partners in the most simple and efficient manner. Key components of our strategy include the following:

Continue to Build upon our Critical Mass of Network Providers and Content Companies, and Grow our Position within Enterprise and Government. We have assembled a critical mass of premier network providers and content companies and have become one of the core hubs of the Internet. This critical mass is a key selling point since content companies want to connect with a diverse set of networks to provide the best connectivity to their end-customers, and network companies want to sell bandwidth to content customers and interconnect with other networks in the most efficient manner available. Currently, we service over 200 unique networks, including all of the top tier networks, allowing our customers to directly interconnect with providers that serve more than 90% of global Internet routes. We have a growing mass of key players in the enterprise sector, such as The Gap, Gannett, Goldman Sachs, IBM, SOLO Cup, Sony, Washington Mutual, XM Radio and others. Similarly, we have experienced increasing success in attracting customers from the government sector within defense and security, such as NASA. We expect these sectors to be a key growth driver in 2006 and beyond.

Leverage the Network Effect. As networks, content providers and other enterprises locate in our IBX centers, it benefits their suppliers and business partners to do so as well to gain the full economic and performance benefits of direct interconnection. These partners, in turn, pull in their business partners, creating a

“network effect” of customer adoption. Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange thus lowering overall cost and increasing flexibility. The ability to directly interconnect with a wide variety of companies is a key differentiator for us in the market.

Promote our IBX Centers as the Highest Performance Points on the Internet. Data center reliability is one of the most important attributes when customers are choosing a data center provider. Our premier IBX hubs are next-generation data centers and offer customers advanced security, reliability and redundancy. Our security design includes five levels of biometrics security to access customer cages. Our power infrastructure includes N+1 redundancy for all systems and has delivered 99.999% uptime over the period January 1, 2002, through September 30, 2005. Our support staff, trained to aid customers with operational support, are available 24 hours a day, 365 days a year.

Provide New Products and Services within our IBX Centers. We plan to continue to offer additional products and services that are most valuable to our customers as they manage their Internet and network businesses and, specifically, as they attempt to effectively utilize multiple networks. For example, we offer an automated service to allow customers to easily choose and provision multiple networks with a simple easy to use portal.

Ensure Continuous Growth for our Customers. We plan to expand in key markets based on customer demand to ensure a smooth growth path for our customers. For example, we have acquired six new IBX centers in our key markets over the last two years, increasing our customer cabinet capacity by 50%. Our strategy is to continue to grow in our existing markets and possibly expand to additional markets. We expect to execute this expansion strategy in a cost-effective and prudent manner through a combination of acquiring existing centers through lease or purchase, or building new centers based on key criteria in each market.

Customers

Our customers include carriers and other bandwidth providers, Internet service providers, enterprises, content providers and system integrators. We offer each customer a choice of business partners and solutions based on their colocation, interconnection and managed IT service needs. As of September 30, 2005, we had 1,093 customers worldwide.

Typical customers in each category include the following:

Carriers/Networks	Content Providers	Enterprise
AT&T	Amazon.com	Apple
British Telecom	AOL	Deutsche Boerse
Cable & Wireless	Electronic Arts	Electronic Data Systems
Comcast	Fox Sports	Fidelity Investments
Level 3	Google	Fujitsu
MCI	MSN	Gannett
NTT	Sony	The Gap
SAVVIS	Ticketmaster	Goldman Sachs
Sprint	Wal-Mart	IBM
Verizon	Yahoo!	Washington Mutual

Customers typically sign renewable contracts of one or more years in length. Our single largest customer, IBM, represented approximately 13%, 15% and 20% of total revenues for the year ended December 31, 2004, 2003 and 2002, respectively and 11% and 13% for the nine months ended September 30, 2005 and 2004, respectively. No other single customer accounted for more than 10% of revenues during this time.

Services

Our services are comprised of three types: Colocation, Interconnection and Managed IT infrastructure services.

Colocation Services

Our IBX centers provide our customers with secure, reliable and fault-tolerant environments that are necessary for optimum Internet commerce interconnection. Our IBX centers include multiple layers of physical security, scalable cabinet space availability, on-site trained staff 24 hours per day, 365 days per year, dedicated areas for customer care and equipment staging, redundant AC/DC power systems and multiple other redundant, fault-tolerant infrastructure systems. Some specifications or services provided may differ in our Asia-Pacific locations in order to properly meet the local needs of customers in those locations.

Within our IBX centers, customers can place their equipment and interconnect with a choice of networks or other business partners. We also provide customized solutions for customers looking to package our IBX space as part of their complex solutions. Our colocation products and services include:

Cabinets. Our customers have several choices for colocating their networking and server equipment. They can place the equipment in one of our shared or private cages or customize their space. As a customer’s colocation requirements increase, they can expand within their original cage or upgrade into a cage that meets their expanded requirements. Cabinets are priced with an initial installation fee and an ongoing recurring monthly charge.

Power. We offer both AC and DC power circuits at various amperages and phases customized to a customer’s individual power requirements. Power is an important element of increasing importance in customers’ colocation decisions. Power is priced with an initial installation fee and an ongoing recurring monthly charge based on the circuit ordered.

IBXflex. This service allows customers to deploy mission-critical operations personnel and equipment on-site at our IBX centers. Because of the close proximity to their end-users, IBXflex customers can offer a faster response and quicker troubleshooting solution than those available in traditional colocation facilities. This space can also be used as a secure disaster recovery point for customers’ business and operations personnel. This service is priced with an initial installation fee and an ongoing recurring monthly charge.

Interconnection Services

Our interconnection services enable scalable, reliable and cost-effective interconnection and traffic exchange between all Equinix customers. These interconnection services are either on a one-to-one basis with direct cross connects or one-to-many through one of our peering services. In peering, we provide an important industry leadership role by acting as the relationship broker between parties who would like to interconnect within our IBX centers. Our staff holds significant positions in the leading industry groups such as the North American Network Operators’ Group, or NANOG, and the Internet Engineering Task Force, or IETF, and bring a tremendous amount of knowledge to this area. Our staff published industry-recognized white papers and strategy documents in the areas of peering and interconnection, many of which are used by leading institutions worldwide in furthering the education and promotion of this important network arena. To showcase these efforts, we hold peering forums which are now widely recognized as a very influential forum for the world’s top peering experts. We will continue to develop additional services in the area of traffic exchange that will allow our customers to leverage the critical mass of networks now available in our IBX centers. Our current exchange services are comprised of the following:

Physical Cross-Connect/Direct Interconnections. Customers needing to directly and privately connect to another IBX customer can do so through single or multi-mode fiber. These cross connections are the physical link between customers and can be implemented within 24 hours of request. Cross-connect services are priced with an initial installation fee and an ongoing monthly recurring charge.

Equinix Internet Core Exchange. This interconnection service enables direct peering interconnections between major backbone networks and providers. Equinix Internet Core Exchange is a pre-provisioned interconnection package that enables major backbones to connect their networks directly in a centralized, neutral environment for peering and transit. The service includes pre-provisioned interconnections, premium service levels and specialized customer service features to support the quality and support levels required by the largest Internet providers in the world. Internet Core Exchange services are priced with an initial installation fee and an ongoing monthly recurring charge.

Equinix GigE Exchange. Customers may choose to peer through and connect to our GigE Exchange via a central switching fabric rather than purchase a direct physical cross connection. With a connection to this switch, a customer can aggregate multiple interconnects over one physical connection instead of purchasing individual physical cross connects. The GigE Exchange service is offered as a bundled service that includes a cabinet, power, cross connects and port charges. The service is priced by IBX with an initial installation fee and an ongoing monthly recurring charge. Individual IBX prices increase as the number of participants on the exchange service grows.

Equinix IBXLink. Customers who are located in one IBX may need to interconnect with networks or other customers located in an adjacent IBX. IBXLink allows customers to seamlessly interconnect between IBXs at capacities up to an OC-192, or 10 Gig level. IBXLink services are priced with an initial installation fee and an ongoing monthly recurring charge dependent on the capacity the customer purchases.

Internet Connectivity Services. Customers who are installing equipment in our IBX centers generally require IP connectivity or bandwidth services. Although many large customers prefer to contract directly with carriers, we will offer customers the ability to contract for these services through us from any of the major bandwidth providers. This service, which is primarily provided in Asia, is targeted to customers who require a single bill and a single point of support for all of their services contract through Equinix for their bandwidth needs. Internet Connectivity Services are priced with an initial installation fee and an ongoing monthly recurring charge based on the amount of bandwidth committed.

Managed IT Infrastructure Services

With the continued growth in Internet use, networks, service providers, enterprises and content providers are challenged to deliver fast and reliable service, while lowering costs. With over 200 ISPs and carriers located in our IBX centers, we leverage the value of network choice with our set of multi-network management and other outsourced IT services.

Professional Services. Our IBX centers are staffed with Internet and telecommunications specialists who are on-site and available 24 hours a day, 365 days a year. These professionals are trained to perform installations of customer equipment and cabling. Professional services are custom-priced depending on customer requirements.

“Smart Hands” Services. Our customers can take advantage of our professional “Smart Hands” service, which gives customers access to our IBX staff for a variety of tasks, when their own staff is not on site. These tasks may include equipment rebooting, power cycling, card swapping, and performing emergency equipment replacement. Services are available on-demand or by customer contract and are priced on an hourly basis.

Equinix Direct. Equinix Direct is a managed multi-homing service that allows customers to easily provision and manage multiple network connections over a single interface. Customers can choose branded networks on a monthly basis with no minimums or long-term commitments. This service is priced with an initial install fee and ongoing monthly recurring charges, dependent on the bandwith used by the customer.

Equinix Mail Service. Equinix’s enterprise messaging service is a complete outsourced solution, primarily based on the Lotus Notes and Microsoft Exchange platforms, to which customers entrust the operation and support of their messaging applications. This service is currently only available in our Singapore location and the service is priced with an initial installation fee and an ongoing monthly recurring charge.

Equinix Command Center. Equinix Command Center, available only in Asia-Pacific, is a suite of managed services for the management and monitoring of enterprise-level information systems and network infrastructure.

The suite of services allows customers to achieve greater efficiency of their IT infrastructure while reducing the cost and complexity of administering and managing these functions internally. The services are priced with an initial installation fee and ongoing monthly recurring charges based on customer activity.

Sales and Marketing

Sales. We use a direct sales force and channel marketing program to market our services to network, content provider, enterprise, government and Internet infrastructure businesses. We organize our sales force by customer type as well as by establishing a sales presence in diverse geographic regions, which enables efficient servicing of the customer base from a network of regional offices. In addition to our worldwide headquarters located in Silicon Valley, we have established an Asian-Pacific regional headquarters in Singapore. Our U.S. sales offices are located in New York; Boston; Reston, Virginia; Los Angeles; Honolulu; Chicago and Silicon Valley. Our Asia-Pacific sales offices are located in Hong Kong, Tokyo, Singapore and Sydney.

Our sales team works closely with each customer to foster the natural network effect of our IBX model, resulting in access to a wider potential customer base via our existing customers. As a result of the IBX interconnection model, IBX center participants encourage their customers, suppliers and business partners to also locate in the IBX centers. These customers, suppliers and business partners, in turn, encourage their business partners to locate in IBX centers resulting in additional customer growth. This network effect significantly reduces our new customer acquisition costs. In addition, large network providers or managed service providers may refer customers to Equinix as a part of their total customer solution.

In 2004, Equinix established a channel sales program to take advantage of the many networks that were exiting the colocation business to focus on their core competencies. These channel partners are primarily large telecommunications providers whose networks are already installed in Equinix IBX centers and who have customers that require high quality colocation, in addition to the network services of the telecommunications providers.

Marketing. To support our sales effort and to actively promote our brand in the U.S. and Asia-Pacific, we conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign and on-going customer communications programs. Our marketing efforts are focused on major business and trade publications, online media outlets, industry events and sponsored activities. Our staff holds leadership positions in key networking organizations and we participate in a variety of Internet, computer and financial industry conferences and place our officers and employees in keynote speaking engagements at these conferences. In addition to these activities, we build recognition through sponsoring or leading industry technical forums and participating in Internet industry standard-setting bodies. We continue to develop and host the industry’s most successful educational forums focused on peering technologies and peering practices for ISPs and content providers.

Competition

Our current and potential competition includes:

•

Internet data centers operated by established U.S. communications carriers such as AT&T, Level 3 and SAVVIS and Asia-Pacific communications carriers such as NTT and SingTel. Unlike the major network providers, who constructed data centers primarily to help sell bandwidth, we have aggregated multiple networks in one location, providing superior diversity, pricing and performance. Telecommunications companies’ data centers generally only provide one choice of carrier and also prefer customers with high managed services needs as part of their pricing structures. Locating in our IBX centers provides access to top tier networks and allows customers to negotiate the best prices with a number of carriers resulting in better economics and redundancy. In 2003 and 2004, two major carriers who had built and operated their own data centers exited the U.S. colocation market. The disposition of these assets has been completed with various owners assuming the assets, including SAVVIS. Because these operators are not network neutral, we believe we have an advantage in gaining the business of those customers displaced from these carriers because access to their networks are also available in our IBX centers.

•	U.S. Network access points such as Switch and Data and carrier operated NAPs. NAPs, generally operated by carriers, are typically older facilities and lack the incentive to upgrade the infrastructure in order to scale with traffic growth. In contrast, we provide state-of-the-art, secure centers and geographic diversity with round the clock support and a full range of network and content provider offerings.

•	Vertically integrated web site hosting, colocation and ISP companies such as AboveNet, Digex/MCI and SAVVIS. Most managed service providers require that customers purchase their entire network and managed services directly from them. We are a network and service provider aggregator and allow customers the ability to contract directly with the networks and web-hosting partner best for their business. By locating in one of our IBX centers, hosting companies add more value to our business proposition by bringing in more partners and customers and thus enhancing a network effect.

Unlike other providers whose core businesses are bandwidth or managed services, we focus on neutral hubs for networks, content providers, enterprises and government. As a result, we are free of the channel conflict common at other hosting/colocation companies. We compete based on the quality of our IBX centers, our ability to provide a one-stop solution in our U.S. and Asia-Pacific locations, the superior performance and diversity of our network neutral strategy and the economic benefits of the aggregation of top networks and Internet businesses under one roof. Specifically, we have established relationships with a number of leading hosting companies such as IBM (our largest customer) and others. We expect to continue to benefit from several industry trends including the consolidation of supply in the colocation market, the need for contracting with multiple networks due to the uncertainty in the telecommunications market, customers’ increasing power requirements, enterprise customers’ growth in outsourcing and the continued growth of broadband.

Employees

As of September 30, 2005, we had 530 employees, 364 of which were based in the U.S. and 166 of which were based in Asia-Pacific. Of our U.S. employees, we had 217 based at our corporate headquarters in Foster City, California and our regional sales offices. Of those employees, 94 were in engineering and operations, 67 were in sales and marketing and 56 were in management and finance. We had 147 employees based at our IBX centers in Chicago, Illinois; Dallas, Texas; Honolulu, Hawaii; Los Angeles and Silicon Valley, California; New York, New York; and the Washington, D.C. area. Of our Asia-Pacific employees, we had 113 at our Asia-Pacific headquarters in Singapore and our other regional offices. Of those employees, 39 were in engineering and operations, 27 were in sales and marketing and 47 were in management and finance. We had 53 employees based at our IBX centers in Hong Kong, Singapore, Sydney, and Tokyo.

DESCRIPTION OF COMMON STOCK

The following summary is a description of the material terms of our common stock and does not purport to be complete. You should read our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. For information regarding how you can receive copies of these documents, please see “Where You Can Find More Information.”

Common Stock

Our amended and restated certificate of incorporation provides that we have authority to issue up to 300,000,000 shares of common stock, par value $0.001 per share. As of September 30, 2005, there were 24,188,739 shares of our common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. All dividends are non-cumulative. In the event of the liquidation, dissolution, or winding up of Equinix, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable upon issuance.

Our common stock is quoted on The Nasdaq National Market under the symbol “EQIX.”

Anti-takeover Effects of Provisions of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws also provide that, except as otherwise required by law or by our amended and restated certificate of incorporation, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the number of authorized members of the board of directors. Further, provisions of the amended and restated certificate of incorporation provide that the stockholders may amend most provisions of the amended and restated certificate of incorporation only with the affirmative vote of at least 66  2/3% of our capital stock. Provisions of the bylaws provide that the stockholders may amend all of the provisions of the bylaws only with the affirmative vote of at least 75% of our capital stock. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors shall have the power to amend or repeal our bylaws. These provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Equinix. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Equinix. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 restricts the ability of certain

Delaware corporations, including those whose securities are listed on The Nasdaq National Market, from engaging, under certain circumstances in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a business combination includes, among other things, a merger or consolidation involving Equinix and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares. We have not opted out of the provisions of DGCL Section 203 in our amended and restated certificate of incorporation or our amended and restated bylaws. In connection with the combination, financing and senior note exchange, the Company’s board of directors approved such transactions for purposes of DGCL Section 203, the effect of which would not restrict the Company under DGCL Section 203 from entering into a business combination with STT Communications.

The transfer agent and registrar for the shares of our common stock is Computershare Shareholder Services, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2005, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock, (ii) each of the our directors, (iii) each of the executive officers named in Executive Compensation and Related Information in our Proxy Statement for Annual Meeting of Stockholders dated April 29, 2005 and (iv) all directors and named executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each person listed below is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404.

	Shares Beneficially Owned
Beneficial Owner	Number	Percent
Peter F. Van Camp (1)	475,987	1.93%
Steven T. Clontz	0	—
Steven Poy Eng (2)	8,500	*
Gary Hromadko (3)	150,000	*
Scott Kriens (4)	6,876	*
Louis J. Lavigne, Jr.	0	—
Theng Kiat Lee (5)	0	—
Andrew S. Rachleff (6)	11,905	*
Michelangelo A. Volpi (7)	0	—
Peter T. Ferris (8)	112,680	*
Philip J. Koen (9)	113,902	*
Renee F. Lanam (10)	109,896	*
Brandi Galvin Morandi (11)	28,577	*
Entities affiliated with STT Communications Ltd (12) 51 Cuppage Road, #10-11/17 StarHub Centre Singapore 229469	10,189,549	37.37%
Entities affiliated with Crosslink Capital, Inc. (13) Two Embarcadero Center, Suite 2200 San Francisco, California 94111	1,329,180	5.50%
All directors and named executive officers as a group (16 persons) (14)	1,227,329	4.87%

*	Less than 1%.

(1)	Includes 471,625 shares subject to options exercisable within 60 days of September 30, 2005.

(2)	Represents 8,500 shares subject to options exercisable within 60 days of September 30, 2005.

(3)	Based on the Schedule 13D filed with the Securities and Exchange Commission on March 23, 2005, this includes 125,000 shares which were acquired upon conversion of the Series A-2 convertible secured notes. Mr. Hromadko is a venture partner of Crosslink Capital, Inc., however, he is not deemed to beneficially own the shares of common stock that are beneficially owned by Crosslink Capital, Inc. as set forth in footnote 13.

(4)	Represents 6,876 shares subject to options that are exercisable within 60 days of September 30, 2005.

(5)	Mr. Lee is President and Chief Executive Officer of STT Communications, of which the selling stockholder is an indirect wholly owned subsidiary. Mr. Lee is not deemed to beneficially own the shares that are beneficially owned by STT Communications as set forth in footnote 12.

(6)	Represents 1,256 shares of common stock received from distribution by Benchmark Capital Partners II, L.P and 3,578 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P, Benchmark Founders’ Fund IV-X, L.P and related individuals. Mr. Rachleff is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners, II, L.P., Benchmark Founders’ Fund II, L.P. Benchmark Founders’ Fund II-A, L.P. and Benchmark Members’ Fund II, L.P. Mr. Rachleff is also a managing member of Benchmark Capital Management Co., IV, LLC, the general partner of Benchmark Capital Partners, IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P, Benchmark Founders’ Fund IV-B, L.P. and Benchmark Founders’ Fund IV-X, L.P. Also includes 6,876 shares subject to options that are exercisable within 60 days of September 30, 2005. Mr. Rachleff resigned from our Board of Directors on October 24, 2005.

(7)	Mr. Volpi is a senior vice president of Cisco Systems, Inc., which beneficially holds 212,216 shares of common stock. However, Mr. Volpi is not deemed to beneficially own the shares of common stock held by Cisco Systems, Inc.

(8)	Includes 91,919 shares subject to options exercisable within 60 days of September 30, 2005. Also includes 276 shares held by Mr. Ferris as trustee for his children’s trusts. Mr. Ferris disclaims beneficial ownership of these 276 shares.

(9)	Includes 110,179 shares subject to options exercisable within 60 days of September 30, 2005. Also includes 468 shares held by Mr. Koen as custodian for his children; Mr. Koen disclaims beneficial ownership of these 468 shares.

(10)	Includes 98,788 shares subject to options exercisable within 60 days of September 30, 2005.

(11)	Includes 21,224 shares subject to options exercisable within 60 days of September 30, 2005.

(12)	Represents 7,114,630 shares of common stock held directly, and 1,868,667 shares of common stock that may be acquired upon conversion of Series A Convertible Preferred Stock (“Series A Preferred Stock”), 240,578 (assuming such conversion shall have occurred at November 7, 2005) shares of common stock that may be acquired upon conversion of a Series A-1 Convertible Secured Note, and 965,674 shares of common stock that may be acquired upon exercise of a Series A-1 Preferred Stock Warrant, in each case within 60 days of September 30, 2005. Temasek Holdings (Private) Limited (“Temasek”), the ultimate parent entity of i-STT Investments Pte. Ltd., through its ultimate ownership of i-STT Investments Pte. Ltd., may be deemed to have voting and dispositive power over the shares owned beneficially and of record by i-STT Investments Pte. Ltd. Temasek expressly disclaims beneficial ownership of such shares. In addition, Temasek may be deemed to beneficially own 11,718 shares of common stock, which are owned beneficially and of record by Temasek’s indirect, wholly-owned subsidiary, T.H.e Venture Pte Ltd. For more information, see also the information in this prospectus supplement under the caption “Selling Stockholder.”

(13)	Based on the amended Schedule 13D filed with the Securities and Exchange Commission on March 23, 2005, this includes 135,190 shares of common stock held by Crosslink Crossover Fund III and 25,910 shares of common stock held by Offshore Crosslink Crossover Fund III. Also includes 478,400 shares held by Crosslink Ventures IV, L.P., 20,930 shares held by Crosslink Omega Ventures I GmbH & Co. KG, 169,520 shares held by Offshore Crosslink Omega Ventures IV, 44,480 shares held by Omega Bayview IV, 356,538 shares held by Crosslink Crossover Fund III and 98,212 shares held by Offshore Crosslink Crossover Fund III which were acquired upon conversion of Series A-2 Convertible Secured Notes.

(14)	Includes options exercisable for an aggregate of 1,001,887 shares of common stock within 60 days of September 30, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Affiliates of STT Communications.

For the year ended December 31, 2004, revenues recognized with entities affiliated with STT Communications, were $5,159,000 and as of December 31, 2004, accounts receivable with entities affiliated with STT Communications was $955,000. For the year ended December 31, 2004, costs and services procured with entities affiliated with STT Communications, were $2,388,000 and as of December 31, 2004, accounts payable with entities affiliated with STT Communications was $280,000. For the nine months ended September 30, 2005, revenues recognized with entities affiliated with STT Communications were $4,240,000 and as of September 30, 2005, accounts receivable with entities affiliated with STT Communications was $873,000. For the nine months ended September 30, 2005, costs and services procured with entities affiliated with STT Communications were $1,866,000 and as of September 30, 2005, accounts payable with entities affiliated with STT Communications was $263,000.

In December 2002, we entered into a registration rights agreement (the “Registration Rights Agreement”) with i-STT Investments Pte. Ltd. Pursuant to the registration rights agreement, we granted rights to three demand registrations, the right to participate in other registration statements filed by us (other than employee stock and acquisition related offerings) and the right to register shares on Form S-3 (or Form S-1 if Form S-3 is not available) shares of our common stock issued, directly or indirectly, upon conversion of the notes or exercise of any of the warrants issued under the securities purchase agreement. The registration rights agreement also included our obligation to indemnify or contribute to losses suffered by the holders of securities registered pursuant to that agreement. These losses may include losses incurred under federal securities laws.

In December 2002, we entered into a governance agreement (the “Governance Agreement”) with STT Communications, i-STT Investments Pte. Ltd. and certain former stockholders of Pihana Pacific, Inc. Pursuant to the governance agreement, we implemented certain governance provisions including director nominating rights and procedures with respect to the election of directors. We also granted STT Communications a right of first offer with respect to certain future sales of capital stock or convertible securities and certain registration rights in order to provide for the resale of our common stock issued in the combination. In connection with the terms of the governance agreement, the governance provisions expired as of December 2004. Pursuant to the side letter agreement described below, the right of first offer in favor of STT Communications will expire at the closing of this offering.

In October 2005, in connection with the offering of our common stock by the selling stockholder, we entered into a side letter agreement with STT Communications and i-STT Investments Pte. Ltd. This side letter agreement (i) sets forth the terms and conditions of STT Communications’ obligation to reimburse us for certain customary costs and expenses incurred in connection with this offering and the concurrent offering (subject to certain limitations set forth in the side letter agreement), and (ii) contingent upon the closing of this offering or the concurrent offering, terminates (a) that certain Collateral Account Control Agreement among us, i-STT Investments Pte. Ltd. and Smith Barney, a division of Citigroup Global Markets Inc., (b) as of September 30, 2009, our covenant to STT Communications to take certain actions to prevent our securities that they hold from becoming “United States real property interests” under Section 897(c) of the Internal Revenue Code and (c) STT Communications’ right to purchase its pro rata share of future issuances of our equity securities.

In January 2005, we converted 95% of the outstanding convertible secured notes and accrued and unpaid interest, held by STT Communications, into 4.1 million shares of our preferred stock, which was subsequently converted into 4.1 million shares of our common stock in February 2005.

STT Communications, along with its affiliates, is a greater than 5% stockholder in the company and Theng Kiat Lee, the company’s Chairman of the Board, is an executive officer of STT Communications.

Transactions with Affiliates of Crosslink Capital.

Crosslink Capital, along with its affiliates, is a greater than 5% stockholder in the company. Gary Hromadko, one of the company’s directors, is a venture partner of funds affiliated with Crosslink Capital and has financial interests in them.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders purchasing the common stock in this offering. A “Non-U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia);

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

•	a trust (a) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Any partner of a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that will acquire our common stock should consult its own tax advisor about the U.S. federal income tax consequences of owning and disposing of our common stock.

The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” banks and insurance companies, dealers in securities, nonresident alien individuals who are former U.S. citizens or who have ceased to be treated as resident aliens, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, Non-U.S. Holders that do not hold our common stock as a capital asset and persons who hold or receive common stock as compensation). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus supplement, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

The following summary is included herein for general information. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local or non-U.S. tax consequences of holding and disposing of common stock.

U.S. Trade or Business Income

For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a Non-U.S. Holder entitled to the benefits of an applicable income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional “branch profits tax” on such U.S. trade or business income at a 30% rate or a lower rate that an applicable income tax treaty may specify.

Dividends

We have never declared or paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. See “Dividend Policy.” In the event we do pay distributions (whether cash or taxable stock or other in kind distribution) on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s basis in our common stock. Any remaining excess will be treated as capital gain. Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the Non-U.S. Holder files a properly executed IRS Form W-8ECI with the withholding agent (in which event such Non-U.S. Holder would generally be taxed as described above under the heading “U.S. Trade or Business Income”).

The 30% withholding rate may be reduced if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-U.S. Holder of our common stock will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor on its entitlement to benefits under a relevant income tax treaty.

Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

•	the gain is U.S. trade or business income (in which event such Non-U.S. Holder would generally be taxed as described above under the heading “U.S. Trade or Business Income”);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements (in which event, unless a treaty provides otherwise, such Non-U.S. Holder generally would be subject to 30% U.S. federal income tax on the gain realized); or

•	we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period during which the Non-U.S. Holder held the common stock.

The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, and are not currently, a USRPHC for U.S. federal income tax purposes. However, a significant portion of our IBX hubs currently constitute “U.S. real property interests,” and we may from time to time acquire other real property interests, both within and outside the U.S. Accordingly, although we have contractual obligations to STT Communications to take all commercially reasonable actions not to become a USRPHC, no assurance can be given that we will not be a USRPHC at any time during the applicable period that ends on the date that a Non-U.S. Holder sells its shares of common stock. In the event that we were a USRPHC during such period, such Non-U.S. Holder would generally be subject to U.S. federal income tax on the gain recognized upon disposition of our common stock (subject to the beneficial 5% rule noted above as long as our common stock remains regularly traded on an established securities market).

Information Reporting Requirements and Backup Withholding Tax

Dividends

We must report annually to the Internal Revenue Service, or IRS, and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Dividends paid to Non-U.S. Holders of common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Disposition of Common Stock

The payment of the proceeds from the disposition (including the redemption) of common stock effected in the U.S. by any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding at a rate of 28% unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock effected outside the U.S. by a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S., which we refer to as a U.S. related person. In the case of the payment of the proceeds from the disposition of common stock effected outside the U.S. by a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder provides the required information to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such withholding tax.

SELLING STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of the entities affiliated with STT Communications Ltd named below with respect to our common stock as of September 30, 2005.

The information in the table regarding the number of shares beneficially owned consists of 7,114,630 shares of common stock; 1,868,667 shares of common stock issuable upon conversion in full of shares of series A convertible preferred stock; 240,578 shares of our common stock issuable upon conversion in full of the series A-1 convertible secured notes, assuming such conversion shall have occurred at November 7, 2005; and 965,674 shares of our common stock issuable upon conversion in full of the shares of series A preferred stock, which are issuable upon exercise in full of the series A-1 preferred stock warrant.

In the concurrent offering, i-STT Investments Pte. Ltd. is offering 5,150,000 shares of our common stock (plus up to 739,549 additional shares that are subject to an over-allotment option) through the underwriters named in the prospectus supplement relating to that offering.

			After the Concurrent Offering				After Settlement under Forward Purchase Agreement (1)
	Prior to Offerings		No Over-Allotment Option Exercise		Full Over-Allotment Option Exercise
	Number	Percent	Number	Percent	Number	Percent	Number	Percent
Entities affiliated with STT Communications Ltd (2)	10,189,549	37.37%	5,039,549	18.48%	4,300,000	15.77%	—	—
51 Cuppage Road, #10-11/17
Starhub Centre
Singapore 229469

(1)	Assumes exercise of the over-allotment option and that i-STT Investments (Bermuda) delivers 4,300,000 shares of our common stock on the settlement date under the forward purchase agreement.

(2)	i-STT Investments (Bermuda) Ltd. is a wholly owned subsidiary of i-STT Investments Pte. Ltd. i-STT Investments Pte. Ltd. is a wholly owned subsidiary of STT Communications Ltd. Temasek Holdings (Private) Limited (“Temasek”), the ultimate parent entity of i-STT Investments Pte. Ltd., through its ultimate ownership of i-STT Investments Pte. Ltd., may be deemed to have voting and dispositive power over the shares owned beneficially and of record by i-STT Investments Pte. Ltd. Temasek expressly disclaims beneficial ownership of such shares. In addition, Temasek may be deemed to beneficially own 11,718 shares of common stock, which are owned beneficially and of record by Temasek’s indirect, wholly-owned subsidiary, T.H.e Venture Pte Ltd.

UNDERWRITING

In connection with this offering, i-STT Investments (Bermuda) has informed us that it expects to enter into a forward purchase agreement with Credit Suisse First Boston Capital LLC. Pursuant to that forward purchase agreement, i-STT Investments (Bermuda) has agreed to sell between and 4,300,000 shares of our common stock (or to deliver the cash value thereof) to Credit Suisse First Boston Capital LLC on or about                     , 2008, based on the average of the volume weighted average price per share of our common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding that date. Under that forward purchase agreement, Credit Suisse First Boston Capital LLC will, on the closing date of this offering, pay i-STT Investments (Bermuda) for the shares underlying such forward purchase agreement an aggregate price of $                . i-STT Investments (Bermuda) is paying to the underwriters of the SAILS an aggregate commission of $                . i-STT Investments (Bermuda) has also entered into a collateral agreement under which it will pledge to the collateral agent, to secure its obligations under the forward purchase agreement, the maximum number of shares it may be required to deliver thereunder. Until it delivers shares of our common stock upon settlement of the forward purchase agreement, i-STT Investments (Bermuda) will continue to beneficially own and vote the shares it has pledged under the collateral agreement. If i-STT Investments (Bermuda) elects to settle its obligations under the forward purchase agreement in cash instead of delivering shares of our common stock, it will continue to own those shares. i-STT Investments (Bermuda) will also continue to own any shares of our common stock that it has pledged but is not ultimately required to deliver under the forward purchase agreement due to the application of the formula therein.

In connection with that forward purchase agreement, we understand that Credit Suisse First Boston (USA), Inc. is issuing and selling the SAILS. The SAILS are a series of debt securities of Credit Suisse First Boston (USA), Inc. that will be mandatorily exchangeable at maturity for between                      and 4,300,000 shares of our common stock (or the cash value thereof) based on the same formula as in the forward purchase agreement and on approximately the same dates on which shares are to be delivered under the forward purchase agreement. Neither we nor i-STT Investments (Bermuda) will have any obligation to deliver additional shares of our common stock pursuant to the forward purchase agreement, or any obligation to deliver shares of our common stock to any holder of the SAILS.

i-STT (Bermuda) will pay the underwriters of the SAILS commissions of $             per SAILS in connection with the SAILS offering.

We estimate that our expenses for this offering and the concurrent offering, excluding underwriting discounts and commissions (all of which will be paid by the selling stockholder), will be approximately $840,000, which includes legal, accounting and printing expenses and various other fees, costs and expenses associated with registering and listing our common stock. However, i-STT Investments Pte. Ltd. has agreed to reimburse us for certain customary costs and expenses incurred in connection with this offering and the concurrent offering (subject to certain limitations). The underwriters have in turn agreed to reimburse i-STT Investments Pte. Ltd. for its expenses incurred in connection with this offering and the concurrent offering, including i-STT Investments Pte. Ltd.’s reimbursement of our expenses, i-STT Investments Pte. Ltd.’s legal expenses, printing expenses and other costs and expenses.

Subject to certain exceptions, we have agreed that we will not, without the prior written consent of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or enter into any transaction which would have the same effect;

•	file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	publicly disclose the intention to do any of the foregoing.

The restrictions on us described in the preceding paragraph do not apply to:

•	the issuance of shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or upon the exercise of warrants exercisable for shares of our common stock, in each case to the extent such convertible or exercisable securities are outstanding on the date of the underwriting agreement;

•	the issuance of employee stock options exercisable for shares of our common stock pursuant to the terms of any Equinix equity incentive plan in effect on the date of the underwriting agreement; and

•	only to the extent required by applicable law or stock market listing requirements, the public disclosure by us of the intention to cause the issuance of, or the issuance of, shares of our common stock up to a maximum aggregate market value at the time of issuance of $30 million in connection with a business acquisition by us, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and provided that the recipient of any shares of common stock so issued agrees to execute, and does execute, a lock-up agreement similar to the lock-up agreement previously executed by our directors and named executive officers.

Subject to certain exceptions, i-STT Investments Pte. Ltd. has agreed that it will not, without the prior written consent of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect (in each case, whether any such transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise);

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock (in each case, whether any such transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise);

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for any shares of our common stock.

The restrictions on i-STT Investments Pte. Ltd. described in the preceding paragraph shall not apply to:

•	transactions relating to shares of our common stock or other securities acquired by i-STT Investments Pte. Ltd. in the open market after the completion of the offering of our common stock pursuant to this prospectus supplement;

•	transfers of shares of our common stock or any security convertible into shares of our common stock as a bona fide gift, provided any donee thereof signs and delivers an agreement containing restrictions on transfer that are substantially similar to those applicable to i-STT Investments Pte. Ltd. as described above prior to such transfer;

•	distributions of shares of our common stock or any security convertible into shares of our common stock to shareholders or majority-owned subsidiaries of i-STT Investments Pte. Ltd., provided any distributee thereof signs and delivers an agreement containing restrictions on transfers substantially similar to those applicable to i-STT Investments Pte. Ltd. as described above prior to such transfer; or

•	transactions with respect to shares of our common stock contemplated by this offering or the concurrent offering.

Subject to certain exceptions, each of our directors and named executive officers has agreed that he or she will not, without the prior written consent of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co., during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect (in each case, whether any such transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise);

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock (in each case, whether any such transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise);

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock, or for any security convertible into, or exchangeable or exercisable for, shares of our common stock.

The restrictions on our directors and named executive officers described in the preceding paragraph do not apply to transactions with respect to shares of our common stock or other securities acquired in the open market after the date of this prospectus supplement, transfers to a trust or to family members in certain circumstances or the programmatic sales on behalf of any such director or officer under any 10b5-1 sales plan in existence prior to the date of this prospectus supplement.

With regard to the aforementioned restrictions on us, i-STT Investments Pte. Ltd. and our directors and named executive officers, for the 45 day period, in the event that either (1) during the last 17 days of the 45 day period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 45 day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 45 day period, then in each case the period during which the aforesaid restrictions are applicable will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the representatives of the underwriters waive, in writing, such extension.

In connection with this offering and the concurrent offering, we, the selling stockholder, i-STT Investments Pte. Ltd. and the respective underwriters have agreed pursuant to certain agreements among such parties to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

We have entered into customer agreements with Goldman, Sachs & Co., an underwriter of the SAILS offering, under which we provide services to Goldman, Sachs & Co. and its affiliates in the ordinary course of business pursuant to which we are paid customary fees. During the year ended December 31, 2004 and the nine month period ended September 30, 2005, Goldman, Sachs & Co. accounted for less than 1% of our revenues. In the future, we may, from time to time, engage in transactions with and perform services for one or more of the underwriters of the SAILS in the ordinary course of business.

As of October 26, 2005, Goldman, Sachs & Co. beneficially owned 774,561 shares of our outstanding shares of common stock.

The underwriters of the SAILS and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, including the selling stockholder, for which they have received and may continue to receive customary fees and commissions.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for Equinix by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California. Certain legal matters will be passed upon for the selling stockholder by Latham & Watkins LLP, San Francisco, California and Appleby Spurling Hunter, Bermuda.

S-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Equinix, Inc.:

We have completed an integrated audit of Equinix, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the index appearing on page S-F-1 present fairly, in all material respects, the financial position of Equinix, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page S-59, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance

S-F-2

with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

San Jose, California

March 10, 2005

S-F-3

EQUINIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,573	$25,938	$26,869
Short-term investments	41,248	64,499	46,102
Accounts receivable, net of allowance for doubtful accounts of $151 (unaudited), $337 and $315	16,199	11,919	10,178
Prepaids and other current assets	3,289	4,726	3,139

Total current assets	103,309	107,082	86,288
Long-term investments	24,469	17,655	—
Property and equipment, net	371,005	343,361	343,554
Goodwill	21,344	22,018	21,228
Debt issuance costs, net	2,621	3,164	5,954
Other assets	10,632	8,518	7,508

Total assets	$533,380	$501,798	$464,532

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$27,334	$21,028	$18,052
Accrued interest payable	390	1,706	1,114
Current portion of accrued restructuring charges	2,115	1,952	828
Current portion of debt facilities and capital lease obligations	955	675	2,689
Current portion of credit facility	—	—	12,000
Other current liabilities	8,428	6,877	3,843

Total current liabilities	39,222	32,238	38,526
Accrued restructuring charges, less current portion	11,848	12,798	—
Debt facilities and capital lease obligations, less current portion	48,748	34,529	723
Credit facility, less current portion	—	—	22,281
Senior notes	—	—	29,220
Convertible secured notes	1,962	35,824	31,683
Convertible subordinated debentures	86,250	86,250	—
Deferred rent and other liabilities	30,274	26,453	22,022

Total liabilities	218,304	228,092	144,455

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 100,000,000 shares authorized in 2005, 2004 and 2003; 1,868,667 shares issued and outstanding in 2005, 2004 and 2003; liquidation value of $18,298 as of September 30, 2005 and December 31, 2004 and 2003	2	2	2
Common stock, $0.001 par value per share; 300,000,000 shares authorized in 2005, 2004 and 2003; 24,188,739 (unaudited), 18,999,468 and 15,084,425 shares issued and outstanding in 2005, 2004 and 2003	24	19	15
Additional paid-in capital	836,108	776,123	755,698
Deferred stock-based compensation	(7,458)	(260)	(1,032)
Accumulated other comprehensive income	843	2,257	1,198
Accumulated deficit	(514,443)	(504,435)	(435,804)

Total stockholders’ equity	315,076	273,706	320,077

Total liabilities and stockholders’ equity	$533,380	$501,798	$464,532

See accompanying notes to consolidated financial statements.

S-F-4

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Revenues	$159,259	$118,682	$163,671	$117,942	$77,188

Costs and operating expenses:
Cost of revenues	116,639	102,245	136,950	128,121	104,073
Sales and marketing	14,793	13,498	18,604	19,483	15,247
General and administrative	33,594	24,544	32,494	34,293	30,659
Restructuring charges	—	—	17,685	—	28,885

Total costs and operating expenses	165,026	140,287	205,733	181,897	178,864

Loss from operations	(5,767)	(21,605)	(42,062)	(63,955)	(101,676)
Interest income	2,644	819	1,291	296	998
Interest expense	(6,332)	(8,765)	(11,496)	(20,512)	(35,098)
Gain (loss) on debt extinguishment and conversion	—	(16,211)	(16,211)	—	114,158

Net loss before income taxes	(9,455)	(45,762)	(68,478)	(84,171)	(21,618)
Income taxes	(553)	(200)	(153)	—	—

Net loss	$(10,008)	$(45,962)	$(68,631)	$(84,171)	$(21,618)

Net loss per share:
Basic and diluted	$(0.43)	$(2.65)	$(3.87)	$(8.76)	$(7.23)

Weighted average shares	23,335	17,370	17,719	9,604	2,990

See accompanying notes to consolidated financial statements.

S-F-5

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

For the Three Years Ended December 31, 2004

(in thousands, except share data)

	Preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balances as of December 31, 2001	—	$—	2,502,412	$3	$544,420	$(11,022)	$135	$(330,015)	$203,521
Issuance of common stock upon exercise of common stock options	—	—	12,965	—	112	—	—	—	112
Issuance of common stock upon exercise of common stock warrants	—	—	58,551	—	11	—	—	—	11
Issuance of common stock under employee stock purchase plan	—	—	16,689	—	415	—	—	—	415
Issuance of common stock upon exchange of senior notes	—	—	2,357,001	2	30,831	—	—	—	30,833
Issuance of common and preferred stock upon acquisition of i-STT	1,868,667	2	1,084,686	1	31,184	—	—	—	31,187
Issuance of common stock upon acquisition of Pihana	—	—	2,416,379	2	25,515	—	—	—	25,517
Issuance/revaluation of common and preferred stock warrants	—	—	—	—	6,856	—	—	—	6,856
Deferred stock-based compensation, net of forfeitures	—	—	—	—	(1,279)	1,279	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	6,878	—	—	6,878
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(21,618)	(21,618)
Foreign currency translation gain	—	—	—	—	—	—	498	—	498
Unrealized loss on short-term investments	—	—	—	—	—	—	(16)	—	(16)

Net comprehensive income (loss)	—	—	—	—	—	—	482	(21,618)	(21,136)

Balances as of December 31, 2002	1,868,667	2	8,448,683	8	638,065	(2,865)	617	(351,633)	284,194
Issuance of common stock upon exercise of common stock options	—	—	383,198	—	1,541	—	—	—	1,541
Issuance of common stock upon exercise of common stock warrants	—	—	536,457	1	10	—	—	—	11
Issuance of common stock under employee stock purchase plan	—	—	191,307	—	569	—	—	—	569
Issuance of common stock from follow-on equity offering	—	—	5,524,780	6	104,437	—	—	—	104,443
Issuance/revaluation of common stock warrants and value of beneficial conversion feature in connection with Crosslink financing	—	—	—	—	10,004	—	—	—	10,004
Deferred stock-based compensation, net of forfeitures	—	—	—	—	1,072	(1,072)	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	2,905	—	—	2,905
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(84,171)	(84,171)
Foreign currency translation gain	—	—	—	—	—	—	577	—	577
Unrealized gain on short-term investments	—	—	—	—	—	—	4	—	4

Net comprehensive income (loss)	—	—	—	—	—	—	581	(84,171)	(83,590)

Balances as of December 31, 2003	1,868,667	2	15,084,425	15	755,698	(1,032)	1,198	(435,804)	320,077

S-F-6

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)—(Continued)

For the Three Years Ended December 31, 2004

(in thousands, except share data)

	Preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount	Shares	Amount
Balances as of December 31, 2003	1,868,667	2	15,084,425	15	755,698	(1,032)	1,198	(435,804)	320,077
Issuance of common stock upon exercise of common stock options	—	—	1,038,306	1	5,954	—	—	—	5,955
Issuance of common stock upon exercise of common stock warrants	—	—	62,100	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	—	—	314,637	—	1,334	—	—	—	1,334
Issuance of common stock upon conversion of convertible secured notes	—	—	2,500,000	3	9,997	—	—	—	10,000
Issuance/revaluation of common stock warrants	—	—	—	—	2,445	—	—	—	2,445
Deferred stock-based compensation, net of forfeitures	—	—	—	—	695	(695)	—	—	—
Amortization of stock-based compensation	—	—	—	—	—	1,467	—	—	1,467
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(68,631)	(68,631)
Foreign currency translation gain	—	—	—	—	—	—	1,147	—	1,147
Unrealized loss on investments	—	—	—	—	—	—	(88)	—	(88)

Net comprehensive income (loss)	—	—	—	—	—	—	1,059	(68,631)	(67,572)

Balances as of December 31, 2004	1,868,667	2	18,999,468	19	776,123	(260)	2,257	(504,435)	273,706
Issuance of common stock upon exercise of common stock options (unaudited)	—	—	723,269	1	6,309	—	—	—	6,310
Issuance of common stock upon exercise of common stock warrants (unaudited)	—	—	103,628	—	1,500	—	—	—	1,500
Issuance of common stock under employee stock purchase plans (unaudited)	—	—	218,158	—	3,407	—	—	—	3,407
Issuance of preferred stock upon conversion of convertible secured notes (unaudited)	4,144,216	4	—	—	35,202	—	—	—	35,206
Issuance of common stock upon conversion of preferred stock (unaudited)	(4,144,216)	(4)	4,144,216	4	—	—	—	—	—
Settlement of stock-price guarantee (unaudited)	—	—	—	—	80	—	—	—	80
Issuance/revaluation of stock options and warrants (unaudited)	—	—	—	—	(2)	—	—	—	(2)
Deferred stock-based compensation, net of forfeitures (unaudited)	—	—	—	—	13,489	(13,489)	—	—	—
Amortization of stock-based compensation (unaudited)	—	—	—	—	—	6,291	—	—	6,291
Comprehensive income (loss):
Net loss (unaudited)	—	—	—	—	—	—	—	(10,008)	(10,008)
Foreign currency translation loss (unaudited)	—	—	—	—	—	—	(988)	—	(988)
Unrealized depreciation on short-term investments (unaudited)	—	—	—	—	—	—	(426)	—	(426)

Net comprehensive loss (unaudited)	—	—	—	—	—	—	(1,414)	(10,008)	(11,422)

Balances as of September 30, 2005 (unaudited)	1,868,667	$2	24,188,739	$24	$836,108	$(7,458)	$843	$(514,443)	$315,076

See accompanying notes to consolidated financial statements.

S-F-7

EQUINIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(10,008)	$(45,962)	$(68,631)	$(84,171)	$(21,618)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and accretion	47,547	42,169	56,281	60,642	54,082
Amortization of stock-based compensation	6,291	1,019	1,467	2,905	6,878
Amortization of intangible assets and non-cash prepaid rent	240	1,668	2,243	2,106	—
Amortization of debt-related issuance costs and discounts	602	2,251	2,693	5,574	4,179
Non-cash interest on convertible secured notes	849	3,795	5,112	4,693	—
Amortization of deferred rent	1,603	4,030	3,449	3,174	1,798
Allowance for (recovery of) doubtful accounts	(457)	(106)	(50)	—	2,329
Loss on disposal of assets	4	35	36	186	11
Loss (gain) on debt extinguishment and conversion	—	16,211	16,211	—	(114,158)
Restructuring charges	—	—	17,685	—	28,885
Changes in operating assets and liabilities:
Accounts receivable	(3,823)	(2,591)	(1,691)	(662)	(2,511)
Prepaids and other current assets	1,437	44	(1,458)	6,885	4,290
Other assets	(790)	(1,479)	(2,556)	379	2,604
Accounts payable and accrued expenses	4,141	2,903	3,086	(6,567)	11,126
Accrued restructuring charges	(1,448)	(761)	(761)	(11,350)	(9,279)
Accrued interest payable	(539)	(60)	—	—	—
Other current liabilities	2,826	3,153	3,759	(497)	2,374
Other liabilities	561	(33)	37	(563)	1,501

Net cash provided by (used in) operating activities	49,036	26,286	36,912	(17,266)	(27,509)

Cash flows from investing activities:
Purchases of short-term and long-term investments	(100,693)	(155,481)	(220,769)	(46,098)	(14,662)
Maturities of short-term investments	103,344	132,840	177,608	—	—
Sales of short-term investments	13,360	5,010	7,021	—	43,536
Purchase of Los Angeles IBX property	(34,727)	—	—	—	—
Purchases of other property and equipment	(22,492)	(16,783)	(22,934)	(7,750)	(6,508)
Accrued construction costs and property and equipment	2,245	551	458	2,454	(28,708)
Purchase of restricted cash and short-term investments	—	—	—	(50)	(5,090)
Sale of restricted cash and short-term investments	—	—	1,751	2,265	3,904

Net cash used in investing activities	(38,963)	(33,863)	(56,865)	(49,179)	(7,528)

Cash flows from financing activities:
Proceeds from issuance of common stock	11,217	3,631	7,289	106,564	537
Proceeds from convertible subordinated debentures	—	86,250	86,250	—	—
Proceeds from convertible secured notes	—	—	—	10,000	30,000
Acquisition of cash from i-STT and Pihana, less acquisition costs	—	—	—	—	29,180
Repayment of debt facilities and capital lease obligations	(4,213)	(3,527)	(3,632)	(6,074)	(6,118)
Repayment of credit facility	—	(34,281)	(34,281)	(57,229)	(13,490)
Repayment of senior notes	—	(30,475)	(30,475)	—	(17,691)
Debt extinguishment costs	—	(2,505)	(2,505)	—	(3,600)
Debt issuance costs	(342)	(3,242)	(3,407)	(973)	(1,894)

Net cash provided by financing activities	6,662	15,851	19,239	52,288	16,924

Effect of foreign currency exchange rates on cash and cash equivalents	(100)	(63)	(217)	(190)	498
Net increase (decrease) in cash and cash equivalents	16,635	8,211	(931)	(14,347)	(17,615)
Cash and cash equivalents at beginning of period	25,938	26,869	26,869	41,216	58,831

Cash and cash equivalents at end of period	$42,573	$35,080	$25,938	$26,869	$41,216

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,277	$2,657	$3,181	$13,548	$19,948

See accompanying notes to consolidated financial statements.

S-F-8

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Equinix, Inc. (“Equinix” or the “Company”) was incorporated in Delaware on June 22, 1998. Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the Company’s 15 Internet Business Exchange (“IBX”) centers in five countries, customers can directly interconnect with every major global network and Internet service provider for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

In October 2002, the Company entered into agreements to consummate a series of related acquisition and financing transactions. These transactions closed on December 31, 2002. Under the terms of these agreements, the Company combined its business with two similar businesses, which are predominantly based in the Asia-Pacific region, through the acquisition of i-STT Pte Ltd (“i-STT”) and Pihana Pacific, Inc. (“Pihana”) by issuing approximately 3.5 million shares of Equinix common stock and approximately 1.9 million shares of Equinix preferred stock. The Company refers to this transaction as the combination (the “Combination”) (see Note 2). In conjunction with the Combination, the Company issued to i-STT’s former parent company, STT Communications Ltd. (“STT Communications”), a $30.0 million convertible secured note in exchange for cash. The Company refers to this transaction as the financing (the “Financing”) (see Note 8).

In connection with the Combination and Financing, the Company completed the Senior Note Exchange, whereby the Company amended the terms of the Indenture governing the Senior Notes and extinguished $116.8 million of Senior Notes in exchange for a combination of common stock and cash. This resulted in the recognition of a substantial gain on debt extinguishment during the fourth quarter of 2002 (see Note 6).

In November 2003, the Company sold 5.5 million shares of its common stock at a purchase price of $20.00 per share, which resulted in net proceeds to the Company of $104.4 million. The Company refers to this transaction as the follow-on equity offering (the “Follow-on Equity Offering”) (see Note 12). In addition, in conjunction with the Follow-on Equity Offering, the Company received consent from its senior lenders to amend the terms of its Credit Facility and permanently repaid $55.2 million of the then outstanding principal balance of $90.5 million (see Note 7).

In February 2004, the Company sold $86.3 million in aggregate principal of 2.5% Convertible Subordinated Debentures due 2024 to qualified institutional buyers (see Note 9). The Company used the net proceeds from this offering primarily to repay all amounts outstanding under the Credit Facility, the Heller Loan Amendment, the VLL Loan Amendment and the Senior Notes during February and March 2004. In addition, in March 2004, holders of the Company’s $10.0 million in Convertible Secured Notes issued in connection with the Crosslink Financing, converted the $10.0 million of principal into 2.5 million shares of the Company’s common stock. The Company refers to this transaction as the “Crosslink Conversion.” As a result of the extinguishment of debt associated with the Credit Facility, Heller Loan Amendment, VLL Loan Amendment and the Senior Notes, as well as the Crosslink Conversion, the Company recognized a loss on debt extinguishment and conversion totaling $16.2 million (see Note 10).

As of December 31, 2004, the Company had $108.1 million of cash, cash equivalents and short-term and long-term investments. The Company believes that this cash, coupled with anticipated cash flows generated from operations, will be sufficient to meet the Company’s capital expenditure, working capital, debt service and corporate overhead requirements within the Company’s currently identified business objectives.

S-F-9

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Split

In December 2002, the Company effected a thirty-two-for-one reverse stock split effective December 31, 2002 whereby one share of common stock was exchanged for every thirty-two shares of common stock then outstanding. All share and per share amounts in these financial statements have been retroactively adjusted to give effect to the stock split.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Equinix and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements include certain unaudited financial information as of September 30, 2005 and the nine months ended September 30, 2005 and 2004. This unaudited condensed consolidated financial interim information has been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for these interim periods presented, and also omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles. Results for the interim periods are necessarily indicative of results for the entire fiscal year.

Consolidation

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority-Owned Subsidiaries” and Emerging Issues Task Force (“EITF”) Abstract No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” As a result, all majority-owned subsidiaries are consolidated unless the Company does not have control. Evidence of such a lack of effective control includes the Company’s inability to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract, or otherwise.

As a result of the Combination, the Company acquired a 60% interest in i-STT Nation Limited, an IBX center operation in Thailand. However, as a result of certain substantive participating rights granted to minority shareholders, i-STT Nation Limited was not considered a controlled subsidiary and accordingly, it was not consolidated. Accordingly, the Company accounted for i-STT Nation Limited as an equity investment using the equity method of accounting. Under the purchase price allocation, the Company attributed no value to this investment as i-STT Nation Limited was in the early stages of operations and was not able to generate positive operating cashflow for the foreseeable future. During the year ended December 31, 2003, the Company made the decision to wind-down i-STT Nation Limited, entered into a wind-down agreement and liquidated this subsidiary. The costs of wind-down were accounted for as a purchase price adjustment (see Note 2).

The Company’s cumulative translation adjustment as of December 31, 2004, 2003 and 2002 was $2,349,000, $1,202,000 and $617,000, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

S-F-10

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash, Cash Equivalents and Short-Term and Long-Term Investments

The Company considers all highly liquid instruments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and certificates of deposit with financial institutions with maturities up to 90 days. Short-term investments generally consist of certificates of deposits with original maturities of between 90 and 360 days and highly liquid debt securities of corporations, municipality agencies of the U.S. government and the U.S. government. Long-term investments generally consist of debt securities of corporations, municipality agencies of the U.S. government and the U.S. government with maturities at the date of acquisition of greater than 360 days. Short-term and long-term investments are classified as “available-for-sale” and are carried at fair value based on quoted market prices with unrealized gains and losses reported in stockholders’ equity as a component of comprehensive income. The cost of securities sold is based on the specific identification method.

Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents and short-term and long-term investments to the extent these exceed federal insurance limits and accounts receivable. Risks associated with cash, cash equivalents and short-term and long-term investments are mitigated by the Company’s investment policy, which limits the Company’s investing to only those marketable securities rated at least A-1/P-1 and AA/Aa2 investment grade, as determined by independent credit rating agencies.

The Company’s customer base has historically been composed primarily of businesses throughout the United States; however, on December 31, 2002, as a result of the Combination (see Note 2), the Company acquired the accounts receivable balances of i-STT and Pihana, and commencing in fiscal 2003, the Company’s revenues now include revenues from these Asia-Pacific operations. The Company performs ongoing credit evaluations of its customers. For the years ended December 31, 2004, 2003 and 2002, one customer, IBM, accounted for 13%, 15% and 20%, respectively, of revenues for those years. As of December 31, 2004 and 2003, this same customer accounted for 12% and 11%, respectively, of accounts receivable. No other single customer accounted for greater than 10% of accounts receivables or revenues for the periods presented.

Property and Equipment

Property and equipment are stated at the Company’s original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally two to five years for non-IBX center equipment and two to twelve years for IBX center equipment. Leasehold improvements and assets acquired under capital lease are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement, which is generally ten to fifteen years for the leasehold improvements.

Asset Retirement Costs

In June 2001, the FASB approved SFAS No. 143. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. Subsequent to the initial measurement, the Company is accreting the liability in relation to the asset retirement obligations over time and the accretion expense is being recorded as a cost of revenue. SFAS No. 143 was effective for the Company beginning on January 1, 2003 and the adoption of SFAS No. 143 did not have a material impact on the Company’s financial statements.

During the year ended December 31, 2004, the Company recorded additional asset retirement costs related to new leases totaling $83,000. In addition, during the fourth quarter of 2004, the Company revised certain of its

S-F-11

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimates used in its calculations for asset retirement costs. As a result, the Company recorded an increase to its asset retirement obligations of $1,057,000 and increased the related long-lived assets accordingly, which the Company reflects within leasehold improvements in property and equipment. For the years ended December 31, 2004 and 2003, the Company recorded accretion expense related to its asset retirement obligations of $355,000 and $562,000, respectively.

Goodwill and Other Intangible Assets

The Company recorded goodwill as part of the Combination, which closed on December 31, 2002 (see Note 2), which is fully attributed to the Company’s Singapore operation. The Company is required to perform an impairment review of its goodwill balance on at least on an annual basis, which the Company performs during the fourth quarter. This impairment review involves a two-step process as follows:

Step 1—The Company compares the fair value of its reporting units to the carrying value, including goodwill of each of those units. For each reporting unit where the carrying value, including goodwill, exceeds the unit’s fair value, the Company moves on to step 2. If a unit’s fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

Step 2—The Company performs an allocation of the fair value of the reporting unit to its identifiable tangible and non-goodwill intangible assets and liabilities. This derives an implied fair value for the reporting unit’s goodwill. The Company then compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of its goodwill, an impairment charge would be recognized for the excess.

During the three months ended December 31, 2004, the Company performed its annual test for goodwill impairment as required by SFAS No. 142. Equinix currently operates in one reportable segment, but has determined that it operates in a number of reporting units for the purposes of SFAS No. 142. The Company completed its evaluation with the assistance of a third party consultant and concluded that goodwill was not impaired as the fair value of its Singapore reporting unit exceeded the carrying value of this reporting unit, including goodwill. The primary methods used to determine the fair values for SFAS No. 142 impairment purposes were the discounted cash flow and market methods. The assumptions supporting the discounted cash flow method, including the discount rate, which was assumed to be 14%, were determined using the Company’s best estimates as of the date of the impairment review.

Goodwill and other intangible assets, net, consisted of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Goodwill	$21,344	$22,018	$21,228

Other intangibles:
Intangible asset—customer contracts	3,997	4,114	3,927
Intangible asset—tradename	308	318	300
Intangible asset—workforce	160	160	160

	4,465	4,592	4,387
Accumulated amortization	(4,275)	(4,357)	(2,106)

	190	235	2,281

	$21,534	$22,253	$23,509

S-F-12

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other identifiable intangible assets, comprised of customer contracts, tradename and workforce, are carried at cost, less accumulated amortization, and were acquired as a result of the Combination (see Note 2) and the Santa Clara IBX Acquisition (see Note 3). No amortization was recognized in fiscal 2002 as the Combination was consummated on December 31, 2002 and the Santa Clara IBX Acquisition was consummated on December 1, 2003. Beginning in fiscal 2003, the Company began amortizing these other identifiable intangibles on a straight-line basis over their estimated useful lives, which are two years for customer contracts acquired in the Combination and five years for customer contracts acquired in the Santa Clara IBX Acquisition and one year for both tradename and workforce. Other intangible assets, net, are included in other assets on the accompanying balances sheets as of December 31, 2004 and 2003.

For the year ended December 31, 2004, the Company recorded $2,049,000 of amortization expense associated with its other intangible assets. For the year ended December 31, 2003, the Company recorded $2,106,000 of amortization expense associated with its other intangible assets. Prior to 2003, the Company had not recorded amortization expense. The Company expects to record the following amortization expense during the next five years (in thousands):

Year ending:
2005	$60
2006	60
2007	60
2008	55
2009	—

Total	$235

Fair Value of Financial Instruments

The carrying value amounts of the Company’s financial instruments, which include cash equivalents, short-term and long-term investments, accounts receivable, accounts payable, accrued expenses and long-term obligations approximate their fair value due to either the short-term maturity or the prevailing interest rates of the related instruments. The fair value of the Company’s Senior Notes was based on quoted market prices. The estimated fair value of the Senior Notes was approximately $24.4 million as of December 31, 2003. In March 2004, the Company redeemed all of the Senior Notes, which had a total of $30.5 million of principal outstanding as of December 31, 2003 (see Note 6). The fair value of the Company’s Convertible Subordinated Debentures, which were issued in February 2004, are based on quoted market prices (see Note 9). The estimated fair value of the Convertible Subordinated Debentures was approximately $106.2 million as of December 31, 2004.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company accounts for impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the quarter ended June 30, 2002, and also during the quarter ended December 31, 2004, the Company wrote-down the value of some property and equipment, primarily leasehold improvements, located in excess lease spaces that the Company exited from or intends to exit from and that do not currently provide any ongoing benefit (see Note 17).

S-F-13

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In light of a number of factors, including the continued difficulty in the economy and the Company’s significant losses to date, an impairment assessment was undertaken of the Company’s IBX centers as of December 31, 2002. This assessment involved an assessment of the future net cash flows generated by each IBX center over their respectful useful lives and comparing this against the carrying value of that IBX center. The revenue and cost assumptions used in this analysis were based on numerous factors, including the current revenue and cost performance of each IBX hub, historical growth rates, the remaining space to fill each IBX center to full capacity relative to the market demand in each of the individual geographic markets of each IBX hub, expected inflation rates and any other available economic indicators and factors that the Company believed were relevant. This analysis showed that the total of the undiscounted future cash flows was greater than the carrying amount of the assets, and accordingly, no impairment was deemed to have occurred. Significant judgments and assumptions were required in the forecast of future operating results used in the preparation of the estimated future cash flows, including profit margins, customer growth and the timing of overall market growth and the Company’s percentage of that market. The Company reviewed this analysis as of December 31, 2003, and again as of December 31, 2004, and noted that the Company had generally performed better in all significant aspects compared to the projections used in the prior year and that no impairment indicators or triggering events were present. As a result, no further impairment analysis was performed; however, if future results do not match these estimates, revised future forecasts could result in a material adverse effect on the assessment of the Company’s long-lived assets, thereby requiring the Company to write down the assets.

Revenue Recognition

Equinix derives more than 90% of its revenues from recurring revenue streams, consisting primarily of (1) colocation services, such as from the licensing of cabinet space and power; (2) interconnection services, such as cross connects and Gigabit Ethernet ports and (3) managed infrastructure services, such as Equinix Direct, bandwidth and other e-business services such as mail service and managed platform solutions. The remainder of the Company’s revenues are from non-recurring revenue streams, such as from the recognized portion of deferred installation revenues, professional services, contract settlements and equipment sales. Revenues from recurring revenue streams are billed monthly and recognized ratably over the term of the contract, generally one to three years. Fees for the provision of e-business services are recognized progressively as the services are rendered in accordance with the contract terms, except where the future costs cannot be estimated reliably, in which case fees are recognized upon the completion of services. Non-recurring installation fees, although generally paid in a lump sum upon installation, are deferred and recognized ratably over the term of the related contract or expected customer relationship. Professional service fees are recognized in the period in which the services were provided and represent the culmination of the earnings process as long as they meet the criteria for separate recognition under EITF Abstract No. 00-21, “Revenue Arrangements with Multiple Deliverables.” Revenue from bandwidth and equipment is recognized on a gross basis in accordance with EITF Abstract No. 99-19, “Recording Revenue as a Principal versus Net as an Agent”, primarily because the Company acts as the principal in the transaction, takes title to products and services and bears inventory and credit risk. To the extent the Company does not meet the criteria for gross basis accounting for bandwidth and equipment revenue, the Company records the revenue on a net basis. Revenue from contract settlements is recognized on a cash basis when no remaining performance obligations exist to the extent that the revenue has not previously been recognized.

The Company occasionally guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenue for any credits given to the customer as a result. The Company generally has the ability to determine such service level credits prior to the associated revenue being recognized, and historically, these credits have not been significant.

S-F-14

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. It is customary business practice to obtain a signed master sales agreement and sales order prior to recognizing revenue in an arrangement. The Company assesses collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers although in certain cases the Company obtains a security interest in a customer’s equipment placed in its IBX centers or obtains a deposit. If the Company determines that collection of a fee is not reasonably assured, the Company defers the fee and recognizes revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, Equinix also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for those customers that the Company had expected to collect the revenues. If the financial condition of Equinix’s customers were to deteriorate or if they become insolvent, resulting in an impairment of their ability to make payments, allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves. A specific bad debt reserve of up to the full amount of a particular invoice value is provided for certain problematic customer balances. A general reserve is established for all other accounts based on the age of the invoices. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future. The assessment of whether or not a valuation allowance is required often requires significant judgment including the forecast of future taxable income and the evaluation of tax planning strategies in each of the jurisdictions in which the Company operates. The Company also accounts for any income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.”

Stock-Based Compensation

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” As permitted under SFAS No. 123, the Company uses the intrinsic value-based method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its employee stock-based compensation plans. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s shares and the exercise price of the option.

Unearned deferred compensation resulting from employee option grants is amortized on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FASB Interpretation No. 28”).

S-F-15

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Primarily as a result of employee stock options being granted at exercise prices below fair market value prior to the Company’s initial public offering (“IPO”) in August 2000, the Company recorded a deferred stock- based compensation charge on its balance sheet of $54,537,000 in 2000, which was amortized over the four-year vesting life of these individual stock options net of the reversal of any previously recorded accelerated stock-based compensation expense due to the forfeitures of those stock options prior to vesting. The amortization of the deferred stock-based compensation related to these pre-IPO stock options ended in August 2004. In addition, in September 2003, the Compensation Committee of the Board of Directors awarded a stock option grant to the Company’s chief executive officer at a 15% discount to the then fair market value of the Company’s common stock on the date of grant and, as a result, recorded a $1,093,000 deferred stock-based compensation charge, which is amortized over the three-year vesting period of this grant. As of December 31, 2004, there was a total of $260,000 of deferred stock-based compensation remaining to be amortized, primarily for this grant to the Company’s chief executive officer. The Company expects stock-based compensation expense related to this specific option grant to impact its results of operations through 2006.

The following table presents, by operating expense, the Company’s amortization of stock-based compensation expense (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Cost of revenues	$—	$35	$35	$59	$266
Sales and marketing	1,149	51	60	294	952
General and administrative	5,142	933	1,372	2,552	5,660

	$6,291	$1,019	$1,467	$2,905	$6,878

The Company has adopted the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—An Amendment of SFAS No. 123.” The following table presents what the net loss and net loss per share would have been had the Company adopted SFAS No. 123 (in thousands, except per share data):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Net loss as reported	$(10,008)	$(45,962)	$(68,631)	$(84,171)	$(21,618)
Stock-based compensation expense included in net loss	6,291	1,019	1,459	2,818	6,859
Stock-based compensation expense if SFAS No. 123 had been adopted	(27,806)	(16,191)	(20,756)	(10,238)	(12,866)

Pro forma net loss	$(31,523)	$(61,134)	$(87,928)	$(91,591)	$(27,625)

Basic and diluted net loss per share:
As reported	$(0.43)	$(2.65)	$(3.87)	$(8.76)	$(7.23)
Pro forma	(1.35)	(3.52)	(4.96)	(9.54)	(9.24)

S-F-16

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s fair value calculations for employee grants were made using the Black-Scholes option pricing model with the following weighted average assumptions:

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Dividend yield	0%	0%	0%	0%	0%
Expected volatility	79%	99%	98%	110%	135%
Risk-free interest rate	3.93%	2.51%	2.58%	2.24%	3.75%
Expected life (in years)	4.00	3.50	3.50	3.50	3.50

The weighted-average fair value of stock options per share on the date of grant was $19.48, $3.91 and $21.58 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company’s fair value calculations for employee’s stock purchase rights under the Purchase Plan (see Note 12) were made using the Black-Scholes option pricing model with weighted average assumptions consistent with those used for employee grants as indicated above; however, the assumption for expected life (in years) used for the Purchase Plan was approximately two years for each of the periods presented.

Comprehensive Income

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. The primary difference between net income (loss) and comprehensive income (loss) for Equinix results from foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

The financial position of foreign subsidiaries is translated using the exchange rates in effect at the end of the period, while income and expense items are translated at average rates of exchange during the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as other comprehensive income or loss. The net gains and losses resulting from foreign currency transactions are recorded in net income (loss) in the period incurred and were not significant for any of the periods presented. Certain inter-company balances are designated as long term. Accordingly, exchange gains and losses associated with these long-term inter-company balances are recorded as a component of other comprehensive income (loss), along with translation adjustments.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share;” SEC Staff Accounting Bulletin (“SAB”) No. 98; EITF Issue 03-6, “Participating Securities and the Two-Class Method Under FASB 128”, which the Company adopted during the second quarter of 2004 and EITF Issue 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”, which the Company adopted during the fourth quarter of 2004. Under the provisions of SFAS No. 128, SAB No. 98 and EITF Issues 03-6 and 04-8, basic and diluted net loss per share are computed using the weighted-average number of common shares outstanding. Options, warrants and contingently convertible instruments were not included in the computation of diluted net loss per share because the effect would be anti-dilutive, and do not qualify as participating securities under EITF Issue 03-6. Under EITF Issue 03-6, the Company’s preferred stock qualifies as a participating security, but was not included in the Company’s basic and diluted net loss per share calculations as the holder of preferred stock does not have a contractual obligation to share in the Company’s losses. In addition, under EITF 04-8, the Company’s Convertible Subordinated Debentures qualify as contingently convertible instruments;

S-F-17

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

however, they were not included in the Company’s diluted net loss per share calculations because to do so would be anti-dilutive for all periods presented.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Numerator:
Net loss	$(10,008)	$(45,962)	$(68,631)	$(84,171)	$(21,618)

Denominator:
Weighted average shares	23,335	17,370	17,719	9,606	3,015
Weighted average unvested shares subject to repurchase	—	—	—	(2)	(25)

Total weighted average shares	23,335	17,370	17,719	9,604	2,990

Net loss per share:
Basic and diluted	$(0.43)	$(2.65)	$(3.87)	$(8.76)	$(7.23)

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive:

	September 30,		December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Series A preferred stock	1,868,667	1,868,667	1,868,667	1,868,667	1,868,667
Series A preferred stock warrant	965,674	965,674	965,674	965,674	965,674
Shares reserved for conversion of convertible secured notes	224,229	3,917,018	4,191,193	6,160,765	2,785,205
Shares reserved for conversion of convertible subordinated debentures	2,183,548	2,183,548	2,183,548	—	—
Common stock warrants	152,359	329,954	290,110	245,835	269,586
Common stock related to stock-based compensation plans	4,482,973	4,195,568	3,801,794	3,407,938	725,821
Common stock subject to repurchase	—	—	—	150	6,986

Derivatives and Hedging Activities

The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through the statement of operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. As of December 31, 2004, the Company had not entered into any hedging activities; however, the Convertible Subordinated Debentures that were issued in February 2004 contain one remaining embedded derivative, which had a zero fair value as of December 31, 2004 (see Note 9).

S-F-18

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. In December 2003, the FASB released a revised version of FIN 46 clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In May 2003, the FASB issued SFAS No. 150, ”Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. In November 2003, the FASB issued FASB Staff Position FASB 150-3 which deferred the measurement provisions of SFAS No. 150 indefinitely for certain mandatorily redeemable non-controlling interests that were issued before November 5, 2003. The FASB plans to reconsider implementation issues and, perhaps, classification or measurement guidance for those non-controlling interests during the deferral period. In 2003, the Company applied certain disclosure requirements of SFAS No. 150. To date, the impact of the effective provisions of SFAS No. 150 have not had a material impact on the Company’s results of operations, financial position or cash flows. While the effective date of certain elements of SFAS No. 150 have been deferred, the adoption of SFAS No. 150 when finalized is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2004, the FASB approved EITF Issue 03-6 “Participating Securities and the Two-Class Method under FAS 128.” EITF Issue 03-6 supersedes the guidance in Topic No. D-95, “Effect of Participating Convertible Securities on the Computation of Basic Earnings per Share”, and requires the use of the two-class method of participating securities. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In addition, EITF Issue 03-6 addresses other forms of participating securities, including options, warrants, forwards and other contracts to issue an entity’s common stock, with the exception of stock-based compensation (unvested options and restricted stock) subject to the provisions of APB Opinion No. 25 and FASB No. 123. EITF Issue 03-6 is effective for reporting periods beginning after March 31, 2004 and should be applied by restating previously reported earnings per share. The Company adopted the provisions of EITF Issue 03-6 during the second quarter of 2004. The adoption of EITF Issue 03-6 did not have a material effect on the Company’s basic and diluted net loss per share data at this time.

In June 2004, the FASB issued EITF Issue 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF Issue 03-1 establishes a common approach to evaluating other-than-temporary impairment to investments in an effort to reduce the ambiguity in impairment methodology found in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which has resulted in inconsistent application. In September 2004, the FASB issued FASB Staff Position EITF Issue 03-1-1, which deferred the effective date for the measurement and recognition guidance clarified in EITF Issue 03-1 indefinitely; however, the disclosure requirements remain effective for fiscal years ending after June 15, 2004. While the effective date for certain elements of EITF Issue 03-1 have been deferred, the adoption of EITF Issue 03-1 when finalized in its current form is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

S-F-19

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2004, the FASB approved EITF Issue 04-8 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” EITF Issue 04-8 addresses when contingently convertible instruments should be included in diluted earnings per share. For purposes of EITF Issue 04-8, contingently convertible instruments are instruments that have embedded conversion features that are contingently convertible or exercisable based on (a) a market price trigger or (b) multiple contingencies if one of the contingencies is a market price trigger and the instrument can be converted or share settled based on meeting the specified market condition. EITF Issue 04-8 is effective for reporting periods beginning after December 15, 2004 and should be applied by restating previously reported earnings per share data. The Company adopted the provisions of EITF Issue 04-8 during the fourth quarter of 2004. The adoption of EITF Issue 04-8 did not have a material effect on the Company’s diluted net loss per share data at this time.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation, such as employee stock purchase plans and restricted stock awards. In addition, SFAS No. 123(R) supercedes Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Under the provisions of SFAS No. 123(R), stock-based compensation awards must meet certain criteria in order for the award to qualify for equity classification. An award that does not meet those criteria will be classified as a liability and be remeasured each period. SFAS No. 123(R) retains the requirements on accounting for the income tax effects of stock-based compensation contained in SFAS No. 123; however, it changes how excess tax benefits will be presented in the statement of cash flows. SFAS No. 123(R) is effective for reporting periods beginning after June 15, 2005. The Company is currently considering the financial accounting, income tax and internal control implications of SFAS No. 123(R). The adoption of SFAS No. 123(R) is expected to have a significant impact on the Company’s financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets contained in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. As the provisions of SFAS No. 153 are to be applied prospectively, the adoption of SFAS No. 153 will not have an impact on the Company’s historical financial statements; however, the Company will assess the impact of the adoption of this pronouncement on any future nonmonetary transactions that the Company enters into, if any.

2.    The Combination

Acquisition of i-STT

On December 31, 2002, a wholly-owned subsidiary of the Company acquired all issued and outstanding shares of i-STT from STT Communications (the “i-STT Acquisition”). i-STT was a similar business to that of Equinix with IBX center operations in Singapore and Thailand. The entire purchase price of $34,365,000 was comprised of (i) 1,868,667 shares of the Company’s Series A preferred stock and 1,084,686 shares of the Company’s common stock, with a total value of $31,187,000 and (ii) total cash consideration and direct transaction costs of $3,178,000.

The fair value of the Company’s stock issued was determined using the five-trading-day average price of the Company’s common stock surrounding the date the transaction was announced in October 2002. The Company

S-F-20

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determined that the fair value of the Series A preferred stock and the common stock was the same because the material rights, preferences and privileges of Series A preferred stock and the common stock were virtually identical (see Note 12).

The initial purchase price, including direct merger costs, was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. Included in the net liabilities assumed as of December 31, 2002, was an accrual of $400,000 representing the estimated costs to exit from an undeveloped IBX center leasehold interest in Shanghai, China. The Company completed the exit of this lease during the second quarter of 2003. During the quarter ended March 31, 2003, the Company recorded an adjustment to increase the goodwill acquired in the i-STT Acquisition by $650,000 as a result of the decision to wind-down the joint venture in Thailand, i-STT Nation Limited. The wind-down costs attributed to i-STT Nation Limited were treated as a purchase price adjustment consistent with the provisions of EITF 95-3 “Costs to Exit an Activity of an Acquired Company.” As of the date of closing of the Combination, the Company planned to exit the Thailand business. However, because i-STT Nation Limited was not a wholly-owned subsidiary, third-party consents were required for the Company to exit this business and since, as of the date of the Combination, the Company did not have such consents, the Company was unable to estimate the timing for such exit. During the first quarter of 2003, senior management from the Company had several meetings with the third parties, whose consent was required to discuss the cost and timing for the Company to exit the business, and as a result, the Company estimated that its share of the costs to shut down the joint venture would not exceed $650,000. The Company completed these wind-down efforts during the second half of 2003. The costs of both exiting the Shanghai leasehold and winding down the joint venture in Thailand were less than expected, and as a result, the Company recorded an adjustment to reduce the remaining accruals for these efforts totaling $446,000, which decreased the goodwill balance acquired in the i-STT Acquisition. Over the course of 2003, the Company recorded several adjustments to the provisional purchase price allocation following the resolution of certain contingencies, including the Shanghai lease termination and Thailand wind-down activities discussed above, totaling $348,000, which decreased the goodwill balance acquired in the i-STT Acquisition.

The fair value of the assets and liabilities assumed, inclusive of all purchase price adjustments, is summarized as follows (in thousands):

Cash and cash equivalents	$1,699
Accounts receivable	1,673
Other current assets	197
Property and equipment	10,455
Intangible asset—customer contracts	3,600
Intangible asset—tradename	300
Intangible asset—goodwill	20,733
Other assets	550

Total assets acquired	39,207
Accounts payable and accrued expenses	(4,048)
Accrued restructuring charges	(604)
Other current liabilities	(190)

Net assets acquired	$34,365

The Company accounted for the i-STT Acquisition using the purchase method. The customer contracts intangible asset has a useful life of two years, the typical term of a customer contract, and the tradename intangible asset had a useful life of one year, the contractual period under the Combination Agreement.

S-F-21

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Pihana

On December 31, 2002, a wholly-owned subsidiary of the Company merged with and into Pihana (the “Pihana Acquisition”). Pihana was a similar business to that of Equinix with IBX center operations in Singapore; Tokyo, Japan; Sydney, Australia; Hong Kong, China, as well as Los Angeles and Honolulu in the U.S. The entire purchase price of $28,376,000 was comprised of (i) 2,416,379 shares of the Company’s common stock, with a total value of $25,517,000, (ii) total cash consideration and direct transaction costs of $2,683,000 and (iii) the value of Pihana shareholder warrants assumed in the Pihana Acquisition of $176,000 (the “Pihana Shareholder Warrants”). The fair market value of the Company’s stock issued was determined using the five-trading-day average price of the Company’s common stock surrounding the date the transaction was announced in October 2002. The fair value of the Pihana Shareholder Warrants, which represent the right to purchase 133,442 shares of the Company’s common stock at an exercise price of $191.81 per share, was determined using the Black-Scholes option-pricing model and the following assumptions: fair market value per share of $5.70, dividend yield of 0%, expected volatility of 135%, risk-free interest rate of 4% and a contractual life of approximately 3 years.

The initial purchase price, including direct merger costs, was allocated to assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. Included in the net liabilities assumed as of December 31, 2002, were total restructuring charges of $9,470,000, which related primarily to the exit of the undeveloped portion of the Pihana Los Angeles IBX center leasehold, severance related to an approximate 30% reduction in workforce, including several officers of Pihana and some transaction-related professional fees. A substantial portion of these costs were paid during 2003. Prior to December 31, 2002, Pihana sold their Korean IBX center operations, which was excluded from the Pihana Acquisition, terminated or amended several operating leaseholds and recorded a substantial impairment charge against the value of their property and equipment assumed in the Pihana Acquisition. During the fourth quarter of 2003, the Company recorded several adjustments to the provisional purchase price allocation following the resolution of certain contingencies totaling $1,184,000, which increased the property and equipment balance assumed in the Pihana Acquisition. In addition, during 2004, the Company recorded several additional adjustments to the provisional purchase price allocation following the settlement of certain liabilities accrued at the consummation date totaling $157,000, which decreased the property and equipment balance assumed in the Pihana Acquisition.

The fair value of the assets and liabilities assumed, inclusive of all purchase price adjustments, is summarized as follows (in thousands):

Cash and cash equivalents	$33,341
Accounts receivable	754
Other current assets	651
Property and equipment	6,718
Restricted cash	927
Other assets	2,329

Total assets acquired	44,720
Accounts payable and accrued expenses	(3,294)
Accrued restructuring charges and transaction fees	(9,536)
Other current liabilities	(42)
Capital lease obligations	(1,536)
Other liabilities	(1,936)

Net assets acquired	$28,376

S-F-22

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company accounted for the Pihana Acquisition using the purchase method.

Acquired Restructuring Accruals

As a result of the Combination, the Company acquired several accruals related to restructuring activities from both i-STT and Pihana, which were commenced in 2002, but the majority of which were not completed until 2003.

A summary of the changes in accrued restructuring charge from December 31, 2003 to December 31, 2004 is outlined as follows (in thousands):

	Acquired restructuring accruals as of December 31, 2003	Purchase price adjustments	Cash payments	Acquired restructuring accruals as of December 31, 2004
Workforce reduction and related costs	$218	$(90)	$(128)	$—
Lease exit and office shutdown costs	390	(67)	(323)	—

	$608	$(157)	$(451)	$—

A summary of the changes in accrued restructuring charge from December 31, 2002 to December 31, 2003 is outlined as follows (in thousands):

	Acquired restructuring accruals as of December 31, 2002	Purchase price adjustments	Cash payments	Acquired restructuring accruals as of December 31, 2003
Workforce reduction and related costs	$5,712	$—	$(5,494)	$218
Lease exit and office shutdown costs	1,735	(314)	(1,031)	390
Other professional fees	2,423	—	(2,423)	—
Thailand joint venture wind-down	—	518	(518)	—

	$9,870	$204	$(9,466)	$608

During the first quarter of 2003, the Company recorded a liability of $650,000 as a result of the decision to wind-down the joint venture in Thailand, i-STT Nation Limited, which was recorded as an adjustment to the goodwill acquired in the i-STT Acquisition. The Company completed this effort during the second half of 2003. During the fourth quarter of 2003, the Company recorded several purchase price adjustments, which had a total impact to the acquired restructuring accruals totaling $446,000, primarily related to the joint venture wind-down effort in Thailand as well as the efforts to exit from a leasehold in Shanghai, China, as the actual costs to complete these activities were less than anticipated. One of these adjustments resulted in reducing the $650,000 accrual that the Company had recorded during the quarter ended March 31, 2003, for Thailand joint venture wind-down costs, to $518,000. The net impact of all purchase accounting adjustments to the acquired restructuring accruals for the year ended December 31, 2003, was $204,000.

Unaudited Pro Forma Consolidated Combined Results

The operating results of i-STT and Pihana included in the Company’s consolidated statements of operations and cash flows commencing on December 31, 2002 were immaterial to the consolidated results of the Company. The following unaudited pro forma financial information presents the consolidated results of the Company as if the i-STT Acquisition and Pihana Acquisition had occurred as of January 1, 2002, and includes adjustments to

S-F-23

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exclude the Korean operations not acquired in the Pihana Acquisition. This pro forma financial information does not necessarily reflect the results of operations as they would have been if the Company had acquired these entities as of January 1, 2002.

Unaudited pro forma consolidated results of operations for the year ended December 31, 2002 is as follows (in thousands, except per share data):

2002
Revenues	$93,150
Net loss	(69,351)
Basis and diluted net loss per share	(10.68)

These unaudited pro forma results do not include the effects of the the Senior Note Exchange (see Note 6) or Financing (see Note 8).

3.    IBX Acquisitions and Expansions

Santa Clara IBX Acquisition

In December 2003, the Company entered into a definitive agreement to sublease an already constructed 160,000 square foot data center in Santa Clara, California, and acquire certain related assets from Sprint Communications Company, L.P. (“Sprint”). The Company refers to this transaction as the Santa Clara IBX acquisition (the “Santa Clara IBX Acquisition”).

As a result of the Santa Clara IBX Acquisition, the Company recorded the following assets and liabilities as of December 1, 2003 (in thousands):

Property and equipment	$3,980
Intangible asset—customer contracts	300
Intangible asset—workforce	160

Total assets acquired	$4,440

Use tax payable	$317
Asset retirement obligation	63
Unfavorable lease obligation	4,060

Total liabilities acquired	$4,440

The sublease with Sprint, which expires in 2014, has payment terms which based on the findings of an independent valuation appraisal were at a premium to prevailing market rates for similar properties at the time of the Santa Clara IBX Acquisition. As a result, the Company recorded an unfavorable lease liability of $4,060,000, which will be amortized into rent expense over the term of this sublease. In addition, the Company recorded both a use tax and asset retirement obligation liability in connection with this property.

Pursuant to the terms of the sublease agreement with Sprint, the Company obtained title to certain fixed assets contained within this IBX hub, which had a total fair value of $3,980,000. Concurrent with the negotiations with Sprint to sublease the property and take over the operations of this IBX hub, the Company also negotiated with the various customers already located within this IBX center and entered into new contracts with the key customers. The Company also hired a number of Sprint employees that were working within this IBX center. The customer contracts intangible asset has a useful life of five years, the term of the primary key customer contract, and the workforce intangible asset has a useful life of one year.

S-F-24

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Washington, D.C. Metro Area IBX Expansion

In April 2004, the Company entered into a long-term lease for a 95,000 square foot data center in the Washington, D.C. metro area. This center is adjacent to the Company’s existing Washington D.C. metro area IBX. This lease, which includes the leasing of all of the IBX plant and machinery equipment located within the building, is classified as a capital lease (the “Washington, D.C. Metro Area IBX Expansion Capital Lease”). The Company took possession of this property during the fourth quarter of 2004, and as a result, recorded property and equipment assets, as well as a capital lease obligation, totaling $35,309,000. Monthly payments under this lease, which commenced in November 2004, will be made through 2019 at an effective interest rate of 8.50% per annum (see Note 5). The Company refers to this transaction as the “Washington, D.C. Metro Area IBX Expansion.”

San Jose IBX Acquisition

In December 2004, the Company entered into a long-term lease for a 103,000 square foot data center in the Silicon Valley area through an Assignment and Assumption of Lease agreement with Abovenet Communications, Inc. (“Abovenet”) (the “New San Jose IBX Lease”). This center is close to the Company’s existing IBX centers in the Silicon Valley, and this new addition expands the global Equinix footprint to approximately 1.4 million square feet. The Company will take possession of this property during the first quarter of 2005. Concurrent with the signing of the New San Jose IBX Lease, the Company also purchased the assets, primarily IBX plant and machinery, located in this center from Abovenet for a purchase price of $924,000 The Company will fund this purchase price when it takes possession of this property during the first quarter of 2005 (the “New San Jose IBX Asset Purchase Agreement”) . The Company also entered into an agreement with Abovenet to interconnect all three of its IBX centers in the Silicon Valley through redundant dark fiber links for a fee of $3,300,000 (the “Silicon Valley IBX Fiber Ring Agreement”). The Company will manage the dark fiber links and will allow customers in each center to leverage the benefits of directly interconnecting with other customers in the other centers. Pursuant to the terms of the Silicon Valley IBX Fiber Ring Agreement, the Company paid $2,550,000 towards the work to be performed by Abovenet in December 2004, with the remaining $750,000 to be paid no later than May 1, 2005. The Silicon Valley IBX Fiber Ring Agreement has an initial term from the time the fiber is available, which is expected to be March 2005, through May 2020. The Company has reflected the $2,550,000 payment for the Silicon Valley IBX Fiber Ring Agreement within both prepaids and other current assets and other assets (non-current) on the accompanying balance sheet as of December 31, 2004. Lastly, Abovenet, a customer of the Company’s prior to entering into any of these agreements, expanded its customer contract with the Company to include being a customer in this new San Jose IBX (the “Abovenet Customer Contract”). The Company refers to this transaction as the “San Jose IBX Acquisition.”

The Company is currently evaluating the accounting treatment for the San Jose IBX Acquisition, including its analysis of fair value for each of the individual elements involved in this transaction, and will have this evaluation completed in March 2005.

S-F-25

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Balance Sheet Components

Cash, Cash Equivalents and Short-term and Long-Term Investments

Cash, cash equivalents and short-term and long-term investments consisted of the following as of December 31 (in thousands):

	2004	2003
Money market	$15,944	$9,254
U.S. government and agency obligations	38,048	4,043
Commercial paper	30,391	—
Corporate bonds	17,202	22,615
Auction rate securities	6,507	33,559
Other securities	—	3,500

Total available-for-sale securities	108,092	72,971
Less amounts classified as cash and cash equivalents	(25,938)	(26,869)

Total securities classified as investments	82,154	46,102
Less amounts classified as short-term investments	(64,499)	(46,102)

Total market value of long-term investments	$17,655	$—

The original maturities of all short-term investments were less than one year as of December 31, 2004 and 2003. The original maturities of all long-term investments was greater than one year and less than two years with the exception of one long-term investment totaling $3,164,000, which had an original maturity of greater than two years and less than three years, as of December 31, 2004. As of December 31, 2004 and 2003, cash equivalents included investments in other securities with various contractual maturity dates that do not exceed 90 days. Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the years ended December 31, 2004, 2003 and 2002. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

As of December 31, 2004 and 2003, unrealized gains and losses were net losses of $92,000 and $4,000, respectively. As of December 31, 2004, the Company’s net unrealized losses in its available-for-sale securities was comprised of the following (in thousands):

	Unrealized gains	Unrealized losses	Net unrealized losses
Cash and cash equivalents	$—	$—	$—
Short-term investments	61	(87)	(26)
Long-term investments	1	(67)	(66)

	$62	$(154)	$(92)

There were no individual marketable securities which carried an unrealized loss for the past twelve consecutive months; however, there were seven marketable securities which carried an unrealized loss for at least six months. The net unrealized losses of these seven instruments was $51,000. These seven debt instruments have an aggregate fair value of $16,042,000 and are comprised of four corporate bonds rated AA or better, and three government agency securities. The Company has evaluated the credit risk of the securities which carried unrealized losses for six or more consecutive months. The credit risk of these instruments has not been adversely affected by a ratings downgrade and there has been no negative impact relating to the industry or sector of the

S-F-26

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuers of these instruments. The government agency securities have continued to trade at consistent spreads over the past year, providing further indication that there has been no negative impact to these securities. The credit ratings of these securities remain within the Company’s investment policy guidelines. Based upon this evaluation, the Company has determined that the unrealized losses are predominantly the result of rising interest rates relative to rates at the time the securities were purchased in the first half of 2004. This decline in value of these investments is primarily related to changes in interest rates and is considered to be temporary in nature, and as a result, the Company has continued to account for these as unrealized losses as of December 31, 2004. The Company’s unrealized losses as of December 31, 2003 were not significant.

Certain auction rate securities have been reclassified from cash equivalents to short-term investments. Auction rate securities are variable rate bonds tied to short-term interest rates with maturities on the face of the securities in excess of ninety days. Auction rate securities have interest rate resets through a modified Dutch auction, at pre-determined short-term intervals, usually every seven, twenty-eight or thirty-five days. They trade at par and are callable at par on any interest payment date at the option of the issuer. Interest paid during a given period is based upon the interest rate determined during the prior auction.

Although these securities are issued and rated as long-term bonds, they are priced and traded as short-term instruments because of the liquidity provided through the interest rate reset. The Company had historically classified these instruments as cash equivalents if the period between interest rate resets was ninety days or less, which was based on our ability to either liquidate our holdings or roll our investment over to the next reset period.

Based upon the Company’s re-evaluation of these securities, the Company has reclassified its auction rate securities, previously classified as cash equivalents, as short-term investments on the accompanying consolidated balance sheet as of December 31, 2003. This resulted in a reclassification from cash and cash equivalents to short-term investments of $33,559,000 on the December 31, 2003 consolidated balance sheet. In addition, purchases of short-term and long-term investments and sales of short-term investments, included in the accompanying consolidated statements of cash flows, have been revised to reflect the purchase and sale of auction rate securities during the periods presented. The Company accounts for its marketable securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Such investments are classified as “available-for-sale” and are reported at fair value in the Company’s consolidated balance sheets. The short-term nature and structure, the frequency with which the interest rate resets and the ability to sell auction rate securities at par and at the Company’s discretion indicates that such securities should more appropriately be classified as short-term investments with the intent of meeting the Company’s short-term working capital requirements.

Accounts Receivable

Accounts receivable, net, consists of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Accounts receivable	$34,422	$26,119	$19,164
Unearned revenue	(18,072)	(13,863)	(8,671)
Allowance for doubtful accounts	(151)	(337)	(315)

	$16,199	$11,919	$10,178

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Unearned revenue consists of pre-billing for services that have not yet been provided, but which have been billed to customers

S-F-27

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ahead of time in accordance with the terms of their contract. Accordingly, the Company invoices its customers at the end of a calendar month for services to be provided the following month.

Additions (reductions) to the allowance for doubtful accounts were approximately ($50,000), zero and $2,329,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Charges (recoveries) against the allowance were approximately ($72,000), $82,000 and $2,313,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Prepaids and Other Current Assets

Prepaids and other current assets consist of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Prepaid rent	$528	$1,830	$—
Prepaid insurance	661	826	1,076
Prepaid other	1,726	1,112	906
Taxes receivable	16	728	948
Other current assets	358	230	209

	$3,289	$4,726	$3,139

Prepaid rent as of December 31, 2004, primarily represented rent for January 2005 for the Company’s various U.S. IBX operating leases, which the Company paid in December 2004.

Property and Equipment

Property and equipment is comprised of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Leasehold improvements	$397,094	$393,758	$383,574
IBX plant and machinery	136,401	89,960	64,557
IBX equipment	60,779	47,437	40,023
Computer equipment and software	24,190	21,711	18,875
Buildings	11,134	8,862	—
Land	3,960	—	—
Furniture and fixtures	2,108	2,041	1,979

	635,666	563,769	509,008
Less accumulated depreciation	(264,661)	(220,408)	(165,454)

	$371,005	$343,361	$343,554

Leasehold improvements, IBX plant and machinery, computer equipment and software and buildings recorded under capital leases aggregated $35,309,000 and zero as of December 31, 2004 and 2003, respectively. The Company recorded a capital lease in connection with its IBX expansion in the Washington, D.C. metro area during the fourth quarter of 2004 (see Note 3). Amortization on the assets recorded under capital leases is included in depreciation expense.

Included within leasehold improvements is the value attributed to the earned portion of several warrants issued to certain fiber carriers and the Company’s contractor totaling $9,883,000 at both December 31, 2004 and December 31, 2003. Amortization of such warrants is included in depreciation expense.

S-F-28

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the Company wrote-off all remaining property and equipment, primarily leasehold improvements, located in the excess lease space on the floor above the Company’s Los Angeles IBX totaling $3,816,000. The Company decided to exit from this excess lease space and these assets do not provide any ongoing benefit (see Note 17).

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Accounts payable	$3,274	$2,835	$3,833
Accrued compensation and benefits	8,001	5,969	3,655
Accrued taxes	3,704	3,376	2,539
Accrued property and equipment	5,157	2,912	2,454
Accrued utility and security	3,413	2,457	2,017
Accrued professional fees	2,040	1,741	1,281
Accrued other	1,745	1,738	2,273

	$27,334	$21,028	$18,052

Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Customer deposits	$1,443	$3,229	$109
Deferred installation revenue	6,180	3,019	2,693
Other current liabilities	805	629	1,041

	$8,428	$6,877	$3,843

A significant portion of customer deposits as of December 31, 2004, represents a customer’s deposit towards an installation project at one of the Company’s IBX centers. Upon completion of this installation project, this deposit will be reclassified to deferred installation revenue and amortized into revenue over the expected life of the customer relationship.

Deferred Rent and Other Liabilities

Deferred rent and other liabilities consisted of the following (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
Deferred rent	$24,117	$22,493	$19,889
Asset retirement obligations	3,953	3,054	1,559
Other liabilities	2,204	906	574

	$30,274	$26,453	$22,022

S-F-29

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company currently leases all but one of its IBX centers and certain equipment under noncancelable operating lease agreements expiring through 2020. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods to better match the phased build-out of its centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

5.    Debt Facilities and Capital Lease Obligations

Debt facilities and capital lease obligations consisted of the following as of December 31 (in thousands):

	2004	2003
Washington, D.C. Metro Area IBX Expansion Capital Lease	$35,204	$—
VLL Loan Amendment (net of unamortized discount of zero and $112 as of December 31, 2004 and 2003, respectively)	—	735
Heller Loan Amendment (net of unamortized discount of zero and $3 as of December 31, 2004 and 2003, respectively)	—	2,476
Orix Equipment Leases	—	201

	35,204	3,412
Less current portion	(675)	(2,689)

	$34,529	$723

Washington, D.C. Metro Area IBX Expansion Capital Lease

In April 2004, the Company entered into a long-term lease for a 95,000 square foot data center in the Washington, D.C. metro area. This lease, which includes the leasing of all of the IBX plant and machinery equipment located in the building, is classified as a capital lease (the “Washington, D.C. Metro Area IBX Expansion Capital Lease”). The Company took possession of this property during the fourth quarter of 2004, and as a result, recorded property and equipment assets, as well as a capital lease obligation, totaling $35,309,000. Monthly payments under this lease, which commenced in November 2004, will be made through 2019 at an effective interest rate of 8.50% per annum. As of December 31, 2004, principal of $35.2 million remained outstanding.

Venture Leasing Loan Agreement and VLL Loan Amendment

In August 1999, the Company entered into a Loan Agreement with Venture Lending & Leasing II, Inc. and other lenders (“VLL” and the “Venture Leasing Loan Agreement”). The Venture Leasing Loan Agreement provided financing for equipment and tenant improvements at the Newark, New Jersey IBX center and a secured term loan facility for general working capital purposes. The amount of financing provided was up to $10,000,000, which was allowed to be used to finance up to 85% of the projected cost of tenant improvements and equipment for the Newark IBX center. The full $10,000,000 was fully drawn during 1999. Notes issued beared interest at a rate of 8.5% per annum and were repayable in 42 monthly installments plus a final balloon interest payment equal to 15% of the original advance amount due at maturity and are collateralized by the assets of the Newark, New Jersey IBX. The Venture Leasing Loan Agreement had an effective interest rate of 14.7% per annum.

In connection with the Venture Leasing Loan Agreement, the Company granted VLL warrants to purchase 9,375 shares of the Company’s common stock at $96.00 per share (the “VLL Warrants”). These warrants were

S-F-30

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

immediately exercisable and expired on June 30, 2006. The fair value of the warrant using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $153.60, dividend yield 0%, expected volatility of 80%, risk-free interest rate of 5.0% and a contractual life of seven years, was $1,174,000. Such amount was recorded as a discount to the applicable debt, and is being amortized to interest expense, using the effective interest method, over the life of the agreement.

In October 2002, the Company amended the Venture Leasing Loan Agreement to secure certain short-term cash deferment benefits (the “VLL Loan Amendment”). Under the original terms of the Venture Leasing Loan Agreement, the Company borrowed $10,000,000 which was repayable over 42 months at 8.5% per annum plus a 15% balloon interest payment calculated on the original advance amount. Under the terms of the VLL Loan Amendment, the Company extended the maturity of the loan by 24 months. Commencing January 1, 2003, the Company re-amortized the remaining principal balance and related balloon interest payment over the amended 27-month period ending March 1, 2005. The VLL Loan Amendment had an effective interest rate of approximately 14.7% per annum.

In connection with the VLL Loan Amendment, the Company granted VLL warrants to purchase 32,187 shares of the Company’s common stock at $0.32 per share (the “VLL Loan Amendment Warrants”) and repriced the original remaining VLL Warrants, issued in August 1999, to have an exercise price of $0.32 versus the original $96.00 per share (the “Amended and Restated Original VLL Warrants”). Both the VLL Loan Amendment Warrants and the Amended and Restated Original VLL Warrants are immediately exercisable and the VLL Loan Amendment Warrants expire on October 11, 2007 and the Amended and Restated Original VLL Warrants expire on the original expiration date of June 30, 2006. The fair value of the VLL Loan Amendment Warrants using the Black-Scholes option-pricing model was approximately $220,000 with the following assumptions: fair market value per share of $7.04, dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 4.0% and a contractual life of five years. Such amount was recorded as a discount to the applicable debt based upon the guidance of APB Opinion No. 14 and will be amortized to interest expense, using the effective interest method, over the remaining life of the VLL Loan Amendment. Following the modification of the Amended and Restated Original VLL Warrants, an additional charge of approximately $45,000 was recorded as an additional debt discount representing the difference between the fair value of the modified option determined in accordance with the provisions of SFAS No. 123 and the value of the old warrants immediately before its terms were modified.

In March 2004, with the proceeds from the Convertible Subordinated Debentures (see Note 9), the Company repaid all amounts outstanding under the VLL Loan Amendment, including $749,000 of principal, plus accrued and unpaid interest, and terminated the VLL Loan Amendment. As a result, the Company recognized a loss on debt extinguishment on this transaction of $170,000, comprised of the write-off of unamortized debt issuance costs and debt discount totaling $74,000 and other transaction fees of $96,000. Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

Heller Loan and Heller Loan Amendment

In June 2001, the Company obtained a $5,000,000 loan from Heller Financial Leasing, Inc. (the “Heller Loan”), which was fully drawn down at that time. Repayments on the Heller Loan were made over 36 months and interest accrued at 13.0% per annum. The Heller Loan was secured by certain equipment located in the New York metropolitan area IBX center.

In connection with the Heller Loan, the Company granted Heller Financial Leasing, Inc. a warrant to purchase 1,171 shares of the Company’s common stock at $128.00 per share (the “Heller Warrant”). This warrant is immediately exercisable and expires in five years from the date of grant. The fair value of the warrant

S-F-31

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

using the Black-Scholes option pricing model was $18,000 with the following assumptions: fair market value per share of $36.16, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 5% and a contractual life of five years. Such amount was recorded as a discount to the applicable loan amount, and is being amortized to interest expense using the effective interest method, over the life of the loan.

In August 2002, the Company amended the Heller Loan to secure certain short-term cash deferment benefits (the “Heller Loan Amendment”). Under the terms of the Heller Loan Amendment, the Company extended the maturity of the loan by nine months. Commencing September 2002, the Company began to benefit from the reduction in monthly payments over the following 14 months thereby deferring approximately $1,200,000 of principal payments. Commencing November 2003, the deferred principal payments began to be repaid over the remaining 17 months of the loan ending March 2005. The Heller Loan Amendment had an effective interest rate of approximately 16.5% per annum.

In February 2004, with the proceeds from the Convertible Subordinated Debentures, the Company repaid all amounts outstanding under the Heller Loan Amendment, including $2,177,000 of principal, plus accrued and unpaid interest, and terminated the Heller Loan Amendment. As a result, the Company recognized a loss on debt extinguishment on this transaction of $267,000, comprised of the write-off of unamortized debt issuance costs and debt discount totaling $87,000 and other transaction fees of $180,000. Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

Orix Equipment Leases

In December 2002, as a result of the Pihana Acquisition (see Note 2), the Company acquired multiple capital leases in multiple currencies for various newly acquired subsidiaries of the Company in the U.S. and Asia-Pacific covered under a Master Lease Agreement with Sun Microsystems, Inc., which was subsequently assigned to Orix USA Corporation (the “Orix Equipment Leases”). The original amount financed under these capital leases was approximately $3,503,000 (as translated using effective exchange rates at December 31, 2002). These capital lease arrangements beared interest at an average rate of 6.4% per annum and were repayable over 30 months. As of December 31, 2004, all amounts outstanding under the Orix Equipment Leases have been paid in full.

Maturities

Combined aggregate maturities for future minimum capital lease obligations as of December 31, 2004 are as follows (in thousands):

2005	$3,642
2006	3,733
2007	3,826
2008	3,922
2009	4,020
Thereafter	45,287

64,430
Less amount representing interest	(29,226)

35,204
Less current portion	(675)

$34,529

S-F-32

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Senior Notes

On December 1, 1999, the Company issued 200,000 units, each consisting of a $1,000 principal amount 13% Senior Note due 2007 (the “Senior Notes”) and one warrant to purchase 0.527578 shares (for an aggregate of 105,515 shares) of common stock for $0.2144 per share (the “Senior Note Warrants”), for aggregate net proceeds of $193,400,000, net of offering expenses. Of the $200,000,000 gross proceeds, $16,207,000 was allocated to additional paid-in capital for the deemed fair value of the Senior Note Warrants and recorded as a discount to the Senior Notes. The discount on the Senior Notes was being amortized to interest expense, using the effective interest method, over the life of the debt. The Senior Notes had an effective interest rate of 14.1% per annum. The fair value attributed to the Senior Note Warrants was consistent with the Company’s treatment of its other common stock transactions prior to the issuance of the Senior Notes. The fair value was based on recent equity transactions by the Company at the time.

Interest was payable semi-annually, in arrears, on June 1 and December 1 of each year. The notes were unsecured, senior obligations of the Company and were effectively subordinated to all existing and future indebtedness of the Company, whether or not secured.

The Senior Notes were governed by the Indenture dated December 1, 1999, between the Company, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee (the “Senior Note Indenture”). Subject to certain exceptions, the Senior Note Indenture restricted, among other things, the Company’s ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, incur certain liens to secure indebtedness or engage in merger transactions.

During the first half of 2002, the Company retired $52,751,000 of Senior Notes plus forgiveness of $785,000 of accrued and unpaid interest thereon in exchange for 499,565 shares of the Company’s common stock, valued at $18,351,000 based on the actual exchange dates of the Senior Notes and $2,511,000 of cash. The Company wrote-off a proportionate amount of unamortized debt issuance costs and debt discount associated with these Senior Notes totaling $1,293,000 and $3,093,000, respectively. The Company incurred debt extinguishment costs totaling approximately $1,100,000 in connection with the retirement of these Senior Notes and recognized a gain on these transactions of $27,188,000. We refer to these transactions as the “Senior Note Retirements.” Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

In December 2002, the Company, in connection with, and as a condition to closing the Combination (see Note 2) and Financing (see Note 8), initiated an exchange offer to substantially reduce the amount of Senior Notes then outstanding in order to improve the Company’s existing capital structure and reduce the amount of outstanding debt of the Company (the “Senior Note Exchange”). The Senior Note Exchange was contingent on both the Combination and Financing closing, all of which were subject to stockholder vote. The Combination, Financing and Senior Note Exchange closed on December 31, 2002, and the Company retired an additional $116,774,000 of Senior Notes plus forgiveness of $8,855,000 of accrued and unpaid interest thereon in exchange for 1,857,436 shares of the Company’s common stock, valued at $12,482,000 based on the actual exchange date of the Senior Notes and $15,181,000 of cash. The Company wrote-off a proportionate amount of unamortized debt issuance costs and debt discount associated with these Senior Notes totaling $2,492,000 and $6,004,000, respectively. The Company incurred debt extinguishment costs totaling approximately $2,500,000 in connection with the retirement of these Senior Notes and recognized a gain on these transactions of $86,970,000. In conjunction with the Combination, Financing and Senior Note Exchange, the Company amended the Indenture in order to allow the Combination and Financing to occur. Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

In March 2004, with the proceeds from the Convertible Subordinated Debentures (see Note 9), the Company redeemed all amounts outstanding under the Senior Notes, including $30,475,000 of principal, plus accrued and unpaid interest, and terminated the Senior Notes. The redemption price of the Senior Notes was equal to 106.5%

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of their principal, which resulted in an additional cash premium paid of $1,981,000 (the “Senior Note Cash Premium”). As a result, the Company recognized a loss on debt extinguishment on this transaction of $3,759,000, comprised of the Senior Note Cash Premium, the write-off of unamortized debt issuance costs and debt discount totaling $1,653,000 and other transaction fees of $125,000. Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

7.    Credit Facility

On December 20, 2000, the Company and a newly created, wholly-owned subsidiary of the Company, entered into a $150,000,000 Credit Facility (the “Credit Facility”) with a syndicate of lenders. The Credit Facility consisted of the following:

•	Term loan facility in the amount of $50,000,000. The outstanding term loan amount was required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in January 2001.

•	Delayed draw term loan facility in the amount of $75,000,000. The Company was required to borrow the entire facility on or before December 20, 2001. The outstanding delayed draw term loan amount was required to be paid in quarterly installments beginning in March 2003 and ending in December 2005. The Company drew this down in March 2001.

•	Revolving credit facility in an amount up to $25,000,000. The outstanding revolving credit facility was required to be paid in full on or before December 15, 2005. The Company drew this down in June 2001.

The Credit Facility had a number of covenants, which included achieving certain minimum revenue targets and limiting cumulative EBITDA losses and maximum capital spending limits among others. As of September 30, 2001, the Company was not in compliance with one of these covenants. However, the syndicate of lenders provided a forbearance and, in October 2001, the Company successfully completed the renegotiation of the Credit Facility and amended certain of the financial covenants to reflect the prevailing economic environment as part of the Amended and Restated Credit Facility (the “Amended and Restated Credit Facility”). As required under this amendment, the Company repaid $50,000,000 of the $150,000,000 Credit Facility outstanding as of September 30, 2001, of which $25,000,000 represented a permanent reduction. As such, the Amended and Restated Credit Facility provided a total of $125,000,000 of debt financing and consisted of the following:

•	Term loan facility, redesignated as tranche A, in the amount of $100,000,000, which represented the remaining $100,000,000 outstanding after repayment of the $50,000,000 in October 2001.

•	Term loan facility, redesignated as tranche B, in the amount of $25,000,000, of which $5,000,000 was immediately drawn with the remaining $20,000,000 available for future draw. The remaining $20,000,000 was only available for drawdown commencing September 30, 2002 and only if the Company remained in full compliance with all covenants as outlined in the Amended and Restated Credit Facility, and met an additional EBITDA test. The ability to draw on the remaining $20,000,000 expired on December 31, 2002.

As of June 30, 2002, the Company was not in compliance with certain provisions, including the revenue covenant, of the Amended and Restated Credit Facility. As a result, in August 2002, the Company further amended the Amended and Restated Credit Facility (the “First Amendment to the Amended and Restated Credit Facility”). The most significant terms and conditions of the First Amendment to the Amended and Restated Credit Facility were as follows:

•	The Company was granted a full waiver for the covenants that were not in compliance as of June 30, 2002. In addition, the amendment reset the minimum revenue and cash balance and maximum EBITDA loss covenants through September 30, 2002.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	The Company agreed to repay $5,000,000 of the then outstanding balance of $105,000,000 as of June 30, 2002, which was designated as a tranche B term loan. This amount was repaid in August 2002. In addition, the remaining $20,000,000 available for borrowing under the Amended and Restated Credit Facility, also designated as a tranche B term loan, was permanently eliminated. As a result, the First Amendment to the Amended and Restated Credit Facility reduced the credit facility to a $100,000,000 credit facility, which was designated a tranche A term loan, and which remained fully outstanding as of September 30, 2002.

•	The Company must convert at least $100,000,000 of Senior Notes into common stock or convertible debt on or before November 8, 2002. As of September 30, 2002, a total of $147,249,000 of Senior Note principal remained outstanding.

In November 2002, the lenders agreed to waive certain conditions of the First Amendment to the Amended and Restated Credit Facility (the “November 2002 Waiver”). The most significant terms and conditions of the November 2002 Waiver were as follows:

•	The Company was granted a waiver to reset the minimum revenue and maximum EBITDA loss covenants through December 31, 2002 and the minimum cash balance covenant through March 31, 2003.

•	The Company was granted a waiver, subject to certain conditions, of an event of default created by a minimum cash covenant default and a payment default, if any, in existence pursuant to a previously outstanding debt facility since paid off in full.

•	The Company was granted a waiver of the covenant requiring the Company to convert $100,000,000 of Senior Notes by November 8, 2002.

•	The Company was granted a waiver, subject to certain conditions, of a default or an event of default created by a failure by the Company to make the interest payment due on the Senior Notes in December 2002.

The November 2002 Waiver expired upon the earlier of the closing of the Second Amendment to the Amended and Restated Credit Facility, the termination of the Combination, or December 31, 2002, provided that if the sole reason the Combination has not closed by that date is as a result of pending regulatory and related approvals, the date may be extended for up to three successive 30-day periods, but such date shall not be extended past March 31, 2003.

On December 31, 2002, the Company closed the Combination (see Note 2), Financing (see Note 8) and Senior Note Exchange (see Note 6), and in conjunction, the Company further amended the First Amendment to the Amended and Restated Credit Facility (the “Second Amendment to the Amended and Restated Credit Facility”). The most significant terms and conditions of the Second Amendment to the Amended and Restated Credit Facility were as follows:

•	the Company was granted a full waiver of previous covenant breaches and was granted consent to use cash in connection with the Senior Note Exchange (see Note 6);

•	future revenue and EBITDA covenants were eliminated and the remaining minimum cash balance and maximum capital expenditure covenants and other ratios were reset consistent with the expected future performance of the combined company for the remaining term of the loan;

•	the Company permanently repaid $8,490,000 of the then currently outstanding $100,000,000 balance, bringing the total amount owed under this facility to $91,510,000 as of December 31, 2002; and

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	the amortization schedule for the remaining amount owed under this facility was amended such that the minimum amortization due in 2003-2004 was significantly reduced.

In November 2003, in connection with the Follow-on Equity Offering (see Note 12), the Company received consent from its senior lenders to amend the terms of Second Amendment to the Amended and Restated Credit Facility (the “Third Amendment to the Amended and Restated Credit Facility”). The most significant terms and conditions of the Third Amendment to the Amended and Restated Credit Facility are as follows:

•	the Company permanently repaid $55.2 million of the then currently outstanding principal balance of $90.5 million;

•	the banks agreed to amend the cash sweep provision, which was to commence on March 31, 2004 and would have required the Company to pay down its principal balance in an amount equal to 50% of any cash on the Company’s balance sheet in excess of $20.0 million. This provision was amended such that it will not commence until March 31, 2005 and will only be triggered on cash amounts in excess of $25.0 million; and

•	the banks agreed to extend the term of the Third Amendment to the Amended and Restated Credit Facility from December 2005 to December 2006. In addition, the banks amended the amortization schedule.

Loans under the Third Amendment to the Amended and Restated Credit Facility beared interest at floating rates, plus applicable margins, based on either the prime rate or LIBOR. Interest rates on the First Amendment to the Amended and Restated Credit Facility were increased by 0.50% and the frequency of interest payments had been amended to monthly from quarterly, and such modifications remained in effect under the terms of the Third Amendment to the Amended and Restated Credit Facility.

Borrowings under the Third Amendment to the Amended and Restated Credit Facility were collateralized by a first priority lien against substantially all of the Company’s assets.

The costs related to the issuance of the Credit Facility were capitalized and were being amortized to interest expense using the effective interest method, over the life of the Credit Facility. As a result of amending and restating the Credit Facility multiple times from 2001 to 2003, the Company incurred additional lender fees, which had been added to debt issuance costs and were being amortized to interest expense using the effective interest method over the remaining life of the Third Amendment to the Amended and Restated Credit Facility. The Company applied EITF 96-19, “Debtor’s Accounting for a Substantive Modification and Exchange of Debt Instruments”, and concluded that the amendments to the Credit Facility were not substantive.

In February 2004, with the proceeds from the Convertible Subordinated Debentures, the Company repaid all amounts outstanding under the Credit Facility, including $34,281,000 of principal, plus accrued and unpaid interest, and terminated the Credit Facility. As a result, the Company recognized a loss on debt extinguishment on this transaction of $4,405,000, comprised of the write-off of unamortized debt issuance costs totaling $4,282,000 and other transaction fees of $123,000. Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

8.    Convertible Secured Notes

The Financing

In conjunction with the Combination (see Note 2), STT Communications made a $30,000,000 strategic investment in the Company (the “Financing”) in the form of a convertible secured note (the “Convertible Secured

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note”), convertible into shares of preferred stock, with a detachable warrant for the further issuance of 965,674 shares of preferred stock (the “Convertible Secured Note Warrant”). The Convertible Secured Note bears non-cash interest at a rate of 14% per annum, payable semi-annually in arrears on May 1 and November 1, and have an initial term through November 2007. Interest on the Convertible Secured Note will be payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are identical to the terms of the Convertible Secured Note (the “PIK Notes”) (collectively, the “STT Convertible Secured Notes”).

The Convertible Secured Note Warrant was valued at $4,646,000, which was recorded as a discount to the debt principal. The fair value of the Convertible Secured Note Warrant was calculated under the provisions of APB 14 and determined using the Black-Scholes option-pricing model under the following assumptions: contractual life of five years, risk-free interest rate of 4%, expected volatility of 135% and no expected dividend yield. The Company has considered the guidance in EITF Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Secured Note does not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance, was less than the stock conversion ratio outlined in the agreement. The allocated value to the Convertible Secured Note Warrant of $4,646,000 will be amortized using the effective interest rate method to interest expense over the five-year term of the Convertible Secured Note.

The Convertible Secured Note was secured by (i) a first priority security interest in i-STT’s assets and Pihana’s Singapore assets and by a pledge of the stock of i-STT’s subsidiaries and (ii) by a second priority security interest in all of the collateral securing the Company’s obligations under the Credit Facility, as amended. The Convertible Secured Note was guaranteed by all of the Company’s existing subsidiaries and by all of the Company’s future domestic subsidiaries. In November 2004, the Company and STT Communications entered into an Omnibus Amendment Agreement in which STT Communications’ security interests in the Company in connection with the Financing were lifted, except for one of the Company’s cash accounts, secured in the amount of any outstanding STT Convertible Secured Notes plus six months of forward-looking interest.

The Convertible Secured Note, the Convertible Secured Note Warrant and any outstanding PIK Notes can be converted into shares of the Company’s Series A or Series A-1 preferred stock at a price of $9.1779 per underlying share at any time at the option of STT Communications (the “Conversion Price”). The Conversion Price will be adjusted to mitigate or prevent dilution, dividends are declared, or the Company issues, or contracts to issue, shares of the Company’s common stock at a price per share below the Conversion Price. After December 31, 2004 and through December 31, 2005, the Company may convert 95% of the Convertible Secured Note and after December 31, 2005, the Company may convert 100% of the Convertible Secured Note, if:

•	the closing price of the Company’s common stock exceeds $32.1235 for thirty consecutive trading days;

•	the average daily trading volume of the Company’s common stock during that thirty day trading window exceeds 17,188; and

•	the Company has caused a registration statement to become effective under the Securities Act which provides for the resale by the noteholders of the shares of the Company’s common stock issued or issuable upon conversion.

The Company must offer to purchase the Convertible Secured Note and any outstanding PIK Notes together with any accrued and unpaid interest if the Company experiences a change of control, as defined. In addition, in connection with the Financing, the Company issued a warrant to STT Communications, which will become exercisable if the Company does experience a change of control (the “Change in Control Warrant”). The Change

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of Control Warrant, which has an exercise price of $0.01 per share and a contractual life of five years, is contingently exercisable for shares of the Company’s common stock with a total current market value of up to 20% of:

•	the $30,000,000 principal amount of the Convertible Secured Note, plus

•	the principal amount of any issued and outstanding PIK Notes, minus

•	the principal amount of any portion of the Convertible Secured Note which has been converted into shares of the Company’s capital stock or repaid in cash, plus

•	accrued and unpaid interest on any then outstanding portion of the Convertible Secured Note.

Furthermore, the Company, in order to provide a mechanism to allow STT Communications to ensure the Company’s compliance with covenants under the Second Amendment to the Amended and Restated Credit Facility, as amended (see Note 7), issued two additional warrants to STT Communications in conjunction with the Financing, which are no longer outstanding as a result of the Company paying off the Credit Facility in full in February 2005 (see Note 7). These two additional warrants, comprised of the Series A Cash Trigger Warrant and the Series B Cash Trigger Warrant (collectively, the “Cash Trigger Warrants”), were contingently exercisable if the Company (i) did not have sufficient funds to pay, and failed to pay when due, any principal, interest, fee or other amount due under the Second Amendment to the Amended and Restated Credit Facility, as amended, or (ii) breached the Company’s obligations to maintain certain minimum cash balances under the terms of the Second Amendment to the Amended and Restated Credit Facility, as amended. The Cash Trigger Warrants, which were to have a contractual life for as long as the Company had any remaining amounts due under the Second Amendment to the Amended and Restated Credit Facility, as amended, would have had an exercise price and be exercisable for shares of the Company’s common stock valued at up to $30,000,000 as follows:

•	The Series A Cash Trigger Warrant would have had a value of $10,000,000, with an exercise price per share which was the lesser of (i) $9.792 or (ii) 90% of the then current market value of shares of the Company’s common stock. The $9.792 exercise price of the Series A Cash Trigger Warrant would have been adjusted to mitigate or prevent dilution if fundamental changes occured to the Company’s common stock, dividends were declared, or the Company issued, or contracted to issue, shares of the Company’s common stock at a price per share below $9.792.

•	The Series B Cash Trigger Warrant would have had a value of $20,000,000, with an exercise price per share equal to 90% of the then current market value of shares of the Company’s common stock.

The holder of the Cash Trigger Warrants, STT Communications, had no obligation to exercise such warrants. If the Cash Trigger Warrants were exercised based on the inability to pay any principal, interest or fees due under the Second Amendment to the Amended and Restated Credit Facility, as amended, the Cash Trigger Warrants would have been exercisable for not less than $5,000,000 and not more than $5,000,000 plus the amount of the missed payment. If the Cash Trigger Warrants were exercised on the inability of the Company to maintain certain minimum cash balances under the terms of the Second Amendment to the Amended and Restated Credit Facility, as amended, the Cash Trigger Warrants would have been exercisable for not less than $5,000,000 and not more than $5,000,000 plus any shortfall in the Company’s minimum cash balance requirement.

The Company applied EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and concluded that neither a commitment date, or a measurement date, had occurred when the Financing was closed as of December 31, 2002 in relation to the Change in Control

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrant and the Cash Trigger Warrants. As a result, the Change in Control Warrant and the Cash Trigger Warrants have been treated, and will continue to be treated, as unissued for accounting purposes until such time as the events that trigger the right to the issuance of shares of the Company’s stock as outlined in these warrants have occurred, if ever.

During 2003 and 2004, the Company issued four PIK Notes to STT Communications totaling $8,466,000. The terms of the PIK Notes are identical to the terms of the Convertible Secured Note issued on December 31, 2002. The PIK Notes are due December 2007. The Company has considered the guidance of EITF Abstract No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and has determined that the PIK Notes do not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance was less than the stock conversion ratio outlined in the Financing agreement. As of December 31, 2004, the Company had a total of $38,466,000 of principal outstanding for the STT Convertible Secured Notes, which are presented net of remaining discount as $35,824,000 on the accompanying balance sheet as of December 31, 2004.

The STT Convertible Secured Notes were convertible into 4,191,193 shares of the Company’s preferred and common stock as of December 31, 2004.

The costs related to the Financing were capitalized and are being amortized to interest expense using the effective interest method, over the life of the Convertible Secured Note. Debt issuance costs, net of amortization, were $336,000 and $455,000 as of December 31, 2004 and 2003, respectively.

In January 2005, the Company converted 95% of the outstanding STT Convertible Secured Notes and accrued and unpaid interest through February 14, 2005, into 4,144,216 shares of the Company’s stock (see Note 18).

The Crosslink Financing

In April 2003, the Company and certain of its subsidiaries, along with STT Communications and its affiliate, entered into a Securities Purchase and Admission Agreement with various entities affiliated with Crosslink Capital (“Crosslink”) for a $10,000,000 investment in the Company by Crosslink in the form of convertible secured notes (the “Crosslink Convertible Secured Notes”), convertible into shares of the Company’s common stock, with detachable warrants for the further issuance of 500,000 shares of common stock (the “Crosslink Convertible Secured Note Warrants”) (collectively, the “Crosslink Financing”). This transaction closed in June 2003 and the Crosslink Convertible Secured Note Warrants were also fully exercised in June 2003. The Crosslink Convertible Secured Notes beared non-cash interest at a rate of 10% per annum, commencing on the second anniversary of the closing of the Crosslink Financing, payable semi-annually in arrears on May 1 and November 1, and had an initial term through November 2007. Interest on the Crosslink Convertible Secured Notes were payable in kind in the form of additional convertible secured notes having a principal amount equal to the amount of interest then due having terms which are similar to the terms of the Crosslink Convertible Secured Notes (the “Crosslink PIK Notes”).

The Crosslink Convertible Secured Notes were convertible into shares of the Company’s common stock at a price of $4.00 per underlying share at any time at the option of the holders. The Crosslink PIK Notes were to be convertible into shares of the Company’s common stock at a price of $4.84 per underlying share at any time at the option of the holders. Such conversion prices were to have been adjusted to mitigate or prevent dilution, if dividends were declared on the Company’s common stock or the Company issued, or contracted to issue, shares of the Company’s common stock at a price per share below $4.84 per share.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Crosslink Convertible Secured Note Warrants were valued at $2,796,000, which was recorded as a discount to the debt principal. The fair value of the Crosslink Convertible Secured Note Warrants was calculated under the provisions of APB Opinion No. 14 and determined using the Black-Scholes option-pricing model under the following assumptions: contractual life of five years, risk-free interest rate of 4%, expected volatility of 135% and no expected dividend yield. The Company had considered the guidance of EITF Abstract No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and had determined that the Crosslink Convertible Secured Notes did contain a beneficial conversion feature. The beneficial conversion feature was valued at $7,204,000 (the “Crosslink Beneficial Conversion Feature”), and was also reflected as a discount to the debt principal. The combined values of both the Crosslink Convertible Secured Note Warrants and the Crosslink Beneficial Conversion Feature, totaling $10,000,000, was being amortized using the effective interest rate method to interest expense over the term of the Crosslink Convertible Secured Notes.

The Crosslink Convertible Secured Notes shared with the Company’s Convertible Secured Note issued on December 31, 2002, in connection with the Financing, a second priority security interest in all of the collateral securing the Company’s obligations under the Second Amendment to the Amended and Restated Credit Facility.

The Convertible Secured Note and PIK Notes issued in connection with the Financing, the Crosslink Convertible Secured Notes and the Crosslink PIK Notes were collectively referred to herein as the “Convertible Secured Notes.”

In March 2004, holders of the Company’s Convertible Secured Notes issued in connection with the Crosslink Financing, converted the $10,000,000 of principal into 2,500,000 shares of the Company’s common stock. The Company refers to this transaction as the “Crosslink Conversion.” As a result of the Crosslink Conversion and the fact that the Crosslink Financing had the Crosslink Beneficial Conversion Feature, the Company recognized a loss on debt conversion on this transaction of $7,610,000, representing the write-off of unamortized debt discount, in accordance with EITF Issue 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” Refer to Gain (Loss) on Debt Extinguishment and Conversion (see Note 10).

9.    Convertible Subordinated Debentures

In February 2004, the Company issued $86,250,000 principal amount of 2.5% Convertible Subordinated Debentures due February 15, 2024 (the “Convertible Subordinated Debentures”). Interest is payable semi-annually, in arrears, on February 15 and August 15 of each year.

The Convertible Subordinated Debentures are governed by the Indenture dated February 11, 2004, between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Indenture”). The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by the Company. The Convertible Subordinated Debentures are unsecured and rank junior in right of payment to the Company’s existing or future senior debt.

The Convertible Subordinated Debentures are convertible into shares of the Company’s common stock. Each $1,000 principal amount of Convertible Subordinated Debentures are convertible into 25.3165 shares of the Company’s common stock. This represents an initial conversion price of approximately $39.50 per share of common stock. As of December 31, 2004, the Convertible Subordinated Debentures were convertible into 2,183,548 shares of the Company’s common stock. Holders of the Convertible Subordinated Debentures may convert their individual debentures into shares of the Company’s common stock only under any of the following circumstances:

•

during any calendar quarter after the quarter ending June 30, 2004 (and only during such calendar quarter) if the sale price of the Company’s common stock, for at least 20 trading days during the period

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the conversion price per share of our common stock, or approximately $47.40 per share;

•	subject to certain exceptions, during the five business-day period after any five consecutive trading-day period in which the trading price per Convertible Subordinated Debenture for each day of that period was less than 98% of the product of the sale price of the Company’s common stock and the conversion rate on each such day;

•	if the Convertible Subordinated Debentures have been called for redemption; or

•	upon the occurrence of certain specified corporate transactions described in the Indenture, such as a consolidation, merger or binding share exchange in which the Company’s common stock would be converted into cash or property other than securities.

The conversion rates may be adjusted upon the occurrence of certain events including for any cash dividend, but they will not be adjusted for accrued and unpaid interest. Holders of the Convertible Subordinated Debentures will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, interest will be deemed cancelled, extinguished and forfeited upon conversion. Convertible Subordinated Debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

The Company may redeem all or a portion of the Convertible Subordinated Debentures at any time after February 15, 2009 at a redemption price equal to 100% of the principal amount of the Convertible Subordinated Debentures, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Holders of the Convertible Subordinated Debentures have the right to require us to purchase all or a portion of the Convertible Subordinated Debentures on February 15, 2009, February 15, 2014 and February 15, 2019, each of which is referred to as a purchase date. In addition, upon a fundamental change of the Company, as defined in the Indenture, each holder of the Convertible Subordinated Debentures may require us to repurchase some or all of the Convertible Subordinated Debentures at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest.

The Company has considered the guidance in EITF Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and has determined that the Convertible Subordinated Debentures do not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance, was less than the initial conversion price outlined in the agreement. The Convertible Subordinated Debentures contained two embedded derivatives, a bond parity clause and a contingent interest provision, which no longer exists as a result of the filing of a registration statement, which was declared effective by the SEC in July 2004. The remaining embedded derivative, the bond parity clause, had a zero fair value as of December 31, 2004. The Company will be remeasuring the remaining embedded derivative each reporting period, as applicable. Changes in fair value will be reported in the statement of operations.

The costs related to the Convertible Subordinated Debentures were capitalized and are being amortized to interest expense using the effective interest method, through February 15, 2009, the first date that the holders of the Convertible Subordinated Debentures can force redemption to the Company. Debt issuance costs related to the Convertible Subordinated Debentures, net of amortization, were $2,651,000 as of December 31, 2004.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Gain (Loss) on Debt Extinguishment and Conversion

As a result of the extinguishment of debt associated with the Credit Facility, Heller Loan Amendment, VLL Loan Amendment and the Senior Notes, as well as the Crosslink Conversion, the Company recognized a total loss on debt extinguishment and conversion totaling $16,211,000 for the year ended December 31, 2004, as summarized below (in thousands):

	Credit facility	Heller loan amendment	VLL loan amendment	Senior notes	Crosslink conversion	Total
Write-off of debt issuance costs and discounts	$(4,282)	$(87)	$(74)	$(1,653)	$(7,610)	$(13,706)
Senior note cash premium	—	—	—	(1,981)	—	(1,981)
Other transaction costs	(123)	(180)	(96)	(125)	—	(524)

	$(4,405)	$(267)	$(170)	$(3,759)	$(7,610)	$(16,211)

As a result of the Senior Note Retirements and Senior Note Exchange, the Company recognized a substantial gain on debt extinguishment totaling $114,158,000 for the year ended December 31, 2002, as summarized below (in thousands):

	Senior note retirements	Senior note exchange	Total
Reduction in senior note principal	$52,751	$116,774	$169,525
Reduction in accrued interest	785	8,855	9,640
Value of common stock issued	(18,351)	(12,482)	(30,833)
Cash payment of senior note principal	(2,511)	(15,181)	(17,692)
Write-off of debt issuance costs and discounts	(4,386)	(8,496)	(12,882)
Other transaction costs	(1,100)	(2,500)	(3,600)

	$27,188	$86,970	$114,158

11.    Silicon Valley Bank Credit Line

In December 2004, the Company entered into a $25,000,000 line of credit arrangement with Silicon Valley Bank that matures in December 2006 (the “Silicon Valley Bank Credit Line”). This facility is a $25,000,000 revolving line of credit which, at the Company’s election, up to $10,000,000 may be converted into a 24-month term loan, repayable in eight quarterly installments. Borrowings under the Silicon Valley Bank Credit Line bear interest at floating interest rates plus applicable margins over the LIBOR rate or the greater of the bank’s prime rate or 4.0%. If the Company elects to convert any revolving borrowings into a 24-month term loan, the applicable margin upon conversion to a term loan would be increased by 0.25% per annum.

As of December 31, 2004 and through the date of filing of this report on Form 10-K, there were no borrowings outstanding under the Silicon Valley Bank Credit Line. If the Company had elected to borrow under the Silicon Valley Bank Credit Line at December 31, 2004, the Company would have had an interest rate of 4.40% per annum. The Silicon Valley Bank Credit Line also features sublimits, which enable the Company to issue letters of credit (the “Letters of Credit Sublimit”), enter into foreign exchange forward contracts and make advances for cash management services. The Company’s utilization under any of these sublimits would have the effect of reducing the amount available for borrowing under the Silicon Valley Bank Credit Line during the period that such sublimits remain utilized and outstanding. As of December 31, 2004 the Company had utilized $3,172,000 under the Letters of Credit Sublimit with the issuance of three letters of credit and, as a result,

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reduced the amount of borrowings available to the Company from $25,000,000 to $21,828,000. As of December 31, 2004, there has been no other utilization among the other sublimits.

The Silicon Valley Bank Credit Line is secured by the Company’s domestic assets except that such security interest does not include real and intellectual property. The Silicon Valley Bank Credit Line has several covenants, including financial covenants that are subject to a quarterly test and which require the Company to maintain a minimum cash balance, a 6-month cumulative revenue target and a minimum operating cash flow target. The Silicon Valley Bank Credit Line is furthermore subject to a tiered financial covenant test, Covenant Levels 1 and 2, which are also reflected in the applicable borrowing margins that are available to the Company. As of December 31, 2004, the Company was still subject to Covenant Level 1. In January 2005, the Company converted 95% of the outstanding STT Convertible Secured Notes and accrued and unpaid interest, into 4,144,216 shares of the Company’s preferred stock (see Note 18). As a result of this conversion, the Company became subject to Covenant Level 2 and the applicable borrowing margin was reduced by 0.25% per annum. In addition, two of the financial covenants are adjusted during Covenant Level 2 such that the minimum cash balance is increased and the minimum operating cash flow target is removed. As of December 31, 2004, the Company was in compliance with all covenants in connection with the Silicon Valley Bank Credit Line.

The costs incurred related to the Silicon Valley Bank Credit Line were capitalized and are being amortized to interest expense using the effective interest method over the life of the Silicon Valley Bank Credit Line. These debt issuance costs, net of amortization, were $177,000 as of December 31, 2004.

12.    Stockholders’ Equity

In December 2002, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 300,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 25,000,000 has been designated Series A, 25,000,000 has been designated as Series A-1 and 50,000,000 is undesignated.

Preferred Stock

On December 31, 2002, as a result of the i-STT Acquisition (see Note 2), the Company issued 1,868,667 shares of Series A preferred stock to STT Communications. As of December 31, 2004, this preferred stock had a total liquidation value of $18,298,000.

The rights, preferences and privileges of the Series A and Series A-1 preferred stock are as follows:

Voting Rights.    Holders of Series A preferred stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted. Except as otherwise provided by the Delaware General Corporation Law, Series A-1 preferred stock shall have no voting rights. Until the earlier of either December 31, 2004 or the date on which less than 100 shares of the Company’s Series A preferred stock remain outstanding, the holders of shares of Series A preferred stock were entitled to elect a number of directors at any election of directors, as follows:

•	three directors for so long as the holders of Series A preferred stock collectively beneficially own at least 30% of the Company’s outstanding voting stock;

•	two directors for so long as the holders of Series A preferred stock collectively beneficially own at least 15% of the Company’s outstanding voting stock;

•	one director for so long as the holders of Series A preferred stock collectively beneficially own at least 100 shares of the Company’s outstanding voting stock; and

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	no directors at such time as the holders of Series A preferred stock collectively beneficially own less than 100 of the Company’s outstanding voting stock.

Effective December 31, 2004, these voting rights expired.

Dividend Rights.    Holders of Series A preferred stock and Series A-1 preferred stock are entitled to receive an amount equal to any dividend paid on the Company’s common stock as may be declared from time to time by the Company’s board of directors.

Liquidation Rights.    In the event of the Company’s liquidation, dissolution or winding up, the Company’s assets available for distribution to stockholders will be distributed to holders of common stock, Series A preferred stock and Series A-1 preferred stock on a pro rata basis, based on the number of shares of common stock held by each assuming full conversion of Series A preferred stock and Series A-1 preferred stock, until holders of Series A preferred stock and Series A-1 preferred stock have received $9.792 per share of Series A preferred stock and Series A-1 preferred stock, plus the amount of any declared but unpaid dividends for each share of Series A preferred stock and Series A-1 preferred stock. Thereafter, any remaining available assets for distribution to stockholders will be distributed among the holders of the Company’s common stock pro rata based on the number of shares of common stock held by each.

Redemption Rights.    Beginning after December 31, 2009, the Company may at any time it may lawfully do so, at the option of the Company’s board of directors, redeem some or all of the Series A preferred stock or Series A-1 preferred stock, on a pro rata basis, at a price in cash per share equal to the number of shares of the Company’s common stock into which such share may then be converted multiplied by the average closing sale price of the Company’s common stock on The Nasdaq National Market (or any trading system on which the Company’s common stock may then trade) over the 30 consecutive trading day period ending five trading days prior to the date of redemption. There are no sinking fund provisions applicable to the Company’s Series A preferred stock or Series A-1 preferred stock.

Conversion and Other Rights.    The Company’s Series A preferred stock is convertible at any time into shares of common stock on a one-for-one basis. The Company’s Series A-1 preferred stock is convertible into Series A preferred stock or shares of common stock on a one-for-one basis as long as the conversion of the Series A-1 preferred stock will not cause STT Communications to hold more than 40% of outstanding voting stock; however, this restriction was lifted subsequent to December 31, 2004. Notwithstanding this limitation, and except for limitations imposed by the HSR Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company’s Series A-1 preferred stock is convertible into Series A preferred stock or common stock in the following circumstances:

•	STT Communications makes a fully financed tender offer for all of the Company’s outstanding stock and at least 50% of the outstanding shares not held by STT Communications are tendered;

•	the Company commences bankruptcy or reorganization proceedings;

•	a third party obtains a 15% interest in the Company;

•	the Company agrees to sell a 15% or greater interest in the Company to a third party;

•	the Company sells all or substantially all of its assets, or enters into an agreement to sell all or substantially all of its assets;

•	a third party commences a bona fide, fully financed tender offer;

•	STT Communications’ nominees are not elected to our board of directors despite STT Communications voting in favor of such nominees;

S-F-44

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	the Company breaches certain material agreements with STT Communications contained in the Financing or Combination agreements (see Notes 2 and 8);

•	STT Communications’ interest in the Company falls below 10%; or

•	the Cash Trigger Warrants are exercised (see Note 8).

In addition, the Company may force all but 100 shares of the Company’s Series A preferred stock and all shares of Series A-1 preferred stock (subject to the conversion restrictions described above) to convert into shares of the Company’s common stock after the Company reports four consecutive quarters of net income.

The Company’s Series A and Series A-1 preferred stock have no preemptive or other subscription rights.

Common Stock

On November 21, 2003, the Company sold 5,524,780 shares of common stock at a purchase price of $20.00 per share, which resulted in net proceeds to the Company of $104.4 million. We refer to this transaction as the follow-on equity offering (the “Follow-on Equity Offering).

Upon the exercise of certain unvested stock options, the Company issued to employees common stock which is subject to repurchase by the Company at the original exercise price of the stock option. This right lapses over the vesting period. As of December 31, 2004 and 2003, there were zero and 150 shares, respectively, subject to repurchase.

As of December 31, 2004, the Company has reserved the following shares of authorized but unissued shares of common stock for future issuance:

Conversion of convertible secured notes	4,191,193
Conversion of convertible subordinated debentures	2,183,548
Conversion of issued and outstanding preferred stock	1,868,667
Conversion of preferred stock warrant	965,674
Common stock warrants	290,110
Common stock options	5,569,142
Common stock purchase plans	500,353

15,568,687

Employee Stock Purchase Plans

In May 2000, the Company adopted the 2000 Employee Stock Purchase Plan (the “Purchase Plan”) under which 31,250 shares were reserved for issuance thereafter. On each January 1, the number of shares in reserve will automatically increase by 2% of the total number of shares of common stock outstanding at that time, or, if less, by 600,000 shares. The Purchase Plan permits purchases of common stock via payroll deductions. The maximum payroll deduction is 15% of the employee’s cash compensation. Purchases of the common stock will occur on January 31 and July 31 of each year. The price of each share purchased will be 85% of the lower of:

•	The fair market value per share of common stock on the date immediately before the first day of the applicable offering period (which lasts 24 months); or

•	The fair market value per share of common stock on the purchase date.

S-F-45

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The value of the shares purchased in any calendar year may not exceed $25,000.

In June 2004, the Company’s stockholders approved the adoption of the 2004 Employee Stock Purchase Plan and International Employee Stock Purchase Plan (collectively, the “Purchase Plans”) as successor plans to the 2000 Employee Stock Purchase Plan. A total of 500,000 shares have been reserved for issuance under the Purchase Plans. The number of shares of common stock available for issuance under the Purchase Plans will automatically increase on the first trading day of each calendar year beginning January 1, 2005 by an amount equal to the lesser of 2% of the shares of common stock outstanding on January 1 of each year or 500,000 shares. The Purchase Plans permit purchases of common stock via payroll deductions; however, the International Employee Stock Purchase Plan may allow participants to accumulate amounts for the purchase of shares through other means in addition to payroll deductions to the extent deemed necessary or desirable to comply with laws and regulations of the applicable country of residence. The maximum contribution is 15% of the employee’s annual cash compensation. Purchases of the common stock will occur on February 14 and August 14 of each year, commencing February 14, 2005. The price of each share purchased will be 85% of the lower of:

•	The fair market value per share of common stock on the date immediately before the first day of the applicable offering period (which lasts 24 months); or

•	The fair market value per share of common stock on the purchase date.

The value of the shares purchased in any calendar year may not exceed $25,000 on a combined basis for the 2004 Employee Stock Purchase Plan and the 2000 Employee Stock Purchase Plan. In addition, no purchase right shall be granted under the 2004 Employee Stock Purchase Plan to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing 5% or more of the combined voting power or value of all classes of stock of the Company.

The 2000 Employee Stock Purchase Plan was succeeded by the 2004 Employee Stock Purchase Plan and after January 1, 2005, no additional shares will be added to the 2000 Employee Stock Purchase Plan. The last purchase under the 2000 Employee Stock Purchase Plan will be on January 31, 2006, at which time this original Purchase Plan will cease.

For the year ended December 31, 2004, 314,637 shares were issued under the Purchase Plan at a weighted average purchase price of $4.24 per share. For the year ended December 31, 2003, 191,307 shares were issued under the Purchase Plan at a weighted average purchase price of $2.98 per share. For the year ended December 31, 2002, 16,689 shares were issued under the Purchase Plan at a weighted average purchase price of $24.84 per share.

Stock Option Plans

In September 1998, the Company adopted the 1998 Stock Plan. In May 2000, the Company adopted the 2000 Equity Incentive Plan and 2000 Director Stock Option Plan; and in September 2001, the Company adopted the 2001 Supplemental Stock Plan (collectively, the “Plans”) under which nonstatutory stock options and restricted stock may be granted to employees, outside directors, consultants, and incentive stock options may be granted to employees. Accordingly, the Company reserved a total of 5,708,326 shares of the Company’s common stock for issuance upon the grant of restricted stock or exercise of options granted in accordance with the Plans. On each January 1, commencing with the year 2001, the number of shares in reserve will automatically increase by 6% of the total number of shares of common stock that are outstanding at that time or, if less, by 6,000,000 shares for the 2000 Equity Incentive Plan and by 50,000 shares for the 2000 Director Stock Option Plan. Options granted under the Plans generally expire 10 years following the date of grant and are subject to limitations on transfer. The Plans are administered by the Board of Directors.

S-F-46

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Plans provide for the granting of incentive stock options at not less than 100% of the fair market value of the underlying stock at the grant date. Nonstatutory options may be granted at not less than 85% of the fair market value of the underlying stock at the date of grant. The Plans also provide for the issuance of stock, including restricted stock awards.

Option grants under the Plans are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. Stock options may be exercised at anytime subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company’s repurchase right decreases as the shares vest under the original option terms.

Options granted to stockholders who own greater than 10% of the outstanding stock must have vesting periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors.

A summary of the Plans is as follows:

	Shares available for grant	Number of shares	Weighted-average exercise price per share
Balances, December 31, 2001	3,903,813	653,160	$74.26
Additional shares authorized	934,651	—	—
Options granted	(147,244)	147,244	26.75
Options exercised	—	(12,965)	8.67
Options forfeited	61,618	(61,618)	77.66

Balances, December 31, 2002	4,752,838	725,821	65.51
Additional shares authorized	556,921	—	—
Options granted	(3,275,295)	3,275,295	5.52
Options exercised	—	(383,198)	4.02
Options forfeited	209,980	(209,980)	20.08

Balances, December 31, 2003	2,244,444	3,407,938	17.56
Additional shares authorized	955,066	—	—
Options granted	(1,523,200)	1,523,200	29.78
Options exercised	—	(1,038,306)	5.74
Options forfeited	91,038	(91,038)	28.50

Balances, December 31, 2004	1,767,348	3,801,794	25.42

S-F-47

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding as of December 31, 2004:

	Outstanding			Exercisable
Range of exercise prices	Number of shares	Weighted-average remaining contractual life	Weighted-average exercise price	Number of shares	Weighted-average exercise price
$ 2.13 to $ 3.00	136,482	8.13	$2.97	65,183	$2.93
$ 3.14 to $ 3.39	1,198,361	8.18	3.25	393,141	3.25
$ 4.02 to $ 5.70	15,034	8.17	5.28	5,352	5.50
$ 7.36 to $ 10.24	40,194	8.37	8.53	18,517	8.48
$ 12.16 to $ 18.00	468,235	8.33	16.47	247,306	15.54
$ 18.61 to $ 27.86	542,278	8.97	25.94	117,162	25.57
$ 28.48 to $ 41.60	1,145,405	8.94	30.98	267,220	29.97
$ 42.24 to $ 76.00	36,825	6.39	55.13	32,922	55.23
$ 85.33 to $128.00	79,531	5.87	115.51	77,631	115.67
$140.00 to $208.00	103,661	5.40	145.99	103,609	145.98
$224.00 to $384.00	35,788	5.54	232.61	35,788	232.61

	3,801,794	8.37	25.42	1,363,831	37.21

The weighted-average remaining contractual life of options outstanding at December 31, 2004 and December 31, 2003 was 8.37 years and 8.91 years, respectively. The weighted-average exercise price of options outstanding at December 31, 2004 and December 31, 2003 was $25.42 and $17.56, respectively.

Stock-Based Compensation

Employees

The Company uses the intrinsic-value method prescribed in APB No. 25 in accounting for its stock-based compensation arrangements with employees. Stock-based compensation expense is recognized for employee stock option grants in those instances in which the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price of the stock options at the date of grant. In September 2003, the Compensation Committee of the Board of Directors awarded a stock option grant to the Company’s chief executive officer to purchase 350,000 shares of the Company’s common stock at an exercise price of $17.70, a 15% discount to the then fair market value of the Company’s common stock on the date of grant. This resulted in the Company recording a new deferred stock-based compensation charge of $1,093,000, which will be amortized to stock-based compensation expense over the three-year vesting life of this grant. In total, the Company recorded deferred stock-based compensation, net of forfeitures, related to employees of $695,000 and $983,000 for the years ended December 31, 2004 and 2003, respectively. A total of $1,459,000, $2,818,000 and $6,859,000 has been amortized to stock-based compensation expense for the years ended December 31, 2004, 2003 and 2002, respectively, on an accelerated basis over the vesting period of the individual options, in accordance with FASB Interpretation No. 28.

Non-Employees

The Company uses the fair value method to value options granted to non-employees. In connection with its grant of options to non-employees, the Company recorded no deferred stock-based compensation for the year ended December 31, 2004; however, the Company recognized an increase in deferred stock-based compensation of $89,000 for the year ended December 31, 2003. A total of $8,000, $87,000 and $19,000 has been amortized to stock-based compensation expense for the years ended December 31, 2004, 2003, and 2002, respectively.

S-F-48

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no non-employee stock options grants during 2004 or 2002. There was one non-employee stock option grant during 2003. The Company’s calculations for non-employee grants were made using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2004	2003	2002
Dividend yield	—	0%	—
Expected volatility	—	110%	—
Risk-free interest rate	—	4.62%	—
Contractual life (in years)	—	10.00	—

Warrants

In January 2000, the Company entered into an operating lease agreement for its new corporate headquarters facility in Mountain View, California. In connection with the lease agreement, the Company granted the lessor a warrant to purchase up to 1,034 shares of the Company’s common stock at $192.00 per share (the “Headquarter Warrant”). The warrant expires 10 years from the date of grant. The warrant was valued at $186,000 using the Black-Scholes option pricing model and was recorded as additional rent expense during the Company’s lease term at that location (the Company terminated this lease and moved its headquarters to Foster City in March 2003). The following assumptions were used in determining the fair value of the warrant: deemed fair value per share of $209.60, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.0% and a contractual life of 10 years.

In April 2000, the Company entered into a definitive agreement with a fiber carrier whereby the fiber carrier agreed to install high-bandwidth local connectivity services to a number of the Company’s IBX centers in exchange for colocation space and related benefits in such IBX centers. In connection with this agreement, the Company granted the fiber carrier a warrant to purchase up to 16,875 shares of the Company’s common stock at $128.00 per share (the “Fiber Warrant”). The warrant was immediately exercisable and expires five years from date of grant. A total of 4,375 shares were immediately vested and the remaining 12,500 shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. The fiber carrier is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of shares and colocation space, will not be penalized for not installing. The warrant was initially valued at $5,372,000 using the Black-Scholes option-pricing model and had been recorded initially to construction in progress until installation was completed. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $378.24, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.56% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with these warrants subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. As of December 31, 2004, a total of 1,562 shares remain unearned. As the Company has no plans to construct any additional IBX centers in the foreseeable future, the value of these unearned shares is reflected in other assets on the accompanying balance sheets totaling $1,000 and $7,000 as of December 31, 2004 and 2003, respectively.

In June 2000, the Company entered into a memorandum of understanding with COLT Telecommunications (“Colt”) whereby Colt agreed to install high-bandwidth local connectivity services to a number of the Company’s European IBX centers in exchange for colocation space and related benefits in such IBX centers. In connection with this agreement, the Company granted Colt a warrant to purchase up to 7,813 shares of the Company’s common stock at $170.67 per share (the “Colt Warrant”). The warrant was immediately exercisable and expires

S-F-49

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

five years from the date of grant. The shares are subject to repurchase at the original exercise price if certain performance commitments are not completed by a pre-determined date. Colt is not obligated to install high-bandwidth local connectivity services and, apart from forfeiting the relevant number of shares and colocation space, will not be penalized for not installing. The warrant was initially valued at $2,795,000 using the Black-Scholes option-pricing model and was initially recorded to construction in progress. The following assumptions were used in determining the fair value of the warrants: deemed fair market value per share of $434.56, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of 5 years. Under the applicable guidelines in EITF 96-18, the underlying shares of common stock associated with this warrant subject to repurchase are revalued at each balance sheet date to reflect their current fair value until the performance commitment is complete. As of December 31, 2004, the Colt Warrant remains unearned as a result of the Company’s revised European services strategy (see Note 14). As a result, the value of these unearned shares is now reflected in other assets on the accompanying balance sheet totaling $1,000 and $27,000 as of December 31, 2004 and 2003, respectively.

In June 2000, the Company entered into a strategic agreement with WorldCom and UUNET, an affiliate of WorldCom (the “UUNET Strategic Agreement”), which amended, superseded and restated the definitive agreement entered into with WorldCom in November 1999. Under the UUNET Strategic Agreement, WorldCom agreed to install high-bandwidth local connectivity services and UUNET agreed to provide high-speed data entrance facilities to a number of the Company’s IBX centers in exchange for colocation services and related benefits in such IBX centers. In connection with this strategic agreement, the Company granted WorldCom Venture Fund a warrant (the “WorldCom Venture Fund Warrant”) to purchase up to 20,313 shares of Company’s common stock at $170.67 per share. The WorldCom Venture Fund Warrant was immediately exercisable and expired five years from the date of grant. The warrant was subject to repurchase at the original exercise price if certain performance commitments were not completed by a pre-determined date. WorldCom and UUNET were not obligated to install high-bandwidth local connectivity services and provide high-speed data entrance facilities, respectively, and, apart from forfeiting the relevant number of shares and colocation space, were not to be penalized for not performing. The warrant was initially valued at $7,255,000 using the Black-Scholes option-pricing model and had been recorded initially to construction in progress until installation was complete. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $434.56, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.23% and a contractual life of 5 years. In September 2001, the Company amended and restated the Worldcom Venture Fund Warrant, issued in June 2000, and reduced the total number of shares available to purchase to 9,219 shares of the Company’s common stock at $170.56 per share, which had been previously earned.

In addition, the Company has issued several warrants in connection with its debt facilities and capital lease obligations (see Note 5), the Senior Notes (see Note 6), the Amendment to the Hong Kong IBX Lease (see Note 14) and the Pihana Acquisition (see Note 2).

S-F-50

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has the following common stock warrants outstanding as of December 31, 2004:

	Underlying shares outstanding	Exercise price	Expiration date
Common stock warrants:
Fiber Warrant	16,875	$128.00	March 31, 2005
Other warrant	186	160.00	May 1, 2005
Colt Warrant	7,813	170.67	June 20, 2005
Worldcom Venture Fund Warrant	9,219	170.56	June 25, 2005
Pihana Shareholder Warrants	133,442	191.81	October 29, 2005
Heller Warrant	1,172	128.00	June 26, 2006
Amended and Restated Original VLL Warrants	845	0.32	October 11, 2007
VLL Loan Amendment Warrants	2,906	0.32	October 11, 2007
Senior Note Warrants	16,618	0.21	December 1, 2007
Headquarter Warrant	1,034	192.00	January 28, 2010
Hong Kong Lease Amendment Warrants	100,000	15.00	May 17, 2011

	290,110

In addition to the above common stock warrants outstanding as of December 31, 2004, the Company also has several additional warrants issued in connection with the Financing, which are comprised of the Convertible Secured Note Warrant and the Change in Control Warrants (see Note 8). The Change in Control Warrants are contingently issuable.

13.    Income Taxes

Income or loss before income taxes is attributable to the following geographic locations for the years ended December 31 (in thousands):

	2004	2003	2002
United States	$(60,319)	$(68,807)	$(21,013)
Foreign	(8,159)	(15,364)	(605)

Loss before income taxes	$(68,478)	$(84,171)	$(21,618)

No provision for federal income taxes was recorded from inception through December 31, 2003 as the Company incurred net operating losses (“NOL”) during this period. However, there was $153,000 of tax provision primarily recorded for the Company’s foreign operations for the year ended December 31, 2004.

State tax expense not based on income is included in general and administrative expenses and the aggregated amount is immaterial for the years ended December 31, 2004, 2003 and 2002.

S-F-51

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fiscal 2004, 2003 and 2002 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pre-tax income (loss) as a result of the following for the years ended December 31 (in thousands):

	2004	2003	2002
Federal tax at statutory rate	$(23,967)	$(29,460)	$(7,566)
State taxes	—	—	—
Domestic NOL not benefitted	15,475	21,798	7,302
Foreign NOL not benefitted	2,936	4,707	211
Meals and entertainment	58	28	53
Non-cash interest expense	5,579	2,666	—
Other	72	261	—

Total tax expense	$153	$—	$—

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out below as of December 31 (in thousands):

	2004	2003
Deferred tax assets:
Depreciation and amortization	$42,663	$35,957
Reserves	15,730	3,131
Charitable contributions	19	4
Deferred compensation	66	9,179
Credits	—	114
Capitalized start-up costs	195	706
Stock warrants	6,499	—
Net operating losses	56,606	18,184

Gross deferred tax assets	121,778	67,275
Valuation allowance	(121,778)	(67,275)

Total deferred tax assets	$—	$—

The Company’s accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. To support the Company’s conclusion that a 100% valuation allowance was required, the Company primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the absence of taxable income in prior carryback years. Although the Company’s operating plans assume taxable and operating income in future periods, the Company’s evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence. Approximately $1,932,000 of the valuation allowance for deferred tax assets is attributable to employee stock option deductions, the benefit from which will be allocated to additional paid-in capital rather than current income when subsequently recognized.

Federal and State tax laws, including California tax laws, impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company conducted an analysis to determine whether an ownership change had occurred due to the significant stock transactions in each of the reporting years disclosed. The analysis indicated that an ownership change occurred during the fiscal year 2002, which resulted in an annual limitation of approximately $819,000, for the net operating loss carryforwards generated prior to 2003

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and therefore, the Company has substantially reduced its federal and state net operating loss carryforwards for the period prior to 2003 to approximately $16.4 million. Additionally, Section 382 of the Internal Revenue Code limits the Company’s ability to utilize the tax deductions associated with its depreciable assets as of the end of the 2002 tax year to offset the taxable income in future years, due to the existence of a Net Unrealized Built-In Loss (“NUBIL”) at the time of the change in control. Such a limitation will be effective for a five-year period subsequent to the change in control through 2007. The Company has also updated the analysis for fiscal year 2004 and concluded there was no ownership change under Section 382 of the Internal Revenue Code in the year.

The Company expects to pay a limited amount of tax for fiscal years 2005 and 2006. The tax costs will be primarily limited to alternative minimum taxes as the Company anticipates utilizing its net operating loss carryforwards from post-2002 tax years and expects to have significant tax deductions attributable to stock options exercised in the years.

The Company has net operating loss carryforwards of approximately $89.0 million available to reduce future taxable income for U.S. and state income tax purposes as of December 31, 2004. The U.S. net operating loss carryforwards will begin to expire, if not utilized, in the year 2019. The state net operating loss carryforwards will begin to expire, if not utilized, in the year 2006. In addition, the Company’s foreign operations had approximately $77.9 million of net operating loss carryforwards available to reduce future taxable income for local income tax purposes. Approximately $21.2 million of the foreign operating loss carryforwards will begin to expire, if not utilized, in the year 2005, while the rest of the foreign operating loss carryforwards can be carried forward indefinitely.

14.    Commitments and Contingencies

San Jose Ground Lease

In May 2000, the Company entered into a purchase agreement regarding approximately 80 acres of real property in San Jose, California. In June 2000, before closing on this property, the Company assigned its interest in the purchase agreement to a buyer and on the same date, this buyer purchased the property and entered into a 20-year lease with the Company for the property (the “San Jose Ground Lease”). Under the terms of the San Jose Ground Lease, the Company has the option to extend the lease for an additional 60 years, for a total lease term of 80 years. In addition, the Company has the option to purchase the property from the buyer on certain designated dates in the future. In September 2001, the Company amended the San Jose Ground Lease (the “First San Jose Ground Lease Amendment”). Previously, the Company posted a letter of credit in the amount of $10,000,000 and was required to increase the letter of credit by $25,000,000 to an aggregate of $35,000,000 if the Company did not meet certain development and financing milestones. Pursuant to the terms of the First San Jose Ground Lease Amendment, the aggregate obligation was reduced by $10,000,000 to $25,000,000 provided the Company agreed to post an additional letter of credit totaling $15,000,000 prior to September 30, 2001. In addition, the operating lease commitments, for the 12-month period ending September 2002, were reduced by $3,000,000 provided the Company prepaid a full year of lease payments. The benefit of this reduction was amortized to rent expense over the full term of the lease. The additional letter of credit was funded prior to September 30, 2001 and the rent pre-payment was funded subsequent to September 30, 2001. These letter of credit security deposits were to be reduced on a pro rata basis based on the status of construction activity on this property.

In May 2002, the Company further amended the San Jose Ground Lease to provide the Company the option to reduce its obligation under this lease arrangement by up to approximately one-half (the “Second San Jose Ground Lease Amendment”). Pursuant to the terms of the Second San Jose Ground Lease Amendment, for a one-time fee of $5,000,000, which was recorded as a restructuring charge (see Note 17), the Company had a one-year option, effective July 1, 2002, to elect to exclude from this lease anywhere from 20 to 40 acres of the unimproved

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

real property. In September 2002, the Company exercised the option it had purchased in May 2002 and reduced its obligation under the San Jose Ground Lease by approximately one-half and entered into a further amendment of the San Jose Ground Lease (the “Third San Jose Ground Lease Amendment”), which became effective upon the closing of the Combination (see Note 2) and Financing (see Note 8). Pursuant to the terms of the Third San Jose Ground Lease Amendment, in connection with the exercise of the $5,000,000 option, the landlord was permitted to unconditionally draw down on the $25,000,000 in letters of credit. A portion of these letters of credit, totaling approximately $5,990,000, was recorded as prepaid rent expense representing fair value of the lease costs for the 15-month period from October 1, 2002 to December 31, 2003. The prepaid rent represented the total payments that would have otherwise been paid during this period for the remaining one-half of the lease. The Company amortized this prepaid rent expense ratably over the 15-month period. The remaining balance, approximately $19,010,000, was written off and recorded as a restructuring charge as the Company was unable to recognize any future economic benefit attributed to the remaining balance of the letters of credit (see Note 17).

Operating Lease Terminations and Amendments

In February 2002, the Company entered into a termination agreement for its operating leasehold in Amsterdam, The Netherlands (the “Termination Agreement”). As stipulated in the Termination Agreement, the Company will surrender two previously-posted letters of credit totaling approximately $4,814,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 17). The first letter of credit was surrendered in March 2002 and the second letter of credit was surrendered in August 2002. The costs associated with terminating this leasehold were consistent with those that the Company estimated during the third quarter of 2001.

In February 2002, the Company entered into an agreement to surrender for its operating leasehold in London, England that was declared effective in March 2002 (the “Agreement to Surrender”). As stipulated in the Agreement to Surrender, the Company surrendered a previously-posted letter of credit totaling approximately $822,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 17) and issued a warrant to purchase 18,750 shares of the Company’s common stock at $0.32 per share to the Company’s landlord (the “UK Warrant”). The UK Warrant was valued at $702,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges. The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $37.76, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year. The costs associated with terminating this leasehold were consistent with those that the Company estimated during the third quarter of 2001. In March 2003, this warrant was exercised with cash.

In April 2002, the Company entered into an agreement to exit its operating leasehold in Frankfurt, Germany (the “Lease Exit Agreement”). As stipulated in the Lease Exit Agreement, the Company surrendered a previously-posted letter of credit totaling approximately $1,076,000, which the Company had already fully written-off in conjunction with the restructuring charge that the Company recorded during the third quarter of 2001 (see Note 17). As also stipulated in the Lease Exit Agreement, the Company additionally agreed to (1) pay rent through May 2002, (2) pay cash settlement fees totaling approximately $1,845,000 and (3) issued a warrant to purchase 35,938 shares of the Company’s common stock at $0.32 per share to the Company’s landlord in Frankfurt (the “Frankfurt Warrant”). The Frankfurt Warrant was valued at $725,000 using the Black-Scholes option-pricing model and has been recorded as an offset to accrued restructuring charges. The following assumptions were used in determining the fair value of the earned portion of this warrant: fair market value per share of $20.48, dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 4.00% and a contractual life of one year. In May 2002, this warrant was exercised with cash.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2002, the Company finalized its agreement to exit one of its excess U.S. operating leaseholds in Mountain View, California, adjacent to the Company’s headquarters (the “Excess Headquarter Lease Termination”). As stipulated in the Excess Headquarter Lease Termination, the Company agreed to pay rent through July 2002 and to waive any rights to any remaining personal property on the premises beyond a specified date. During the quarter ended June 30, 2002, the Company wrote-off all property and equipment located in this excess office space, primarily leasehold improvements and some furniture and fixtures, totaling $1,552,000. This was included in the restructuring charges recorded during 2002 (see Note 17).

In October 2002, the Company amended the lease for its headquarters in Mountain View, California (the “First Amendment to HQ Lease”). Pursuant to the First Amendment to HQ Lease, the Company was granted the option to terminate the leasehold in exchange for a termination fee of $924,000. The Company paid this fee and exercised this option in October 2002. Provided the Company complies with the terms of the First Amendment to HQ Lease, including the timely payment of its lease obligations for six months, the Company will be permitted to terminate the lease without further penalty and will be entitled to a discharge fee equal to $924,000 at the time the premises are vacated. In March 2003, the Company terminated this lease, received the discharge fee and moved into new headquarter facilities in Foster City, California.

In October 2002, the Company amended its lease for its Secaucus IBX center (the “Second Amendment to the Secaucus IBX Lease”). Pursuant to the terms of the Second Amendment to the Secaucus IBX Lease, commencing October 1, 2002 and expiring March 31, 2004, a portion of the base rent otherwise due for the period will be deferred until January 2005. Commencing January 1, 2005, the portion of the base rent deferred, plus interest calculated thereon, will be repaid to the Secaucus landlord in 36 equal payments ending December 1, 2007. Furthermore, with respect to this operating lease, the landlord had the right to expand the Company’s rentable space by approximately half at such time as the current tenant of that portion of the property’s lease expired, which was on December 31, 2004. In December 2004, the Company recorded a restructuring charge in connection with this excess space (see Note 17). The Company entered into a two-year sublease with the current tenant of this excess space.

In October 2003, a wholly-owned subsidiary of the Company entered into an asset sale agreement with an affiliated company of STT Communications (the “Buyer”), which is also a current customer of Equinix, in which (a) the Company exited from its IBX center lease in Singapore that the Company acquired in the Pihana Acquisition (the “Pihana Singapore IBX Hub”) effective September 30, 2003, (b) the Buyer has entered into a new lease agreement directly with the landlord for the Pihana Singapore IBX Hub, (c) the Company sold the related assets located in and transferred certain agreements related to the operations of the Pihana Singapore IBX Center to the Buyer for one Singapore dollar (pursuant to the Combination, these assets had no value ascribed to them), (d) the Company contemporaneously entered into a separate colocation agreement for a smaller portion of space in the Pihana Singapore IBX Center for 60 months in which the Company will be the customer of the Buyer at current fair value rates at the time and (e) the Buyer has agreed to procure additional IBX center services in the Company’s other Singapore IBX center that it acquired in the i-STT Acquisition at current fair value rats at the time (the “Singapore Asset Sale Agreement”). As a result of the Singapore Asset Sale Agreement, the Company surrendered several deposits related to the Pihana Singapore IBX Hub; however, this loss was offset by the write-off of the associated deferred rent and asset retirement obligation liabilities associated with the Pihana Singapore IBX Center resulting in a nominal loss on asset sale of $18,000. As a result of this transaction, the Company has only one primary IBX center in Singapore (the one acquired in the i-STT Acquisition) rather than two.

In May 2004, a wholly-owned subsidiary of the Company amended its lease for its Hong Kong IBX center (the “Amendment to the Hong Kong IBX Lease”). Pursuant to the terms of the Amendment to the Hong Kong IBX Lease, the Company amended the term of the lease and the monthly rent payments due under the lease. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

addition, the Company issued a guarantee to the landlord that the Company’s wholly-owned Hong Kong subsidiary will comply with all terms of the amended lease for the remainder of the lease term. The remaining monthly lease payments covered under this guarantee through October 2013 total $7.1 million as of December 31, 2004. In exchange for entering into the Amendment to the Hong Kong IBX Lease, the Company issued warrants to the landlord to purchase 100,000 shares of the Company’s common stock at an exercise price of $15.00 per share, which are immediately exercisable (the “Hong Kong Lease Amendment Warrants”). The Hong Kong Warrants were valued at $2,477,000 using the Black-Scholes option-pricing model, which are being amortized to rent expense over the remaining term of the lease. The following assumptions were used in determining the fair value of the Hong Kong Warrants: fair market value per share of $28.13, dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 2.80% and a contractual life of seven years. The value of these warrants is included in other assets on the accompanying balance sheet as of December 31, 2004. For the year ended December 31, 2004, the Company recorded $194,000 of non-cash rent expense associated with the Hong Kong Lease Amendment Warrants.

In June 2004, a wholly-owned subsidiary of the Company amended its lease for its Tokyo IBX center (the “Amendment to the Tokyo IBX Lease”). Pursuant to the terms of the Amendment to the Tokyo IBX Lease, which is governed by Japanese law, the Company amended the monthly rent payments due under the lease for the remainder of the lease term commencing April 2004, resulting in a monthly reduction of 3.5 million Japanese yen (approximately $34,000 as translated using effective exchange rates at December 31, 2004).

Operating Lease Commitments

The Company currently leases all but one of its IBX centers and certain equipment under noncancelable operating lease agreements expiring through 2020. The centers’ lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods to better match the phased build-out of its centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent.

Minimum future operating lease payments as of December 31, 2004 are summarized as follows (in thousands):

Year ending:
2005	$28,638
2006	30,689
2007	30,410
2008	29,856
2009	29,715
Thereafter	177,945

Total	$327,253

Total rent expense was approximately $30,837,000, $28,646,000 and $25,193,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Deferred rent, primarily included in deferred rent and other liabilities on the accompanying balance sheets, was $22,915,000 and $20,283,000 as of December 31, 2004 and 2003, respectively.

Although the Company has not concluded on the accounting treatment related to the San Jose IBX Acquisition in December 2004 (see Note 3), the minimum future lease payments associated with the New San Jose IBX Lease have been included in the minimum future operating lease payments as of December 31, 2004 presented above.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2004, the Company recorded a restructuring charge related to two excess operating leaseholds that the Company intends to exit from (see Note 17). As of December 31, 2004, the Company had a restructuring charge accrual related to these two excess operating leases totaling $14.8 million on the accompanying balance sheet. As a result of already presenting the liability associated with these two operating leases on the Company’s balance sheet, the future lease costs associated with these two leases for excess space are not presented in the operating lease totals presented above.

Other Purchase Commitments

As a result of the San Jose IBX Acquistion, the Company is obligated to pay $924,000 to Abovenet in connection with the New San Jose IBX Asset Purchase Agreement. The Company expects to pay for this in March 2005 when the Company takes possession of this property. In addition, the Company is also obligated to pay $750,000 to Abovenet in connection with the Silicon Valley IBX Fiber Ring Agreement as of December 31, 2004, which the Company is obligated to pay no later than May 1, 2005 (see Note 3).

Letter of Credit Commitments

In connection with three of our IBX operating leases, the Company has entered into three irrevocable letters of credit with Silicon Valley Bank. These letters of credit were provided in lieu of cash deposits under the Letters of Credit Sublimit provision in connection with the Silicon Valley Bank Credit Line (see Note 11). The letters of credit total $3,172,000, are collateralized by the Silicon Valley Bank Credit Line and automatically renew in successive one-year periods until the final lease expiration dates. If the landlords for any of these three IBX operating leases decide to draw down on these letters of credit, the Company will be required to fund these letters of credit.

Legal Actions

On July 30, 2001 and August 8, 2001, putative shareholder class action lawsuits were filed against the Company, certain of its officers and directors (the “Individual Defendants”), and several investment banks that were underwriters of the Company’s IPO. The cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased the Company’s stock between August 10, 2000 and December 6, 2000. In addition, similar lawsuits were filed against approximately 300 other issuers and related parties. The purported class action alleges violations of Sections 11 and 15 of the Securities Act of 1933 (the “1933 Act”) and Sections 10(b), Rule 10b-5 and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) against the Company and Individual Defendants. The plaintiffs have since dismissed the Individual Defendants without prejudice. The suits allege that the underwriter defendants agreed to allocate stock in the Company’s IPO to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. The plaintiffs allege that the prospectus for the Company’s IPO was false and misleading and in violation of the securities laws because it did not disclose these arrangements. The action seeks damages in an unspecified amount. On February 19, 2003, the Court dismissed the Section 10(b) claim against the Company, but denied the motion to dismiss the Section 11 claim.

In July 2003, a Special Litigation Committee of the Equinix Board of Directors approved a settlement agreement and related agreements which set forth the terms of a settlement between the Company, the Individual Defendants, the plaintiff class and the vast majority of the other approximately 300 issuer defendants and the individual defendants currently or formerly associated with those companies. Among other provisions, the settlement provides for a release of the Company and the Individual Defendants and the Company’s agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. The

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

settlement agreement also provides a guaranteed recovery of $1 billion to plaintiffs for the cases relating to all of the approximately 300 issuers. To the extent that the underwriter defendants settle all of the cases for at least $1 billion, no payment will be required under the issuers’ settlement agreement. To the extent that the underwriter defendants settle for less than $1 billion, the issuers are required to make up the difference. It is anticipated that any potential financial obligation of Equinix to plaintiffs pursuant to the settlement, currently such claims are expected to be less than $3.4 million, will be covered by existing insurance and we do not expect that the settlement will involve any payment by the Company. The Company has no information as to whether there are any material limitations on the expected recovery by other issuer defendants of any potential financial obligation to plaintiffs from their own insurance carriers. The settlement agreement has been submitted to the Court for approval. The underwriter defendants have filed objections to the settlement agreement. As approval by the Court cannot be assured, the Company is unable at this time to determine whether the outcome of the litigation would have a material impact on its results of operations, financial condition or cash flows.

On October 13, 2004, the Court certified a Section 11 class in four of the six cases that were the subject of class certification motions and determined that the class period for Section 11 claims is the period between the IPO and the date that unregistered shares entered the market. The Court noted that its decision on those cases is intended to provide strong guidance to all parties regarding class certification in the remaining cases. Plaintiffs have not yet moved to certify a class in the Equinix case. Until the settlement is finalized and approved by the Court, or in the event such settlement is not approved, the Company and its officers and directors intend to continue to defend the actions vigorously. While an unfavorable outcome to this case is reasonably possible, it is not probable. As a result, the Company has not accrued for any settlements in connection with this litigation as of December 31, 2004.

Estimated and Contingent Liabilities

The Company estimates exposure on certain liabilities, such as property taxes, based on the best information available at the time of determination. With respect to real and personal property taxes, the Company records what it can reasonably estimate based on prior payment history, current landlord estimates or estimates based on current or changing fixed asset values in each specific municipality, as applicable. However, there are circumstances beyond the Company’s control whereby the underlying value of the property or basis for which the tax is calculated on the property may change, such as a landlord selling the underlying property of one of the Company’s IBX center leases or a municipality changing the assessment value in a jurisdiction and, as a result, the Company’s property tax obligations may vary from period to period. Based upon the most current facts and circumstances, the Company makes the necessary property tax accruals for each of its reporting periods. However, revisions in the Company’s estimates of the potential or actual liability could materially impact the financial position, results of operations or cash flows of the Company.

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

Employment Agreements

In January 2001, the Company had agreed to indemnify an officer of the Company for any claims brought by his former employer under an employment and non-compete agreement the officer had with this employer. As of December 31, 2004, no claims had been made by the former employer.

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Through September 2003, the Company had entered into severance agreements with certain of its executive officers. Under the terms of the agreements, the officers are entitled to one year’s salary, bonus and certain healthcare benefits in the event of an involuntary termination for reasons other than cause.

Employee Benefit Plan

The Company has a 401(k) Plan that allows eligible employees to contribute a portion of their compensation, limited to $13,000 in 2004. Employee contributions and earnings thereon vest immediately. Although the Company may make discretionary contributions to the 401(k) Plan, no contributions have ever been made as of December 31, 2004.

Guarantor Arrangements

In November 2002, the FASB issued FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 (“FIN 45”). FIN 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. FIN 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The following is a summary of the agreements that the Company has determined are within the scope of FIN 45.

As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. The majority of these indemnification agreements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no significant liabilities recorded for these agreements as of December 31, 2004.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s services. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. A significant amount of these indemnification agreements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. The Company has no significant liabilities recorded for these agreements as of December 31, 2004.

The Company enters into arrangements with its business partners, whereby the business partner agrees to provide services as a subcontractor for the Company’s implementations. The Company may, at its discretion and

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the ordinary course of business, subcontract the performance of any of its services. Accordingly, the Company enters into standard indemnification agreements with its customers, whereby the Company indemnifies them for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that enable the Company to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. A significant amount of these arrangements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. The Company has no significant liabilities recorded for these agreements as of December 31, 2004.

The Company has service level commitment obligations to certain of its customers. As a result, service interruptions or significant equipment damage in the Company’s IBX centers, whether or not within our control, could result in service level commitments to these customers. The Company’s liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet the Company’s service level commitment obligations, particularly in the early stage of the Company’s development, could reduce the confidence of the Company’s customers and could consequently impair the Company’s ability to obtain and retain customers, which would adversely affect both the Company’s ability to generate revenues and the Company’s operating results. Historically, these service level credits have not been significant. Accordingly, the Company has no significant liabilities for these agreements as of December 31, 2004.

Under the terms of the Combination Agreement, the Company was contractually obligated to use the Company’s reasonable best efforts to obtain the release of STT Communications from a bank guarantee associated with i-STT’s unconsolidated Thailand joint venture, i-STT Nation Limited. Such efforts included i-STT assuming such guarantee if it was commercially reasonable to do so. This guarantee was for 60% of a Thai baht 260,000,000 bank loan (approximately $6,188,000 as translated using effective exchange rates at June 30, 2003), of which Thai baht 58,300,000 was outstanding as of June 30, 2003 (approximately $1,388,000 as translated using effective exchange rates at June 30, 2003) (the “Thai Bank Loan”). In July 2003, the Company, STT Communications and their Thailand joint venture partner, Nation Digital Media Ltd. (“Nation Digital”), entered into an agreement to wind-down i-STT Nation Limited (the “Thailand Joint Venture Wind-Down Agreement”). Under the terms of the Thailand Joint Venture Wind-Down Agreement, Nation Digital obtained title to all assets of i-STT Nation Limited; STT Communications agreed to assume 100% of the Thai Bank Loan; and STT Communications and the Company agreed to fund the wind-down costs of i-STT Nation Limited. As of December 31, 2003, the Thai Bank Loan was repaid in full by STT Communications and the Company has funded its portion of wind-down costs, and the wind-down effort was completed as of December 31, 2003 (see Note 2).

Under the terms of the Combination Agreement, the Company is contractually obligated to use commercially reasonable efforts to ensure that at all times from and after the closing of the Combination, until such time as neither STT Communications nor its affiliates hold the Company’s capital stock or debt securities (or the capital stock received upon conversion of the debt securities) received by STT Communications in connection with the Combination, that none of the Company’s capital stock issued to STT Communications is constituted as “United States real property interests” within the meaning of Section 897(c) of the Internal Revenue Code of 1986. Under Section 897(c) of the Code, the Company’s capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by the Company equals or exceeds 50% of the sum of the aggregate fair market values of (a) the Company’s “United States real property interests,” (b) the Company’s interests in real property located outside the U.S., and (c) any other assets held by the Company which are used or held for use in the Company’s trade or business. The Company refers to this provision in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Combination Agreement as the FIRPTA covenant. Pursuant to the FIRPTA covenant, the Company may be forced to take commercially reasonable proactive steps to ensure the Company’s compliance with the FIRPTA covenant, including, but not limited to, (a) a sale-leaseback transaction with respect to all real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of the Company’s outstanding stock (this reorganization would require the submission of that transaction to the Company’s stockholders for their approval and the consummation of that exchange). Currently, the Company is in compliance with the FIRPTA covenant. This arrangement was grandfathered under the provisions of FIN 45 as it was in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded related to non-compliance with the FIRPTA covenant as of December 31, 2004.

When as part of an acquisition the Company acquires all of the stock or all of the assets and liabilities of a company, the Company assumes the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. The only acquisitions that the Company has made to date in which it acquired all the stock or all of the assets and liabilities of a company was in connection with the Combination. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these liabilities as of December 31, 2004.

15.    Related Party Transactions

Trade Activity with Affiliates of STT Communications and Other Related Parties

As a result of the Combination, the Company acquired operations in Asia-Pacific. The majority of the Company’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, which is the Company’s single largest stockholder. For the year ended December 31, 2004, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $5,347,000 and as of December 31, 2004, accounts receivable with these related parties was $955,000. For the year ended December 31, 2004, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $2,701,000 and as of December 31, 2004, accounts payable with these related parties was $281,000. For the year ended December 31, 2003, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $6,946,000, and as of December 31, 2003, accounts receivable with these related parties was $1,393,000. For the year ended December 31, 2003, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $481,000, and as of December 31, 2003, accounts payable with these related parties was $139,000.

In February and March 2002, the Company entered into two agreements to resell equipment with related party companies. Both related party companies have executive officers that serve on the Company’s Board of Directors, and one of the related party company executive officers also serves on the board of directors of such company. In addition, one of the companies was also a 5% or greater stockholder in the Company as of that date. Revenue recognized during 2002 from such equipment reseller agreements totaled approximately $2,936,000. There was no revenue recognized from these agreements during 2003 or 2004.

Other Transactions

During 2003, the Company entered into an agreement with STT Communications to wind-down the Company’s Thailand joint venture (see Note 14). In October 2003, the Company entered into an asset sale

S-F-61

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreement with an affiliate of STT Communications (see Note 14). In November 2004, the Company and STT Communications entered into an Omnibus Amendment Agreement in which STT Communications’ security interests in the Company in connection with the Financing were lifted, except for one of the Company’s cash accounts, secured in the amount of any outstanding STT Convertible Secured Notes plus six months of forward-looking interest. (see Note 8). In January 2005, the Company converted 95% of the outstanding STT Convertible Secured Notes and accrued and unpaid interest through February 14, 2005, into 4,144,216 shares of the Company’s stock (see Note 18).

16.    Segment Information

The Company and its subsidiaries are principally engaged in the design, build-out and operation of neutral IBX centers. All revenues result from the operation of these IBX centers. The Company’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

Due to the Combination (see Note 2), the Company acquired operations in Asia-Pacific effective December 31, 2002. As a result, commencing in fiscal 2003, the Company’s consolidated statement of operations includes revenues and expenses from Asia-Pacific.

The Company’s geographic statement of operations disclosures are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Total revenues:
United States	$137,927	$102,893	$141,598	$99,669	$77,188
Asia-Pacific	21,332	15,789	22,073	18,273	—

	$159,259	$118,682	$163,671	$117,942	$77,188

Cost of revenues:
United States	$101,558	$88,630	$118,311	$107,477	$104,073
Asia-Pacific	15,081	13,615	18,639	20,644	—

	$116,639	$102,245	$136,950	$128,121	$104,073

Loss from operations:
United States	$(3,944)	$(15,230)	$(34,107)	$(48,621)	$(101,676)
Asia-Pacific	(1,823)	(6,375)	(7,955)	(15,334)	—

	$(5,767)	$(21,605)	$(42,062)	$(63,955)	$(101,676)

The Company’s long-lived assets are located in the following geographic areas (in thousands):

	September 30, 2005	December 31,
		2004	2003
	(unaudited)
United States	$398,556	$360,694	$343,419
Asia-Pacific	31,515	34,022	34,825

	$430,071	$394,716	$378,244

S-F-62

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s goodwill totaling $21,344,000 (unaudited) as of September 30, 2005 and $22,018,000 and $21,228,000 as of December 31, 2004 and 2003, respectively, is part of the Company’s Singapore reporting unit, which is reported within the Asia-Pacific segment.

Revenue information on a services basis is as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(unaudited)
Colocation	$109,479	$81,172	$111,986	$77,136	$54,399
Interconnection	29,696	22,513	31,414	20,361	9,770
Managed infrastructure	10,448	8,126	11,049	12,492	1,150

Recurring revenues	149,623	111,811	154,449	109,989	65,319
Non-recurring revenues	9,636	6,871	9,222	7,953	11,869

	$159,259	$118,682	$163,671	$117,942	$77,188

17.    Restructuring Charges

2001 Restructuring Charge

During the quarter ended September 30, 2001, the Company revised its European services strategy through the development of new partnerships with other leading international Internet exchange partners rather than build and operate its own European IBX centers. In addition, the Company initiated efforts to exit certain leaseholds relating to certain excess U.S. operating leases. Also, in September 2001, the Company implemented an approximate 15% reduction in workforce, primarily in headquarter positions, in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $48,565,000 primarily related to the write-down of European construction in progress assets to their net realizable value, the write-off of several European letters of credit related to various European operating leases, the accrual of estimated European and U.S. leasehold exit costs and the severance accrual related to the reduction in workforce. The remaining European assets as of December 31, 2001, totaling $2,234,000, represented assets purchased during pre-construction activities that were held for resale and sold during 2002. As of December 31, 2001, the Company had successfully surrendered one of the European leases. The Company completed the exit of the remaining European leases and one of the U.S. leases during 2002 (see Note 14). The collective costs of these European exit activities, primarily the exit of the German leasehold and an additional loss incurred on the sale of the European assets held for resale, exceeded the amount estimated by management during the third quarter of 2001. As a result, the Company recorded an additional restructuring charge during the second quarter of 2002 (see 2002 Restructuring Charges below). The reduction in workforce was substantially completed during the fourth quarter of 2001.

A summary of the movement in the 2001 restructuring charge accrual from December 31, 2003 to December 31, 2004 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2003	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2004
U.S. lease exit costs	$42	$—	$(42)	$—

	$42	$—	$(42)	$—

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the movement in the 2001 restructuring charge accrual from December 31, 2002 to December 31, 2003 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2002	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2003
U.S. lease exit costs	$810	$—	$(768)	$42

	$810	$—	$(768)	$42

2002 Restructuring Charges

During the quarter ended June 30, 2002, the Company took a second restructuring charge to reflect the Company’s ongoing efforts to exit or amend several unnecessary U.S. IBX expansion and headquarter office space operating leaseholds and to complete the Company’s European exit activities. In addition, in May 2002, the Company implemented a reduction in workforce of less than 10%, primarily in headquarter positions, in an effort to reduce operating costs. As a result, the Company took a total restructuring charge of $9,950,000, primarily related to the Second San Jose Ground Lease option fee of $5,000,000 (see Note 14); the write-off of property and equipment, primarily leasehold improvements and some equipment, located in two unnecessary U.S. IBX expansion and headquarter office space operating leaseholds that the Company decided to exit and that do not currently provide any ongoing benefit; the write-off of two U.S. letters of credit related to one U.S. operating leasehold from which the Company has committed to exit; an accrual for the remaining estimated European exit costs and additional U.S. leasehold exit costs and the severance accrual related to the reduction in workforce. The reduction in workforce was substantially completed during the second quarter of 2002 and the other lease exit costs were completed in 2003 and 2004.

During the quarter ended September 30, 2002, the Company recorded an additional restructuring charge as a result of the Third San Jose Ground Lease Amendment (see Note 14). As a result, the Company released its letters of credit relating to the San Jose Ground Lease and recorded a restructuring charge of $19,010,000.

During the fourth quarter ended December 31, 2002, the Company recorded an additional restructuring charge as a result of a small reduction in workforce in headquarter positions offset by the reversal of the previous write-down of one of the letters of credit recorded in conjunction with the second quarter 2002 restructuring charge noted above. Based on further negotiation with the landlord, both parties agreed that the letter of credit will be left intact. The reduction in workforce was substantially completed in January 2003.

A summary of the movement in the 2002 restructuring charges accrual from December 31, 2003 to December 31, 2004 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2003	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2004
Additional lease exit costs	$178	$—	$(178)	$—

	$178	$—	$(178)	$—

S-F-64

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the movement in the 2002 restructuring charges accrual from December 31, 2002 to December 31, 2003 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2002	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2003
Additional lease exit costs	$392	$—	$(214)	$178
Workforce reductions	456	—	(456)	—

	$848	$—	$(670)	$178

A summary of the 2002 restructuring charges through December 31, 2002 is outlined as follows (in thousands):

	Total 2002 restructuring charges	Non-cash charges	Cash payments	Accrued restructuring charge as of December 31, 2002
San Jose ground lease option fee	$5,000	$—	$(5,000)	$—
Write-off of U.S. property and equipment	2,585	(2,585)	—	—
Additional lease exit costs	1,115	—	(723)	392
Write-off of two U.S. letters of credit	750	(750)	—	—
Workforce reduction	500	—	(469)	31

Second quarter subtotal	9,950	(3,335)	(6,192)	423

Write-off of San Jose ground lease letters of credit	19,010	(19,010)	—	—

Third quarter subtotal	19,010	(19,010)	—	—

Workforce reduction	425	—	—	425
Write-up of one U.S. letter of credit	(500)	500	—	—

Fourth quarter subtotal	(75)	500	—	425

	$28,885	$(21,845)	$(6,192)	$848

2004 Restructuring Charges

In December 2004, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs the Company would incur in building out new space, the Company made the decision to exit leases for excess space adjacent to one of the Company’s New York metro area IBXs, as well as space on the floor above its original Los Angeles IBX. As a result of the Company’s decision to exit these spaces, the Company recorded restructuring charges totaling $17,685,000, which represents the present value of the Company’s estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms, as well as the write-off of all remaining property and equipment attributed to the partial build-out of the excess space on the floor above its Los Angeles IBX as outlined below. Both lease terms run through 2015.

The Company adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, at the beginning of its fiscal year 2003. Under the provisions of SFAS No. 146, the Company estimated the future

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EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cash payments required to exit these two leased spaces, net of any estimated subrental income and expense, through the remainder of these lease terms and then calculated the present value of such future cash flows in order to determine the appropriate restructuring charge to record. In future periods, the Company will record accretion expense to accrete its accrued restructuring liability up to an amount equal to the total estimated future cash payments necessary to complete the exit of these leases. Should the actual lease exit costs differ from the Company’s estimates, the Company may need to adjust its restructuring charges associated with the excess lease spaces, which would impact net income in the period such determination was made.

A summary of the 2004 restructuring charges through December 31, 2004 is outlined as follows (in thousands):

	Total 2004 restructuring charges	Non-cash charges	Transfer of deferred rent liability	Accrued restructuring charge as of December 31, 2004
Estimated lease exit costs	$13,869	$—	$881	$14,750
Write-off of property and equipment	3,816	(3,816)	—	—

	$17,685	$(3,816)	$881	14,750

Less current portion				(1,952)

				$12,798

Prior to the Company’s decision to exit the excess space on the floor above its original Los Angeles IBX in December 2004, the Company had recorded deferred rent in connection with this leasehold as it straightlined the associated rent expense from lease inception in April 2001 to December 2004 totaling $881,000. In conjunction with the Company’s decision to exit from this excess lease, the Company reclassified this deferred rent liability from deferred rent to accrued restructuring charges as of December 31, 2004 and adjusted the restructuring charge accordingly.

In January 2005, the Company sublet the excess space in the New York metro area for a two-year period and is currently evaluating opportunities related to its excess space in Los Angeles, as well as the excess space in the New York metro area beyond the two-year sublease. As the Company currently has no plans to enter into lump sum lease terminations with either of the landlords associated with these two excess space leases, the Company has reflected its accrued restructuring liability as both current and non-current on the accompanying balance sheet as of December 31, 2004. The Company is contractually committed to these two excess space leases through 2015.

S-F-66

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s minimum future operating lease payments associated with these two excess space leases is as follows (in thousands):

2005	$2,433
2006	2,766
2007	3,216
2008	3,262
2009	3,309
Thereafter	19,964

34,950
Less amount representing estimated subrental income and expense	(15,978)

18,972
Less amount representing accretion	(4,222)

14,750
Less current portion	(1,952)

$12,798

Acquired Restructuring Charges

As a result of the Combination, the Company acquired several accruals related to restructuring activities from both i-STT and Pihana, which were commenced in 2002. As of December 31, 2003, a total of $608,000 remained accrued for these restructuring activities, which were settled in 2004 (see Note 2).

18.    Subsequent Events

On January 1, 2005, pursuant to the provisions of the Company’s stock plans (see Note 12), the number of common shares in reserve automatically increased by 1,139,968 shares for the 2000 Equity Incentive Plan, 379,989 shares for the Employee Stock Purchase Plan, 379,989 shares for the 2004 Employee Stock Purchase Plan and 50,000 shares for the 2000 Director Stock Option Plan.

On January 10, 2005, in accordance with the Financing (see Note 8), Equinix converted an aggregate of $38,035,000 of STT Convertible Secured Notes and associated interest into 4,144,216 shares of the Company’s Series A-1 preferred stock (the “95% STT Convertible Secured Notes Conversion”). The converted amount represented 95% of the outstanding STT Convertible Secured Notes plus interest due through February 14, 2005. A total of $1,923,000 of STT Convertible Secured Notes remain outstanding (the “Remaining STT Convertible Secured Notes”) and will continue to be governed by the terms of the Financing. The Remaining STT Convertible Secured Notes will be eligible for conversion by Equinix in early 2006 provided certain conditions are met, including if the closing price of the Company’s common stock exceeds $32.12 per share for 30 consecutive trading days. On February 1, 2005, STT elected to convert its Series A-1 preferred stock into 4,144,216 shares of the Company’s common stock. The Series A-1 preferred stock converted into common stock on a 1 to 1 basis. As a result of the 95% STT Convertible Secured Notes Conversion, 95% of the outstanding Convertible Secured Notes and PIK Notes, plus unpaid interest through February 14, 2005 and unamortized discount and debt issuance costs, was converted into stockholders’ equity in accordance with APB Opinion No. 26, “Early Extinguishment of Debt” and SFAS No. 84, “Induced Conversions of Convertible Debt, an amendment of APB Opinion No. 26.”

S-F-67

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 8, 2005, the Compensation Committee of the Board of Directors approved the grant of stock options to employees, excluding executive officers, to purchase an aggregate of approximately 860,000 shares of common stock as part of the Company’s annual refresh program at an exercise price of $44.89 per share. On February 8, 2005, the Compensation Committee of the Board of Directors also approved the issuance of 320,500 shares of restricted shares of common stock to executive officers pursuant to the 2000 Equity Incentive Plan. The restricted shares are subject to four-year vesting, and will only vest if the stock appreciates at pre-determined levels.

19.    Subsequent Events (unaudited)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation, such as employee stock purchase plans and restricted stock awards. In addition, SFAS No. 123(R) supercedes Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Under the provisions of SFAS No. 123(R), stock-based compensation awards must meet certain criteria in order for the award to qualify for equity classification. An award that does not meet those criteria will be classified as a liability and be remeasured each period. SFAS No. 123(R) retains the requirements on accounting for the income tax effects of stock-based compensation contained in SFAS No. 123; however, it changes how excess tax benefits will be presented in the statement of cash flows. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”), which offers guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS No. 123(R) while enhancing the information that investors receive. Key topics of SAB No. 107 include discussion on the valuation models available to preparers and guidance on key assumptions used in these valuation models, such as expected volatility and expected term, as well as guidance on accounting for the income tax effects of SFAS No. 123(R) and disclosure considerations, among other topics. SFAS No. 123(R) and SAB No. 107 were effective for reporting periods beginning after June 15, 2005; however in April 2005, the SEC approved a new rule that SFAS No. 123(R) and SAB No. 107 are now effective for public companies for annual, rather than interim, periods beginning after June 15, 2005. The Company is currently considering the financial accounting, income tax and internal control implications of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107. The adoption of SFAS No. 123(R), including related FASB Staff Positions issued during 2005, and SAB No. 107 are expected to have a significant impact on the Company’s financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143” (“FIN No. 47”). FIN No. 47 clarifies that the term, conditional retirement obligation, as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 further clarifies that the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement and provides guidance on how an entity might reasonably estimate the fair value of such a conditional asset retirement obligation. FIN No. 47 is effective for fiscal years ending after December 15, 2005. The Company is currently in the process of evaluating the impact that the adoption of FIN No. 47 will have on its financial position, results of operations and cash flows.

In June 2005, the FASB approved EITF Issue 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” (“EITF 05-6”).

S-F-68

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EITF 05-6 addresses the amortization period for leasehold improvements acquired in a business combination and leasehold improvements that are placed in service significantly after and not contemplated at the beginning of a lease term. EITF 05-6 states that (i) leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition and (ii) leasehold improvements that are placed into service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 is effective for leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of EITF 05-6 has not had a significant impact on the Company’s financial position and results of operations.

In September 2005, the FASB approved EITF Issue 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues” (“EITF 05-7”). EITF 05-7 addresses that the change in the fair value of an embedded conversion option upon modification should be included in the analysis under EITF Issue 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” to determine whether a modification or extinguishment has occurred and that changes to the fair value of a conversion option affects the interest expense on the associated debt instrument following a modification. Therefore, the change in fair value of the conversion option should be recognized upon the modification as a discount or premium associated with the debt, and an increase or decrease in additional paid-in capital. EITF 05-7 is effective for all debt modifications in annual or interim periods beginning after December 15, 2005. The Company is currently in the process of evaluating the impact that the adoption of EITF 05-7 will have on its financial position and results of operations.

In September 2005, the FASB approved EITF Issue 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF 05-8”). EITF 05-8 addresses that (i) the recognition of a beneficial conversion feature creates a difference between the book basis and tax basis (“basis difference”) of a convertible debt instrument, (ii) that basis difference is a temporary difference for which a deferred tax liability should be recorded and (iii) the effect of recognizing the deferred tax liability should be charged to equity in accordance with SFAS No. 109. EITF 05-8 is effective for financial statements for periods beginning after December 15, 2005, and must be adopted through retrospective application to all periods presented. As a result, EITF 05-8 applies to debt instruments that were converted or extinguished in prior periods as well as to those currently outstanding. The Company is currently in the process of evaluating the impact that the adoption of EITF 05-8 will have on its financial position, results of operations and cash flows.

In October 2005, the FASB issued FASB Staff Position No. SFAS 13-1 (“FSP SFAS 13-1”), which addresses the accounting for rental costs associated with building and ground operating leases that are incurred during a construction period. The FASB decided that such rental costs incurred during a construction period shall be recognized as rental expense. A lessee should cease capitalizing rental costs as of the effective date of FSP SFAS 13-1. The guidance in FSP SFAS 13-1 shall be applied to the first reporting period beginning after December 15, 2005. Early adoption is permitted for financial statements or interim financial statements that have not yet been issued. A lessee shall cease capitalizing rental costs as of the effective date of FSP SFAS 13-1 for operating lease arrangements entered into prior to the effective date of FSP SFAS 13-1. The adoption of FSP SFAS 13-1 will not have a significant impact on the Company’s financial position, results of operations or cash flows as the Company already expenses such rental costs related to building and ground operating leases incurred during the pre-construction and construction periods.

S-F-69

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation

In February 2005, the Compensation Committee of the Board of Directors approved the issuance of 320,500 shares of restricted shares of common stock to executive officers pursuant to the 2000 Equity Incentive Plan. The restricted shares are subject to four-year vesting, and will only vest if the stock appreciates to certain pre-determined levels. These restricted shares are a compensatory plan under the provisions of APB Opinion No. 25 and are accounted for as variable awards. As a result, compensation cost will be adjusted for changes in the market price of the Company’s common stock until the restricted shares become vested. On the date of grant of the restricted shares in February 2005, the Company recorded a $14,387,000 deferred stock-based compensation charge. For the nine month period ended September 30, 2005, the Company recognized a reduction in deferred stock-based compensation of $976,000 as a result of a declining stock price and recorded $6,030,000 of stock-based compensation expense related to these restricted shares for the nine months ended September 30, 2005. As of September 30, 2005, there was a total of $7,381,000 of deferred stock-based compensation remaining to be amortized related to these restricted shares. The Company expects stock-based compensation expense related to these restricted shares to impact its results of operations through 2008.

IBX Acquisitions

San Jose IBX Acquisition

In December 2004, the Company entered into a series of agreements with Abovenet Communications, Inc. (“Abovenet”), including 1) a long-term lease through May 2020 for a 103,000 square foot data center in the Silicon Valley area, 2) an asset purchase agreement to purchase the assets located within this facility, primarily IBX plant and machinery, and 3) an agreement to interconnect all three of its IBX centers in the Silicon Valley through redundant dark fiber links through May 2020, which the Company is managing to allow customers in each center to leverage the benefits of directly interconnecting with other customers in the other centers (collectively, the “San Jose IBX Acquisition”). Payments due to Abovenet for the San Jose IBX Acquisition total $38,379,000, of which $4,224,000 was paid in several upfront lump-sum payments and the remaining $34,155,000 will be paid in monthly installments, which commenced in February 2005, through May 2020.

The Company has accounted for the San Jose IBX Acquisition as a single accounting arrangement with multiple elements. As a result, the Company assessed the fair value of each of the individual elements and then assigned the relative fair value to each individual element. The Company determined that the building component of the San Jose IBX Acquisition is a long-term operating lease (the “San Jose IBX Acquisition Building Operating Lease”) and the equipment and fiber portions of the transaction are financed assets (the “San Jose IBX Acquisition Equipment & Fiber Debt Facility”). The Company took possession of this property during the first quarter of 2005, and as a result, recorded property and equipment and prepaid fiber assets, as well as debt, totaling $18,713,000. Payments under the San Jose IBX Acquisition Equipment & Fiber Debt Facility will be made monthly through May 2020 at an effective interest rate of 8.50% per annum. As of September 30, 2005, principal of $14,988,000 remained outstanding under the San Jose IBX Acquisition Equipment & Fiber Debt Facility. Payments under the San Jose IBX Acquisition Building Operating Lease will also be made monthly through May 2020 and total $7,381,000 in cumulative lease payments.

Sunnyvale IBX Acquisition

In June 2005, the Company entered into a long-term lease for a 120,000 square foot data center in the Silicon Valley area (the “Sunnyvale IBX Acquisition”). This center will be interconnected to the Company’s three other Silicon Valley area IBX centers through redundant dark fiber links that will be managed by the Company to allow customers in each center to leverage the benefits of directly interconnecting with other customers in the other centers. Payments under this lease total $45,255,000, which will be paid in monthly installments, commencing in October 2005 through September 2020 (the “Sunnyvale IBX Lease”).

S-F-70

EQUINIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Sunnyvale IBX Lease includes the leasing of all of the IBX plant and machinery equipment located within the building. As a result, the Company assessed the fair value of both the building and equipment elements of the Sunnyvale IBX Lease and then assigned its estimate of the relative fair value to each element. The Company determined that the building component of the Sunnyvale IBX Lease is a long-term operating lease (the “Sunnyvale IBX Building Operating Lease”) and the equipment portion of the Sunnyvale IBX Lease is a capital lease (the “Sunnyvale IBX Equipment Capital Lease”). The Company took possession of this property in October 2005, and as a result, will record IBX equipment assets, as well as a capital lease obligation liability, totaling approximately $20,092,000 at that time. Payments under the Sunnyvale IBX Equipment Capital Lease will be made monthly, commencing October 2005 through September 2020, at an effective interest rate of approximately 7.50% per annum. Payments under the Sunnyvale IBX Building Operating Lease will also be made monthly, commencing October 2005 through September 2020, and total approximately $10,079,000 in cumulative lease payments. The Company intends to begin placing customers in this IBX center in the first half of 2006. The Company’s proposed accounting treatment for the Sunnyvale IBX Lease is based on its preliminary assessment. The Company will have its final accounting treatment for the Sunnyvale IBX Lease completed in the fourth quarter of 2005.

Chicago IBX Acquisition

In July 2005, the Company entered into a (i) long-term sublease of a 107,000 square foot data center in the Chicago metro area and (ii) an asset purchase agreement to purchase the IBX plant and machinery assets located within this new IBX center with Verio, Inc. (“Verio”) (the “Chicago IBX Acquisition”). This center is in the same building as the Company’s existing Chicago IBX center, which it will be interconnected to in order to leverage existing networks and customers. Payments due to Verio for the Chicago IBX Acquisition total $25,160,000, of which $1,900,000 will be paid in two lump-sum payments during 2005 and the remaining $23,260,000 will be paid in monthly installments, which will commence in November 2005 and end in August 2015.

The Company has accounted for the Chicago IBX Acquisition as a single accounting arrangement with multiple elements. As a result, the Company assessed the fair value of each of the individual elements and then assigned the relative fair value to each individual element. The Company determined that the building component of the Chicago IBX Acquisition is a long-term operating lease (the “Chicago IBX Acquisition Building Operating Lease”) and the equipment portion of the transaction represent financed assets (the “Chicago IBX Acquisition Equipment Debt Facility”). The Company will take possession of this property and take title to the equipment in November 2005, and as a result, will record IBX equipment assets, as well as a debt facility obligation liability, totaling approximately $9,669,000 at that time. Payments under the Chicago IBX Acquisition Equipment Debt Facility will be made monthly, commencing November 2005 through August 2015, at an effective interest rate of approximately 7.50% per annum. Payments under the Chicago IBX Acquisition Building Operating Lease will also be made monthly, commencing November 2005 through August 2015, and total approximately $11,670,000 in cumulative lease payments. The Company intends to begin placing customers in this IBX center in the first half of 2006. The Company’s proposed accounting treatment for the Chicago IBX Acquisition is based on its preliminary assessment. The Company will have its final accounting treatment for the Chicago IBX Acquisition completed in the fourth quarter of 2005.

Los Angeles IBX Acquisition

In September 2005, the Company purchased a 107,000 square foot data center in the Los Angeles metro area (the “Acquired Los Angeles IBX”), which is comprised of the building, building improvements and land (the “Los Angeles IBX Acquisition”). This center will be interconnected to the Company’s existing IBX center in

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the downtown Los Angeles area. The total purchase price for the Los Angeles IBX Acquisition, including closing costs, totaled $34,727,000, which the Company paid for in full with cash in September 2005. The Company assessed the fair value of the building, building improvements and land elements of the Los Angeles IBX Acquisition and then assigned the relative fair value to each element. The Company currently intends to begin placing customers in this center during the first half of 2006.

In October 2005, the Company entered into a purchase and sale agreement to sell the Acquired Los Angeles IBX for $38,700,000 and to lease it back from the purchaser pursuant to a long-term lease (the “Los Angeles IBX Sale-Leaseback Transaction”). The Los Angeles IBX Sale-Leaseback Transaction is subject to certain closing contingencies. Although there can be no assurance that these contingencies will be met, it is expected that these conditions will be removed on or before November 1, 2005 and the Los Angeles IBX Sale-Leaseback Transaction will close before the end of the year.

Ashburn IBX Property Acquisition

In October 2005, the Company purchased an office/warehouse complex known as the Beaumeade Business Park located in Ashburn, Virginia (the “Ashburn Campus”). The Company purchased the entire 32.6-acre Ashburn Campus containing six buildings with approximately 462,000 rentable square feet that is approximately 95% leased (the “Ashburn IBX Property Acquisition”). The Company currently occupies approximately 269,000 square feet within three of the buildings. Payments due under the Ashburn IBX Property Acquisition total $53,000,000 plus closing costs, which the Company paid for in full with cash in October 2005. The Company will continue to operate its existing data centers within the Ashburn Campus. The Company intends to sell those buildings that will not be used for its current operations or expansion plans. In addition, the Company subsequently entered into a non-binding letter of intent to finance the Ashburn Campus with a $60,000,000, 8% mortgage to be amortized over 20 years (the “Ashburn Campus Financing”). The Ashburn Campus Financing is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, the Company currently expects the Ashburn Campus Financing to close before the end of the year.

Related Party Transactions

A significant amount of the Company’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, which is the Company’s single largest stockholder. For the nine months ended September 30, 2005, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $4,625,000 and as of September 30, 2005, accounts receivable with these related parties was $875,000. For the nine months ended September 30, 2005, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $2,240,000 and as of September 30, 2005, accounts payable with these related parties was $354,000. For the nine months ended September 30, 2004, revenues recognized with related parties, primarily entities affiliated with STT Communications, were $3,980,000 and as of September 30, 2004, accounts receivable with these related parties was $1,130,000. For the nine months ended September 30, 2004, costs and services procured with related parties, primarily entities affiliated with STT Communications, were $2,060,000 and as of September 30, 2004, accounts payable with these related parties was $470,000.

Convertible Secured Notes

During the quarter ended March 31, 2005, Equinix converted an aggregate of $38,035,000 of STT Convertible Secured Notes and associated interest into 4,144,216 shares of the Company’s Series A-1 preferred stock (the “95% STT Convertible Secured Notes Conversion”). The converted amount represented 95% of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding STT Convertible Secured Notes plus interest due through February 14, 2005. A total of $1,923,000 of STT Convertible Secured Notes remain outstanding (the “Remaining STT Convertible Secured Notes”) and will continue to be governed by the terms of the Financing. The Remaining STT Convertible Secured Notes will be eligible for conversion by Equinix in early 2006 provided certain conditions are met, including if the closing price of the Company’s common stock exceeds $32.12 per share for 30 consecutive trading days. On February 1, 2005, STT elected to convert its Series A-1 preferred stock into 4,144,216 shares of the Company’s common stock. The Series A-1 preferred stock converted into common stock on a 1 to 1 basis. As a result of the 95% STT Convertible Secured Notes Conversion, 95% of the outstanding Convertible Secured Notes and PIK Notes, plus interest through February 14, 2005 and unamortized discount and debt issuance costs, was converted into stockholders’ equity in accordance with APB Opinion No. 26, “Early Extinguishment of Debt” and SFAS No. 84, “Induced Conversions of Convertible Debt, an amendment of APB Opinion No. 26.”

As a result of the 95% STT Convertible Secured Notes Conversion, a total of $35,206,000 was credited to stockholders’ equity during the first quarter of 2005, which was comprised of $36,543,000 of Convertible Secured Note and PIK Notes principal and $1,492,000 of interest through the conversion date, offset by $2,510,000 and $319,000 of unamortized debt discount and issuance costs, respectively.

On May 1, 2005, pursuant to the terms of the Convertible Secured Notes, the Company issued a PIK Note to STT Communications in the amount of $135,000, representing interest accrued from November 1, 2004 to April 30, 2005 on the Remaining STT Convertible Secured Notes. The terms of this PIK Note are identical to the terms of the Convertible Secured Note issued on December 31, 2002. The PIK Note is due December 2007. The Company has considered the guidance of EITF Abstract No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and has determined that the PIK Note does not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance was less than the stock conversion ratio outlined in the Financing agreement. As of September 30, 2005, the Remaining STT Convertible Secured Notes principal of $1,923,000 and all PIK Notes issued subsequent to the 95% STT Convertible Secured Notes Conversion of $135,000 is presented on the accompanying balance sheet, net of remaining unamortized debt discount, as $1,962,000 and are convertible into 224,229 shares of the Company’s common stock at any time at the option of STT Communications. After December 31, 2005, the Company may convert all remaining Convertible Secured Notes upon certain conditions, including if the closing price of the Company’s common stock exceeds $32.12 per share for thirty consecutive trading days.

Silicon Valley Bank Credit Line Amendment

In September 2005, the Company amended the Silicon Valley Bank Credit Line by entering into a $50,000,000 revolving line of credit agreement with Silicon Valley Bank, replacing the previously outstanding $25,000,000 line of credit arrangement with the same bank (the “Silicon Valley Bank Credit Line Amendment”). The Silicon Valley Bank Credit Line Amendment has a three-year commitment, which enables the Company to borrow, repay and re-borrow the full amount, up to September 15, 2008. Borrowings under the Silicon Valley Bank Credit Line Amendment bear interest at floating interest rates, plus applicable margins, based either on the prime rate or LIBOR. As of September 30, 2005, the Silicon Valley Bank Credit Line Amendment had an interest rate of 5.61% per annum. The Silicon Valley Bank Credit Line Amendment also features sublimits, which allow the Company to issue letters of credit, enter into foreign exchange forward contracts and make advances for cash management services. The Company’s utilization under any of these sublimits would have the effect of reducing the amount available for borrowing under the Silicon Valley Bank Credit Line Amendment during the period that such sublimits remain utilized and outstanding. As of September 30, 2005, the Company had utilized $5,172,000 under the letters of credit sublimit with the issuance of four letters of credit and, as a result, reduced the amount of borrowings available to the Company from $50,000,000 to $44,828,000. The Silicon Valley Bank Credit Line Amendment is collateralized by substantially all of the Company’s domestic

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets and contains several financial covenants which require compliance with maximum leverage ratios, working capital ratios and a minimum EBITDA target, which the Company is in full compliance of as of the date of filing of this prospectus supplement.

At the time the Company entered into the Silicon Valley Bank Credit Line Amendment, a total of $112,000 of issuance costs remained unamortized related to the original Silicon Valley Bank Credit. In addition, the Company incurred $342,000 of additional issuance costs to secure the Silicon Valley Bank Credit Line Amendment. In compliance with EITF Issue 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements”, the Company has capitalized the total of such issuance costs, which are being amortized to interest expense using the effective interest method over the life of the Silicon Valley Bank Credit Line Amendment. These debt issuance costs, net of amortization, were $447,000 as of September 30, 2005.

In October 2005, the Company drew down a portion of the Silicon Valley Bank Credit Line Amendment. The Company elected to borrow $30,000,000 at a one-month LIBOR interest rate, inclusive of the applicable margin, of 5.72% per annum (the “$30,000,000 Drawdown”). The $30,000,000 Drawdown was used to fund a portion of the purchase of the Ashburn IBX Property Acquisition. Upon the one-month maturity date of the $30,000,000 Drawdown, the Company may elect to either repay all or a portion of the $30,000,000 Drawdown, or convert the $30,000,000 Drawdown into a new borrowing at either the then applicable one, three or six month LIBOR rate plus an applicable margin or at the prime rate. Borrowings under the Silicon Valley Bank Credit Line Amendment may be borrowed, repaid and reborrowed at a later date up to the final maturity date of the Silicon Valley Bank Credit Line Amendment, which is Sept 16, 2008. As of the date of filing of this prospectus supplement, the Company had $14,828,000 remaining available for borrowing under the Silicon Valley Bank Credit Line Amendment.

San Jose Ground Lease

In October 2005, the Company announced that it has entered into a non-binding letter of intent for the early termination of its 39 acre San Jose Ground Lease whereby the Company will pay $40,000,000 over the next four years, commencing January 1, 2006, to terminate this lease, which would otherwise require significantly higher cumulative lease payments through 2020 (the “San Jose Ground Lease Termination”). As a result of the San Jose Ground Lease Termination, the Company expects to incur a significant restructuring charge in the fourth quarter of 2005. The San Jose Ground Lease Termination is subject to the completion of definitive agreements, and although there is no assurance that the definitive agreements will be completed, the Company currently expects the San Jose Ground Lease Termination to close before the end of the year.

Estimated and Contingent Liabilities

In July 2005, the Company received a Notice of Proposed Assessment of Income Tax from the state of Hawaii asserting a tax deficiency, plus interest, totaling $613,000 (the “Tax Assessment”). The deficiency is stemmed from certain refundable tax credits that the state of Hawaii subsequently disallowed in the examination of the Hawaii income tax returns for the tax years of 2000 and 2001 filed by Pihana Pacific, Inc., which the Company acquired on December 31, 2002. The Company strongly believes the disallowance of the refundable tax credits by the state of Hawaii is inconsistent with the applicable tax laws and that it has meritorious defenses to the claim. The Company intends to oppose the Tax Assessment vigorously and will file a timely request with the Board of Review in the state of Hawaii to appeal the Tax Assessment. The Company does not believe it is probable it will be required to pay the Tax Assessment upon the completion of the appeals process. As a result, the Company has not accrued for any loss contingencies in connection with this Tax Assessment as of September 30, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restructuring Charges

In December 2004, in light of the availability of fully built-out data centers in select markets at costs significantly below those costs the Company would incur in building out new space, the Company made the decision to exit leases for excess space adjacent to one of the Company’s New York metro area IBXs, as well as space on the floor above its original Los Angeles IBX. As a result of the Company’s decision to exit these spaces, the Company recorded a restructuring charge totaling $17,685,000, which represents the present value of the Company’s estimated future cash payments, net of any estimated subrental income and expense, through the remainder of these lease terms, as well as the write-off of all remaining property and equipment attributed to the partial build-out of the excess space on the floor above its Los Angeles IBX (see Note 17 – 2004 Restructuring Charges). A summary of the movement in the 2004 accrued restructuring charge from December 31, 2004 to September 30, 2005 is outlined as follows (in thousands):

	Accrued restructuring charge as of December 31, 2004	Accretion expense	Cash payments	Accrued restructuring charge as of September 30, 2005
Estimated lease exit costs	$14,750	$661	$(1,448)	$13,963

	14,750	$661	$(1,448)	13,963

Less current portion	(1,952)			(2,115)

	$12,798			$11,848

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EQUINIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

QUARTERLY FINANCIAL INFORMATION (Unaudited)

The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company’s revenues and results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company’s revenues and results of operations could fluctuate significantly quarter-to-quarter and year-to-year. Significant quarterly fluctuations in revenues will cause significant fluctuations in our cash flows and the cash and cash equivalents and accounts receivable accounts on the Company’s balance sheet. Causes of such fluctuations may include the volume and timing of new orders and renewals, the sales cycle for our services, the introduction of new services, changes in service prices and pricing models, trends in the Internet infrastructure industry, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events.

The unaudited quarterly financial information presented below has been prepared by the Company and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to present fairly the financial position and results of operations for the interim periods presented.

The following table presents selected unaudited quarterly information for the periods ending September 30, 2005 and for fiscal 2004 and 2003:

	First quarter		Second quarter	Third quarter	Fourth quarter
	(in thousands, except per share data)
2005:
Revenues	$48,684		$52,479	$58,096
Net loss	(5,794)		(3,431)	(783)
Basic and diluted net loss per share	(0.26)		(0.14)	(0.03)

2004:
Revenues	$36,820		$39,423	$42,439	$44,989
Net loss	(30,142	)(a)	(9,205)	(6,615)	(22,669	)(b)
Basic and diluted net loss per share	(2.00)		(0.51)	(0.36)	(1.21)

2003:
Revenues	$25,435		$28,434	$30,919	$33,154
Net loss	(25,553)		(21,203)	(19,718)	(17,697)
Basic and diluted net loss per share	(3.00)		(2.44)	(2.12)	(1.49)

(a)	Includes a $16.2 million loss on debt extinguishment and conversion (see Note 10).
(b)	Includes a $17.7 million restructuring charge (see Note 17).

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10,189,549 Shares

Common Stock

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE “ RISK FACTORS” STARTING ON PAGE 2.

This prospectus relates to 10,189,549 shares of our common stock that may be offered for sale or otherwise transferred from time to time by entities affiliated with STT Communications Ltd (which we refer to herein as the selling stockholder). The selling stockholder is our single largest stockholder and beneficially owns approximately 37% of our common stock as of the date of this prospectus. The shares being offered by the selling stockholder consist of (i) 7,114,630 currently outstanding shares of common stock, (ii) 1,868,667 shares of common stock issuable by Equinix upon conversion of outstanding shares of series A preferred stock, (iii) 240,578 shares of common stock issuable by Equinix upon conversion of outstanding series A-1 convertible secured notes (assuming conversion on November 7, 2005 of the aggregate principal amount, together with all accrued interest thereon, outstanding on such date) and (iv) 965,674 shares of common stock issuable by Equinix upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A preferred stock issuable thereunder into shares of common stock. Equinix will not receive any proceeds from the sale of its common stock by the selling stockholder.

The securities being offered by this prospectus may be sold (directly, or through agents or dealers designated from time to time) in a single transaction or from time to time on terms to be determined at the time of sale. The prices at which these securities may be sold will be determined by the prevailing market price for the shares or negotiated transactions.

Our common stock is quoted on The Nasdaq National Market under the symbol “EQIX.” On October 27, 2005, the last reported sale price of the common stock on The Nasdaq National Market was $38.34 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2005

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This prospectus provides you with a general description of the securities that the selling stockholder may offer from time to time. This prospectus does not contain all of the information included in the registration statement. You should read this prospectus together with the additional information described in the section “Where You Can Find More Information” on page 17.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference.

We have not authorized anyone to provide you with different information. The selling stockholder is not offering securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Equinix” refer to Equinix, Inc., a Delaware corporation and its consolidated subsidiaries.

RISK FACTORS

In addition to the other information in this report, the following risk factors should be considered carefully in evaluating our business, us and the sale of shares of our common stock contemplated hereby:

Risks Related to Our Business

We have incurred substantial losses in the past and may continue to incur additional losses in the future.

Although we have generated cash from operations since the quarter ended September 30, 2003, for the years ended December 31, 2004 and 2003, we incurred net losses of $68.6 million and $84.2 million, respectively. For the nine months ended September 30, 2005, we incurred a net loss of $10.0 million. In light of new rules regarding the expensing of stock-based compensation, we do not expect to become net income positive for the foreseeable future. In addition, if we acquire or build-out additional IBX centers, we will have additional depreciation and amortization expenses that will negatively impact our ability to achieve and sustain profitability. Even without giving effect to the expensing of stock-based compensation, there can be no guarantee that we will become profitable, and we may continue to incur additional losses. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We expect our operating results to fluctuate.

We have experienced fluctuations in our results of operations on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to decline. We expect to experience significant fluctuations in our operating results in the foreseeable future due to a variety of factors, including:

•	financing or other expenses related to the acquisition, purchase or construction of additional IBX centers;

•	mandatory expensing of employee stock-based compensation, including restricted shares;

•	demand for space, power and services at our IBX centers;

•	changes in general economic conditions and specific market conditions in the telecommunications and Internet industries;

•	costs associated with the write-off of unimproved or underutilized property;

•	the provision of customer discounts and credits;

•	the mix of current and proposed products and services and the gross margins associated with our products and services;

•	the timing required for new and future centers to become fully utilized;

•	competition in the markets in which we operate;

•	conditions related to international operations;

•	the timing and magnitude of operating expenses, including taxes, capital expenditures and expenses related to the expansion of sales, marketing, operations and acquisitions, if any, of complementary businesses and assets; and

•	the cost and availability of adequate public utilities, including power.

Any of the foregoing factors, or other factors discussed elsewhere in this prospectus or the documents incorporated herein by reference, could have a material adverse effect on our business, results of operations and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. It is possible that we may never generate net income on a quarterly or annual basis. In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to lease and personnel expenses, depreciation and amortization, and interest expenses. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior reporting periods should not be relied upon as indications of our future performance. In addition, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

If the market price of our stock continues to be highly volatile, the value of an investment in our common stock may decline.

Since January 1, 2005, our common stock has traded between $31.39 and $46.39 per share. The market price of the shares of our common stock has been and may continue to be highly volatile. Actual sales, or the market’s perception with respect to possible sales, of a substantial number of shares of our common stock by STT Communications Ltd (“STT Communications”), our principal stockholder, or others within a narrow period of time could cause our stock price to fall. Announcements by us or others may also have a significant impact on the market price of our common stock. These announcements may include:

•	our operating results;

•	new issuances of equity, debt or convertible debt;

•	developments in our relationships with corporate customers;

•	announcements by our customers or competitors;

•	announcements with respect to the intentions of STT Communications, our principal stockholder, with respect to its holdings of our common stock;

•	changes in regulatory policy or interpretation;

•	changes in the ratings of our stock by securities analysts;

•	purchase or development of real estate and/or additional IBX centers;

•	announcements with respect to the operational performance of our IBX centers;

•	market conditions for telecommunications stocks in general; and

•	general economic and market conditions.

The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging telecommunications companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

Our inability to use our tax net operating losses will cause us to pay taxes at an earlier date and in greater amounts which may harm our operating results.

We believe that our ability to use our pre-2003 tax net operating losses, or NOLs, in any taxable year is subject to limitation under Section 382 of the United States Internal Revenue Code of 1986, as amended (the “Code”), as a result of the significant change in the ownership of our stock that resulted from our combination with i-STT Pte. Ltd., and Pihana Pacific, Inc. in 2002, which we call the combination. We expect that a significant portion of our NOLs accrued prior to December 31, 2002 will expire unused as a result of this limitation. In addition to the limitations on NOL carryforward utilization described above, we believe that Section 382 of the Code will also significantly limit our ability to use the depreciation and amortization on our assets, as well as certain losses on the sale of our assets, to the extent that such depreciation, amortization and losses reflect unrealized depreciation that was inherent in such assets as of the date of the combination. These limitations will cause us to pay taxes at an earlier date and in greater amounts than would occur absent such limitations.

We believe that the sale of all or substantially all of the securities held by STT Communications pursuant to this registration statement would also trigger a new limitation under the Code. As a result of our market capitalization, however, such a limitation is not expected to have a material impact on our ability to use the NOLs generated up to the date of such a sale.

We are exposed to potential risks from recent legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Although we received an unqualified opinion regarding the effectiveness of our internal controls over financial reporting as of December 31, 2004, in the course of our ongoing evaluation of our internal controls over financing reporting, we have identified certain areas which we would like to improve and are in the process of evaluating and designing enhanced processes and controls to address these areas identified during our evaluation, none of which we believe constitutes or will constitute a material change. However, we cannot be certain that our efforts will be effective or sufficient for us, or our independent registered public accounting firm, to issue unqualified reports in the future, especially as our business continues to grow and evolve.

It may be difficult to design and implement effective financial controls for combined operations, and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined.

Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement improvements to our internal reporting systems and controls in an efficient and timely manner and may discover deficiencies in existing systems and controls.

If we cannot effectively manage international operations, our revenues may not increase and our business and results of operations would be harmed.

For the years ended December 31, 2004 and 2003, we recognized 13% and 15%, respectively, of our revenues outside North America. For the nine months ended September 30, 2005, we recognized 13% of our revenues outside North America. We anticipate that for the foreseeable future, a significant part of the company’s revenues will be derived from sources outside North America.

To date, the neutrality of our IBX centers and the variety of networks available to our customers has often been a competitive advantage for us. In certain of our acquired IBX centers, in Singapore in particular, the limited number of carriers available reduces that advantage. As a result, we may need to adapt our key revenue-generating services and pricing to be competitive in that market.

We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. To date, the majority of our revenues and costs have been denominated in U.S. dollars; however, the majority of revenues and costs in our international operations have been denominated in Singapore dollars, Japanese yen and Australia and Hong Kong dollars. Although we have and may continue to undertake foreign exchange hedging transactions to reduce foreign currency transaction exposure, we do not currently intend to eliminate all foreign currency transaction exposure. Where our prices are denominated in U.S. dollars, our sales could be adversely affected by declines in foreign currencies relative to the U.S. dollar, thereby making our products more expensive in local currencies. Our international operations are generally subject to a number of additional risks, including:

•	costs of customizing IBX centers for foreign countries;

•	protectionist laws and business practices favoring local competition;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with evolving governmental regulation with which we have little experience.

We are continuing to invest in our expansion efforts but may not have sufficient customer demand in the future to realize expected returns on these investments.

We are considering the acquisition or lease of additional properties, including construction of new IBX centers. We will be required to commit substantial operational and financial resources to these IBX centers, generally 12-18 months in advance of securing customer contracts, and we may not have sufficient customer demand in those markets to support these centers once they are built. In addition, unanticipated technological changes could affect customer requirements for data centers and we may not have built such requirements into our new IBX centers. Any of these contingencies, if they were to occur, could make it difficult for us to realize expected or reasonable returns on these investments.

We may make acquisitions, which pose integration and other risks that could harm our business.

We have recently acquired several new IBX centers, and we may seek to acquire additional IBX centers, real estate for development of new IBX centers, complementary businesses, products, services and technologies. As a result of these acquisitions, we may be required to incur additional debt and expenditures and issue additional shares of our common stock to pay for the acquired business, product, service or technology, which will dilute our stockholders’ ownership interest and may delay, or prevent, our profitability. These acquisitions may also expose us to risks such as:

•	the possibility that we may not be able to successfully integrate acquired businesses or achieve the level of quality in such businesses to which our customers are accustomed;

•	the possibility that additional capital expenditures may be required;

•	the possibility that senior management may be required to spend considerable time negotiating agreements and integrating acquired businesses;

•	the possible loss or reduction in value of acquired businesses;

•	the possibility that our customers may not accept either the existing equipment infrastructure or the “look-and-feel” of a new or different IBX center;

•	the possibility that carriers may find it cost-prohibitive or impractical to bring fiber and networks into a new IBX center;

•	the possibility of preexisting undisclosed liabilities regarding the property or IBX center, including but not limited to environmental or asbestos liability, of which our insurance may be insufficient or for which we may be unable to secure insurance coverage; and

•	the possibility that the concentration of our IBX centers in the Silicon Valley may increase our exposure to seismic activity and that these facilities may be located on or near the fault zones for which we may not have adequate levels of earthquake insurance.

We cannot assure you that the price for any future acquisitions will be similar to prior IBX acquisitions. In fact, we expect acquisition costs, including capital expenditures required to build or render new IBX centers operational, to increase in the future. If our revenue does not keep pace with these potential acquisition and expansion costs, we may not be able to maintain our current or expected margins as we absorb these additional expenses. There is no assurance we would successfully overcome these risks or any other problems encountered with these acquisitions.

The increased use of high power density equipment may limit our ability to fully utilize our IBX centers.

Customers are increasing their use of high density electrical power equipment, such as blade servers, in our IBX centers which has significantly increased the demand for power on a per cabinet basis. Because most of our centers were typically built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our data centers, our ability to fully utilize our centers may be limited in these facilities.

STT Communications holds a substantial portion of our stock and has significant influence over matters requiring stockholder consent.

As of September 30, 2005, STT Communications, through its subsidiary, i-STT Investments Pte. Ltd., beneficially owned approximately 37% of our outstanding common stock. In addition, STT Communications is not prohibited from buying shares of our stock in public or private transactions. Because of the diffuse ownership of our stock, STT Communications has significant influence over matters requiring our stockholder approval. As a result, STT Communications is able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could prevent or delay a third party from acquiring or merging with us. STT Communications also has a right of first offer, which entitles them to participate in an offering of our equity securities, or securities convertible into our equity securities, to maintain their ownership percentage prior to such offering. We have entered into an agreement with STT Communications and its affiliate pursuant to which, and effective only upon the closing of any offering of our common stock under this registration statement, STT Communications will no longer be entitled to this right of first offer. STT Communications periodically assesses its strategic goals and objectives. Based on its current assessment, it has determined that its holdings of our common stock is no longer a core asset. Therefore, STT Communications does not intend to play a strategic role in Equinix going forward. As a result, STT Communications has asked and we have agreed to assist STT Communications with the orderly divestiture of its holdings of our common stock. If a single holder purchases all or most of STT Communications’ shares or if STT Communications retains a substantial portion of its holdings, we could continue to be subject to these risks.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

Our IBX centers are susceptible to regional costs of power, electrical power shortages, planned or unplanned power outages such as those that occurred in California during 2001 and in the U.S. Northeast in 2003, or natural disasters such as the tornados in the U.S. East Coast in 2004, and limitations, especially internationally, on availability of adequate power resources. Power outages could harm our customers and our business. We attempt to limit exposure to system downtime by using backup generators and power supplies, however we may not be able to limit our exposure entirely even with these protections in place, as was the case with power outages we experienced in our Chicago and Washington, D.C. metro area IBX centers in 2005. In addition, the overall power shortage in California has increased the cost of energy, which we may not be able to pass on to our customers.

In each of our markets, we rely on third parties to provide a sufficient amount of power for current and future customers. At the same time, power and cooling requirements are growing on a per unit basis. As a result, some customers are consuming an increasing amount of power per cabinet. We generally do not control the amount of electric power our customers draw from their installed circuits. This means that we could face power limitations in our centers. This could have a negative impact on the effective available capacity of a given center and limit our ability to grow our business, which could have a negative impact on our financial performance, operating results and cash flows.

Increases in property taxes could adversely affect our business, financial condition and results of operations.

Our IBX centers are subject to state and local real property taxes. The state and local real property taxes on our IBX centers may increase as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. Many state and local governments are facing budget deficits, which may cause them to increase assessments or taxes. If property taxes increase, our business, financial condition and operating results could be adversely affected.

We may be forced to take steps, and may be prevented from pursuing certain business opportunities, to ensure compliance with certain tax-related covenants agreed to by us in the combination agreement.

We agreed to a covenant in the combination agreement (which we refer to as the FIRPTA covenant) that we would use all commercially reasonable efforts to ensure that at all times from and after the closing of the combination, none of our capital stock issued to STT Communications would constitute “United States real property interests” within the meaning of Section 897(c) of the Code. Under Section 897(c) of the Code, our capital stock issued to STT Communications would generally constitute “United States real property interests” at such point in time that the fair market value of the “United States real property interests” owned by us equals or exceeds 50% of the sum of the aggregate fair market values of (a) our “United States real property interests,” (b) our interests in real property located outside the U.S., and (c) any other assets held by us which are used or held for use in our trade or business. Currently, the fair market value of our “United States real property interests” is significantly below the 50% threshold. However, in order to assure compliance with the FIRPTA covenant, we may be limited with respect to the business opportunities we may pursue, particularly if the business opportunities would increase the amounts of “United States real property interests” owned by us or decrease the amount of other assets owned by us. In addition, we may take proactive steps to avoid our capital stock being deemed “United States real property interest,” including, but not limited to, (a) a sale-leaseback transaction with respect to some or all of our real property interests, or (b) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all of our outstanding stock (this reorganization would require the submission of that transaction to our stockholders for their approval and the consummation of that exchange). We will take these actions only if such actions are commercially reasonable for Equinix and our stockholders. We have entered into an agreement with STT Communications and its affiliate pursuant to which, and effective only upon the closing of any offering of our common stock under this registration statement, we will no longer be bound by the FIRPTA covenant as of September 30, 2009.

If regulated materials are discovered at facilities leased or owned by us, we may be required to remove or clean-up such materials, the cost of which could be substantial.

We are subject to various environmental and health and safety laws and regulations, including those relating to the generation, storage, handling and disposal of hazardous substances and wastes. Certain of these laws and regulations also impose joint and several liability, without regard to fault, for investigation and cleanup costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. Our operations involve the use of hazardous substances and materials such as petroleum fuel for emergency generators, as well as batteries, cleaning solutions and other materials. In addition, we lease, own or operate real property at which hazardous substances and regulated materials have been used in the past. At some of these locations, hazardous substances or regulated materials are known to be present in soil or groundwater and there may be additional unknown hazardous substances or regulated materials present at sites we own, operate or lease. To the extent any hazardous substances or any other substance or material must be cleaned up or removed from such property, we may be responsible under applicable laws, regulations or leases for the removal or cleanup of such substances or materials, the cost of which could be substantial. In addition, noncompliance with existing, or adoption of more stringent, environmental or health and safety laws and regulations or the discovery of previously unknown contamination could require us to incur costs or become the basis of new or increased liabilities that could be material.

Our non-U.S. customers include numerous related parties of the selling stockholder.

We continue to have contractual and other business relationships and may engage in material transactions with affiliates of STT Communications. Circumstances may arise in which the interests of STT Communications’ affiliates may conflict with the interests of our other stockholders. In addition, entities affiliated with STT Communications make investments in various companies; they have invested in the past, and may invest in the future, in entities that compete with us. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any conflicts of interest will be resolved in our favor.

A significant number of shares of our capital stock have been issued during 2002, 2003, 2004 and 2005 and may be sold in the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

We issued a large number of shares of our capital stock to the former Pihana stockholders, STT Communications, and holders of our senior notes in connection with the combination, financing and senior note exchange, to Crosslink Capital, Inc. and its affiliates (collectively, “Crosslink”) in connection with Crosslink’s purchase of our Series A-2 Convertible Secured Notes, and to the public and STT Communications in connection with our follow-on equity offering in late 2003. The shares of common stock issued in the senior note exchange are currently freely tradable. The shares of common stock issued in connection with the combination have been registered for resale as of June 30, 2003, the shares of common stock issued upon exercise of the warrants issued in connection with the Crosslink financing have been registered for resale as of September 22, 2003 and the shares of common stock issued upon conversion of the convertible secured notes issued in the Crosslink financing have been registered for resale as of July 30, 2004. The shares sold to the public and STT Communications in connection with our follow-on equity offering in November 2003 are freely tradable by the public, subject, in the case of STT Communications, to compliance with Rule 144 resale restrictions applicable to affiliates. In February 2004, we issued $86,250,000 in aggregate principal amount of 2.5% Convertible Subordinated Debentures due 2024. These debentures are convertible into 2,183,548 shares of our common stock. Holders of these debentures may convert their debentures into shares of our common stock during any calendar quarter if the sale price of our common stock is greater than or equal to 120% of the conversion price per share of our common stock for 20 out of any 30 consecutive trading days or if the trading price of our debentures falls below specified prices. In January 2005, 95% of STT Communications’ outstanding convertible secured notes and associated interest were converted into shares of our non-voting series A-1 preferred stock. In February 2005, STT Communications elected to convert all of the shares of series A-1 preferred stock into 4.1 million shares of our common stock. Sales or distributions of all or a significant portion of these shares of our common stock could reduce the market price of our common stock.

An offering of these shares and the related transactions may affect the market for our common stock for some period of time.

The shares being offered represent a substantial portion of our outstanding common stock, and all of our securities held by STT Communications and its affiliates, and will substantially increase the number of publicly traded shares of our common stock. No prediction can be made about the effect, if any, of this offering on the market price for our common stock. Sales or distributions of substantial amounts of our common stock, or the perception that such sales or distributions may occur, could adversely affect prevailing market prices for our common stock.

We depend on a number of third parties to provide Internet connectivity to our IBX centers; if connectivity is interrupted or terminated, our operating results and cash flow could be materially adversely affected.

The presence of diverse telecommunications carriers’ fiber networks in our IBX centers is critical to our ability to retain and attract new customers. We are not a telecommunications carrier, and as such we rely on third parties to provide our customers with carrier services. We believe that the availability of carrier capacity will directly affect our ability to achieve our projected results. We rely primarily on revenue opportunities from the telecommunications carriers’ customers to encourage them to invest the capital and operating resources required to connect from their facilities to our IBX centers. Carriers will likely evaluate the revenue opportunity of an IBX center based on the assumption that the environment will be highly competitive. We cannot assure you that any carrier will elect to offer its services within our IBX centers or that once a carrier has decided to provide Internet connectivity to our IBX centers that it will continue to do so for any period of time. Further, many carriers are experiencing business difficulties or announcing consolidations. As a result, some carriers may be forced to downsize or terminate connectivity within our IBX centers which could have an adverse effect on our operating results.

Our new IBX centers require construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our IBX centers is complex and involves factors outside of our control, including regulatory processes and the availability of construction resources. If the establishment of highly diverse Internet connectivity to our IBX centers does not occur, is materially delayed or is discontinued, or is subject to failure, our operating results and cash flow will be adversely affected. Any hardware or fiber failures on this network may result in significant loss of connectivity to our new IBX expansion centers. This could affect our ability to attract new customers to these IBX centers or retain existing customers.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation and financial results.

Our business depends on providing customers with highly reliable service. We must protect our customers’ IBX infrastructure and their equipment located in our IBX centers. We continue to acquire IBX centers not built by us. If these IBX centers and their infrastructure assets are not in the condition we believe them to be in, we may be required to incur substantial additional costs to repair or upgrade the facilities. The services we provide in each of our IBX centers are subject to failure resulting from numerous factors, including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more of our IBX centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. As a result, service interruptions or significant equipment damage in our IBX centers could result in difficulty maintaining service level commitments to these customers. For example, for the nine months ended September 30, 2005, we recorded $607,000 in service level credits to various customers associated with two separate power outages that affected our Chicago and Washington, D.C. metro area IBX centers. If we incur significant financial commitments to our customers in connection with a loss of power, or our failure to meet other service level commitment obligations, our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenues and our operating results.

Furthermore, we are dependent upon Internet service providers, telecommunications carriers and other website operators in the U.S., Asia and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If for any reason, these providers fail to provide the required services, our business, financial condition and results of operations could be materially adversely impacted.

A portion of the managed services business we acquired in the combination involves the processing and storage of confidential customer information. Inappropriate use of those services could jeopardize the security of customers’ confidential information causing losses of data or financially impacting us or our customers and subjecting us to the risk of lawsuits. Efforts to alleviate problems caused by computer viruses or other inappropriate uses or security breaches may lead to interruptions, delays or cessation of our managed services.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, Internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our operating results.

In order to provide resale services such as bandwidth, managed services and other network management services, we contract with third party service providers. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance and operating results.

IBM accounts for a significant portion of our revenues, and the loss of IBM as a customer could significantly harm our business, financial condition and results of operations.

For the nine months ended September 30, 2005 and 2004, IBM accounted for 11% and 13%, respectively, of our revenues. We expect that IBM will continue to account for a significant portion of our revenue for the foreseeable future. Although the term of our IBM contract runs through 2009, IBM currently has the right to reduce its commitment to us pursuant to the terms and requirements of its customer agreement. If we lose IBM as a customer or if it significantly reduces the level of its commitment, our business, financial condition and results of operations could be adversely affected.

We may not be able to compete successfully against current and future competitors.

Our IBX centers and other products and services must be able to differentiate themselves from those of other providers of space and services for telecommunications companies, web hosting companies and other colocation providers. In addition to competing with neutral colocation providers, we must compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Similarly, with respect to our other products and services, including managed services, bandwidth services and security services, we must compete with more established providers of similar services. Most of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than us.

Because of their greater financial resources, some of our competitors have the ability to adopt aggressive pricing policies, especially if they have been able to restructure their debt or other obligations. As a result, in the future, we may suffer from pricing pressure that would adversely affect our ability to generate revenues and adversely affect our operating results. In addition, these competitors could offer colocation on neutral terms, and may start doing so in the same metropolitan areas in which we have IBX centers. Some of these competitors may also provide our target customers with additional benefits, including bundled communication services, and may do so in a manner that is more attractive to our potential customers than obtaining space in our IBX centers. If these competitors were able to adopt aggressive pricing policies together with offering colocation space, our ability to generate revenues would be materially adversely affected.

We may also face competition from persons seeking to replicate our IBX concept by building new centers or converting existing centers that some of our competitors are in the process of divesting. We may experience competition from our landlords in this regard. Rather than leasing available space in our buildings to large single tenants, they may decide to convert the space instead to smaller square foot units designed for multi-tenant colocation use. Landlords may enjoy a cost effective advantage in providing services similar to those provided by our IBXs, and this could also reduce the amount of space available to us for expansion in the future. Competitors may operate more successfully or form alliances to acquire significant market share. Furthermore, enterprises that have already invested substantial resources in outsourcing arrangements may be reluctant or slow to replace, limit or compete with their existing systems by becoming a customer. In addition, other companies may be able to attract the same potential customers that we are targeting. Once customers are located in competitors’ facilities, it may be extremely difficult to convince them to relocate to our IBX centers.

Because we depend on the retention of key employees, failure to maintain stock option incentives may be disruptive to our business.

Our success in retaining key employees and discouraging them from moving to a competitor is an important factor in our ability to remain competitive. As is common in our industry, our employees are typically compensated through grants of stock options in addition to their regular salaries. We occasionally grant new stock options to employees as an incentive to remain with the company. To the extent we are unable to adequately maintain these stock option incentives due to stock option expensing or otherwise and should employees decide to leave the company, this may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Because we depend on the development and growth of a balanced customer base, failure to attract and retain this base of customers could harm our business and operating results.

Our ability to maximize revenues depends on our ability to develop and grow a balanced customer base, consisting of a variety of companies, including network service providers, site and performance management companies, and enterprise and content companies. The more balanced the customer base within each IBX center, the better we will be able to generate significant interconnection revenues, which in turn increases our overall revenues. Our ability to attract customers to our IBX centers will depend on a variety of factors, including the presence of multiple carriers, the mix of products and services offered by us, the overall mix of customers, the IBX centers’ operating reliability and security and our ability to effectively market our services. In addition, some of our customers are, and are likely to continue to be, Internet companies that face many competitive pressures and that may not ultimately be successful. If these customers do not succeed, they will not continue to use the IBX centers. This may be disruptive to our business and may adversely affect our business, financial condition and results of operations.

Our products and services have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

A customer’s decision to license cabinet space in one of our IBX centers and to purchase additional services typically involves a significant commitment of resources. In addition, some customers will be reluctant to commit to locating in our IBX centers until they are confident that the IBX center has adequate carrier connections. As a result, we have a long sales cycle. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that does not result in revenue. Delays due to the length of our sales cycle may materially adversely affect our business, financial condition and results of operations.

We are subject to securities class action litigation, which may harm our business and results of operations.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. During the quarter ended September 30, 2001, putative stockholder class action lawsuits were filed against us, a number of our officers and directors, and several investment banks that were underwriters of our initial public offering. The suits allege that the underwriter defendants agreed to allocate stock in our initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for our initial public offering was false and misleading and in violation of the securities laws because it did not disclose these arrangements. In July 2003, a special litigation committee of our board of directors agreed to participate in a settlement with the plaintiffs. The settlement agreement, as amended, is subject to court approval and sufficient participation by defendants in similar actions. If the proposed settlement, as amended, is not approved by the court or a sufficient number of defendants do not participate in the settlement, the defense of this litigation may continue and therefore increase our expenses and divert management’s attention and resources. An adverse outcome in this litigation could seriously harm our business and results of operations. In addition, we may, in the future, be subject to other securities class action or similar litigation.

Risks Related to Our Industry

If the use of the Internet and electronic business does not grow, our revenues may not grow.

Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand for Internet services and products are subject to a high level of uncertainty and are subject to significant pricing pressure, especially in Asia-Pacific. As a result, we cannot be certain that a viable market for our IBX centers will materialize. If the market for our IBX centers grows more slowly than we currently anticipate, our revenues may not grow and our operating results could suffer.

Government regulation may adversely affect the use of the Internet and our business.

Various laws and governmental regulations governing Internet related services, related communications services and information technologies, and electronic commerce remain largely unsettled, even in areas where there has been some legislative action. This is true both in the U.S. and the various foreign countries in which we operate. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications services, and taxation, apply to the Internet and to related services such as ours. We have limited experience with such international regulatory issues and substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations. In addition, the development of the market for online commerce and the displacement of traditional telephony service by the Internet and related communications services may prompt an increased call for more stringent consumer protection laws or other regulation both in the U.S. and abroad that may impose additional burdens on companies conducting business online and their service providers. The compliance with, adoption or modification of, laws or regulations relating to the Internet, or interpretations of existing laws, could have a material adverse effect on our business, financial condition and results of operation.

Industry consolidation may have a negative impact on our business model.

The telecommunications industry is currently undergoing consolidation. As customers combine businesses, they may require less colocation space, and there may be fewer networks available to choose from. Given the competitive and evolving nature of this industry, further consolidation of our customers and/or our competitors may present a risk to our network neutral business model and have a negative impact on our revenues. In addition, increased utilization levels industry-wide could lead to a reduced amount of attractive expansion opportunities available to us.

Terrorist activity throughout the world and military action to counter terrorism could adversely impact our business.

The September 11, 2001 terrorist attacks in the U.S., the ensuing declaration of war on terrorism and the continued threat of terrorist activity and other acts of war or hostility appear to be having an adverse effect on business, financial and general economic conditions internationally. These effects may, in turn, increase our costs due to the need to provide enhanced security, which would have a material adverse effect on our business and results of operations. These circumstances may also adversely affect our ability to attract and retain customers, our ability to raise capital and the operation and maintenance of our IBX centers. We may not have adequate property and liability insurance to cover catastrophic events or attacks.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act, including statements regarding our financial outlook, competitive position, business strategies, expectations, beliefs, intentions or other strategies regarding the future. All forward-looking statements included or incorporated by reference in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under “Risk Factors.” You should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.

USE OF PROCEEDS

All net proceeds from the sale of our common stock will go to the selling stockholder. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth certain information, as of September 30, 2005, with respect to the number of shares of common stock owned by the selling stockholder named below on an actual basis and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. See “Plan of Distribution” on page 16.

STT Communications periodically assesses its strategic goals and objectives. Based on its current assessment, it has determined that its holdings of our common stock is no longer a core asset. Therefore, STT Communications does not intend to play a strategic role in Equinix going forward. As a result, STT Communications has requested us to and we have agreed to assist STT Communications with the orderly divestiture of its holdings of our common stock. We are filing this registration statement to facilitate this process. The terms of any particular offering of shares, which may include all or a portion of the shares, will be described in one or more prospectus supplements. The completion of any such offering will depend upon a number of factors, including general market conditions and other factors that STT Communications may deem relevant.

The shares being offered by the selling stockholder consist of 7,114,630 currently outstanding shares of common stock, 1,868,667 shares of common stock issuable by Equinix upon conversion of outstanding shares of series A preferred stock, 240,578 shares of common stock issuable by Equinix upon conversion of outstanding series A-1 convertible secured notes (assuming conversion on November 7, 2005 of the aggregate principal amount, together with all accrued interest thereon, outstanding on such date) and 965,674 shares of common stock issuable by Equinix upon exercise of an outstanding series A-1 preferred stock warrant and conversion of the series A-1 preferred stock issuable thereunder into shares of common stock.

Name and Address of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Beneficially Owned After the Offering[2]
	Number	Percent		Number	Percent
Entities affiliated with STT Communications Ltd[1] 51 Cuppage Road, #10-11/17 Starhub Centre Singapore 229469	10,189,549	37.37%	10,189,549	0	0%

1	The shares are owned by i-STT Investments Pte. Ltd., a wholly owned subsidiary of STT Communications. In connection with any offering of shares hereunder, i-STT Investments Pte. Ltd. may transfer a portion of the shares to its wholly owned subsidiary, in which case i-STT Investments (Bermuda) Ltd. will also be a selling stockholder hereunder. Temasek Holdings (Private) Limited (“Temasek”), the ultimate parent entity of i-STT Investments Pte. Ltd., through its ultimate ownership of i-STT Investments Pte. Ltd., may be deemed to have voting and dispositive power over the shares owned beneficially and of record by i-STT Investments Pte. Ltd. Temasek expressly disclaims beneficial ownership of such shares. In addition, Temasek may be deemed to beneficially own 11,718 shares of common stock, which are owned beneficially and of record by Temasek’s indirect, wholly-owned subsidiary, T.H.e Venture Pte Ltd.
2	Assumes sale of all the shares offered; however, the selling stockholder may or may not sell all or any of the offered shares.

PLAN OF DISTRIBUTION

The term “selling stockholder,” as used in this prospectus, includes STT Communications and its affiliates, i-STT Investments Pte. Ltd. and i-STT Investments (Bermuda) Ltd., and any limited partners, donees and pledgees selling shares that are received from the selling stockholder.

The shares covered by this prospectus may be sold by the selling stockholder or its transferees, distributees, pledgees, donees or other successors in interest at various times in one or more of the following transactions:

•	in the over-the-counter market;

•	on The Nasdaq National Market;

•	in privately negotiated transactions; or

•	in a combination of any of the above transactions.

In addition, the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by third parties or borrowed from third parties to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or others in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment). All such short sale transactions will be conducted in accordance with Regulation SHO promulgated under the Securities Exchange Act of 1934.

The selling stockholder may sell its shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholder may use broker-dealers to sell its shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for Equinix by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.”

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 10, 2005

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 4, 2005

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 4, 2005

4.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on October 26, 2005

5.	Report on Form 8-K, filed on April 25, 2005

6.	Report on Form 8-K, filed on June 14, 2005

7.	Report on Form 8-K, filed on June 16, 2005

8.	Report on Form 8-K, filed on July 18, 2005

9.	Report on Form 8-K, filed on August 16, 2005

10.	Report on Form 8-K, filed on September 13, 2005

11.	Report on Form 8-K, filed on September 20, 2005

12.	Report on Form 8-K, filed on October 6, 2005

13.	Report on Form 8-K, filed on October 6, 2005

14.	Report on Form 8-K, filed on October 19, 2005

15.	Report on Form 8-K, filed on October 25, 2005

16.	Report on Form 8-K, filed on October 27, 2005

17.	A description of Equinix common stock is contained in Equinix’s registration statement on Form 8A (Registration No. 333-39752) filed on August 9, 2000

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (650) 513-7000 or by writing to us at the following address:

Equinix, Inc.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

Attn: Investor Relations